    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 12, 2002

                                                      REGISTRATION NO. 333-
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549
                             ---------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                       EL PASO ENERGY MANAGEMENT, L.L.C.
             (Exact Name of Registrant as Specified in Its Charter)

                          DELAWARE                                                     68-0514744
              (State or Other Jurisdiction of                                       (I.R.S. Employer
               Incorporation or Organization)                                     Identification No.)

                                      1311
            (Primary Standard Industrial Classification Code Number)

                                    FORM S-3
                         EL PASO ENERGY PARTNERS, L.P.
             (Exact Name of Registrant as Specified in Its Charter)

                          DELAWARE                                                     76-0396023
              (State or Other Jurisdiction of                                       (I.R.S. Employer
               Incorporation or Organization)                                     Identification No.)

                       EL PASO ENERGY MANAGEMENT, L.L.C.
                         EL PASO ENERGY PARTNERS, L.P.
                                EL PASO BUILDING
                       1001 LOUISIANA STREET, 30TH FLOOR
                              HOUSTON, TEXAS 77002
                                 (713) 420-2600
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                              PEGGY A. HEEG, ESQ.
                                EL PASO BUILDING
                       1001 LOUISIANA STREET, 30TH FLOOR
                              HOUSTON, TEXAS 77002
                                 (713) 420-2600
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                                   COPIES TO:

                    J. VINCENT KENDRICK                                              DAVID P. OELMAN
         AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.                                VINSON & ELKINS L.L.P.
              1900 PENNZOIL PLACE, SOUTH TOWER                                   1001 FANNIN, SUITE 2300
                    711 LOUISIANA STREET                                           HOUSTON, TEXAS 77002
                    HOUSTON, TEXAS 77002                                              (713) 758-2222
                       (713) 220-5800                                              (713) 758-2346 (FAX)
                    (713) 236-0822 (FAX)

                             ---------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ----------

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                   TITLE OF EACH CLASS OF                           PROPOSED MAXIMUM                AMOUNT OF
                SECURITIES TO BE REGISTERED                     AGGREGATE OFFERING PRICE         REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Shares representing limited liability company
 interests(1)...............................................        $684,600,000(2)                 $62,983.20
i-units(3)..................................................
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) To be issued by El Paso Energy Management, L.L.C. Includes shares to be purchased by El Paso Corporation and the underwriters' overallotment option.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

(3) To be issued by El Paso Energy Partners, L.P. The i-units are deemed to be offered and sold by El Paso Energy Partners, L.P. in connection with the offer and sale of the shares of El Paso Energy Management, L.L.C. pursuant to Rule 140 under the Securities Act of 1933; thus, no registration fee is being paid with respect to the deemed offer and sale of the i-units.

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     These registration statements contain a prospectus to be used in connection with the offer and sale of shares of El Paso Energy Management, L.L.C. These registration statements also register the deemed offer and sale of El Paso Energy Partners, L.P. i-units to be acquired by El Paso Energy Management, L.L.C. with substantially all of the net proceeds of the offering of the shares of El Paso Energy Management, L.L.C., pursuant to Rule 140 of the Securities Act of 1933.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 Subject to Completion. Dated August 12, 2002.

                               20,000,000 Shares
                Representing Limited Liability Company Interests

                       EL PASO ENERGY MANAGEMENT, L.L.C.
                             ----------------------

     This is an initial public offering of our shares representing limited liability company interests, a class of our equity with limited voting rights. We are offering 20,000,000 of our shares through the underwriters named in this prospectus, including 5,300,000 shares to be offered to our affiliate, El Paso Corporation.

     Prior to this offering, there has been no public market for our shares. We expect our shares to be offered at a price within approximately 5% of the closing price of El Paso Energy Partners, L.P. common units prior to determination of the offering price of our shares. The closing price of the common units, which trade on the NYSE under the symbol "EPN," was $34.23 on August 9, 2002. We intend to apply to list our shares on the NYSE under the
symbol "       ."

     INVESTING IN OUR SHARES INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 31 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SHARES. These risks include, but are not limited to, the following:

     - An active trading market for our shares may not develop, and even if such a market does develop, the market price of our shares may be less than the price you paid for your shares in this offering and less than the market price of the common units of El Paso Energy Partners, L.P.

     - Because our only assets will be i-units in El Paso Energy Partners, L.P., our financial condition and results of operations will depend solely upon the performance of El Paso Energy Partners, L.P.

     - The shares you own are not entitled to elect our directors and, therefore, you will have little or no opportunity to influence or change our management.

     - Your shares are subject to purchase provisions that could result in your having to sell your shares at a time or price that you do not like.

     - Our limited liability company agreement restricts or eliminates a number of the fiduciary duties that otherwise would be owed by our board of directors to you.

     - El Paso Corporation and its subsidiaries have conflicts of interest with El Paso Energy Partners, L.P. and, accordingly, with you.

     - El Paso Energy Partners, L.P.'s indebtedness could adversely restrict its ability to operate, affect its financial condition and prevent it from making distributions to unitholders.

     - We may increase the cash reserves and expenditures of El Paso Energy Partners, L.P., which would decrease cash distributions on its common units and the value of distributions of additional shares we make to you.
                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                              Per share    Total
                                                              ---------    -----
Initial public offering price...............................  $           $
Underwriting discount.......................................  $           $       (1)
Proceeds, before expenses, to El Paso Energy Management,
  L.L.C. ...................................................  $           $       (1)

---------------

(1) No discount or commission is being paid on the sale of 5,300,000 shares being purchased by El Paso Corporation. Thus, the total underwriting discount does not include any discount on these shares, and the proceeds, before expenses, to El Paso Energy Management, L.L.C. include the full per share initial public offering price of these shares.

     To the extent that the underwriters sell more than 20,000,000 shares (excluding shares sold to El Paso Corporation), the underwriters have the option to purchase up to an additional 2,205,000 shares from El Paso Energy Management, L.L.C. at the initial public offering price less the underwriting discount, and El Paso Corporation will purchase up to an additional 795,000 shares at the initial public offering price.
                             ----------------------

     The underwriters expect to deliver the shares against payment in New York,
New York on           , 2002.
                              GOLDMAN, SACHS & CO.
                             ----------------------
                       Prospectus dated           , 2002.

                               [INSIDE COVER ART]

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUMMARY..........................................    1
  El Paso Energy Management.................................    1
  El Paso Energy Partners...................................    1
     Business Description...................................    1
     San Juan Asset Acquisition and Distribution Increase...    2
     El Paso Energy Partners' Unique Sponsorship............    2
     Objective and Strategy.................................    3
     Business Segments......................................    4
     Key Strengths..........................................    6
     Recent Developments....................................    6
  Offices...................................................    7
  Summary of Risk Factors...................................    8
     Risks Related to Our Shares, the i-Units and El Paso
      Energy Management.....................................    8
     Risks Related to El Paso Energy Partners' Business.....    8
     Risks Inherent in Our Investment in i-Units............   10
     Risks Related to Conflicts of Interest and Limitations
      of Fiduciary Duties...................................   10
  Organizational Structure..................................   11
     Prior to the Offering..................................   11
     Following the Offering.................................   12
  The Offering..............................................   13
  Our Shares................................................   14
  Summary Financial Information of El Paso Energy
     Partners...............................................   22
  Summary Pro Forma as Adjusted Financial Data of El Paso
     Energy Partners........................................   26
     Summary Pro Forma as Adjusted Financial Data for the
      Year Ended December 31, 2001..........................   28
     Summary Pro Forma as Adjusted Financial Data for the
      Three Months Ended March 31, 2001.....................   29
  El Paso Energy Management Balance Sheet...................   30
RISK FACTORS................................................   31
  Risks Related to Our Shares, the i-Units and El Paso
     Energy Management......................................   31
     An active trading market for our shares may not
     develop, and even if such a market does develop, the
     market price of our shares may be less than the price
     you paid for your shares in this offering and less than
     the market price of the common units of El Paso Energy
     Partners...............................................   31
     The value of the additional fractional share that you
     will receive per share as a quarterly distribution may
     be less than the quarterly distribution of cash that El
     Paso Energy Partners' common unitholders will receive
     per common unit........................................   31
     El Paso Energy Partners could be treated as a
     corporation for U.S. federal income tax purposes, which
     would reduce substantially the value of our shares and
     would give the owner of our voting shares the right to
     merge us into El Paso Energy Partners..................   31
     El Paso Energy Partners may issue additional common or
     other classes of units, and we may issue additional
     shares, which would dilute your ownership interest.....   32
     Because our only assets will be i-units of El Paso
     Energy Partners, our financial condition and results of
     operations will depend solely upon the performance of
     El Paso Energy Partners................................   32
     Your shares are subject to purchase provisions that
     could result in your having to sell your shares at a
     time or price that you do not like.....................   32
     The terms of our shares may be changed in ways you may
     not like, because our board of directors will have the
     power to change the terms of our shares in ways that
     our board determines, in its sole discretion, are not
     materially adverse to you..............................   33

                                                              PAGE
                                                              ----
     If we are not fully reimbursed or indemnified for
     obligations and liabilities we incur in managing the
     business and affairs of El Paso Energy Partners, we may
     be unable to pay those liabilities and the value of our
     shares could decline...................................   33
     If in the future we cease to manage the business and
     affairs of El Paso Energy Partners, we may be deemed to
     be an "investment company" for purposes of the
     Investment Company Act of 1940.........................   33
     If a person or group, other than El Paso Corporation
     and its affiliates, owns 20% or more of the aggregate
     number of issued and outstanding El Paso Energy
     Partners common units and our shares, that person or
     group may not vote its shares; as a result, you are
     less likely to receive a premium for your shares in a
     change of control situation............................   34
     The shares you own are not entitled to vote to elect
     our directors, therefore, you will have little or no
     opportunity to influence or change our management......   34
     Unless all accretions occurring after September 2010 on
     El Paso Energy Partners' then-outstanding Series B
     preference units have been paid or the Series B
     preference units have been redeemed, beginning in
     October 2010, El Paso Energy Partners will not be
     permitted to make distributions to holders of its
     common units or increase the number of i-units we own
     and, therefore, the number of shares then held by you
     will not increase......................................   34
  Risks Related to El Paso Energy Partners' Business........   34
     El Paso Energy Partners' indebtedness could adversely
     restrict its ability to operate, affect its financial
     condition and prevent it from making distributions to
     unitholders............................................   34
     El Paso Energy Partners may not be able to fully
     execute its growth strategy if it encounters tight
     capital markets or increased competition for qualified
     assets.................................................   36
     El Paso Energy Partners' growth strategy may adversely
     affect its results of operations if it does not
     successfully integrate the businesses that it acquires
     or if it substantially increases its indebtedness and
     contingent liabilities to make acquisitions............   36
     El Paso Energy Partners' actual acquisition,
     construction and development costs could exceed its
     forecast, and its cash flow from these projects may not
     be immediate...........................................   37
     FERC regulation and a changing regulatory environment
     could affect El Paso Energy Partners' assets and cash
     flow...................................................   37
     Environmental costs and liabilities and changing
     environmental regulation could affect El Paso Energy
     Partners' assets and cash flow.........................   38
     A natural disaster, catastrophe or other interruption
     event involving El Paso Energy Partners could result in
     severe personal injury, property damage and
     environmental damage, which could curtail its
     operations and otherwise adversely affect its assets
     and cash flow..........................................   38
     The future performance of El Paso Energy Partners'
     midstream energy infrastructure operations, and thus
     its ability to satisfy its debt requirements and
     maintain cash distributions, depends on successful
     exploration and development of additional oil and
     natural gas reserves by others.........................   39
     El Paso Energy Partners' storage businesses depend on
     unaffiliated pipelines to transport natural gas........   39
     El Paso Energy Partners faces competition from third
     parties to gather, transport, process, fractionate,
     store or otherwise handle oil, natural gas and other
     petroleum products.....................................   39
     Fluctuations in energy commodity prices could adversely
     affect El Paso Energy Partners' business...............   40
     Fluctuations in interest rates could adversely affect
     El Paso Energy Partners' business......................   41
     El Paso Energy Partners' use of derivative financial
     instruments could result in financial losses...........   41
     El Paso Energy Partners' EPN Texas fractionation
     facilities are dedicated to a single customer, the loss
     of which could adversely affect us.....................   42
     The interruption of distributions to El Paso Energy
     Partners from its subsidiaries and joint ventures may
     affect its ability to make cash distributions to its
     unitholders............................................   42
     El Paso Energy Partners cannot cause its joint ventures
     to take or not to take certain actions unless some or
     all of its joint venture participants agree............   42

                                                              PAGE
                                                              ----
     El Paso Energy Partners does not have the same
     flexibility as other types of organizations to
     accumulate cash and equity to protect against
     illiquidity in the future..............................   43
     Changes of control of El Paso Energy Partners' general
     partner may adversely affect you.......................   43
     El Paso Energy Partners will be materially and
     adversely affected if it cannot negotiate an extension
     or a replacement on commercially reasonable terms of
     approximately 900 miles of rights-of-way underlying the
     San Juan gathering system..............................   44
     El Paso Energy Partners will be materially and
     adversely affected if it cannot negotiate an extension
     or a replacement on commercially reasonable terms of
     three material contracts which account for
     approximately 70% of the volume attributable to the San
     Juan gathering system and which expire between 2006 and
     2008...................................................   44
     Arthur Andersen LLP, the public accountants that
     audited the 2000 financial statements of El Paso Energy
     Partners' joint venture Poseidon Oil Pipeline Company,
     L.L.C., has been convicted of a felony and has not
     consented to our use of their opinion, which may
     adversely affect the ability of Arthur Andersen LLP to
     satisfy any claims that may arise out of Arthur
     Andersen LLP's audit of Poseidon's financial
     statements.............................................   43
  Risks Inherent in Our Investment in i-Units...............   44
     El Paso Energy Partners' general partner has
     anti-dilution rights...................................   44
     We may not have limited liability in the circumstances
     described below, including potentially having liability
     for the return of wrongful distributions...............   44
  Risks Related to Conflicts of Interest and Limitations of
     Fiduciary Duties.......................................   45
     El Paso Corporation and its subsidiaries have conflicts
     of interest with El Paso Energy Partners and,
     accordingly, you.......................................   45
     The interests of El Paso Corporation may differ from
     our interests, and our interests may differ from the
     interests of limited partners of El Paso Energy
     Partners...............................................   47
     Our limited liability company agreement restricts or
     eliminates a number of the fiduciary duties that
     otherwise would be owed by our board of directors to
     you....................................................   48
     We may increase the cash reserves and expenditures of
     El Paso Energy Partners, which would decrease cash
     distributions on its common units and the value of
     distributions of additional shares we make to you......   48
     El Paso Energy Partners' partnership agreement purports
     to limit its general partner's fiduciary duties and
     certain other obligations relating to it...............   49
INFORMATION REGARDING FORWARD LOOKING STATEMENTS............   50
PLANNED ACQUISITION OF THE SAN JUAN ASSETS..................   51
USE OF PROCEEDS.............................................   53
  El Paso Energy Management.................................   53
  El Paso Energy Partners...................................   53
DISTRIBUTIONS AND DISTRIBUTION POLICY.......................   54
  Our Policy Regarding Share Distributions..................   54
  Price Range of El Paso Energy Partners' Common Units and
     Distributions..........................................   54
  El Paso Energy Partners' Distribution Policy..............   55
     Requirement to Distribute Available Cash...............   55
     Definition of Available Cash...........................   55
     Establishment of Reserves..............................   55
     Cash Distributions and Subdivision of i-Units..........   55
     Two Different Types of Distributions...................   55
     General Procedures for Quarterly Distributions.........   56
     Distributions of Cash from Operations..................   57
  Illustration of a Distribution of Cash from Operations....   59
     Adjustment of the Minimum Quarterly and Target
      Distribution Levels...................................   61
     Distributions in Liquidation...........................   61
CAPITALIZATION OF EL PASO ENERGY MANAGEMENT.................   63
CAPITALIZATION OF EL PASO ENERGY PARTNERS...................   64
SELECTED FINANCIAL DATA OF EL PASO ENERGY PARTNERS..........   66

                                                              PAGE
                                                              ----
SELECTED PRO FORMA FINANCIAL DATA OF EL PASO ENERGY
  PARTNERS..................................................   70
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   74
  El Paso Energy Management.................................   74
     General................................................   74
     Business...............................................   74
     Liquidity and Capital Resources........................   74
     Results of Operations..................................   75
  El Paso Energy Partners...................................   75
     Recent Acquisitions, Divestitures and Projects.........   77
     Segment Results........................................   82
     Liquidity and Capital Resources........................   93
     Commitments and Contingencies..........................   97
     Critical Accounting Policies...........................   99
     New Accounting Pronouncements Not Yet Adopted..........  101
BUSINESS....................................................  108
  El Paso Energy Management.................................  108
  El Paso Energy Partners...................................  108
  El Paso Energy Partners' Objective and Strategy...........  110
     Recent Developments....................................  111
     Recent Financings......................................  112
     Business Segments......................................  115
     Natural Gas Pipelines and Plants.......................  116
     Regulatory Environment.................................  119
     Oil and NGL Logistics..................................  121
     Regulatory Environment.................................  123
     Maintenance............................................  124
  Platform Services.........................................  124
     Natural Gas Storage....................................  126
     Other..................................................  127
     Regulatory Environment.................................  129
     Major Encumbrances.....................................  130
     Employees..............................................  130
DESCRIPTION OF OUR SHARES...................................  132
     Distributions..........................................  132
     Covenants..............................................  134
     Special Purchase Events................................  136
     Optional Purchase Events...............................  138
     Limited Voting Rights..................................  139
     Merger.................................................  142
     Tax Indemnity of El Paso Corporation...................  142
     Anti-dilution Adjustments..............................  143
     Transfer Agent and Registrar...........................  142
     Replacement of Share Certificates......................  143
     Fractional Shares......................................  143
DESCRIPTION OF THE i-UNITS..................................  144
     Voting Rights..........................................  144
     Distributions and Payments.............................  145
     Merger, Consolidation or Sale of Assets................  145
     U.S. Federal Income Tax Characteristics and
      Distribution Upon Liquidation of El Paso Energy
      Partners..............................................  145

                                                              PAGE
                                                              ----
MANAGEMENT OF EL PASO ENERGY MANAGEMENT.....................  147
     Directors and Executive Officers.......................  147
     Board of Directors and Committees......................  148
     Director Compensation..................................  148
     Executive Compensation.................................  148
COMPARISON OF EL PASO ENERGY PARTNERS' UNITS WITH OUR
  SHARES....................................................  149
LIMITED LIABILITY COMPANY AGREEMENT.........................  153
     Formation..............................................  153
     Purpose and Powers.....................................  153
     U.S. Federal Income Tax Status as a Corporation........  153
     Power of Attorney......................................  153
     Members................................................  154
     Limited Liability......................................  154
     The Board..............................................  154
     Officers and Employees.................................  155
     Capital Structure......................................  155
     Dissolution and Liquidation............................  155
     Merger.................................................  155
     Exculpation and Indemnification........................  155
     Amendments.............................................  156
     Meetings; Voting.......................................  156
     Books and Records; List of Shareholders................  156
     No Removal.............................................  157
     Distributions..........................................  158
     Optional and Special Purchase Events...................  158
RELATIONSHIPS AND RELATED PARTY TRANSACTIONS................  159
     Our Relationship With El Paso Corporation and El Paso
      Energy Partners.......................................  159
     Prior to the Offering..................................  159
     Following the Offering.................................  160
     Delegation Agreement...................................  161
     Tax Indemnification Agreement and Purchase Agreement...  162
     Additional Matters.....................................  162
CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES........  163
     Conflicts of Interest..................................  163
     Situations in Which a Conflict of Interest Could
      Arise.................................................  163
     Fiduciary Duties Owed to Our Shareholders and to the
      Owners of Units.......................................  168
SHARES ELIGIBLE FOR FUTURE SALE.............................  171
MATERIAL TAX CONSEQUENCES...................................  172
     Legal Opinions.........................................  172
     Federal Income Tax Considerations Associated With the
      Ownership and Disposition of Shares...................  172
ERISA CONSIDERATIONS........................................  178
UNDERWRITING................................................  180
LEGAL MATTERS...............................................  182
EXPERTS.....................................................  182
WHERE YOU CAN FIND ADDITIONAL INFORMATION...................  183
INDEX TO FINANCIAL STATEMENTS...............................  F-1

     UNTIL           , 2002, ALL DEALERS THAT BUY, SELL OR TRADE OUR SHARES,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATIONS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This summary highlights some basic information from this prospectus to help you understand the shares offered by this prospectus. It likely does not contain all the information that is important to you. You should carefully read this prospectus and the documents incorporated by reference to understand fully the terms of the shares, as well as other considerations that are important to you in making your investment decision. You should pay special attention to the "Risk Factors" section beginning on page 31 of this prospectus as well as our financial statements and the related notes. This prospectus also incorporates by reference important information about El Paso Energy Partners, L.P., including information about its businesses and financial and operating data, and financial information with respect to El Paso Energy Partners Company, the general partner of El Paso Energy Partners, L.P. You should also read carefully the information, including the financial statements and the footnotes to those statements, incorporated by reference in this prospectus.

     As used in this prospectus, the term "El Paso Energy Management" and the terms "we," "our," "us" and similar terms refer to El Paso Energy Management, L.L.C., unless the context otherwise requires. In addition, we refer to El Paso Energy Partners, L.P., together with its subsidiaries, as "El Paso Energy Partners," and we refer to El Paso Energy Partners Company, the general partner of El Paso Energy Partners and a wholly owned indirect subsidiary of El Paso Corporation, as "El Paso Energy Partners Company." As used in this prospectus, the term "common units" means the common units of El Paso Energy Partners, and the term "units" includes collectively the common units, the i-units and the Series B preference units of El Paso Energy Partners. The information presented in this prospectus assumes that the underwriters do not exercise their option to purchase additional shares from us. As used in this prospectus, the term "our shares" refers to the class of our shares offered by this prospectus.

                           EL PASO ENERGY MANAGEMENT

     We are a recently formed Delaware limited liability company that will elect, effective with the closing of this offering, to be treated as a corporation for U.S. federal income tax purposes. By agreement with El Paso Energy Partners Company, we will manage the business and affairs of El Paso Energy Partners. We will use substantially all of the proceeds of this offering to acquire a new class of limited partner interests, referred to as i-units, in El Paso Energy Partners, and we will have no assets or operations other than those related to our equity interest in El Paso Energy Partners. As a result, our financial condition and results of operations will depend solely upon the performance of El Paso Energy Partners.

     The shares that are being sold in this offering have limited voting rights and are not entitled to vote to elect our directors. All of our shares that are entitled to elect our directors are owned by El Paso Energy Partners Company. We intend to apply to list the shares being sold in this offering on the New York
Stock Exchange under the symbol "     ."

                            EL PASO ENERGY PARTNERS

BUSINESS DESCRIPTION

     El Paso Energy Partners, a Delaware limited partnership with common units traded on the New York Stock Exchange under the symbol "EPN," was formed in 1993. El Paso Energy Partners is one of the largest publicly-traded master limited partnerships, or MLPs, in terms of market capitalization. El Paso Energy Partners currently manages a balanced, diversified portfolio of midstream energy interests and assets that includes:

     - offshore oil and natural gas pipelines, platforms and infrastructure in the Gulf of Mexico, primarily offshore Louisiana and Texas;

     - onshore natural gas pipeline assets and processing facilities in Alabama, Mississippi, New Mexico and Texas;

     - onshore natural gas liquids, or NGL, transportation and fractionation facilities in Texas; and

     - onshore natural gas and NGL storage facilities in Mississippi, Louisiana and Texas.

     Since El Paso Corporation's 1998 acquisition of an interest in El Paso Energy Partners, El Paso Energy Partners has diversified its asset base, stabilized its cash flow and decreased its financial leverage as a percentage of total capital. El Paso Energy Partners has accomplished this through a series of acquisitions and development projects.

SAN JUAN ASSET ACQUISITION AND DISTRIBUTION INCREASE

     On July 16, 2002, El Paso Energy Partners and El Paso Corporation entered into a letter of intent regarding the proposed acquisition by El Paso Energy Partners of a package of midstream energy assets, referred to as the San Juan assets, from El Paso Corporation for approximately $782 million, subject to adjustments. The San Juan assets include:

     - substantially all of El Paso Corporation's natural gas gathering, processing and treating assets in the San Juan Basin of New Mexico--specifically, its 5,300-mile San Juan Basin gathering system, including the associated compression, processing and treating facilities and contracts, and the remaining interest in the Chaco cryogenic natural gas processing plant not already owned by El Paso Energy Partners;

     - a 35-mile, 20-inch natural gas pipeline and a 16-mile, 12-inch oil pipeline originating on the Chevron/BHP "Typhoon" platform in the Green Canyon area of the Gulf of Mexico; and

     - over 570 miles of NGL pipelines and a related fractionation facility in South Texas.

The acquisition is expected to be consummated simultaneously with the completion of this offering, and this offering is contingent upon the consummation of the acquisition. We will use substantially all of the net proceeds of this offering to purchase i-units from El Paso Energy Partners, and El Paso Energy Partners will use the proceeds from that purchase of i-units to, among other things, finance its acquisition of the San Juan assets and fund general business requirements, including repaying indebtedness under its revolving credit facility. The San Juan assets generated approximately $114 million of pro forma earnings before interest, taxes, depreciation and amortization, or EBITDA, during the year ended December 31, 2001, as adjusted to reflect the San Juan asset acquisition.

     El Paso Energy Partners approved a quarterly distribution of $0.675 ($2.70 annualized) per common unit payable in November 2002. This represented the third increase to the distribution rate announced this year. During 2002, El Paso Energy Partners has declared or approved the following quarterly distributions:

                                                     QUARTERLY           INCREASE
                     PAYMENT                       DISTRIBUTION         OVER PRIOR
                      DATE                            AMOUNT             QUARTER
                     -------                       -------------        ----------
November.........................................     $0.6750           $   0.0250
August 15........................................     $0.6500                   --
May 15...........................................     $0.6500           $   0.0250
February 15......................................     $0.6250           $   0.0125

EL PASO ENERGY PARTNERS' UNIQUE SPONSORSHIP

     El Paso Energy Partners continues to benefit from the unique corporate sponsorship it receives from El Paso Corporation, the indirect parent of El Paso Energy Partners Company, the general partner of El Paso Energy Partners. El Paso Corporation, a Delaware corporation with its stock traded on the NYSE under the symbol "EP," is a global energy company with operations that extend from energy production and extraction to power generation, with total assets of $49 billion at March 31, 2002. El Paso Corporation's principal operations include:

     - natural gas transportation, gathering, processing and storage;

     - natural gas and oil exploration, development and production;

     - energy and energy-related commodities and products marketing;

     - power generation;

     - energy infrastructure facility development and operation;

     - petroleum refining; and

     - chemicals production.

     El Paso Corporation has designated its investment in El Paso Energy Partners as its primary vehicle for growth and development of its midstream energy business. Through its subsidiaries, El Paso Corporation owns approximately 26.5%, or 11,674,245, of El Paso Energy Partners' common units and its 1% general partner interest. Additionally, El Paso Corporation, through a subsidiary, owns all 125,392 of El Paso Energy Partners' outstanding Series B preference units. As of March 31, 2002, the liquidation value of the Series B preference units was approximately $146 million. El Paso Corporation will purchase 5,300,000 shares in this offering (up to 6,095,000 if the underwriters exercise all or a portion of their over-allotment option).

OBJECTIVE AND STRATEGY

     El Paso Energy Partners' objective is to operate as a growth-oriented MLP with a focus on increasing cash flow, earnings and return to its unitholders by becoming one of the industry's leading providers of midstream energy services. Its strategy is to maintain and grow a diversified, balanced base of strategically located and efficiently operated midstream energy assets with stable and long-term cash flows. Upon completion of its acquisition of the San Juan assets, El Paso Energy Partners will be the largest natural gas gatherer, based on miles of pipeline, in Texas and the San Juan Basin (which covers the four contiguous corners of New Mexico, Arizona, Colorado and Utah), which collectively accounted for approximately 35% of domestic natural gas production in 2001. El Paso Energy Partners is also one of the largest natural gas gatherers in the Gulf of Mexico, which accounted for approximately 27% of domestic natural gas production during 2001.

     These regions, especially the deeper water regions of the Gulf of Mexico -- one of the United States' fastest growing natural gas producing regions -- offer El Paso Energy Partners significant infrastructure growth potential through the acquisition and construction of pipelines, platforms, processing and storage facilities and other infrastructure.

     El Paso Energy Partners' strategy entails continually enhancing the quality of its cash flow by emphasizing operations and services for which the fees are not traditionally linked to commodity prices, like gathering, transportation and storage; shifting commodity price risks by using contractual arrangements, like fixed-fee contracts and hedging and tolling arrangements; and exiting the oil and gas production business by not acquiring additional properties. El Paso Energy Partners' offshore gathering and transportation arrangements tend to have longer terms, which often last for the productive life of the producing property, and its onshore gathering, transportation, processing and fractionating arrangements tend to have multiple-year terms.

     El Paso Energy Partners intends to execute its business strategy by:

     - purchasing and constructing onshore pipelines; gathering systems; storage, processing and fractionation facilities; and other midstream assets to provide a broad range of more stable, fee-based services to producers, marketers and users of energy products;

     - expanding its existing asset base, supported by the dedication of new discoveries and long-term commitments, to capitalize on the accelerated growth of oil and natural gas supplies from the deeper water regions of the Gulf of Mexico;

     - operating at a low cost by achieving economies of scale in select regions through reinvesting in and expanding its organic growth opportunities, as well as by acquiring new assets; and

     - continuing to strengthen its solid balance sheet by seeking to finance its growth with 50% equity so as to provide the financial flexibility to fund future opportunities.

BUSINESS SEGMENTS

     El Paso Energy Partners' business and operations cover four primary business segments. This section of the prospectus summary, including the following chart, depicts El Paso Energy Partners' business segments after completion of the San Juan assets acquisition.

                                    (CHART)

                      OWNERSHIP
- EPGT Texas
 Intrastate              100.0%
- Waha Gathering
 System and Treating
 Plant                   100.0%
- El Paso Intrastate
 Alabama                 100.0%
- Carlsbad Gathering
 System                  100.0%
- Channel Pipeline
 System                   50.0%
- HIOS                   100.0%
- TPC Offshore System    100.0%
- Viosca Knoll           100.0%
- East Breaks            100.0%
- Chaco Plant            100.0%
- Indian Basin
 Processing Plant         42.3%

San Juan Assets:
- San Juan Gathering
 System                  100.0%
- Typhoon Natural Gas
 Pipeline                100.0%
- Coyote Treating
 Facility                 50.0%
- Rattlesnake
 Treating Facility       100.0%

                      OWNERSHIP
- Shoup Fractionator     100.0%
- Armstrong
 Fractionator            100.0%
- Delmita
 Fractionator            100.0%
- Thompsonville
 Lateral                 100.0%
- Shilling Lateral       100.0%
- SACC Mainline          100.0%
- South Texas
 Pipeline                100.0%
- Allegheny Pipeline     100.0%
- Poseidon Pipeline       36.0%
- Hattiesburg Propane
 Storage                 100.0%
- Anse La Butte
 Storage                 100.0%

San Juan Assets:
- Almeda Fractionator    100.0%
- Typhoon Oil
 Pipeline                100.0%
- Texas NGL
 Pipelines               100.0%

                      OWNERSHIP

- East Cameron 373       100.0%
- Ship Shoal 331         100.0%
- Viosca Knoll 817       100.0%
- Ship Shoal 332          50.0%
- Garden Banks 72         50.0%

                      OWNERSHIP

- Hattiesburg            100.0%
- Petal                  100.0%
- Wilson(1)              100.0%

                      OWNERSHIP

- Viosca Knoll Block
 817                     100.0%
- Garden Banks Block
 72                       50.0%
- Garden Banks Block
 117                      50.0%
- West Delta Block 35     38.8%
- Garden Banks Block
 73                        2.5%(2)

---------------

(1) El Paso Energy Partners has the exclusive right to use the Wilson natural gas storage facility under an operating lease that expires in January 2008.

(2) Overriding royalty interest.

  NATURAL GAS PIPELINES AND PLANTS

     El Paso Energy Partners owns interests in natural gas pipeline systems extending over 16,900 miles with a combined maximum design capacity (net to its interest) of over 10.3 billion cubic feet per day, or Bcf/d, of natural gas. El Paso Energy Partners owns or has interests in gathering and transportation systems onshore in Texas, New Mexico, Alabama and Colorado, including the EPGT system, the largest intrastate pipeline system in Texas based on miles of pipe, and the San Juan gathering system, which includes 5,300 miles of pipeline currently gathering over 1.1 Bcf/d of natural gas. In addition, El Paso Energy Partners has interests in offshore natural gas pipeline systems, which are strategically located to serve production activities in some of the most active drilling and development regions in the Gulf of Mexico, including select locations offshore of Texas, Louisiana and Mississippi, and to provide relatively low cost access to long-line transmission pipelines that access multiple markets in the eastern half of the United States.

     El Paso Energy Partners also owns interests in three processing and treating plants in New Mexico, with a combined maximum capacity of over 1.2 Bcf/d of natural gas and 50 thousand barrels per day, or MBbls/d, of NGLs, including the Chaco cryogenic natural gas processing plant, the third largest natural gas processing plant in the United States measured by liquids produced.

 OIL AND NGL LOGISTICS

     El Paso Energy Partners owns interests in three offshore oil pipeline systems which extend over 340 miles and have a combined maximum capacity of 580 MBbls/d of oil with the addition of pumps and the use of friction reducers. In addition to being strategically located in the vicinity of some prolific oil producing regions of the Gulf of Mexico, these oil pipeline systems are parallel to, and interconnect with, key segments of some of El Paso Energy Partners' natural gas pipeline systems and offshore platforms, which contain separation and handling facilities. This distinguishes El Paso Energy Partners from its competitors by allowing it to provide some producing properties with a unique single point of contact through which the producers may access a wide range of midstream services and assets.

     El Paso Energy Partners also owns NGL transportation, fractionation and storage assets. Its four fractionation plants, located in Texas, have a combined capacity of approximately 120 MBbls/d. El Paso Energy Partners also owns or has interests in more than 1,100 miles of intrastate NGL pipelines in Texas and NGL storage facilities in Louisiana, Texas and Mississippi with combined capacity of
20.1 million barrels, or MMBbls.

  PLATFORM SERVICES

     El Paso Energy Partners has interests in five multi-purpose offshore hub platforms in the Gulf of Mexico. These platforms were specifically designed to be used as deepwater hubs and production handling and pipeline maintenance facilities. These platforms allow El Paso Energy Partners to provide a variety of midstream services, such as gas separation and handling, to increase deliverability and attract new volumes into its offshore pipeline systems.

  NATURAL GAS STORAGE

     El Paso Energy Partners owns the Petal and Hattiesburg salt dome natural gas storage facilities located in Mississippi, which are strategically situated to serve the Northeast, Mid-Atlantic and Southeast natural gas markets. These facilities have a combined current working capacity of 12.65 Bcf and are capable of delivering in excess of 1.2 Bcf/d of natural gas into five interstate pipeline systems: Transcontinental Gas Pipeline Company (Transco), Tennessee Gas Pipeline, Gulf South Pipeline, Destin Pipeline and Southern Natural Gas Pipeline. Each of these facilities is capable of making deliveries at the high rates necessary to satisfy peaking requirements in the electric generation industry.

     In April 2002, El Paso Energy Partners acquired a leased interest in the Wilson natural gas storage facility located in Wharton County, Texas, which has a working capacity of 7.0 Bcf. This lease expires in January 2008.

  OTHER

     Currently, El Paso Energy Partners owns interests in five oil and natural gas properties in waters offshore Louisiana. Production is gathered, transported and processed through El Paso Energy Partners' pipeline systems and platform facilities and is sold to various third parties and subsidiaries of El Paso Corporation. El Paso Energy Partners intends to continue to concentrate on fee-based operations that traditionally provide more stable cash flow and de-emphasize its commodity-based activities, including its oil and natural gas producing operations.

KEY STRENGTHS

     STABLE CASH FLOW PRIMARILY DRIVEN BY FEE-BASED REVENUES. Including the San Juan assets, El Paso Energy Partners' EBITDA is primarily derived from gathering, transportation, storage and other fee-based services, the fees for most of which are not directly affected by changes in energy commodity prices.

     SUPERIOR PLATFORM FOR CONTINUED EXPANSION. El Paso Energy Partners has an expansive portfolio of organic development opportunities for onshore and offshore announced projects totaling over $800 million and the expertise to continue to execute strategic transactions, as evidenced by the more than $2 billion of construction projects and accretive (in terms of cash flow per unit) acquisitions announced over the last 12 months.

     DIVERSIFIED PORTFOLIO OF ATTRACTIVE, STRATEGICALLY LOCATED ASSETS. El Paso Energy Partners owns a diversified portfolio of strategically located midstream assets well positioned to capture growth in some of the largest natural gas producing basins in the United States.

     PROVEN TRACK RECORD OF CASH FLOW DIVERSIFICATION AND LEVERAGE REDUCTION. Since 1998, El Paso Energy Partners has diversified and balanced its asset base in terms of services, businesses, customers and geography by making approximately $3 billion in capital expenditures (including the San Juan assets acquisition), while reducing its financial leverage and increasing its financial flexibility.

     STEADY GROWTH IN ADJUSTED EBITDA AND QUARTERLY DISTRIBUTIONS. From 1998 to 2001, El Paso Energy Partners' adjusted EBITDA increased at a compound annual growth rate of 45.6%. As a result, El Paso Energy Partners has increased its quarterly distribution rate seven times since 1998, including three increases announced in 2002.

     STRONG SPONSORSHIP. El Paso Corporation has designated its investment in El Paso Energy Partners as its primary vehicle for growth and development of its midstream energy business.

RECENT DEVELOPMENTS

  COMPLETED ACQUISITIONS

     In accordance with its business strategy, El Paso Energy Partners has entered into transactions that have further diversified and grown its midstream asset base and expanded its sources of cash flow over the past several months. For example, in April 2002, EPN Holding Company, L.P., a wholly-owned subsidiary of El Paso Energy Partners, acquired from El Paso Corporation midstream energy assets located in New Mexico and Texas for net consideration of $735 million. The acquired assets, which are referred to as the EPN Holding assets, include:

     - interests in four intrastate natural gas gathering systems, including the EPGT Texas intrastate pipeline system, the largest intrastate pipeline system in Texas based on miles of pipe;

     - a non-operating interest in a natural gas processing and treating facility; and

     - a leased interest in a natural gas storage facility.

     The EPN Holding assets generated approximately $84.5 million of EBITDA for the year ended December 31, 2001.

  PROJECTS UNDER DEVELOPMENT

     El Paso Energy Partners also expects to continue to experience organic growth in 2002 and beyond by constructing and operating strategic midstream infrastructure assets onshore and offshore, including the following projects:

     - a $99 million, 60-mile takeaway pipeline, including a 9,000-horsepower compression station, connected to the Petal facility with design capacity of 1.25 Bcf/d (currently FERC-certified to 700 million cubic feet per day, or MMcf/d), completed in June 2002;

     - a $58 million, 5.4 Bcf expansion of the Petal natural gas storage facility, including a withdrawal facility and a 20,000 horsepower compression station, located near Hattiesburg, Mississippi, completed in June 2002;

     - the $28 million, 37-mile Medusa natural gas pipeline extension of El Paso Energy Partners' Viosca Knoll gathering system, expected to be in service in the first quarter of 2003;

     - the $53 million Falcon Nest fixed-leg platform, expected to be in service during the first quarter of 2003;

     - the $206 million Marco Polo tension leg platform, or TLP, expected to be in service in 2004;

     - the $96 million Marco Polo oil and gas pipelines, expected to be in service in 2004; and

     - the $450 million, 380-mile Cameron Highway Oil Pipeline, expected to be in service by the third quarter of 2004.

  RECENT FINANCINGS

     During 2002, El Paso Energy Partners has executed several financings intended to facilitate growth and help achieve its targeted capital structure, including:

     - raising approximately $149 million in net proceeds through the issuance of 4,083,938 common units in April;

     - raising approximately $230 million in net proceeds in a private offering of long-term debt securities in May;

     - entering into the $560 million EPN Holding acquisition and working capital facility, of which $375 million has been repaid to date; and

     - repaying a $95 million limited recourse term loan used to construct its Prince TLP, which El Paso Energy Partners sold to El Paso Corporation in connection with its April 2002 EPN Holding acquisition.

                                    OFFICES

     Our principal executive offices, and the principal executive offices of El Paso Energy Partners, are located at the El Paso Building, 1001 Louisiana Street, Houston, Texas 77002, and the phone number at this address is (713) 420-2600.

                            SUMMARY OF RISK FACTORS

     You should be aware that there are various risks relating to an investment in our shares. For more information about these risks, see "Risk Factors." You should carefully consider these risk factors together with all of the other information included in this prospectus before you invest in our shares.

RISKS RELATED TO OUR SHARES, THE I-UNITS AND EL PASO ENERGY MANAGEMENT

     - An active trading market for our shares may not develop, and even if such a market does develop, the market price of our shares may be less than the price you paid for your shares in the offering and less than the market price of the common units of El Paso Energy Partners.

     - The value of the additional fractional share that you will receive per share as a quarterly distribution may be less than the quarterly distribution of cash that El Paso Energy Partners common unitholders will receive per common unit.

     - If El Paso Energy Partners were treated as a corporation for U.S. federal income tax purposes, the value of our shares would be substantially reduced, and the owner of our voting shares would have the right to merge us into El Paso Energy Partners.

     - El Paso Energy Partners may issue additional common or other classes of units, and we may issue additional shares, which would dilute your ownership interest.

     - Because our only assets will be i-units of El Paso Energy Partners, our financial condition and results of operations will depend upon the performance of El Paso Energy Partners.

     - Your shares are subject to purchase provisions that could result in your having to sell your shares at a time or price that you do not like.

     - The terms of our shares may be changed in ways you may not like, because our board of directors will have the power to change the terms of our shares in ways that our board determines, in its sole discretion, are not materially adverse to you.

     - If we are not fully reimbursed or indemnified for obligations and liabilities we incur in managing the business and affairs of El Paso Energy Partners, we may be unable to pay those liabilities and the value of our shares could decline.

     - If in the future we cease to manage the business and affairs of El Paso Energy Partners, we may be deemed to be an "investment company" for purposes of the Investment Company Act of 1940.

     - If a person or group, other than El Paso Corporation and its affiliates, owns 20% or more of the aggregate number of issued and outstanding El Paso Energy Partners common units and our shares, that person or group may not vote its shares; as a result, you are less likely to receive a premium for your shares in a change of control situation.

     - The shares you own are not entitled to vote to elect our directors, and, therefore, you will have little or no opportunity to influence or change our management.

     - Unless all accretions occurring after September 2010 on El Paso Energy Partners' then outstanding Series B preference units have been paid or the Series B preference units have been redeemed, beginning in October 2010, El Paso Energy Partners will not be permitted to make distributions to holders of its common units or increase the number of i-units we own and, therefore, the number of shares then held by you will not increase.

RISKS RELATED TO EL PASO ENERGY PARTNERS' BUSINESS

     - El Paso Energy Partners' indebtedness could adversely restrict its ability to operate, affect its financial condition and prevent it from making distributions to unitholders.

     - El Paso Energy Partners may not be able to fully execute its growth strategy if it encounters tight capital markets or increased competition for qualified assets.

     - El Paso Energy Partners' growth strategy may adversely affect its results of operations if it does not successfully integrate the businesses that it acquires or if it substantially increases its indebtedness and contingent liabilities to make acquisitions.

     - El Paso Energy Partners' actual acquisition, construction and development costs could exceed its forecast, and its cash flow from these projects may not be immediate.

     - Federal Energy Regulatory Commission, or FERC, regulation and a changing regulatory environment could affect El Paso Energy Partners' assets and cash flow.

     - Environmental costs and liabilities and changing environmental regulation could affect El Paso Energy Partners' assets and cash flow.

     - A natural disaster, catastrophe or other interruption event involving El Paso Energy Partners could result in severe personal injury, property damage and environmental damage, which could curtail El Paso Energy Partners' operations and otherwise adversely affect its assets and cash flow.

     - The future performance of El Paso Energy Partners' midstream energy infrastructure operations, and thus its ability to satisfy its debt requirements and maintain cash distributions, depends on successful exploration and development of additional oil and natural gas reserves by others.

     - El Paso Energy Partners' storage businesses depend on unaffiliated pipelines to transport natural gas.

     - El Paso Energy Partners will face competition from third parties to gather, transport, process, fractionate, store or otherwise handle oil, natural gas and other petroleum products.

     - Fluctuations in energy commodity prices could adversely affect El Paso Energy Partners' business.

     - Fluctuations in interest rates could adversely affect El Paso Energy Partners' business.

     - El Paso Energy Partners' use of derivative financial instruments could result in financial losses.

     - The interruption of distributions to El Paso Energy Partners from its subsidiaries and joint ventures may affect its ability to make cash distributions to its unitholders.

     - El Paso Energy Partners cannot cause its joint ventures to take or not to take certain actions unless some or all of its joint venture participants agree.

     - El Paso Energy Partners does not have the same flexibility as other types of organizations to accumulate cash and equity to protect against illiquidity in the future.

     - Changes of control of El Paso Energy Partners' general partner may adversely affect you.

     - El Paso Energy Partners will be materially and adversely affected if it cannot negotiate an extension or a replacement on commercially reasonable terms of approximately 900 miles of rights-of-way underlying the San Juan gathering system.

     - El Paso Energy Partners will be materially and adversely affected if it cannot negotiate an extension or a replacement on commercially reasonable terms of three material contracts which account for approximately 70% of the volume attributable to the San Juan gathering system and which expire between 2006 and 2008.

     - Arthur Andersen LLP, the public accountants that audited the 2000 financial statements of El Paso Energy Partners' 36%-owned joint venture Poseidon Oil Pipeline Company, L.L.C., has been convicted of a felony and has not consented to our use of their opinion, which may adversely affect the ability of Arthur Andersen LLP to satisfy any claims that may arise out of Arthur Andersen LLP's audit of Poseidon's financial statements.

RISKS INHERENT IN OUR INVESTMENT IN I-UNITS

     - El Paso Energy Partners' general partner has anti-dilution rights.

     - We may not have limited liability in certain circumstances, including potentially having liability for the return of wrongful distributions.

RISKS RELATED TO CONFLICTS OF INTEREST AND LIMITATIONS OF FIDUCIARY DUTIES

     - El Paso Corporation and its subsidiaries have conflicts of interest with El Paso Energy Partners and, accordingly, you.

     - The interests of El Paso Corporation may differ from our interests, your interests, and the interests of El Paso Energy Partners' unitholders.

     - Our limited liability company agreement restricts or eliminates a number of the fiduciary duties that otherwise would be owed by our board of directors to you.

     - We may increase the cash reserves and expenditures of El Paso Energy Partners, which would decrease cash distributions on its common units and the value of distributions of additional shares we make to you.

     - El Paso Energy Partners' partnership agreement purports to limit its general partner's fiduciary duties and certain other obligations relating to it.

                            ORGANIZATIONAL STRUCTURE

     The following charts depict a simplified organizational structure of El Paso Corporation and El Paso Energy Partners immediately prior to and following the offering:

PRIOR TO THE OFFERING

                                    (GRAPH)
---------------

(1) El Paso Corporation owns its common units and Series B preference units indirectly, through wholly-owned indirect subsidiaries.

(2) El Paso Energy Partners Company is the sole general partner of El Paso Energy Partners.

FOLLOWING THE OFFERING

[GRAPH]

          OWNERSHIP OF EL PASO ENERGY PARTNERS AFTER THE OFFERING(3):

i-units (entire class owned by us)..........................   30.9%
Common units owned by the public............................   50.0%
Common units owned by El Paso Corporation...................   18.1%
General partner interest....................................    1.0%
                                                              -----
  Total.....................................................  100.0%
                                                              =====

---------------

(1) El Paso Corporation owns its i-shares and common units indirectly, through wholly-owned indirect subsidiaries.

(2) El Paso Energy Partners Company is the sole general partner of El Paso Energy Partners.

(3) This presentation assumes that each i-unit and common unit represents an equal interest in El Paso Energy Partners and that the Series B preference units represent no ownership interest in El Paso Energy Partners.

     Following this offering, subsidiaries of El Paso Corporation are expected to own, collectively, 26.5% of El Paso Energy Partners through their ownership of our shares and general and limited partner interests in El Paso Energy Partners.

                                  THE OFFERING

Shares offered................   20,000,000 shares representing limited
                                 liability company interests in El Paso Energy
                                 Management; 23,000,000 shares if the
                                 underwriters exercise their over-allotment in full.

  Shares offered to the
public........................   14,700,000 shares representing limited
                                 liability company interests in El Paso Energy
                                 Management; 16,905,000 shares if the
                                 underwriters exercise their over-allotment in full.

  Shares offered to El Paso
  Corporation.................   5,300,000 shares representing limited liability
                                 company interests in El Paso Energy Management;
                                 6,095,000 shares if the underwriters exercise their over-allotment in full.

Shares outstanding after this
offering......................   - 20,000,000 shares representing limited
                                   liability company interests in us, which includes 5,300,000 shares to be purchased by El Paso Corporation; 23,000,000 shares if the underwriters exercise their over-allotment option in full, which includes 6,095,000 shares to be purchased by El Paso Corporation; and

                                 - our sole voting share owned by El Paso Energy
                                   Partners Company.

Use of proceeds...............   We will use all of the net proceeds of the
                                 offering of our shares, expected to be
                                 approximately $658 million based on the assumed public offering price of $34.23 per share, which was the closing price of the common units on the NYSE on August 9, 2002, as follows:

                                 - $0.5 million to compensate El Paso
                                   Corporation for its tax indemnity
                                   obligations; and

                                 - the remainder to purchase a number of
                                   i-units, a new class of limited partner
                                   interests, from El Paso Energy Partners that will equal the number of our shares, including our voting share, that will be outstanding immediately following this offering.

                                 El Paso Energy Partners will use the proceeds it receives from the sale of i-units to us, together with borrowings of $391 million under its revolving credit facility and other sources of debt financing, to fund its acquisition of the San Juan assets from subsidiaries of El Paso Corporation, estimated to cost approximately $782 million. El Paso Energy Partners will use the remaining $267 million to fund general business requirements, including temporarily repaying indebtedness under its revolving credit facility.

Exchange listing..............   We intend to apply to list the shares being
                                 sold in this offering on the NYSE under the
                                 symbol "               ."

                                   OUR SHARES

El Paso Energy Management.....   We are a Delaware limited liability company
                                 recently formed to manage the business and affairs of El Paso Energy Partners. Our shares represent limited liability company interests in us. We will own i-units in El Paso Energy
                                 Partners and will, by agreement with El Paso
                                 Energy Partners and its general partner, manage the business and affairs of El Paso Energy
                                 Partners.

U.S. federal income tax
matters associated with our
  shares......................   Because we will be treated as a corporation for
                                 U.S. federal income tax purposes, an owner of our shares will not report on its U.S. federal income tax return any of our items of income, gain, loss and deduction. An owner of our shares will not receive a Schedule K-1 and will not be subject to state tax filings in the various states in which El Paso Energy Partners conducts business as a result of owning our shares.

                                 A tax-exempt investor's ownership or sale of our shares will not generate income derived from an unrelated trade or business regularly carried on by the tax-exempt investor, which is generally referred to as unrelated business taxable income, or UBTI, unless its ownership of our shares is debt financed by it.

                                 The ownership or sale of our shares by a regulated investment company or a mutual fund will generate qualifying income to it. Furthermore, the ownership of our shares by a mutual fund will be treated as a qualifying asset.

                                 There will not be any withholding taxes imposed on quarterly or other distributions of additional shares to non-U.S. persons. In addition, there generally will be no taxes or withholding taxes imposed on gain from the sale of our shares by a non-U.S. person, provided it has owned no more than 5% of our shares and our shares continue to be traded on a nationally recognized securities exchange.

U.S. federal income tax
matters associated with
 i-units......................   Although we will be subject to U.S. federal
                                 income taxes on our taxable income, El Paso
                                 Energy Partners will not allocate taxable income or gain to the i-units we own until such time as there is a liquidation of El Paso
                                 Energy Partners or after El Paso Corporation has acquired all of our shares and we have become a wholly owned subsidiary of El Paso
                                 Corporation. Therefore, until a liquidation of El Paso Energy Partners, we do not anticipate that we generally will have taxable income resulting from our ownership of the i-units. In the event that we do have taxable income, El
                                 Paso Corporation has agreed to indemnify us to the extent the related tax liability exceeds the cash we receive relating to that income.

Distributions.................   We will make distributions on our shares only
                                 in additional shares or fractions of shares except upon our liquidation. The fraction of an additional share distributed each quarter per share outstanding will be calculated by dividing the per unit amount of the cash distribution paid by El Paso Energy Partners on its common units for that quarter by the average market price of one of our shares as determined for a ten-trading day period ending on the trading day immediately prior to the ex-dividend date for our shares.

Our covenants.................   Our limited liability company agreement
                                 provides that our activities will be limited to owning i-units and managing the business and affairs of El Paso Energy Partners. It also requires that our issuance of classes of shares, other than the class of shares being sold in this offering and the class of voting shares currently owned by El Paso Energy
                                 Partners Company, be approved by the owners of our outstanding shares and further includes covenants that prohibit us from:

                                 - borrowing money or issuing debt;

                                 - selling, pledging or otherwise transferring
                                   any i-units;

                                 - issuing options, warrants or other securities
                                   entitling the holder to purchase our shares;

                                 - purchasing any of our shares, including
                                   voting shares; or

                                 - liquidating, merging or recapitalizing.

                                 These provisions can be amended or waived by the owners of our shares as described under "-- Voting rights" below.

Covenants of El Paso
 Corporation..................   Under our limited liability company agreement,
                                 except as provided below, El Paso Corporation has agreed that neither it nor any of its affiliates will take any action that would result in El Paso Corporation and its affiliates ceasing to be the beneficial owners of more than 50% of the total voting power of the general partner of El Paso Energy Partners, unless:

                                 - prior to taking such action it has notified
                                   us and El Paso Energy Partners that, upon the occurrence of such action, El Paso Corporation will acquire all of our shares as more fully described under "-- Purchase events -- Special purchase events" below; or

                                 - following the occurrence of such action
                                   another person will become the beneficial owner of more than 50% of the total voting power of the general partner of El Paso Energy Partners, and such person:

                                   -- is organized under the laws of a state in
                                      the United States;

                                   -- has long term unsecured debt with an
                                      investment grade credit rating, as
                                      determined by Moody's and Standard &
                                      Poor's, immediately prior to the closing of the transaction; and

                                   -- assumes all of El Paso Corporation's
                                      obligations under the purchase provisions of our limited liability company agreement and under the tax indemnity agreement.

                                 El Paso Energy Partners Company has granted a lien on the general partnership interest to collateralize El Paso Energy Partners' $600 million revolving credit facility, which matures in May 2004. Any change in beneficial ownership resulting from that lien would not be a violation of such covenant. See "Covenants."

                                 This covenant can be amended or waived by the owners of our shares as described under "-- Voting rights" below.

Covenants of El Paso Energy
Partners......................   Upon the closing of this offering, the El Paso
                                 Energy Partners partnership agreement will be amended to provide that El Paso Energy Partners will not:

                                 - issue any of its i-units to any person other
                                   than us;

                                 - except in liquidation, make a distribution on
                                   an i-unit other than in additional i-units or a security that has in all material respects the same rights and privileges as the i-units;

                                 - make a distribution on a common unit other
                                   than in cash, additional common units or a security that has in all material respects the same rights and privileges as the common units;

                                 - make a tender offer for common units, unless
                                   the consideration payable in such tender offer:

                                   -- is exclusively cash; and

                                   -- together with any cash payable in respect
                                      of any tender offer by El Paso Energy
                                      Partners for the common units concluded
                                      within the preceding 360 days and the
                                      aggregate amount of any cash distributions to all owners of common units made within the preceding 360-day period is less than 12% of the aggregate average market value of all classes of units of El Paso Energy Partners determined on the trading day immediately preceding the commencement of the tender offer;

                                 - allow an owner of common units to receive any
                                   consideration other than cash, common units or a security that has in all material respects the same rights and privileges as the common units, or allow us, as the owner of the i-units, to receive any consideration other than additional i-units or a security that has in all material respects the same rights and privileges as the i-units, in either case, in a:

                                   -- merger transaction, if the unitholders of
                                      El Paso Energy Partners immediately prior to the transaction own more than 50% of the common equity securities of the survivor immediately after the transaction; or

                                   -- recapitalization, reorganization or
                                      similar transaction;

                                 - be a party to a merger, sell all or
                                   substantially all of its assets to another person, or enter into similar transactions, if:

                                   -- the survivor of the merger or the other
                                      person is to be controlled by El Paso
                                      Corporation or its affiliates after the
                                      transaction; and

                                   -- the transaction would result in the
                                      occurrence of a special purchase event
                                      described under "-- Purchase
                                      events -- Special purchase events" below;
                                      or

                                 - take any action that would result in the
                                   occurrence of either of the events described in (1) or (2) under "-- Purchase events -- Special purchase events" below:

                                 These covenants can be amended or waived by the owners of the i-units as described under "-- Voting rights" below.

Purchase events
  Special purchase events.....   El Paso Energy Partners has agreed that it will
                                 not take any action that would result in the occurrence of either of the events described in
                                 (1) or (2) below and El Paso Corporation has agreed that it will not take any action that would result in the occurrence of the event described in (3) below unless prior to the occurrence of any such event, El Paso
                                 Corporation has notified us and El Paso Energy
                                 Partners that upon the occurrence of such event
                                 El Paso Corporation will purchase all of our outstanding shares. These events, which we refer to as "special purchase events," include:

                                 (1) aggregate distributions or other payments
                                     by El Paso Energy Partners on each common unit, other than in common units or in securities that have in all material respects the same rights and privileges as common units but including pursuant to an issuer tender offer by El Paso Energy Partners, during a 360-day period exceeding 50% of the average market price of a common unit for the ten trading days ending on the trading day immediately prior to the beginning of that 360-day period;

                                 (2) the merger of El Paso Energy Partners with
                                     another entity where El Paso Energy
                                     Partners is not the surviving entity, or the sale of all or substantially all of El Paso Energy Partners' assets, unless in the transaction:

                                      - the only consideration that we receive
                                        in exchange for our i-units is a
                                        security that has in all material
                                        respects the same rights and privileges
                                        as the i-units; and

                                      - the only consideration that the owners
                                        of common units receive in exchange for
                                        their common units is a security that
                                        has in all material respects the same
                                        rights and privileges as the common
                                        units and/or
                                       cash, and the amount of cash received per common unit does not exceed 33 1/3% of the average market price of a common unit for the ten-trading day period ending on the trading day immediately prior to the date of execution of the definitive agreement for the transaction; and

                                 (3) El Paso Corporation or its affiliates
                                     taking any action that would result in El
                                     Paso Corporation and its affiliates ceasing to be the beneficial owners of more than 50% of the total voting power of the general partner of El Paso Energy Partners, unless, following the occurrence of that action, another person will become the beneficial owner of more than 50% of the total voting power of the general partner of El Paso Energy Partners, and that person:

                                      - is organized under the laws of a state
                                        in the United States;

                                      - has long term unsecured debt with an
                                        investment grade credit rating (as
                                        determined by Moody's and Standard &
                                        Poor's) immediately prior to the closing of the transaction; and

                                      - assumes all of El Paso Corporation's
                                        obligations, and acquires El Paso
                                        Corporation's rights, under the purchase provisions of our limited liability company agreement and the tax indemnification agreement.

                                 If El Paso Corporation elects to purchase our shares upon the occurrence of a special purchase event, the purchase price for our shares will be equal to the higher of the average market price of the shares and the common units as determined for a ten-trading day period ending on the trading day immediately prior to the date of the applicable event.

                                 For purposes of the purchase provisions, which are part of our limited liability company agreement, El Paso Corporation will be deemed to include El Paso Corporation, its successors by merger, and any entity that succeeds to El Paso Corporation's rights and obligations under the purchase provisions and the tax indemnity agreement in connection with an acquisition of all or substantially all of the assets of El Paso Corporation.

  Optional purchase...........   In addition to its right to purchase our shares
                                 upon the occurrence of a special purchase event, El Paso Corporation has the right, which it may assign to any of its affiliates, to purchase all, but not less than all, of our shares not owned by it or its affiliates in two circumstances:

                                 (1) when El Paso Corporation and its affiliates
                                     own 80% or more of our shares; and

                                 (2) when El Paso Corporation and its affiliates
                                     own a number of our shares and common units that equals

                                     85% or more of our shares and the common units on a combined basis; provided, however, that in this second circumstance, the general partner of El Paso Energy Partners must also elect to purchase all of the common units not owned by El Paso Corporation or its affiliates.

                                 In these two circumstances, the purchase price per share is calculated differently. If circumstance (1) above exists and El Paso Corporation elects to purchase our shares, the purchase price per share will equal 110% of the higher of:

                                 - the average closing price for our shares for
                                   the ten consecutive trading days ending on the fifth trading day prior to the date on which the notice of the purchase is given; and

                                 - the highest price El Paso Corporation or any
                                   of its affiliates paid for our shares during the 90 days prior to the date on which the notice of purchase is given.

                                 If circumstance (2) above exists and El Paso
                                 Corporation and its affiliates elect to
                                 purchase both our shares and the common units, the purchase price per share and the purchase price per common unit will each equal the higher of:

                                 - the average closing price for our shares or
                                   common units, whichever is higher, for the 20 consecutive trading days ending on the fifth trading day prior to the date on which the notice of purchase is given; and

                                 - the highest price El Paso Corporation or any
                                   of its affiliates paid either for our shares or common units during the 90 days prior to the date on which the notice of purchase is given.

                                 El Paso Corporation and its affiliates
                                 currently own approximately 26.5% of the common units. Following this offering, El Paso Corporation and its affiliates are expected to own 26.5% of our shares and 26.5% of the common units.

                                 If El Paso Corporation purchases all of our shares, we will be a wholly owned subsidiary of El Paso Corporation and the allocations of income and distributions with respect to the i-units will change.

Voting rights.................   Owners of the class of shares being sold in
                                 this offering will have no right to elect our directors. El Paso Energy Partners Company owns all of the shares of the class of shares that elects our directors, which we refer to as "voting shares." Owners of the class of shares issued in this offering, other than El Paso
                                 Energy Partners Company and its affiliates, may vote on the following matters:

                                 - amendments to our limited liability company
                                   agreement (including the purchase
                                   provisions), the El Paso Corporation tax indemnification agreement and the delegation agreement, but only if the amendment would have a material adverse effect on us or the owners of our shares, as determined in the sole discretion of our board of directors, or would reduce the time for any notice to which the owners of our shares are entitled;

                                 - an amendment or waiver of El Paso
                                   Corporation's covenant regarding its
                                   continued ownership of more than 50% of the total voting power of the general partner of El Paso Energy Partners;

                                 - an amendment or waiver of our covenants that
                                   prohibit us from:

                                   -- borrowing money or issuing debt;

                                   -- selling, pledging or otherwise
                                      transferring any i-units;

                                   -- issuing options, warrants or other
                                      securities entitling the holder to
                                      purchase our shares;

                                   -- purchasing our shares; or

                                   -- liquidating, merging or recapitalizing;

                                 - our issuance of classes of shares other than
                                   shares of the class being sold in this
                                   offering and the class of voting shares
                                   currently owned by El Paso Energy Partners
                                   Company; and

                                 - our dissolution.

                                 In addition, we will submit to a vote of the owners of our shares, including our voting shares, any matter submitted to us by El Paso Energy Partners for a vote of the i-units. We will vote our i-units in accordance with the number of affirmative and negative votes cast by the owners of our shares, including our voting shares. In general, the i-units vote together as a single class with the common units on matters on which the common units vote. Approval of any of the following matters will require a separate class vote of the i-units in addition to any other approvals which may be required:

                                 - amendments to the El Paso Energy Partners
                                   partnership agreement that, in the sole
                                   discretion of the general partner of El Paso
                                   Energy Partners, would have a material
                                   adverse effect on the i-units in relation to other classes of units;

                                 - amendments or waivers of the covenants in the
                                   El Paso Energy Partners partnership agreement described above under "-- Covenants of El Paso Energy Partners" that are not permitted to be made by the general partner of El Paso Energy Partners alone;

                                 - removal of the general partner of El Paso
                                   Energy Partners and the election of a
                                   successor general partner;

                                 - the transfer by the general partner of El
                                   Paso Energy Partners of its general partner interest to a non-affiliated person and the admission of that person as a general partner of El Paso Energy Partners; and

                                 - any proposed action that would cause El Paso
                                   Energy Partners to be treated as a
                                   corporation for U.S. federal income tax
                                   purposes.

                                 Except for votes in connection with actions that would cause El Paso Energy Partners to be treated as a corporation for U.S. federal income tax purposes, El Paso Energy Partners Company and its affiliates are not entitled to vote any of the shares owned by them, on the matters described above on which the i-units vote as a separate class.

                                 If a person or group owns 20% or more of the aggregate number of issued and outstanding number of common units and our shares, they cannot vote the shares (but may vote the common units) that they own on any matter. This particular limitation does not apply to El Paso Corporation and its affiliates. However, as described above and as further described under "Description of Our Shares -- Limited Voting Rights," there are a number of circumstances in which El Paso Corporation and its affiliates are not entitled to vote the shares that they own.

Anti-dilution adjustments.....   Through the combined effect of the provisions
                                 in the El Paso Energy Partners partnership agreement and the provisions of our limited liability company agreement, the number of our outstanding shares, including voting shares, and the number of i-units we own always will be equal.

      SUMMARY HISTORICAL FINANCIAL INFORMATION OF EL PASO ENERGY PARTNERS

     You should read the following summary historical financial information of El Paso Energy Partners in connection with the financial statements and related notes incorporated by reference in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The financial information as of and for the years ended December 31, 2001, 2000 and 1999, was derived from El Paso Energy Partners' Current Report on Form 8-K/A dated July 19, 2002. The financial information as of and for the three months ended March 31, 2002 and 2001 was derived from El Paso Energy Partners' Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002. The financial information for the year ended December 31, 1998, was derived from the records of El Paso Energy Partners. The historical results of El Paso Energy Partners are not necessarily indicative of results to be expected in future periods.

                                   THREE MONTHS
                                       ENDED
                                     MARCH 31,                 YEAR ENDED DECEMBER 31,
                                 -----------------   -------------------------------------------
                                  2002      2001       2001       2000      1999        1998
                                 -------   -------   --------   --------   -------   -----------
                                    (UNAUDITED)
                                             (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
OPERATING RESULTS DATA(1):
Operating revenues.............  $61,544   $54,502   $193,406   $112,415   $63,659     $48,731
Operating expenses.............   26,598    28,487     84,821     42,621    22,402      27,558
Depreciation, depletion and
  amortization.................   12,549    12,223     38,699     27,743    30,630      28,136
                                 -------   -------   --------   --------   -------     -------
Operating income (loss)........   22,397    13,792     69,886     42,051    10,627      (6,963)
Other income...................    4,102    10,888     25,808     25,308    43,275      27,495
Interest and debt expense......   11,758    10,923     41,542     46,820    35,323      20,242
Minority interest..............       --        41        100         95       197          15
Income tax benefit.............       --        --         --       (305)     (435)       (471)
                                 -------   -------   --------   --------   -------     -------
Income from continuing
  operations(2)................   14,741    13,716     54,052     20,749    18,817         746
Income (loss) from discontinued
  operations...................    4,385      (743)     1,097       (252)       --          --
                                 -------   -------   --------   --------   -------     -------
Net income.....................  $19,126   $12,973   $ 55,149   $ 20,497   $18,817     $   746
                                 =======   =======   ========   ========   =======     =======
Basic and diluted earnings
  (loss) per unit(3)
  Continuing operations........  $  0.06   $  0.14   $   0.35   $  (0.02)  $  0.26     $  0.02
  Discontinued operations......     0.11     (0.02)      0.03      (0.01)       --          --
  Cumulative effect of
     accounting change.........       --        --         --         --     (0.60)         --
                                 -------   -------   --------   --------   -------     -------
  Net income (loss)............  $  0.17   $  0.12   $   0.38   $  (0.03)  $ (0.34)    $  0.02
                                 =======   =======   ========   ========   =======     =======
Weighted average number of
  units outstanding............   39,941    32,471     34,376     29,077    25,928      24,367
                                 =======   =======   ========   ========   =======     =======
Distributions per common
  unit.........................  $0.6250   $0.5500   $   2.31   $   2.15   $  2.10     $  2.10
                                 =======   =======   ========   ========   =======     =======
Distributions per preference
  unit(4)......................  $    --   $    --   $     --   $  0.825   $  1.10     $  1.60
                                 =======   =======   ========   ========   =======     =======

                                                            AS OF        AS OF DECEMBER 31,
                                                          MARCH 31,     ---------------------
                                                             2002          2001        2000
                                                         ------------   ----------   --------
                                                         (UNAUDITED)
                                                                    (IN THOUSANDS)
FINANCIAL POSITION DATA(1):
Property, plant and equipment, net.....................   $  936,801    $  917,867   $497,746
Total assets...........................................    1,492,190     1,357,270    869,471
Revolving credit facility..............................      444,000       300,000    318,000
Limited recourse term loan, less current
  maturities(5)........................................       76,000        76,000     45,000
Long-term debt(6)......................................      425,000       425,000    175,000
Partner's capital(7)...................................      487,267       500,726    311,071

                                       THREE MONTHS
                                          ENDED
                                        MARCH 31,                YEAR ENDED DECEMBER 31,
                                    ------------------   ---------------------------------------
                                     2002       2001       2001       2000      1999      1998
                                    -------   --------   --------   --------   -------   -------
                                       (UNAUDITED)
                                                           (IN THOUSANDS)
OTHER FINANCIAL DATA:
EBITDA(8).........................  $39,048   $ 36,903   $140,949   $ 95,102   $84,532   $48,668
Adjusted EBITDA(9)................   48,518     35,227    161,440    107,105    91,305    52,345
Capital expenditures including
  investing activities............   35,110    137,753    608,826    125,832   113,579    66,111

---------------

(1) El Paso Energy Partners' operating results and financial position reflect the acquisitions of:

     - interest in the titleholder of, and other interests in, the Chaco plant, and the remaining 50% interest El Paso Energy Partners did not already own in Deepwater Holdings in October 2001;

     - EPN Texas in February 2001;

     - the Petal and Hattiesburg natural gas storage facilities in August 2000;

     - El Paso Intrastate-Alabama in March 2000; and

     - an additional 49% interest in Viosca Knoll in June 1999.

     The acquisitions were accounted for as purchases and therefore operating results of these acquired entities are included in El Paso Energy Partners' results prospectively from the purchase date. In addition, El Paso Energy Partners' operating results and financial position reflect the sale of El Paso Energy Partners' and Deepwater Holdings' interests in several offshore Gulf of Mexico assets in January and April 2001 as a result of a Federal Trade Commission, or FTC, order related to El Paso Corporation's merger with The Coastal Corporation.

(2) Includes, for the year ended December 31, 2001, approximately $25.4 million related to the make whole payment from El Paso Corporation as additional consideration related to El Paso Energy Partners' disposition of offshore Gulf of Mexico assets in accordance with an FTC order related to El Paso Corporation's merger with The Coastal Corporation.

(3) Net income (loss) per unit allocated to limited partners, net of allocations made to El Paso Energy Partners' general partner and the Series B preference units.

(4) Prior to October 2000, El Paso Energy Partners had publicly held preference units outstanding, which were not of the same class as the Series B preference units. In October 2000, all publicly held preference units were converted into common units or redeemed.

(5) Relates to a limited recourse project finance loan to build the Prince TLP. With the completion of the Prince TLP, El Paso Energy Partners converted the project finance loan to a limited recourse term loan in December 2001. This term loan was repaid in connection with El Paso Energy Partners' April 2002 disposition of the Prince TLP.

(6) Reflects the issuance of $250 million of 8 1/2% Senior Subordinated Notes in May 2001.

(7) Reflects the issuance of:

     - 5.6 million common units, including 1.5 million common units purchased by a subsidiary of El Paso Corporation, in October 2001;

     - 2.3 million common units in March 2001;

     - $170 million Series B preference units to a subsidiary of El Paso Corporation in August 2000; and

     - 4.6 million common units in July 2000.

     In addition, El Paso Energy Partners redeemed $50 million in liquidation value of its Series B preference units in October 2001.

(8) EBITDA is defined for this purpose as net income before (1) depreciation, depletion, and amortization, (2) asset impairment charges, (3) interest and other financing costs, net of capitalized interest, and (4) minority interests and income tax benefit. EBITDA is used as a supplemental financial measurement in the evaluation of El Paso Energy Partners' business and should not be considered as an alternative to net income as an indicator of El Paso Energy Partners' operating performance or as an alternative to cash flows from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles or as a measure of liquidity. EBITDA is not defined under generally accepted accounting principles and accordingly, it may not be a comparable measurement among different companies.

(9) Adjusted EBITDA is defined for this purpose as EBITDA, less earnings from unconsolidated affiliates, plus cash distributions from investments in unconsolidated affiliates, and, as appropriate, other cash and non-cash items. Historically, a significant portion of El Paso Energy Partners' cash flow has come from distributions from unconsolidated joint ventures; accordingly, El Paso Energy Partners believes Adjusted EBITDA provides additional information which may be used to better understand El Paso Energy Partners' operations. Adjusted EBITDA is used as a supplemental financial measurement in the evaluation of El Paso Energy Partners' business and should not be considered as an alternative to net income as an indicator of El Paso Energy Partners' operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA may not be a comparable measurement among different companies. The following table provides a reconciliation from income before interest income taxes, and other charges to Adjusted EBITDA.

                                 THREE MONTHS
                                     ENDED
                                   MARCH 31,               YEAR ENDED DECEMBER 31,
                               -----------------   ---------------------------------------
                                2002      2001       2001       2000      1999      1998
                               -------   -------   --------   --------   -------   -------
                                                (IN THOUSANDS)
                                                  (UNAUDITED)
ADJUSTED EBITDA
Income before interest,
  income taxes and minority
  interest...................  $26,499   $24,680   $ 95,694   $ 67,359   $53,902   $20,532
Plus: Depreciation, depletion
  and amortization...........   12,549     8,302     34,778     27,743    30,630    29,267
  Cash distributions from
     unconsolidated
     affiliates..............    4,500     6,922     35,062     33,960    46,180    31,171
  Net cash payment received
     from El Paso
     Corporation.............    1,882     1,896      7,404         --        --        --
  Discontinued operations of
     Prince facilities.......    6,449      (183)     6,556         --        --        --
  Insurance proceeds.........       --        --         --      5,000        --        --
  Asset impairment...........       --     3,921      3,921         --        --    (1,131)
  Loss on sale of Gulf of
     Mexico assets...........       --    10,381     11,878         --        --        --
Less: Earnings (loss) from
  unconsolidated
  affiliates.................    3,361    (4,712)     8,449     22,931    32,814    26,724
  Gain on sale of assets.....       --        --         --         --    10,103       311
  Litigation resolution......       --        --         --      2,250    (2,250)       --
  Non-cash earnings related
     to future payments from
     El Paso.................       --    25,404     25,404         --        --        --
  Hedged items...............       --        --         --      1,619    (1,619)       --
  Other non-cash items.......       --        --         --        157       359       459
                               -------   -------   --------   --------   -------   -------
Adjusted EBITDA..............  $48,518   $35,227   $161,440   $107,105   $91,305   $52,345
                               =======   =======   ========   ========   =======   =======

          SUMMARY PRO FORMA FINANCIAL DATA OF EL PASO ENERGY PARTNERS

     The following tables show summary pro forma financial information for El Paso Energy Partners for the year ended December 31, 2001 and the three month period ended March 31, 2002.

     - The column labeled Pro Forma After 2001 Transactions gives effect to the following as of January 1, 2001:

          -- the exclusion of (1) the results of operations of Deepwater Holdings, L.L.C.'s (a joint venture of El Paso Energy Partners) interests in the Stingray and UTOS systems and the West Cameron dehydration facility, which were sold in 2001; (2) the results of operations of El Paso Energy Partners' interests in the Nautilus, Manta Ray Offshore, Nemo, Green Canyon and Tarpon systems as well as its interests in two offshore platforms, which were sold in 2001; and (3) losses on the dispositions described in (1) and (2) above and income of $25.4 million El Paso Energy Partners recognized from payments by El Paso Corporation as additional consideration for those dispositions;

          -- the $133 million acquisition in February 2001 of the South Texas NGL transportation and fractionation assets from subsidiaries of El Paso Corporation;

          -- the acquisition in October 2001 of the remaining 50% equity interest that El Paso Energy Partners did not own in Deepwater Holdings for approximately $26 million of cash and $55 million of assumed indebtedness; and

          -- the acquisition in October 2001 of interests in the titleholder of, and other interests in, the Chaco cryogenic natural gas processing plant for approximately $198.5 million.

     - The column labeled Pro Forma After EPN Holding Asset Acquisition gives further effect to the following as of the beginning of the applicable period presented or as of the balance sheet date:

          -- the acquisition in April 2002 of the EPN Holding assets for net consideration of $735 million consisting of (1) $420 million of cash, which was financed through borrowings under the EPN Holding term loan, (2) $119 million of assumed short-term indebtedness payable to El Paso Corporation, which was repaid with borrowings under the EPN Holding term loan, (3) $6 million of El Paso Energy Partners' common units and (4) $190 million in sold assets, comprised of El Paso Energy Partners' Prince TLP and its Prince Field overriding royalty interest;

          -- the repayment in April 2002 of the $95 million limited recourse term loan related to the Prince TLP;

          -- the issuance by El Paso Energy Partners of common units in April 2002 and the application of the approximately $149 million of net proceeds to repay indebtedness outstanding under the EPN Holding term loan;

          -- the capital contribution by El Paso Energy Partners' general partner of $0.6 million in April 2002 to maintain its 1% capital account balance as a result of the issuance of additional common units; and

          -- the issuance by El Paso Energy Partners of 8 1/2% senior subordinated notes in May 2002 and the application of net proceeds of $225 million to repay a portion of the EPN Holding term loan and $5 million to repay a portion of its credit facility.

     - The column labeled Pro Forma After Proposed San Juan Assets Acquisition further gives effect, as of the beginning of the applicable period presented or as of the balance sheet date:

          -- the expected acquisition of the San Juan assets for $782 million, of which $391 million of the cash consideration is expected to be from proceeds from the sale of its i-units to us and $391 million of the cash consideration is expected to be from proceeds from long-term debt financing; and

          -- the capital contribution by El Paso Energy Partners' general partner to maintain its 1% capital account balance as a result of the issuance of additional common units.

     -  The column labeled Pro Forma as Adjusted further gives effect to:

          -- the receipt by El Paso Energy Partners of an additional estimated $267 million in proceeds from the expected sale of its i-units to us, which assumes that we sell 20,000,000 shares at $34.23 per share, net of the underwriting discount, expected expenses and $0.5 million paid by us to El Paso Corporation for its tax indemnity obligations, and the use by El Paso Energy Partners of these additional proceeds to temporarily repay indebtedness under its revolving credit facility and EPN Holding credit agreement; and

          -- the expected capital contribution by El Paso Energy Partners' general partner of $2.7 million to maintain its 1% capital account balance as a result of the expected additional issuance of the i-units, and the use by El Paso Energy Partners of these additional proceeds to temporarily repay indebtedness under its revolving credit facility.

     The summary pro forma financial information has been prepared using the purchase method of accounting. The purchase price allocated in the summary pro forma financial information is based on El Paso Energy Partners' estimate of the fair market values of assets acquired and liabilities assumed. The summary pro forma financial information includes assumptions and adjustments as described in the notes to the pro forma combined financial statements from our Current Report on Form 8-K dated August 12, 2002 incorporated by reference into this prospectus and should be read in conjunction with the historical financial statements and the related notes of El Paso Energy Partners incorporated by reference into this prospectus.

     The summary pro forma financial information may not be indicative of the results that would have occurred if the transactions had been consummated as of the beginning of the periods presented or that will be obtained in the future.

                         EL PASO ENERGY PARTNERS, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                                      PRO FORMA
                                                                                        AFTER
                                                                        PRO FORMA      PROPOSED
                                          EL PASO        PRO FORMA        AFTER        SAN JUAN
                                           ENERGY          AFTER       EPN HOLDING      ASSET
                                       PARTNERS, L.P.       2001          ASSET      ACQUISITION     PRO FORMA
                                         HISTORICAL     TRANSACTIONS   ACQUISITION   TRANSACTIONS   AS ADJUSTED
                                       --------------   ------------   -----------   ------------   -----------
                                                        (UNAUDITED)    (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
Operating revenues...................     $193,406        $256,954      $601,643       $899,273      $899,273
Operating expenses
  Cost of natural gas and oil........       51,542          51,542       240,124        376,098       376,098
  Operation and maintenance, net.....       33,279          55,944       122,559        172,686       172,686
  Depreciation, depletion and
    amortization.....................       34,778          51,038        81,383        119,948       119,948
  Asset impairment charge............        3,921           3,921         3,921          3,921         3,921
                                          --------        --------      --------       --------      --------
                                           123,520         162,445       447,987        672,653       672,653
                                          --------        --------      --------       --------      --------
Operating income.....................       69,886          94,509       153,656        226,620       226,620
                                          --------        --------      --------       --------      --------
Other income (loss)
  Earnings from unconsolidated
    affiliates.......................        8,449          18,374        18,374         20,551        20,551
  Net loss on sale of assets.........      (11,367)             --            --             --            --
  Other income (loss)................       28,726           3,290        (1,736)        (1,736)       (1,736)
                                          --------        --------      --------       --------      --------
                                            25,808          21,664        16,638         18,815        18,815
                                          --------        --------      --------       --------      --------
Income before interest, income taxes
  and other charges..................       95,694         116,173       170,294        245,435       245,435
                                          --------        --------      --------       --------      --------
  Interest and debt expense..........       41,542          55,304        82,479        116,649       105,704
  Minority interest..................          100             100           100            100           100
  Income tax benefit.................           --              --           (24)            (1)           (1)
                                          --------        --------      --------       --------      --------
                                            41,642          55,404        82,555        116,748       105,803
                                          --------        --------      --------       --------      --------
  Net income from continuing
    operations.......................       54,052          60,769        87,739        128,687       139,632
Income from discontinued operations..        1,097           1,097            --             --            --
                                          --------        --------      --------       --------      --------
Net income...........................     $ 55,149        $ 61,866      $ 87,739       $128,687      $139,632
                                          ========        ========      ========       ========      ========
Income allocation
  Series B unitholders...............     $ 17,228        $ 17,228      $ 17,228       $ 17,228      $ 17,228
                                          ========        ========      ========       ========      ========
  General Partner
    Continuing operations............     $ 24,650        $ 24,717      $ 25,628       $ 40,850      $ 46,417
    Discontinued operations..........           11              11            --             --            --
                                          --------        --------      --------       --------      --------
                                          $ 24,661        $ 24,728      $ 25,628       $ 40,850      $ 46,417
                                          ========        ========      ========       ========      ========
  Limited Partners
    Continuing operations............     $ 12,174        $ 18,824      $ 44,883       $ 70,609      $ 75,987
    Discontinued operations..........        1,086           1,086            --             --            --
                                          --------        --------      --------       --------      --------
                                          $ 13,260        $ 19,910      $ 44,883       $ 70,609      $ 75,987
                                          ========        ========      ========       ========      ========
Basic and diluted earnings per unit
    Continuing operations............     $   0.35        $   0.55      $   1.30       $   1.40      $   1.30
    Discontinued operations..........         0.03            0.03            --             --            --
                                          --------        --------      --------       --------      --------
                                          $   0.38        $   0.58      $   1.30       $   1.40      $   1.30
                                          ========        ========      ========       ========      ========
Weighted average number of units
  outstanding........................       34,376          34,376        34,535         50,523        58,619
                                          ========        ========      ========       ========      ========

                         EL PASO ENERGY PARTNERS, L.P.

     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED FINANCIAL DATA
      STATEMENT OF OPERATIONS (FOR THE THREE MONTHS ENDED MARCH 31, 2002)
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                               PRO FORMA
                                                                                 AFTER
                                                  EL PASO       PRO FORMA       PROPOSED
                                                  ENERGY          AFTER         SAN JUAN
                                                 PARTNERS,     EPN HOLDING       ASSET
                                                   L.P.           ASSET       ACQUISITION      PRO FORMA
                                                HISTORICAL     ACQUISITION    TRANSACTIONS    AS ADJUSTED
                                                -----------    -----------    ------------    -----------
                                                (UNAUDITED)    (UNAUDITED)    (UNAUDITED)     (UNAUDITED)
Operating revenues............................  $   61,544     $  133,780      $  222,541     $  222,541
Operating expenses
  Cost of natural gas and oil.................      12,158         33,624          95,599         95,599
  Operation and maintenance, net..............      14,440         30,087          42,518         42,518
  Depreciation, depletion and amortization....      12,549         18,978          28,992         28,992
                                                ----------     ----------      ----------     ----------
                                                    39,147         82,689         167,109        167,109
                                                ----------     ----------      ----------     ----------
Operating income..............................      22,397         51,091          55,432         55,432
                                                ----------     ----------      ----------     ----------
Other income
  Earnings from unconsolidated affiliates.....       3,361          3,361           3,291          3,291
  Net gain on sale of assets..................         315            315             315            315
  Other income................................         426            397             397            397
                                                ----------     ----------      ----------     ----------
                                                     4,102          4,073           4,003          4,003
                                                ----------     ----------      ----------     ----------
Income before interest, income taxes and other
  charges.....................................      26,499         55,164          59,435         59,435
                                                ----------     ----------      ----------     ----------
  Interest and debt expense...................      11,758         18,458          26,884         24,185
  Income taxes................................          --             --              92             92
                                                ----------     ----------      ----------     ----------
  Income from continuing operations...........      14,741         36,706          32,459         35,158
  Income from discontinued operations.........       4,385             --              --             --
                                                ----------     ----------      ----------     ----------
  Net income..................................  $   19,126     $   36,706      $   32,459     $   35,158
                                                ==========     ==========      ==========     ==========
  Income allocation
    Series B unitholders......................  $    3,552     $    3,552      $    3,552     $    3,552
                                                ==========     ==========      ==========     ==========
    General partner
      Continuing operations...................  $    8,691     $    9,070      $   13,042     $   14,309
      Discontinued operations.................          44             --              --             --
                                                ----------     ----------      ----------     ----------
                                                $    8,735     $    9,070      $   13,042     $   14,309
                                                ==========     ==========      ==========     ==========
    Limited partners
      Continuing operations...................  $    2,498     $   24,084      $   15,865     $   17,297
      Discontinued operations.................       4,341             --              --             --
                                                ----------     ----------      ----------     ----------
                                                $    6,839     $   24,084      $   15,865     $   17,297
                                                ==========     ==========      ==========     ==========
Basic and diluted earnings per unit
  Income from continuing operations...........  $     0.06     $     0.60      $     0.28     $     0.27
  Income from discontinued operations.........        0.11             --              --             --
                                                ----------     ----------      ----------     ----------
  Net income..................................  $     0.17     $     0.60      $     0.28     $     0.27
                                                ==========     ==========      ==========     ==========
Weighted average number of units outstanding..      39,941         40,100          56,087         64,183
                                                ==========     ==========      ==========     ==========
FINANCIAL POSITION DATA (AT MARCH 31, 2002):
Property, plant and equipment, net............  $  936,801     $1,703,032      $2,593,927     $2,593,927
Investments in unconsolidated affiliates......      33,438         33,438          36,385         36,385
Total assets..................................   1,492,190      2,077,714       2,872,008      2,872,008
Current liabilities...........................      58,777         56,396          60,454         60,454
Long-term indebtedness, less current
  maturities..................................     945,000      1,503,000       1,740,051      1,470,169
  Total liabilities...........................   1,004,923      1,584,335       1,833,232      1,563,350
Partners' capital.............................     487,267        493,190       1,038,587      1,308,469

                    EL PASO ENERGY MANAGEMENT BALANCE SHEET

     You should read the following financial information together with the balance sheet and related notes appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- El Paso Energy Management" appearing elsewhere in this prospectus.

     The historical information as of July 31, 2002, was derived from our audited historical balance sheet and notes thereto included in this prospectus. The unaudited as adjusted balance sheet information as of July 31, 2002 gives effect to:

     - our receipt of net proceeds from this offering of $658 million, which assumes that we sell 20,000,000 shares at $34.23 per share, net of the underwriting discount and expected expenses,

     - our use of $0.5 million of the net proceeds of this offering to compensate El Paso Corporation for its tax indemnity obligation; and

     - our use of $658 million of the net proceeds of this offering to purchase a number of i-units from El Paso Energy Partners equal to the number of our outstanding shares.

                                                                 {AS OF
                                                              JULY 31, 2002
                                                    ---------------------------------
                                                                       AS ADJUSTED
                                                      HISTORICAL     FOR THE OFFERING
                                                      ----------     ----------------
                                                             (IN THOUSANDS)
                                                                       (UNAUDITED)
                                       ASSETS
Investment in i-units.............................       $ --            $657,683
                                                         ----            --------
     Total assets.................................       $ --            $657,683
                                                         ====            ========
                               LIABILITIES AND EQUITY
Liabilities.......................................       $ --            $     --
Equity
  Voting shares...................................          1                   1
  Non-voting shares...............................         --             657,683
  Contribution receivable from parent.............         (1)                 (1)
                                                         ----            --------
     Total liabilities and equity.................       $ --            $657,683
                                                         ====            ========

                                  RISK FACTORS

     Any investment in our shares involves a high degree of risk. You should carefully consider the following risks and all of the information contained in, or incorporated by reference into, this prospectus before deciding whether to purchase our shares. If any of the following risks actually occur, the trading price of our shares could decline, and you may lose all or part of your investment in our shares.

RISKS RELATED TO OUR SHARES, THE I-UNITS AND EL PASO ENERGY MANAGEMENT

  AN ACTIVE TRADING MARKET FOR OUR SHARES MAY NOT DEVELOP, AND EVEN IF SUCH A MARKET DOES DEVELOP, THE MARKET PRICE OF OUR SHARES MAY BE LESS THAN THE PRICE YOU PAID FOR YOUR SHARES IN THIS OFFERING AND LESS THAN THE MARKET PRICE OF THE COMMON UNITS OF EL PASO ENERGY PARTNERS.

     Prior to this offering, you could not buy or sell our shares. An active public trading market for our shares may not develop or continue after this offering. Even if such a market does develop, the market price of our shares after this offering may be less than the market price of El Paso Energy Partners' common units as a result of any of the following factors, some of which are beyond our control:

     - the complexity of the terms of our shares, including the purchase provisions and the tax indemnity;

     - changes to the terms of our shares that our board of directors may make in its sole discretion;

     - liabilities or obligations we may incur in connection with our management of the business and affairs of El Paso Energy Partners for which it or El Paso Energy Partners Company are either unwilling or unable to reimburse or indemnify us; and

     - liabilities that we may incur, such as for violations of laws like the U.S. federal securities laws, or acts we may commit in bad faith, for which we may not be entitled to indemnification from El Paso Energy Partners or El Paso Energy Partners Company.

     Additionally, the public sale by El Paso Corporation of a significant portion of the 11,674,245 common units that it currently owns through its subsidiaries, or of the 5,300,000 shares that it will purchase through subsidiaries in this offering, could reduce the market price of the common units and, directly or indirectly, the shares. El Paso Energy Partners' partnership agreement allows the general partner to cause El Paso Energy Partners to register for public sale any units held by the general partner or its affiliates. In addition, El Paso Corporation may sell its common units in private transactions at any time, which could have a similar effect on the market price for the outstanding common units and, indirectly, the shares.

  THE VALUE OF THE ADDITIONAL FRACTIONAL SHARE THAT YOU WILL RECEIVE PER SHARE AS A QUARTERLY DISTRIBUTION MAY BE LESS THAN THE QUARTERLY DISTRIBUTION OF CASH THAT EL PASO ENERGY PARTNERS' COMMON UNITHOLDERS WILL RECEIVE PER COMMON UNIT.

     The additional fraction of a share to be issued per share outstanding each applicable quarter will be based on the average closing price of our shares for the ten consecutive trading days preceding the ex-dividend date for our shares. Because the market price of our shares may vary substantially over time, the market value on the date of distribution of such additional shares may vary substantially from the cash distributed on a common unit.

  EL PASO ENERGY PARTNERS COULD BE TREATED AS A CORPORATION FOR U.S. FEDERAL INCOME TAX PURPOSES, WHICH WOULD REDUCE SUBSTANTIALLY THE VALUE OF OUR SHARES AND WOULD GIVE THE OWNER OF OUR VOTING SHARES THE RIGHT TO MERGE US INTO EL PASO ENERGY PARTNERS.

     The anticipated benefit of an investment in our shares depends largely on the continued treatment of El Paso Energy Partners as a partnership for U.S. federal income tax purposes. El Paso Energy Partners has not requested a ruling from the U.S. Internal Revenue Service on this or any other matter affecting El Paso Energy Partners. Current law requires El Paso Energy Partners to derive at least 90% of its annual gross income from specific activities to continue to be treated as a partnership for U.S. federal income tax purposes. El Paso Energy Partners may not find it possible, regardless of its efforts, to meet this income requirement or may inadvertently fail to meet this income requirement. Current law could change so as to cause El Paso Energy Partners to be treated as a corporation for U.S. federal income tax purposes without regard to its sources of income or otherwise subject El Paso Energy Partners to entity-level taxation.

     If El Paso Energy Partners were to be treated as a corporation for U.S. federal income tax purposes, it would pay U.S. federal income tax on its income at the corporate tax rate, which currently is a maximum of 35%, and would pay state income taxes at varying rates. Because a tax would be imposed upon El Paso Energy Partners as a corporation, the cash available for distribution to its common unitholders would be substantially reduced, which would reduce the value of the i-units we own and the value of your shares.

     Under the provisions of our limited liability company agreement and El Paso Energy Partners' partnership agreement, if El Paso Energy Partners were to be treated as a corporation for U.S. federal income tax purposes, in order to avoid the additional costs of administering a separate entity, among other reasons, the owner of our voting shares has the right to cause us to merge with or into it or one of its subsidiaries. As a condition to such merger, we must obtain either an opinion of counsel or a ruling from the IRS that such merger should be currently non-taxable to holders of our shares, except as to the consideration received for fractional shares or as to the termination of any rights or obligations related to the purchase provisions. In such a merger, you would receive common units or other securities substantially similar to the common units in exchange for your shares.

  EL PASO ENERGY PARTNERS MAY ISSUE ADDITIONAL COMMON OR OTHER CLASSES OF UNITS, AND WE MAY ISSUE ADDITIONAL SHARES, WHICH WOULD DILUTE YOUR OWNERSHIP INTEREST.

     El Paso Energy Partners can issue additional common units, preference units and other capital securities representing limited partner interests, including securities with rights to distributions and allocations or in liquidation equal or superior to the equity securities held by existing unitholders, for any amount and on any terms and conditions established by its general partner. We also can issue additional shares of the class of shares being sold in this offering and the class of voting shares currently owned by El Paso Energy Partners Company. If El Paso Energy Partners issues more limited partner interests or if we issue additional shares as described in the preceding sentence, it will reduce your proportionate ownership interest. This could cause the market price of your shares to fall and reduce the amount available for distributions on each share. Further, El Paso Energy Partners has the ability to issue partnership interests with voting rights superior to the i-units. If El Paso Energy Partners were to issue any such securities, it could adversely affect your voting power.

  BECAUSE OUR ONLY ASSETS WILL BE I-UNITS OF EL PASO ENERGY PARTNERS, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL DEPEND SOLELY UPON THE PERFORMANCE OF EL PASO ENERGY PARTNERS.

     After this offering our only assets will be the i-units we own. If El Paso Energy Partners decreases the cash distributions it pays to common unitholders, the value of additional shares we distribute to you will decrease as well.

  YOUR SHARES ARE SUBJECT TO PURCHASE PROVISIONS THAT COULD RESULT IN YOUR HAVING TO SELL YOUR SHARES AT A TIME OR PRICE THAT YOU DO NOT LIKE.

     If El Paso Corporation exercises any of its rights to purchase our shares, you will be required to sell your shares at a time or price that may be undesirable, and you could receive less than you paid for your shares. Any sale of our shares by you, to El Paso Corporation or otherwise, for cash will be a taxable transaction to you. Accordingly, you will recognize a gain or loss on the sale equal to the difference between the cash received and your tax basis in the shares sold.

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

  THE TERMS OF OUR SHARES MAY BE CHANGED IN WAYS YOU MAY NOT LIKE, BECAUSE OUR BOARD OF DIRECTORS WILL HAVE THE POWER TO CHANGE THE TERMS OF OUR SHARES IN WAYS THAT OUR BOARD DETERMINES, IN ITS SOLE DISCRETION, ARE NOT MATERIALLY ADVERSE TO YOU.

     As an owner of our shares, you may not like the changes made to the terms of our shares, if any, and you may disagree with our board of directors' decision that the changes are not materially adverse to you as a shareholder. Your recourse if you disagree will be limited because our limited liability company agreement gives broad latitude and discretion to our board of directors and eliminates or reduces the fiduciary duties that our board of directors otherwise would owe to you.

  IF WE ARE NOT FULLY REIMBURSED OR INDEMNIFIED FOR OBLIGATIONS AND LIABILITIES WE INCUR IN MANAGING THE BUSINESS AND AFFAIRS OF EL PASO ENERGY PARTNERS, WE MAY BE UNABLE TO PAY THOSE LIABILITIES AND THE VALUE OF OUR SHARES COULD DECLINE.

     Under the delegation agreement, we have been delegated management of El Paso Energy Partners and its operating subsidiaries. We may have unlimited liability, including with respect to environmental liabilities, for our obligations to the same extent as a general partner under partnership laws as a result of our management of El Paso Energy Partners. To the extent we incur liabilities or other obligations in connection with our performance under the delegation agreement, we are entitled to be reimbursed or indemnified by El Paso Energy Partners or El Paso Energy Partners Company. In the event El Paso Energy Partners and El Paso Energy Partners Company are either unwilling or unable to reimburse or indemnify us, we likely will be unable to satisfy these liabilities or obligations. Additionally, our right to reimbursement or indemnification is limited under certain circumstances, including:

     - if we act in bad faith; or

     - if we violate laws, like the U.S. federal securities laws, where indemnification may be against public policy.

     For more information about the delegation agreement, please read "Relationships and Related Party Transactions."

     For example, we could become liable to third parties for the obligations of El Paso Energy Partners and its subsidiaries that are partnerships who transact business with third parties and who reasonably believe that we are a general partner. El Paso Energy Partners is not obligated to reimburse us in specified cases, and may not be able to reimburse or indemnify us as a result of its insolvency or bankruptcy. The primary adverse impact of that will be the decline in or elimination of the value of our i-units, which are our primary assets. Assuming under these circumstances that we have some residual value in our i-units, a direct claim against us could further reduce our net asset value and cause us also to declare bankruptcy. Another risk with respect to third party claims will arise under the circumstances when El Paso Energy Partners is financially able to pay us but, for some other reason, does not reimburse or indemnify us.

  IF IN THE FUTURE WE CEASE TO MANAGE THE BUSINESS AND AFFAIRS OF EL PASO ENERGY PARTNERS, WE MAY BE DEEMED TO BE AN "INVESTMENT COMPANY" FOR PURPOSES OF THE INVESTMENT COMPANY ACT OF 1940.

     If in the future we cease to manage the business and affairs of El Paso Energy Partners, we may be deemed to be an "investment company" for purposes of the Investment Company Act of 1940. In that event, we would either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the SEC, or modify our organizational structure or our contract rights to fall outside the definition of an investment company under the Investment Company Act of 1940. Registering as an investment company could, among other things, materially limit our ability to engage in transactions with our affiliates, including the purchase and sale of certain securities or other property to or from our affiliates, restrict our ability to borrow funds or engage in other transactions involving leverage, and require us to add directors who are independent of us or our affiliates.

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

  IF A PERSON OR GROUP, OTHER THAN EL PASO CORPORATION AND ITS AFFILIATES, OWNS 20% OR MORE OF THE AGGREGATE NUMBER OF ISSUED AND OUTSTANDING EL PASO ENERGY PARTNERS COMMON UNITS AND OUR SHARES, THAT PERSON OR GROUP MAY NOT VOTE ITS SHARES; AS A RESULT, YOU ARE LESS LIKELY TO RECEIVE A PREMIUM FOR YOUR SHARES IN A CHANGE OF CONTROL SITUATION.

     If a person or group owns 20% or more of the aggregate number of issued and outstanding common units and our shares, that person or group may not vote its shares (but may vote its common units). This limitation does not apply to El Paso Corporation and its affiliates. This provision may discourage a person or group from attempting to take over control of us or El Paso Energy Partners and reduce the price at which our shares will trade under certain circumstances.

  THE SHARES YOU OWN ARE NOT ENTITLED TO VOTE TO ELECT OUR DIRECTORS, THEREFORE, YOU WILL HAVE LITTLE OR NO OPPORTUNITY TO INFLUENCE OR CHANGE OUR MANAGEMENT.

     Unlike the holders of common stock in a corporation, you have limited voting rights on matters affecting our business. El Paso Energy Partners Company, whose directors you do not elect, owns all of our voting shares eligible to vote in the election of our directors. For a description of the limited voting rights you will have as an owner of shares, see "Description of Our Shares -- Limited Voting Rights." Upon the closing of this offering, El Paso Energy Partners Company will delegate to us substantially all of its rights and powers to manage the business and affairs of El Paso Energy Partners, subject to El Paso Energy Partners Company's right to approve specified actions. For a more detailed description of these approval rights, please read "Relationships and Related Party Transactions."

  UNLESS ALL ACCRETIONS OCCURRING AFTER SEPTEMBER 2010 ON EL PASO ENERGY PARTNERS' THEN-OUTSTANDING SERIES B PREFERENCE UNITS HAVE BEEN PAID OR THE SERIES B PREFERENCE UNITS HAVE BEEN REDEEMED, BEGINNING IN OCTOBER 2010, EL PASO ENERGY PARTNERS WILL NOT BE PERMITTED TO MAKE DISTRIBUTIONS TO HOLDERS OF ITS COMMON UNITS OR INCREASE THE NUMBER OF I-UNITS WE OWN AND, THEREFORE, THE NUMBER OF SHARES THEN HELD BY YOU WILL NOT INCREASE.

     El Paso Energy Partners' Series B preference units have rights to income allocations on a cumulative basis, compounded semi-annually at an annual rate of 10%. El Paso Energy Partners is not obligated to allocate income for tax purposes, or pay cash distributions on, these Series B preference units until October 1, 2010, when the rate will increase to 12%. Beginning in October 2010, preference income allocation will be made on a current basis and cash distributions will be required to be paid on a current basis; accordingly, El Paso Energy Partners will not be permitted to make any distributions in respect of any of its common units or i-units until El Paso Energy Partners has paid aggregate distributions in respect of each of its Series B preference units equal to all unpaid accruals occurring after September 2010. As of March 31, 2002, El Paso Energy Partners had 125,392 Series B preference units outstanding with a liquidation value of approximately $146 million.

RISKS RELATED TO EL PASO ENERGY PARTNERS' BUSINESS

 EL PASO ENERGY PARTNERS' INDEBTEDNESS COULD ADVERSELY RESTRICT ITS ABILITY TO OPERATE, AFFECT ITS FINANCIAL CONDITION AND PREVENT IT FROM MAKING DISTRIBUTIONS TO UNITHOLDERS.

     El Paso Energy Partners has a significant amount of indebtedness and the ability to incur substantially more indebtedness. In May 2002 and May 2001, it issued an aggregate of $480 million of 8 1/2% Senior Subordinated Notes due in 2011 and in May 1999, it issued $175 million of 10 3/8% Senior Subordinated Notes due in 2009. All of its senior subordinated notes are supported by guarantees of its subsidiaries. El Paso Energy Partners is also party to a $600 million revolving credit facility, which is collateralized by a pledge of the equity of its subsidiaries and substantially all of its other assets and supported by guarantees of its subsidiaries other than its unrestricted subsidiaries. As of July 31, 2002, it had $514 million outstanding under this revolving credit facility. In addition, EPN Holding, its indirect wholly owned subsidiary, has an outstanding limited recourse term loan from a group of commercial lenders, which was entered into in connection with the April 2002 acquisition of the EPN Holding assets. As of July 31, 2002, EPN Holding had $160 million outstanding under that loan.

     From time to time, El Paso Energy Partners' joint ventures also incur indebtedness. As of June 30, 2001, its 36%-owned joint venture, Poseidon Oil Pipeline Company, L.L.C. had a revolving credit facility to provide up to $185 million with $150 million outstanding, which is collateralized by a substantial portion of Poseidon's assets.

     El Paso Energy Partners and all of its subsidiaries except for its unrestricted subsidiaries must comply with various affirmative and negative covenants contained in the indentures related to its senior subordinated notes and its revolving credit facility. EPN Holding, its direct parent entities and its subsidiaries are El Paso Energy Partners' only unrestricted subsidiaries. Those entities must comply with various affirmative and negative covenants related to EPN Holding's limited recourse term loan. Among other things, those covenants limit EPN Holding's ability to distribute cash to El Paso Energy Partners.

     Among other things, the credit agreements to which El Paso Energy Partners, EPN Holding and Poseidon are party also limit the ability of the borrower, and, in the case of each of El Paso Energy Partners and EPN Holding, its subsidiaries, under those agreements to:

     - incur additional indebtedness or liens;

     - make payments in respect of or redeem or acquire any debt or equity issued by us;

     - sell assets;

     - make loans or investments;

     - acquire or be acquired by other companies; and

     - amend some of its contracts.

     El Paso Energy Partners' indebtedness also requires it to make mandatory repayments under certain circumstances, including when it sells certain assets, fails to achieve or maintain certain financial targets or experiences a change in control. El Paso Energy Partners does not have the right to prepay the balance outstanding under its senior subordinated notes without incurring substantial economic penalties.

     The restrictions under El Paso Energy Partners' indebtedness may prevent it from engaging in certain transactions that might otherwise be considered beneficial to it and could have other important consequences to you. For example, those restrictions could:

     - increase its vulnerability to general adverse economic and industry conditions;

     - limit its ability to make distributions to unitholders, including its minimum quarterly distribution amounts, to fund future working capital, capital expenditures and other general partnership requirements, to engage in future acquisitions, construction or development activities, or to otherwise fully realize the value of its assets and opportunities because of the need to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness or to comply with any restrictive terms of its indebtedness;

     - limit its flexibility in planning for, or reacting to, changes in its businesses and the industries in which it operates; and

     - place it at a competitive disadvantage to its competitors that have less debt.

     El Paso Energy Partners may incur additional public or private indebtedness in the future, whether under its existing credit agreement, by issuing debt securities, under new credit agreements, under joint venture credit agreements, under capital leases or synthetic leases, on a project finance or other basis, or a combination of any of these. If it incurs additional indebtedness in the future, it would be under its existing credit agreement or under arrangements that may have terms and conditions at least as restrictive as those contained in its existing credit agreement and existing indentures. Failure to comply with the terms and conditions of any existing or future indebtedness would constitute an event of default. If an event of default occurs, the lenders will have the right to accelerate the maturity of that indebtedness and foreclose upon the collateral, if any, securing that indebtedness, and if an event of default occurs under its joint ventures' credit facilities, El Paso Energy Partners may be required to repay amounts previously distributed to it and its subsidiaries. These events could limit El Paso Energy Partners' ability to fulfill its obligations under its debt securities and to make cash distributions to unitholders, including its minimum quarterly distribution amounts, which could adversely affect the market price of its securities and the shares.

 EL PASO ENERGY PARTNERS MAY NOT BE ABLE TO FULLY EXECUTE ITS GROWTH STRATEGY IF IT ENCOUNTERS TIGHT CAPITAL MARKETS OR INCREASED COMPETITION FOR QUALIFIED ASSETS.

     El Paso Energy Partners' strategy contemplates substantial growth through the acquisition and development of a wide range of midstream and other energy infrastructure assets while maintaining a strong balance sheet. This strategy includes constructing and acquiring additional assets and businesses to enhance its ability to compete effectively, diversify its asset portfolio and, thereby, provide more stable cash flow. El Paso Energy Partners regularly considers and enters into discussions regarding, and is currently contemplating, additional potential acquisitions, joint ventures and stand alone projects that it believes will present opportunities to realize synergies, expand its role in the energy infrastructure business, increase its market position and, ultimately, increase distributions to unitholders. These acquisitions can be effected quickly, may occur at any time and may be significant in size relative to its existing assets. If it consummates any future acquisitions, its capitalization and results of operations may change significantly and you will not have the opportunity to evaluate the economic, financial and other relevant information that it will consider in determining the application of these funds.

     El Paso Energy Partners will need new capital to finance the future acquisition and construction of assets and businesses. Limitations on its access to capital will impair its ability to execute this strategy. Expensive capital will limit its ability to acquire or construct accretive assets. Although it intends to continue to expand its business, this strategy may require substantial capital, and it may not be able to raise the necessary funds on satisfactory terms, if at all. In addition, El Paso Energy Partners is experiencing increased competition for the assets it purchases. Increased competition for a limited pool of assets could result in El Paso Energy Partners' not being the successful bidder more often or in its acquiring assets at a higher relative price than El Paso Energy Partners has paid historically. Either occurrence would limit its ability to fully execute its growth strategy. El Paso Energy Partners' ability to execute its growth strategy may impact the market price of the shares.

 EL PASO ENERGY PARTNERS' GROWTH STRATEGY MAY ADVERSELY AFFECT ITS RESULTS OF OPERATIONS IF IT DOES NOT SUCCESSFULLY INTEGRATE THE BUSINESSES THAT IT ACQUIRES OR IF IT SUBSTANTIALLY INCREASES ITS INDEBTEDNESS AND CONTINGENT LIABILITIES TO MAKE ACQUISITIONS.

     El Paso Energy Partners may be unable to integrate successfully businesses it acquires. El Paso Energy Partners may incur substantial expenses, delays or other problems in connection with its growth strategy that could negatively impact its results of operations. Moreover, acquisitions and business expansions involve numerous risks, including:

     - difficulties in the assimilation of the operations, technologies, services and products of the acquired companies or business segments;

     - inefficiencies and complexities that can arise because of unfamiliarity with new assets and the businesses associated with them, including unfamiliarity with their markets; and

     - diversion of the attention of management and other personnel from day-to-day business, the development or acquisition of new businesses and other business opportunities.

     If consummated, any acquisition or investment would also likely result in the incurrence of indebtedness and contingent liabilities and an increase in interest expense and depreciation, depletion and amortization expenses. A substantial increase in El Paso Energy Partners' indebtedness and contingent liabilities could have a material adverse effect upon its business, as discussed above.

 EL PASO ENERGY PARTNERS' ACTUAL ACQUISITION, CONSTRUCTION AND DEVELOPMENT COSTS COULD EXCEED ITS FORECAST, AND ITS CASH FLOW FROM THESE PROJECTS MAY NOT BE IMMEDIATE.

     El Paso Energy Partners' forecast contemplates significant expenditures for the purchase, construction or other acquisition of energy infrastructure assets, including some construction and development projects with significant technological challenges. For example, underwater operations, particularly those in water depths in excess of 600 feet, are very expensive and involve much more uncertainty and risk and, if a problem occurs at such depths, the solution, if one exists, may be very expensive and time consuming. Accordingly, there is an increase in the frequency and amount of cost overruns related to underwater operations, especially in depths in excess of 600 feet. We cannot assure you that El Paso Energy Partners will be able to complete its projects at the costs currently estimated. If El Paso Energy Partners experiences material cost overruns, it will have to finance these overruns using one or more of the following methods:

     - using cash from operations;

     - delaying other planned projects; or

     - issuing additional debt or equity.

     Any or all of these methods may not be available when needed or may adversely affect El Paso Energy Partners' future results of operations.

     El Paso Energy Partners' revenues and cash flow may not increase immediately upon the expenditure of funds on a particular project. For instance, if it builds a new pipeline or platform or expands an existing facility, the design, construction, development and installation may occur over an extended period of time and El Paso Energy Partners may not receive any material increase in revenue or cash flow from that project until after it is placed in service and customers enter into binding arrangements. If El Paso Energy Partners' revenues and cash flow do not increase at projected levels because of substantial unanticipated delays, it may not meet its obligations as they become due and it may have to reduce or eliminate distributions to unitholders.

 FERC REGULATION AND A CHANGING REGULATORY ENVIRONMENT COULD AFFECT EL PASO ENERGY PARTNERS' ASSETS AND CASH FLOW.

     The FERC extensively regulates certain of El Paso Energy Partners' energy infrastructure assets. This regulation extends to such matters as:

     - rate structures;

     - rates of return on equity;

     - recovery of costs;

     - the services that its regulated assets are permitted to perform;

     - the acquisition, construction and disposition of assets; and

     - to an extent, the level of competition in that regulated industry.

     In September 2001, the FERC issued a Notice of Proposed Rulemaking, or NOPR, that proposes to apply the standards of conduct governing the relationship between interstate pipelines and marketing affiliates to all energy affiliates. Since its HIOS and Petal natural gas storage facilities are interstate facilities as defined by the Natural Gas Act, the proposed regulations, if adopted by FERC, would dictate how HIOS and Petal conduct business and interact with all energy affiliates of El Paso Corporation and El Paso Energy Partners. We cannot predict the outcome of the NOPR, but adoption of the regulations in substantially the form proposed would, at a minimum, place administrative and operational burdens on El Paso Energy Partners. Further, more fundamental changes could be required such as a complete organizational separation or sale of HIOS and Petal.

     In August 2002, the FERC issued an order requiring that all arrangements concerning the cash management or money pool arrangements between a FERC regulated subsidiary and a non FERC regulated parent must be in writing, and set forth: the duties and responsibilities of cash management participants and administrators; the methods of calculating interest and for allocating interest income and expenses; and the restrictions on deposits or borrowings by money pool members. The NOPR also requires certain specified documentation for all deposits into, borrowings from, interest income from, and interest expenses related to, such arrangements. Finally, the NOPR proposes that as a condition to participating in a cash management or money pool arrangement, the FERC regulated entity must maintain a minimum proprietary capital balance of 30 percent and that the entity, and its parent must maintain investment grade credit ratings. Comments on the NOPR are due by Thursday, August 22, 2002.

     Given the extent of this regulation, the extensive changes in FERC policy over the last several years, the evolving nature of regulation and the possibility for additional changes, we cannot assure you that the current regulatory regime will remain unchanged or of the effect any changes in that regime would have on El Paso Energy Partners' financial position, results of operations or cash flows.

 ENVIRONMENTAL COSTS AND LIABILITIES AND CHANGING ENVIRONMENTAL REGULATION COULD AFFECT EL PASO ENERGY PARTNERS' ASSETS AND CASH FLOW.

     El Paso Energy Partners' operations are subject to extensive federal, state and local regulatory requirements relating to environmental affairs, health and safety, waste management and chemical and petroleum products. Governmental authorities have the power to enforce compliance with applicable regulations and permits and to subject violators to civil and criminal penalties, including fines, injunctions or both. Third parties may also have the right to pursue legal actions to enforce compliance. El Paso Energy Partners makes expenditures in connection with environmental matters as part of its normal capital expenditure programs. However, future environmental law developments, such as stricter laws, regulations, permits or enforcement policies, could significantly increase some costs of its operations, including the handling, manufacture, use, emission or disposal of substances and wastes. Moreover, as with other companies engaged in similar or related businesses, its operations always have some risk of environmental costs and liabilities because it handles petroleum products. We cannot assure you that El Paso Energy Partners will not incur material environmental costs and liabilities.

  A NATURAL DISASTER, CATASTROPHE OR OTHER INTERRUPTION EVENT INVOLVING EL PASO ENERGY PARTNERS COULD RESULT IN SEVERE PERSONAL INJURY, PROPERTY DAMAGE AND ENVIRONMENTAL DAMAGE, WHICH COULD CURTAIL ITS OPERATIONS AND OTHERWISE ADVERSELY AFFECT ITS ASSETS AND CASH FLOW.

     Some of El Paso Energy Partners' operations involve higher risks of severe personal injury, property damage and environmental damage, which could curtail its operations and otherwise expose it to liability and adversely affect its cash flow. For example, El Paso Energy Partners' natural gas facilities operate at high pressures, sometimes in excess of 1,100 pounds per square inch. El Paso Energy Partners also operates oil and natural gas facilities located underwater in the Gulf of Mexico, which can involve complexities, such as extreme water pressure. Virtually all of its operations are exposed to the elements, including hurricanes, tornadoes, storms, floods and earthquakes.

     If one or more facilities that are owned by El Paso Energy Partners or that deliver oil, natural gas or other products to it is damaged by severe weather or any other disaster, accident, catastrophe or event, its operations could be significantly interrupted. Similar interruptions could result from damage to production or other facilities that supply its facilities or other stoppages arising from factors beyond its control. These interruptions might involve significant damage to people, property or the environment, and repairs might take from a week or less for a minor incident to six months or more for a major interruption. Additionally, some of El Paso Energy Partners' storage contracts obligate it to indemnify its customers for any damage or injury occurring during the period in which the customers' natural gas is in its possession. Any event that interrupts the fees generated by its energy infrastructure assets, or which causes it to make significant expenditures not covered by insurance, could adversely impact the market price of its debt and equity securities and the amount of cash available for payment of the debt securities and distribution to its limited partners. In order to reduce the effects of any such incident, El Paso

Energy Partners maintains insurance coverage that includes some property and business interruption insurance. El Paso Energy Partners believes that this insurance coverage is adequate, although it does not cover many types of interruptions that might occur. We cannot assure you that the proceeds of any such insurance would be paid in a timely manner or be in an amount sufficient to meet El Paso Energy Partners' needs if such an event were to occur or that it can renew it or other desirable insurance on commercially reasonable terms, if at all.

 THE FUTURE PERFORMANCE OF EL PASO ENERGY PARTNERS' MIDSTREAM ENERGY INFRASTRUCTURE OPERATIONS, AND THUS ITS ABILITY TO SATISFY ITS DEBT REQUIREMENTS AND MAINTAIN CASH DISTRIBUTIONS, DEPENDS ON SUCCESSFUL EXPLORATION AND DEVELOPMENT OF ADDITIONAL OIL AND NATURAL GAS RESERVES BY OTHERS.

     The oil, natural gas and other products available to El Paso Energy Partners' energy infrastructure assets are derived from reserves produced from existing wells, which reserves naturally decline over time. In order to offset this natural decline, El Paso Energy Partners' energy infrastructure assets must access additional reserves. Additionally, some of the projects El Paso Energy Partners has planned or recently completed are dependent on reserves that it expects to be produced from newly discovered properties that producers are currently developing.

     Finding and developing new oil and natural gas reserves is very expensive, especially offshore. The deeper water regions especially will require large capital expenditures by producers for exploration and development drilling, installing production facilities and constructing pipeline extensions to reach the new wells. Many economic and business factors out of El Paso Energy Partners' control can adversely affect the decision by any producer to explore for and develop new reserves. These factors include relatively low oil and natural gas prices, cost and availability of equipment, capital budget limitations or the lack of available capital. We cannot assure you that additional reserves, if discovered, would be developed in the near future or at all. For example, because of the level to which hydrocarbon prices declined during 1998 and the first quarter of 1999, overall oil and natural gas activity declined in relation to prior years. If hydrocarbon prices decline to those levels again or if capital spending by the energy industry decreases or remains at low levels for prolonged periods, its results of operations and cash flow could suffer.

 EL PASO ENERGY PARTNERS' STORAGE BUSINESSES DEPEND ON UNAFFILIATED PIPELINES TO TRANSPORT NATURAL GAS.

     To obtain natural gas, El Paso Energy Partners' storage businesses depend on the pipelines to which they have access. Any interruption of service on those pipelines or adverse change in their terms and conditions of service could have a material adverse effect on its ability, and the ability of its customers, to transport natural gas to and from its facilities and a corresponding material adverse effect on its storage revenues. In addition, the rates charged by those interconnected pipelines for transportation to and from its facilities affect the utilization and value of El Paso Energy Partners' storage services. Significant changes in the rates charged by those pipelines or the rates charged by other pipelines with which the interconnected pipelines compete could also have a material adverse effect on El Paso Energy Partners' storage revenues.

 EL PASO ENERGY PARTNERS FACES COMPETITION FROM THIRD PARTIES TO GATHER, TRANSPORT, PROCESS, FRACTIONATE, STORE OR OTHERWISE HANDLE OIL, NATURAL GAS AND OTHER PETROLEUM PRODUCTS.

     Even if reserves exist in the areas accessed by El Paso Energy Partners' facilities and are ultimately produced, we cannot assure you that any of these reserves will be gathered, transported, processed, fractionated, stored or otherwise handled by El Paso Energy Partners. El Paso Energy Partners competes with others, including producers of oil and natural gas, for any such production on the basis of many factors, including:

     - geographic proximity to the production;

     - costs of connection;

     - available capacity;

     - rates; and

     - access to markets.

 FLUCTUATIONS IN ENERGY COMMODITY PRICES COULD ADVERSELY AFFECT EL PASO ENERGY PARTNERS' BUSINESS.

     Oil, natural gas, NGLs and other petroleum products prices are volatile and fluctuations in these prices could have an adverse effect on a portion of El Paso Energy Partners' revenues and cash flow. Although El Paso Energy Partners' strategy involves reducing its exposure to volatility in commodity prices, primarily by focusing on fee-based services and by hedging some of those fees with derivative financial instruments, all segments of its operations are somewhat affected by price reductions and some of its segments are significantly affected by price reductions. Price reductions can materially reduce the level of oil and natural gas exploration; production and development operations, which provide reserves to replace those that are produced over time; and pipeline volumes. In addition, some of El Paso Energy Partners' operations, like production, processing and fractionation, are very sensitive to price declines.

     PIPELINES AND PLATFORMS -- PRICE DECREASES COULD HAVE AN ADVERSE EFFECT ON THE DISCOVERY AND DEVELOPMENT OF REPLACEMENT RESERVES AND AN ADVERSE EFFECT ON REVENUES AND CASH FLOW FROM THOSE ASSETS.

     Currently, the primary consequence of commodity price reductions to El Paso Energy Partners' offshore pipeline and platform operations is the risk that less replacement reserves will be discovered and produced as a result of a long-term decline in prices. Substantially all of El Paso Energy Partners' offshore pipeline and platform operations involve fee-based arrangements for gathering, transporting and handling reserves that are dedicated to the facilities for the life of the reserves.

     However, El Paso Energy Partners' financial results from some of its onshore pipelines, including the Alabama-Intrastate, Carlsbad, Waha and San Juan gathering systems, can be dramatically affected by a reduction in, or the volatility of, commodity prices. The Alabama-Intrastate gathering system functions as a merchant operation and, accordingly, purchases and resells the natural gas it gathers. Several of El Paso Energy Partners' other gathering systems, while not functioning as merchant operations, have some exposure to risks related to commodity prices. For example, over 95% of the volumes handled by the San Juan gathering system are fee-based arrangements, 80% of which the fees are calculated as a percentage of a regional price index for natural gas. In addition, the San Juan gathering system provides aggregating and bundling services -- in which it purchases gas at the wellhead and resells gas in the open market -- for some smaller producers, which account for less than 5% of the volumes on that system.

     NATURAL GAS STORAGE -- NATURAL GAS PRICE STABILITY COULD HAVE AN ADVERSE EFFECT ON REVENUES AND CASH FLOW FROM EL PASO ENERGY PARTNERS' STORAGE ASSETS.

     Prices for natural gas have historically been seasonal and volatile, which has enhanced demand for El Paso Energy Partners' storage services. The storage business has benefited from large price swings resulting from seasonal price sensitivity through increased withdrawal charges and demand for non-storage hub services. However, we cannot assure you that the market for natural gas will continue to experience volatility and seasonal price sensitivity in the future at the levels previously seen. If volatility and seasonality in the natural gas industry decrease, because of increased storage capacity throughout the pipeline grid, increased production capacity or otherwise, the demand for El Paso Energy Partners' storage services and, therefore, the prices that it will be able to charge for those services may decline.

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     PROCESSING AND FRACTIONATION -- THE PROCESSING AND FRACTIONATION BUSINESSES
     ARE CYCLICAL AND ARE DEPENDENT IN PART UPON THE SPREADS BETWEEN PRICES FOR NATURAL GAS, NGLS AND PETROLEUM PRODUCTS.

     Prices for natural gas, NGLs and NGL components can fluctuate in response to changes in supply, market uncertainty and a variety of additional factors that are beyond El Paso Energy Partners' control. If the spread between prices for natural gas, NGLs and NGL components do not provide sufficient profits to natural gas producers, then those producers may decide not to process their natural gas or fractionate their NGLs, or to process less natural gas or fractionate less NGLs. This could decrease the volumes to El Paso Energy Partners' processing and fractionation facilities and, accordingly, negatively affect its operational results. In many cases, processing and fractionating is profitable only when the producer can receive more net proceeds by physically separating the natural gas from the NGLs and separating the NGL components from the NGLs and selling those products than it would receive by merely selling the raw natural gas stream. The spread between the prices for natural gas and NGLs is greatest when the demand for NGLs increases for use in petrochemical and refinery feedstock. If and when this spread becomes too narrow to justify the costs, producers have the option to sell the raw natural gas stream rather than process and fractionate. In such a case, El Paso Energy Partners' processing or fractionation facilities or both will be underutilized.

     Utilization rates in the processing and fractionation industries can fluctuate dramatically from month to month, depending on the needs of producers. The average utilization rate for the Chaco processing plant for 2001, 2000 and 1999 was 89%, 91% and 93%. The monthly utilization rate for the EPN Texas fractionation facilities during the 12 months ended December 31, 2001 was as low as 41% and as high as 88%. However, its average annual utilization rate for its fractionation facilities for 2001, 2000 and 1999 were 73%, 89% and 88%.

     After its acquisition of the San Juan assets, a substantial portion of El Paso Energy Partners processing arrangements will expose El Paso Energy Partners to risks related to changes in commodity prices. More than 80% of our revenues for natural gas processing services at the Indian Basin plant and, after the San Juan asset acquisition, the Chaco plant, fluctuate directly with the monthly price of NGLs. El Paso Energy Partners' has entered into fixed fee-based fractionation arrangements that limit the direct effects of decreases in commodity prices on most of its fractionation operations; however those arrangements also cause it to forego any benefits it would otherwise experience if commodity prices were to increase.

     OIL AND NATURAL GAS PRODUCTION -- PRICE AND VOLUME VOLATILITY IS SUBSTANTIALLY OUT OF EL PASO ENERGY PARTNERS' CONTROL AND COULD HAVE AN ADVERSE EFFECT ON REVENUES AND CASH FLOW FROM ITS PRODUCING OIL AND NATURAL GAS PROPERTIES.

     El Paso Energy Partners has exposure to movements in commodity prices relating to its oil and natural gas production, which it partially hedges from time to time using financial derivative instruments.

  FLUCTUATIONS IN INTEREST RATES COULD ADVERSELY AFFECT EL PASO ENERGY PARTNERS' BUSINESS.

     El Paso Energy Partners has exposure to movements in interest rates. The interest rates on some of El Paso Energy Partners' indebtedness, like its senior subordinated notes, are fixed and the interest rates on some of its other indebtedness, like its revolving credit facility and the credit facilities of its joint ventures, are variable. El Paso Energy Partners partially hedges its interest rate exposure, from time to time, using financial derivative instruments. El Paso Energy Partners' results of operations, and its cash flow, could be materially affected by significant increases in interest rates.

  EL PASO ENERGY PARTNERS' USE OF DERIVATIVE FINANCIAL INSTRUMENTS COULD RESULT IN FINANCIAL LOSSES.

     El Paso Energy Partners tries to limit a portion of the adverse effects resulting from changes in oil and natural gas commodity prices and interest rates by using financial derivative instruments and other hedging mechanisms from time to time, although there are times when it
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

does not have any hedging mechanisms in place. To the extent it hedges its commodity price exposure and interest rate exposure, it foregoes the benefits it would otherwise experience if commodity prices were to increase or interest rates were to decrease. In addition, even though its management monitors its hedging activities, it could experience losses resulting from them. Such losses could occur under various circumstances, including if its counterparty does not perform its obligations under the hedge arrangement, its hedge is imperfect, or its hedging policies and procedures are not followed.

  EL PASO ENERGY PARTNERS' EPN TEXAS FRACTIONATION FACILITIES ARE DEDICATED TO A SINGLE CUSTOMER, THE LOSS OF WHICH COULD ADVERSELY AFFECT US.

     In connection with El Paso Energy Partners' acquisition of its EPN Texas fractionation facilities, it entered into a 20-year fee-based transportation and fractionation agreement under which it dedicated 100% of the capacity of its EPN Texas fractionation facilities to a subsidiary of El Paso Corporation. In that agreement, all of the NGLs derived from processing operations at seven natural gas processing plants in south Texas owned by subsidiaries of El Paso Corporation are delivered to El Paso Energy Partners' EPN Texas NGL transportation and fractionation facilities. Effectively, El Paso Energy Partners will receive a fixed fee for each barrel of NGLs transported and fractionated by its facilities. Approximately 25% of its per barrel fee is escalated annually for increases in inflation. El Paso Corporation's subsidiary will bear substantially all of the risks and rewards associated with changes in the commodity prices for NGLs.

     El Paso Energy Partners' operations are likely to be materially adversely affected if these arrangements are terminated or if El Paso Corporation does not deliver enough NGLs to it to ensure that it can maintain a profitable utilization rate or does not fully perform its obligations under the agreement.

  THE INTERRUPTION OF DISTRIBUTIONS TO EL PASO ENERGY PARTNERS FROM ITS SUBSIDIARIES AND JOINT VENTURES MAY AFFECT ITS ABILITY TO MAKE CASH DISTRIBUTIONS TO ITS UNITHOLDERS.

     El Paso Energy Partners is a holding company. As such, its primary assets are the capital stock and other equity interests in its subsidiaries and joint ventures. Consequently, its ability to fund its commitments and to make cash distributions depends upon the earnings and cash flow of its subsidiaries and joint ventures and the distribution of that cash to El Paso Energy Partners. Distributions from its joint ventures are subject to the discretion of their respective management committees. In addition, from time to time, its joint ventures and some of its subsidiaries have separate credit arrangements that contain various restrictive covenants. Among other things, those covenants limit or restrict each such company's ability to make distributions under certain circumstances. Further, each joint venture's charter documents typically vest in its management committee sole discretion regarding distributions. We cannot assure you that any of El Paso Energy Partners' joint ventures or any of its unrestricted subsidiaries will continue to make distributions to it at current levels or at all.

     Moreover, under some of the joint venture and subsidiary credit arrangements, El Paso Energy Partners has agreed to return a limited amount of the distributions made to it by the applicable company if certain conditions exist.

  EL PASO ENERGY PARTNERS CANNOT CAUSE ITS JOINT VENTURES TO TAKE OR NOT TO TAKE CERTAIN ACTIONS UNLESS SOME OR ALL OF ITS JOINT VENTURE PARTICIPANTS AGREE.

     Due to the nature of joint ventures, each participant (including El Paso Energy Partners) in each of El Paso Energy Partners' joint ventures has made substantial investments (including contributions and other commitments) in that joint venture and, accordingly, has required that the relevant charter documents contain certain features designed to provide each participant with the opportunity to participate in the management of the joint venture and to protect its investment in that joint venture, as well as any other assets that may be substantially dependent on or otherwise affected by the activities of that joint venture. These participation and protective features include a corporate governance structure that requires at least a majority in interest vote

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to authorize many basic activities and requires a greater voting interest
(sometimes up to 100 percent) to authorize more significant activities. Depending on the particular joint venture, these more significant activities might involve large expenditures or contractual commitments, the construction or acquisition of assets, borrowing money or otherwise raising capital, transactions with affiliates of a joint venture participant, litigation and transactions not in the ordinary course of business, among others. Thus, without the concurrence of joint venture participants with enough voting interests, El Paso Energy Partners cannot cause any of its joint ventures to take or not to take certain actions, even though those actions may be in the best interest of the particular joint venture or El Paso Energy Partners.

  EL PASO ENERGY PARTNERS DOES NOT HAVE THE SAME FLEXIBILITY AS OTHER TYPES OF ORGANIZATIONS TO ACCUMULATE CASH AND EQUITY TO PROTECT AGAINST ILLIQUIDITY IN THE FUTURE.

     Unlike a corporation, El Paso Energy Partners' partnership agreement requires it to make quarterly distributions to its common unitholders of all available cash reduced by any amounts reserved for commitments and contingencies, including capital and operating costs and debt service requirements. As a result, El Paso Energy Partners has a limited ability to accumulate cash to protect against any potential illiquidity in the future. In addition, the value of El Paso Energy Partners' units and, therefore, our shares, will decrease in direct correlation with decreases in the amount it distributes per unit. Accordingly, if El Paso Energy Partners experiences a liquidity problem in the future, it may not be able to issue more equity to recapitalize.

  CHANGES OF CONTROL OF EL PASO ENERGY PARTNERS' GENERAL PARTNER MAY ADVERSELY AFFECT YOU.

     El Paso Energy Partners' results of operations and, thus, its ability to make cash distributions could be adversely affected if there is a change of control of El Paso Energy Partners Company. For example, El Paso Corporation and its subsidiaries are parties to various credit agreements and other financing arrangements, the obligations of which may be directly or indirectly collateralized. El Paso Corporation and its subsidiaries have used, and may use in the future, their interests, which include its general partner interest, common units and Series B preference units, as collateral. For example, El Paso Energy Partners Company has pledged its 1% general partner interest in El Paso Energy Partners to collateralize its obligations as a guarantor of El Paso Energy Partners' revolving credit facility. These arrangements may allow these lenders to foreclose on that collateral in the event of a default. Further, El Paso Corporation could sell El Paso Energy Partners Company or any of the common units or other limited partner interests it holds. El Paso Corporation's sale of El Paso Energy Partners Company would constitute a change of control under El Paso Energy Partners' existing credit agreement and indentures. In this circumstance, El Paso Energy Partners' indebtedness for borrowed money would effectively become due and payable unless its creditors agreed otherwise, and it might be required to refinance its indebtedness. In addition, El Paso Corporation could sell control of El Paso Energy Partners Company to another company with less familiarity and experience with its businesses and with different business philosophies and objectives. El Paso Energy Partners cannot assure you that it would be able to refinance its indebtedness or that any such acquiror would continue its current business strategy, or even a business strategy economically compatible with its current business strategy.

  EL PASO ENERGY PARTNERS WILL BE MATERIALLY AND ADVERSELY AFFECTED IF IT CANNOT NEGOTIATE AN EXTENSION OR A REPLACEMENT ON COMMERCIALLY REASONABLE TERMS OF APPROXIMATELY 900 MILES OF RIGHTS-OF-WAYS UNDERLYING THE SAN JUAN GATHERING SYSTEM.

     Approximately 900 miles of the San Juan gathering system benefits from rights-of-way granted over Native American lands. Those rights-of-way expire in 2005. Although these rights-of-way have been renewed in the past, there is no assurance that these rights-of-way will continue to be renewed on commercially reasonable terms, or on any terms. If these rights-of-way are not renewed or if the fees for these rights-of-way increase substantially, the effect on El Paso Energy Partners will be adverse and material.

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

  EL PASO ENERGY PARTNERS WILL BE MATERIALLY AND ADVERSELY AFFECTED IF IT CANNOT NEGOTIATE AN EXTENSION OR A REPLACEMENT ON COMMERCIALLY REASONABLE TERMS OF THREE MATERIAL CONTRACTS WHICH ACCOUNT FOR APPROXIMATELY 70% OF THE VOLUME ATTRIBUTABLE TO THE SAN JUAN GATHERING SYSTEM AND WHICH EXPIRE BETWEEN 2006 AND 2008.

     Approximately 70% of the volume attributable to the San Juan gathering system is derived from three contracts with Burlington Resources, Conoco and BP. These contracts expire in 2008, 2006 and 2006, respectively. If El Paso Energy Partners is not able to successfully negotiate replacement contracts, the effect on El Paso Energy Partners will be adverse and material.

  ARTHUR ANDERSEN LLP, THE PUBLIC ACCOUNTANTS THAT AUDITED THE 2000 FINANCIAL STATEMENTS OF EL PASO ENERGY PARTNERS' JOINT VENTURE POSEIDON OIL PIPELINE COMPANY, L.L.C., HAS BEEN CONVICTED OF A FELONY AND HAS NOT CONSENTED TO OUR USE OF THEIR OPINION, WHICH MAY ADVERSELY AFFECT THE ABILITY OF ARTHUR ANDERSEN LLP TO SATISFY ANY CLAIMS THAT MAY ARISE OUT OF ARTHUR ANDERSEN LLP'S AUDIT OF POSEIDON'S FINANCIAL STATEMENTS.

     Arthur Andersen LLP is the independent public accountant that audited the financial statements of El Paso Energy Partners' Poseidon joint venture for the years ended December 31, 1999 and 2000. Arthur Andersen LLP was recently convicted of obstruction of justice in connection with the U.S. government's investigation of Enron Corp. Events arising out of this conviction may adversely affect the ability of Arthur Andersen LLP to satisfy any claims that may arise out of Arthur Andersen LLP's audits of Poseidon's financial statements. Additionally, because the personnel responsible for the audit of Poseidon's financial statements are no longer employed by Arthur Andersen LLP, we have not received Arthur Andersen LLP's consent with respect to the inclusion of those financial statements and the related audit report; accordingly, if those financial statements are inaccurate, your ability to make a claim against Arthur Andersen LLP may be limited or prohibited.

RISKS INHERENT IN OUR INVESTMENT IN I-UNITS

  EL PASO ENERGY PARTNERS' GENERAL PARTNER HAS ANTI-DILUTION RIGHTS.

     Whenever El Paso Energy Partners issues equity securities to any person other than its general partner and its affiliates, and whenever we issue shares to any person other than El Paso Energy Partners' general partner and its affiliates, its general partner and its affiliates have the right to purchase an additional amount of those equity securities on the same terms as they are issued to the other purchasers. This allows its general partner and its affiliates to maintain their percentage partnership interest in El Paso Energy Partners and us. No other unitholder, and no other holder of our shares, has a similar right. Therefore, only El Paso Energy Partners Company and its affiliates may protect themselves against dilution of their percentage interests caused by the issuance of additional equity securities by us or El Paso Energy Partners.

  WE MAY NOT HAVE LIMITED LIABILITY IN THE CIRCUMSTANCES DESCRIBED BELOW, INCLUDING POTENTIALLY HAVING LIABILITY FOR THE RETURN OF WRONGFUL DISTRIBUTIONS.

     El Paso Energy Partners owns and/or operates businesses in Alabama, Colorado, Louisiana, Mississippi, New Mexico and Texas and plans to expand into more states. In some states, the limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established. To the extent El Paso Energy Partners conducts business in one of those states, we might be held liable for its obligations as if we were a general partner if:

     - a court or government agency determined that El Paso Energy Partners had not complied with that state's partnership statute; or

     - our rights to manage the partnership under the delegation agreement or our other rights as the owner of i-units were to constitute "control" of El Paso Energy Partners' business under that state's partnership statute.

     In addition, under Delaware law, an assignee who becomes a substitute limited partner of a limited partnership is liable for the obligations of his or her assignor to make contributions to the partnership, except the assignee is not obligated for liabilities that were unknown to him or her at

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

the time he or she became a limited partner and that could not be ascertained from the partnership agreement.

     A unitholder will not be liable for assessments in addition to its initial capital investment in any of its capital securities representing limited partnership interests. However, a unitholder may be required to repay its amounts wrongfully returned or distributed to it under some circumstances. Under Delaware law, El Paso Energy Partners may not make a distribution to unitholders if the distribution causes its liabilities, other than liabilities to partners on account of their partnership interests and nonrecourse liabilities, to exceed the fair value of its assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

RISKS RELATED TO CONFLICTS OF INTEREST AND LIMITATIONS OF FIDUCIARY DUTIES

  EL PASO CORPORATION AND ITS SUBSIDIARIES HAVE CONFLICTS OF INTEREST WITH EL PASO ENERGY PARTNERS AND, ACCORDINGLY, YOU.

     El Paso Energy Partners has potential and existing conflicts of interest with El Paso Corporation and its affiliates in four general areas:

     - they often enter into transactions with each other, including some relating to operating and managing assets, acquiring and selling assets, and performing services;

     - they often share personnel, assets, systems and other resources;

     - from time to time, they compete for business and customers; and

     - from time to time, they both may have an interest in acquiring the same asset, business or other business opportunity.

     El Paso Energy Partners expects to continue to enter into substantial transactions and other activities with El Paso Corporation and its subsidiaries because of the businesses and areas in which it and El Paso Corporation currently operate, as well as those in which it plans to operate in the future. Some more recent transactions in which it, on the one hand, and El Paso Corporation and its subsidiaries, on the other hand, had a conflict of interest include:

     - in July 2002, it agreed to acquire the San Juan assets from El Paso Corporation for approximately $782 million;

     - in April 2002, it acquired the EPN Holding assets from El Paso Corporation for approximately $750 million of total consideration;

     - in October 2001, it acquired interests in the titleholder of, and other interests in, the Chaco cryogenic natural gas processing plant in New Mexico from a subsidiary of El Paso Corporation, among others;

     - in October 2001, it purchased the remaining 50% equity interest that it did not already own in Deepwater Holdings, L.L.C. from a subsidiary of El Paso Corporation;

     - in May 2001, it purchased its general partner's 1.01% non-managing interest owned in twelve of its subsidiaries;

     - in February 2001, it purchased fee-based NGL transportation and fractionation assets located in south Texas from subsidiaries of El Paso Corporation;

     - in January and April 2001, it and Deepwater Holdings sold its interests in several offshore Gulf of Mexico assets as a result of an FTC order related to El Paso Corporation's merger with The Coastal Corporation; and

     - pursuant to a general and administrative services agreement, subsidiaries of El Paso Corporation provide it with administrative, operational and other services.

     In addition, El Paso Energy Partners and El Paso Corporation and its subsidiaries share and, therefore will compete for, the time and effort of El Paso Corporation personnel who provide services to El Paso Energy Partners, including directors, officers and other personnel. Officers of the general partner and its subsidiaries do not, and will not be required to, spend any specified percentage or amount of time on El Paso Energy Partners' business. Since these shared officers and directors function as both its representatives and those of El Paso Corporation and its subsidiaries, conflicts of interest could arise between El Paso Corporation and its subsidiaries, on the one hand, and El Paso Energy Partners or its unitholders, on the other. Additionally, some of these shared officers and directors own and are awarded from time to time financial shares, or options to purchase shares, of El Paso Corporation; accordingly, their financial interests may not always be aligned completely with those of El Paso Energy Partners or its limited partners.

     Some other situations in which an actual or potential conflict of interest arises between El Paso Energy Partners, on the one hand, and El Paso Energy Partners Company, its general partner, or its affiliates (including El Paso Corporation), on the other hand, and there is a benefit to its general partner or its subsidiaries in which none of El Paso Energy Partners, its limited partners or owners of shares will share include:

     - compensation paid to the general partner, which includes incentive distributions and reimbursements for reasonable general and administrative expenses;

     - payments to the general partner and its subsidiaries for any services rendered to El Paso Energy Partners or on its behalf;

     - the general partner's determination of which direct and indirect costs it must reimburse; and

     - the general partner's determination to establish cash reserves under certain circumstances and thereby decrease cash available for distributions to unitholders, which would decrease the value of the shares to be distributed to holders of shares.

     Under the delegation agreement, we will manage El Paso Energy Partners' day-to-day operations and strategic direction. El Paso Corporation elects all of the general partner's directors, and the general partner elects all of our directors. In addition, El Paso Corporation's beneficial ownership interest in El Paso Energy Partners' outstanding partnership interests could have a substantial effect on the outcome of some actions requiring partner approval. Accordingly, subject to certain minimum legal requirements, El Paso Corporation makes the final determination regarding how any particular conflict of interest is resolved.

     We cannot assure you that El Paso Corporation and its subsidiaries will always act in your best interest, even though doing so may appear to:

     - protect and enhance El Paso Corporation's substantial investment in El Paso Energy Partners;

     - generate substantial cash flows to El Paso Corporation; and

     - provide El Paso Corporation with efficiently priced capital for its planned acquisitions.

     El Paso Corporation has designated its investment in El Paso Energy Partners as its primary vehicle for growth and development of its midstream energy business, and it expects to receive additional transfers of assets from El Paso Corporation in the future. These future transfers from El Paso Corporation and other third-party acquisitions will be selected from time to time, based on El Paso Energy Partners' cost-of-capital advantage, its ability to integrate these growth assets into El Paso Corporation's significant North American midstream business and its investment profile, which requires accretive transactions based on stable cash flows with growth potential. However, El Paso Corporation is neither contractually nor legally bound to use El Paso Energy Partners as its primary vehicle for growth and development of midstream energy assets, and may reconsider at any time, without notice. Further, El Paso Corporation is not required to pursue any business strategy that will favor El Paso Energy Partners' business opportunities over the business opportunities of El Paso Corporation or any of its affiliates (or any of its other competitors acquired by El Paso Corporation). In fact, El Paso Corporation may have financial motives to favor its competitors. El Paso Corporation and its subsidiaries (many of which are wholly owned) operate in some of the same lines of business and in some of the same geographic areas in which El Paso Energy Partners operates.

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

  THE INTERESTS OF EL PASO CORPORATION MAY DIFFER FROM OUR INTERESTS, AND OUR INTERESTS MAY DIFFER FROM THE INTERESTS OF LIMITED PARTNERS OF EL PASO ENERGY PARTNERS.

     El Paso Corporation indirectly owns all of the stock of El Paso Energy Partners Company, the general partner of El Paso Energy Partners, and elects all of its directors. El Paso Energy Partners Company owns all of our voting shares and elects all of our directors. Furthermore, some of our directors and officers are also directors and officers of El Paso Corporation and El Paso Energy Partners Company and have fiduciary duties to manage the businesses of El Paso Corporation and El Paso Energy Partners in a manner that may not be in your best interest.

     Under the delegation agreement, El Paso Energy Partners Company will delegate to us substantially all of its management of El Paso Energy Partners. As a result of this delegation, our board of directors could be held to have fiduciary duties similar to those of the general partner of El Paso Energy Partners. However, our limited liability company agreement limits the fiduciary duties of our board of directors to our shareholders and El Paso Energy Partners' partnership agreement limits the fiduciary duties of its general partner to El Paso Energy Partners' unitholders, and those agreements also allow our board of directors and El Paso Energy Partners' general partner to resolve conflicts of interest by considering the interests of all the parties to the conflict. These limitations reduce your rights under our limited liability company agreement and the rights of El Paso Energy Partners' unitholders under its partnership agreement to sue our board of directors or El Paso Energy Partners Company should either of them act in a way that, were it not for these limitations of liability, would be a breach of fiduciary duties. These limited duties are very different from the more familiar fiduciary duties of a corporate board of directors, which must always act in the best interests of the corporation and its stockholders.

     Consequently, conflicts of interest could arise from time to time among you, El Paso Energy Partners' unitholders and El Paso Corporation. Our board of directors may consider the interests of all parties to a conflict in making important business decisions and may not make those decisions in the best interests of you or El Paso Energy Partners' unitholders. The following situations, among others, could give rise to conflicts of interest:

     - We have the sole discretion to determine whether El Paso Energy Partners will issue additional units or other equity securities or whether it will purchase outstanding units, and we may decide not to do so even when such issuance or purchase would be in the best interests of El Paso Energy Partners and its unitholders.

     - We have the sole discretion to determine whether we issue additional shares, other than in connection with the subdivision of i-units upon a cash distribution on the common units, and we may decide not to do so even when such issuance would be in the best interests of our shareholders and El Paso Energy Partners.

     - We control payments to El Paso Corporation for any services rendered for El Paso Energy Partners' benefit, subject to the limitations described in "Conflicts of Interest and Fiduciary Responsibilities."

     - We determine which costs are reimbursable by El Paso Energy Partners.

     - We control the enforcement of obligations owed to El Paso Energy Partners by us and El Paso Energy Partners Company.

     - We decide whether to retain separate counsel, accountants or others to perform services for El Paso Energy Partners.

In these situations, our shareholders, El Paso Energy Partners' unitholders and El Paso Corporation may have interests that are adverse to one another, and we may consider all of these interests in deciding to take a particular course of action.

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

  OUR LIMITED LIABILITY COMPANY AGREEMENT RESTRICTS OR ELIMINATES A NUMBER OF THE FIDUCIARY DUTIES THAT OTHERWISE WOULD BE OWED BY OUR BOARD OF DIRECTORS TO YOU.

     Modifications of state law standards of fiduciary duties may significantly limit your ability to successfully challenge the actions of our board of directors that might otherwise be a breach of their fiduciary duties. Our limited liability company agreement restricts or eliminates a number of the fiduciary duties that would otherwise be owed by our board of directors to our shareholders.

     Our limited liability company agreement provides that none of our directors or officers will be liable to us or any other person for any act or omission taken or omitted in the reasonable belief that the act or omission is in or is not contrary to our best interests and is within his scope of authority, so long as the act or omission does not constitute fraud, willful misconduct, bad faith or gross negligence.

  WE MAY INCREASE THE CASH RESERVES AND EXPENDITURES OF EL PASO ENERGY PARTNERS, WHICH WOULD DECREASE CASH DISTRIBUTIONS ON ITS COMMON UNITS AND THE VALUE OF DISTRIBUTIONS OF ADDITIONAL SHARES WE MAKE TO YOU.

     Under the delegation agreement that we will enter into with El Paso Energy Partners Company, we will have broad discretion to make cash expenditures and to establish and make additions to cash reserves for any proper partnership purpose, including reserves for the purpose of:

     - providing for future operating and capital expenditures;

     - providing for debt service;

     - providing funds for up to the next four quarterly distributions;

     - providing funds to redeem or otherwise repurchase its outstanding debt or equity;

     - stabilizing distributions of cash to capital security holders;

     - complying with the terms of any agreement or obligation of ours; and

     - providing for a discretionary reserve amount.

If we increase cash reserves, the amount of cash that El Paso Energy Partners can distribute to its common unitholders will decrease, which would decrease the number and value of the additional shares we distribute to you. The timing and amount of additions to discretionary reserves could significantly reduce potential distributions that certain unitholders could receive or ultimately affect who gets the distribution. The reduction or elimination of a previously established reserve in a particular quarter will result in a higher level of cash available for distribution than would otherwise be available in such quarter. Depending upon the resulting level of cash available for distribution, El Paso Energy Partners Company, which owns all of our voting shares and elects all of our directors, may receive incentive distributions which it would not have otherwise received. Thus, El Paso Energy Partners Company and us could have a conflict of interest with you in determining the amount and timing of any increases or decreases in reserves. El Paso Energy Partners Company receives the following compensation:

     - distributions in respect of its general and limited partner interests in El Paso Energy Partners;

     - incentive distributions to the extent that available cash exceeds specified target levels that are over $0.325 per unit per quarter; and

     - reimbursements for reasonable general and administrative expenses, and other reasonable expenses, incurred by it and its subsidiaries for or on El Paso Energy Partners' behalf.

     El Paso Energy Partners' partnership agreement was not, and many of the other agreements, contracts and arrangements between El Paso Energy Partners, on the one hand, and its general partner and its subsidiaries, on the other hand, were not and may not be the result of arm's-length negotiations.

     In addition, increases to reserves (other than the discretionary reserve amount provided for in the partnership agreement) will reduce El Paso Energy Partners' cash from operations, which under certain limited circumstances could result in certain distributions to be attributable to interim capital transactions rather than to cash from operations. If a cash distribution was attributable to an interim capital transaction, (1) 99% of the distribution would be made pro rata in respect of the common units and the Series B preference units, and (2) the distribution would be deemed a return of a portion of an investor's investment in his partnership interest and would reduce each of the general partner's target distribution levels proportionately.

  EL PASO ENERGY PARTNERS' PARTNERSHIP AGREEMENT PURPORTS TO LIMIT ITS GENERAL PARTNER'S FIDUCIARY DUTIES AND CERTAIN OTHER OBLIGATIONS RELATING TO IT.

     Because we will manage substantially all of the business and affairs of El Paso Energy Partners under the delegation agreement with El Paso Energy Partners Company, we could be held to have fiduciary duties similar to those of the general partner. These state laws standards include the highest duties of good faith, fairness and loyalty to the shareholders and to the unitholders, as applicable. The duty of loyalty generally would prohibit our board of directors or El Paso Energy Partners Company from taking any action or engaging in any transaction as to which it has a conflict of interest. Although El Paso Energy Partners' general partner owes certain fiduciary duties to it and will be liable for all of El Paso Energy Partners' debts, other than non-recourse debts, to the extent not paid by El Paso Energy Partners, certain provisions of El Paso Energy Partners' partnership agreement contain exculpatory language purporting to limit the liability of its general partner to it and its unitholders. For example, the partnership agreement provides that:

     - borrowings of money by El Paso Energy Partners, or the approval of the borrowings by its general partner, will not constitute a breach of any duty of its general partner to it or its unitholders whether or not the purpose or effect of the borrowing is to permit distributions on its limited partner interests or to result in or increase incentive distributions to its general partner;

     - any action taken by its general partner consistent with the standards of reasonable discretion set forth in certain definitions in its partnership agreement will be deemed not to breach any duty of its general partner to it or to its unitholders; and

     - in the absence of bad faith by its general partner, the resolution of conflicts of interest by its general partner will not constitute a breach of the partnership agreement or a breach of any standard of care or duty.

     Provisions of the partnership agreement also purport to modify the fiduciary duty standards to which its general partner would otherwise be subject under Delaware law, under which a general partner owes its limited partners the highest duties of good faith, fairness and loyalty. The duty of loyalty would generally prohibit its general partner from taking any action or engaging in any transaction as to which it had a conflict of interest. The partnership agreement permits its general partner to exercise the discretion and authority granted to it in that agreement in managing it and in conducting its retained operations, so long as its actions are not inconsistent with its interests. El Paso Energy Partners' general partner and its officers and directors may not be liable to it or to its unitholders for certain actions or omissions which might otherwise be deemed to be a breach of fiduciary duty under Delaware or other applicable state law. Further, the partnership agreement requires it to indemnify its general partner to the fullest extent permitted by law, which indemnification, in light of the exculpatory provisions in the partnership agreement, could result in it indemnifying its general partner for negligent acts. Neither El Paso Corporation nor any of its other subsidiaries, other than its general partner, owes fiduciary duties to us.

                             INFORMATION REGARDING
                           FORWARD LOOKING STATEMENTS

     This prospectus contains or incorporates by reference forward-looking statements. Where any forward-looking statement includes a statement of the assumptions or bases underlying the forward-looking statement, we caution that, while we believe these assumptions or bases to be reasonable and made in good faith, assumed facts or bases almost always vary from the actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, we and El Paso Energy Partners express an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis. We cannot assure you, however, that the statement of expectation or belief will result or be achieved or accomplished. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our and El Paso Energy Partners' future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," and similar terms and phrases, including references to assumptions. These statements are contained in the sections entitled "Summary," "Risk Factors," "Business" and other sections of this prospectus and in the documents incorporated by reference. These forward-looking statements involve risks and uncertainties that may cause our actual future activities and results of operations to be materially different from those suggested or described in this prospectus or the documents incorporated by reference. These risks include the risks that are identified in:

     - this prospectus in the "Risk Factors" section;

     - the section entitled "Risk Factors and Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" included in El Paso Energy Partners' Annual Report on Form 10-K for the year ended December 31, 2001; and

     - the other documents incorporated by reference.

     These risks may also be specifically described in El Paso Energy Partners' Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents either of them have filed with the Securities and Exchange Commission. We and El Paso Energy Partners undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

                              PLANNED ACQUISITION
                             OF THE SAN JUAN ASSETS

     On July 16, 2002, El Paso Energy Partners and El Paso Corporation entered into a letter of intent regarding the proposed acquisition by El Paso Energy Partners of the San Juan assets. The San Juan assets include gathering, compression and treating assets located in the San Juan Basin of New Mexico, offshore oil and natural gas pipelines located in the Gulf of Mexico and NGL assets located in Texas. The following is a description of the San Juan assets:

     - The assets located in the San Juan Basin include:

      - approximately 5,300 miles of natural gas gathering pipelines, known as the San Juan gathering system, with capacity of over 1.1 Bcf/d connected to approximately 9,500 wells producing natural gas from the San Juan Basin located in northwest New Mexico and southwest Colorado;

      - approximately 250,000 horsepower of compression;

      - the 58 MMcf/d Rattlesnake CO(2) treating facility;

      - a 50% interest in the 250 MMcf/d Coyote Gas CO(2) treating facility; and

      - the remaining interests in the Chaco cryogenic natural gas processing plant not already owned by El Paso Energy Partners and the price risk management positions related to this facility's operations.

     - The offshore pipeline assets include:

      - The Typhoon gas pipeline, a 35-mile, 20-inch natural gas pipeline originating on the Chevron/BHP "Typhoon" platform in the Green Canyon area of the Gulf of Mexico extending to the ANR Patterson System in Eugene Island Block 371; and

      - The Typhoon oil pipeline, a 16-mile, 12-inch oil pipeline originating on the Chevron/BHP "Typhoon" platform extending to a platform in Green Canyon Block 19 with onshore access through various oil pipelines.

     - The Texas NGL assets include:

      - a 230-mile, 8-inch pipeline with capacity of approximately 35 MBbls/d extending from Corpus Christi to Pasadena, which is currently out of service;

      - a 162-mile, 4-inch to 6-inch propane pipeline extending from Corpus Christi to McAllen and the Hidalgo truck terminal facilities;

      - the Markham butane shuttle, a 138-mile, 8-inch pipeline with capacity of approximately 20 MBbls/d running between Corpus Christi and leased storage facilities at Markham with capacity of approximately 3.8 MMBbls;

      - a 49-mile, 6-inch pipeline with capacity of approximately 15 MBbls/d extending from Almeda to Texas City and the Texas City terminal; and

      - the Almeda fractionator, a 24 MBbls/d fractionator consisting of two trains and related leased storage facilities of approximately 9.8 MMBbls.

     The purchase price for the San Juan assets is approximately $782 million, subject to adjustments for capital expenditures, working capital and other matters.

     Currently, the San Juan gathering system gathers in excess of 1.1 Bcf/d of natural gas. Major producers such as Burlington Resources, Conoco and BP have dedicated reserves to the San Juan Basin gathering system, which delivers approximately 600 MMcf/d of natural gas to El Paso Energy Partners' Chaco processing plant. The Rattlesnake and Coyote Gas CO(2) treating facilities extract carbon dioxide from local coal gas seam production.

     The Typhoon oil and natural gas transportation pipelines extend to ChevronTexaco and BHP-Billiton's Typhoon discovery in Green Canyon Block 237, in the deeper water regions in the Gulf of Mexico. The Typhoon oil pipeline currently transports approximately 40 MBbls/d to the Shell Boxer platform, a delivery point into the pipeline owned by El Paso Energy Partners' Poseidon joint venture. The Typhoon natural gas pipeline currently transports 60 MMcf/d from the Typhoon Field for redelivery into El Paso Corporation's ANR Patterson Offshore Pipeline System. El Paso Energy Partners intends to integrate the Typhoon gas pipeline into the Marco Polo gas gathering systems, to be constructed by El Paso Energy Partners' Deepwater Gathering joint venture, to serve Anadarko's Marco Polo Field discovery in the Gulf of Mexico.

     The Texas NGL assets acquired in this transaction transport propane and butane from Corpus Christi to Houston, and within the Houston-Texas City area, to refineries and petrochemical users and also provide access to the Mont Belvieu NGL markets. Currently, portions of the Texas NGL assets are shut-in pending refurbishment and expansion, the costs of which will be borne by El Paso Energy Partners, and are expected to be completed by the end of the year. The lease covering the NGL storage facilities expires in 2012

     The San Juan assets generated $114 million of pro forma EBITDA during the year ended December 31, 2001, as adjusted to reflect the San Juan asset acquisition.

     The parties' obligations under the letter of intent are subject to the satisfaction of specified conditions, including negotiating and executing definitive agreements, obtaining Hart Scott Rodino and other third-party approvals and consents, obtaining satisfactory results from ongoing due diligence, and completion of El Paso Energy Partners' offering of the i-units to us, which will occur contemporaneously with the completion of our offering of our shares through this prospectus. El Paso Energy Partners will finance the San Juan assets acquisition with a portion of the proceeds from its sale of i-units to us and long-term borrowings.

                                USE OF PROCEEDS

EL PASO ENERGY MANAGEMENT

     We expect that we will receive net proceeds of approximately $658 million from the sale of the 20,000,000 shares we are offering, based on the assumed initial public offering price of $34.23 per share and after deducting underwriting discounts and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option to purchase additional shares from us in full, we will receive net proceeds of approximately $757 million. We will use $0.5 million of the net proceeds of this offering to compensate El Paso Corporation for its tax indemnity obligations and the remainder to purchase a number of i-units from El Paso Energy Partners equal to the number of shares outstanding immediately following this offering.

EL PASO ENERGY PARTNERS

     El Paso Energy Partners will use $391 million of the proceeds it receives from the sale of i-units to us, together with $391 million of net proceeds from its revolving credit facility and other sources of debt financing, to fund its acquisition of the San Juan assets from subsidiaries of El Paso Corporation, estimated to cost approximately $782 million. El Paso Energy Partners will use the remaining $267 million to fund general business requirements, including temporarily repaying indebtedness under its revolving credit facility.

     Over the past 12 months, El Paso Energy Partners used proceeds from its revolving credit facility for general partnership purposes, including to fund a portion of its April 2002 EPN Holding acquisition, and the related repayment of $95 million of indebtedness associated with its Prince TLP (which it disposed of in the EPN Holding transaction), its October 2001 acquisitions of interests in the Chaco plant and the 50% indirect interest in HIOS and East Breaks that it did not already own (including the repayment of $110 million of debt associated with those systems), as well as for the construction of pipelines, platforms and related infrastructure facilities.

     As of July 31, 2002, the weighted average interest rate of debt outstanding under El Paso Energy Partners' revolving credit facility was 3.55%. The credit facility matures in May 2004.

                     DISTRIBUTIONS AND DISTRIBUTION POLICY

OUR POLICY REGARDING SHARE DISTRIBUTIONS

     Under the terms of our limited liability company agreement:

     - we will only make distributions to owners of shares in additional shares or fractions of shares, except in connection with our liquidation or after all of our shares have been acquired by El Paso Corporation;

     - we will calculate the fraction of an additional share to be distributed each quarter per outstanding share by dividing:

      - the amount of cash distribution paid by El Paso Energy Partners on each common unit; by

      - the average market price of a share during the ten consecutive trading days preceding the date on which the shares begin to trade ex-dividend under the rules of the principal exchange on which they are listed;

     - we will make our distributions of shares at the same time as El Paso Energy Partners makes its quarterly distributions of cash to owners of common units; and

     - we will simultaneously make a distribution of an equivalent fraction of a voting share on each voting share or fraction of a voting share owned by the general partner of El Paso Energy Partners.

     When El Paso Energy Partners makes its quarterly distribution on its common units, the number of i-units we own will also automatically increase under the provisions of the El Paso Energy Partners partnership agreement with the result that the number of i-units we own will equal the number of our shares and voting shares that are then outstanding.

PRICE RANGE OF EL PASO ENERGY PARTNERS' COMMON UNITS AND DISTRIBUTIONS

     As of July 31, 2002, there were 44,030,314 common units outstanding, held by approximately 771 holders of record of common units. The common units are traded on the NYSE under the symbol "EPN." The following table sets forth, for the periods indicated, the high and low sales prices for the common units, as reported on the NYSE Composite Transactions Tape, and quarterly declared cash distributions thereon. The last reported sale price of common units on the NYSE on August 9, 2002 was $34.23 per unit.

                                                PRICE RANGE             CASH
                                             ------------------   DISTRIBUTIONS PER
                                              HIGH        LOW        COMMON UNIT
                                              ----        ---     -----------------
2002
  Third Quarter............................  $34.250(1) $20.500(1)      $0.6750(2)
  Second Quarter...........................   38.680     29.990         0.6500
  First Quarter............................   38.550     31.650         0.6500
2001
  Fourth Quarter                             $42.100    $30.750..      $0.6125
  Third Quarter............................   40.450     30.800         0.5750
  Second Quarter...........................   35.500     29.570         0.5750
  First Quarter............................   33.990     25.500         0.5500
2000
  Fourth Quarter...........................  $27.750    $23.000        $0.5500
  Third Quarter............................   28.000     22.500         0.5375
  Second Quarter...........................   26.000     19.500         0.5375
  First Quarter............................   21.375     18.125         0.5250

---------------

(1) Consisting of the period from July 1 through August 9, 2002.

(2) To be paid on November 15, 2002 to unit holders of record on October 31, 2002.

EL PASO ENERGY PARTNERS' DISTRIBUTION POLICY

  REQUIREMENT TO DISTRIBUTE AVAILABLE CASH

     The partnership agreement of El Paso Energy Partners provides that it will distribute all of its available cash to its partners on a quarterly basis. Distributions for a quarter are made within 45 days after the end of the quarter.

  DEFINITION OF AVAILABLE CASH

     Available cash generally means, for any calendar quarter, all cash received by El Paso Energy Partners from all sources, plus net reduction to cash reserves, less all of its cash disbursements and net additions to cash reserves.

  ESTABLISHMENT OF RESERVES

     Decisions regarding amounts to be placed in or released from El Paso Energy Partners' reserves have a direct impact on the amount of available cash for distribution. This is because increases and decreases in reserves are taken into account in computing available cash. Each quarter we may, in our reasonable discretion, determine the amounts to be placed in or released from reserves, subject to restrictions on the purposes of the reserves and to the approval of El Paso Energy Partners Company.

  CASH DISTRIBUTIONS AND i-UNIT ACCRETION

     Typically, the general partner and owners of common units and Series B preference units will receive distributions in cash. Instead of receiving cash distributions, the number of i-units we own and the percentage of total units in El Paso Energy Partners we own will automatically increase. When El Paso Energy Partners makes cash distributions to the general partner and the owners of common units and when we make our quarterly distribution of shares as described above, the number of i-units we own will increase automatically under the provisions of the El Paso Energy Partners partnership agreement with the result that the number of i-units we own will equal the number of our shares and voting shares that are then outstanding. The cash equivalent amount of the additional i-units that we will own following a distribution of cash to the general partner and owners of common units will be treated as if it actually had been distributed for purposes of determining the distributions to the general partner. El Paso Energy Partners will not distribute the cash related to our i-units but will instead retain that cash and use the cash in its business.

     If El Paso Corporation has acquired all of our shares, allocations and distributions with respect to the i-units will change. See "Description of the i-units: Acquisition by El Paso Corporation."

     El Paso Energy Partners is not obligated to allocate income for tax purposes on, or make distributions of cash to owners of, the Series B preference units until 2010, although it has the right to make discretionary distributions on the Series B preference units or to redeem Series B preference units at any time. Prior to 2010, the liquidation preference of El Paso Energy Partners' Series B preference units will increase at an annual rate of 10%, compounded semi-annually. El Paso Energy Partners is not obligated to pay cash distributions on these Series B preference units until October 1, 2010, when the rate will increase to 12%. After September 2010, this preference income allocation will be made on a current basis and cash distributions will be required to be paid on a current basis; accordingly, El Paso Energy Partners will not be permitted to make any distributions in respect of any of its common units until El Paso Energy Partners has paid aggregate distributions in respect of each of its Series B preference units equal to all unpaid accruals occurring after September 2010.

  TWO DIFFERENT TYPES OF DISTRIBUTIONS

     Distributions by El Paso Energy Partners will be characterized either as distributions of cash from operations or as distributions of cash from interim capital transactions. This distinction affects the distributions of cash to owners of common units and Series B preference units and to the general partner.

     CASH FROM OPERATIONS

     Cash from operations generally refers to the cash balance of El Paso Energy Partners on the date it commenced operations, plus all cash generated by the operations of its business, after deducting related cash expenditures, net additions to or reductions in reserves, debt service and various other items.

     CASH FROM INTERIM CAPITAL TRANSACTIONS

     Cash from interim capital transactions will generally result only from distributions that are funded from borrowings or sales of debt securities (other than for working capital purposes and other than for goods and services purchased on open account in the ordinary course of business) and equity securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business.

     RULE FOR CHARACTERIZING DISTRIBUTIONS

     To avoid the difficulty of trying to determine whether available cash distributed by El Paso Energy Partners is cash from operations or cash from interim capital transactions, all available cash distributed by El Paso Energy Partners from any source will be treated as distributions of cash from operations until the sum of all available cash distributed equals the cumulative amount of cash from operations actually generated from the date El Paso Energy Partners commenced operations through the end of the calendar quarter prior to that distribution. Any distribution of available cash that, when added to the sum of all prior distributions, is in excess of the cumulative amount of cash from operations will be considered a distribution of cash from interim capital transactions. For purposes of calculating the sum of all distributions of available cash, the cash equivalent amount of the additional i-units that we will own following a distribution of cash to the general partner and owners of common units will be treated as distributions of available cash, even though we do not receive the cash. El Paso Energy Partners will retain that cash and use the cash in its business.

  GENERAL PROCEDURES FOR QUARTERLY DISTRIBUTIONS

     The following illustrates the implementation of the provisions described above. For each quarter, we will use the following procedures to determine distributions to our shareholders and the partners of El Paso Energy Partners and the number of additional i-units we will own.

     - First, we will determine the amount of available cash for the quarter.

     - Second, we will determine whether the available cash will be characterized as cash from operations or cash from interim capital transactions.

     - Third, we will calculate the amount of this available cash that will be distributed to the partners of El Paso Energy Partners, the amount that will be distributed to the holders of Series B preference units, when applicable, and the amount that will be retained by El Paso Energy Partners for use in its business. If the available cash is characterized as cash from operations, we will cause El Paso Energy Partners to distribute and, with respect to the i-shares, retain the available cash as described below under "Distributions of Cash from Operations." If the available cash is characterized as cash from interim capital transactions, we will cause El Paso Energy Partners to distribute and, with respect to the i-shares, retain the available cash as described below under "Distributions of Cash from Interim Capital Transactions." As a result of this process, we will determine the amounts of cash to be distributed to the general partner and owners of common units and the amount of cash to be retained by El Paso Energy Partners for use in its business. We will also determine the total cash equivalent amount that will be used to calculate the number of additional i-units we will own following the distribution of cash to the general partner and owners of common units (as described in "fifth" below) and the number of additional shares we will distribute to our shareholders (as described in "sixth" below).

     - Fourth, we will divide the total cash equivalent amount by the average market price per share, as determined for the 10-trading day period ending on the trading day immediately prior to the ex-dividend date for our shares, to determine the number of additional i-units we will own following the distribution of cash to the general partner and owners of common units described in "fifth" below.

     - Fifth, we will cause El Paso Energy Partners to make the cash distributions to the general partner and owners of common units and, when applicable, Series B preference units, and the number of i-units we own will increase automatically under the provisions of the El Paso Energy Partners partnership agreement with the result that the number of i-units we own will equal the number of our shares and voting shares that are outstanding following the distribution described in "sixth" below.

     - Sixth, we will divide the total cash equivalent amount by the average market price per share, as determined for the 10-trading day period ending on the trading day immediately prior to the ex-dividend date for our shares, to determine the number of shares that we will distribute pro rata to the owners of our shares and then make that distribution.

     Beginning October 1, 2010, El Paso Energy Partners must distribute cash equal to income allocated, including any arrearages from October 1, 2010, on all outstanding Series B preference units prior to making any distributions with respect to the common units.

     The discussion below indicates the percentages of distributions required to be made to the limited partners and general partner of El Paso Energy Partners. All distributions to the general partner and owners of common units and, when applicable, Series B preference units will be made in cash. Except in liquidation, i-units will not be entitled to receive cash distributions. Instead of receiving cash distributions, the number of i-units we own will increase automatically under the terms of El Paso Energy Partners' partnership agreement as described above. The cash equivalent amount of the additional i-units that we will own following a distribution of cash to the general partner and owners of common units will be treated as if it had actually been distributed for purposes of determining the distributions to be made to the general partner. El Paso Energy Partners will not distribute the cash related to our i-units but instead will retain that cash and use the cash in its business.

  DISTRIBUTIONS OF CASH FROM OPERATIONS

     Prior to October 1, 2010, El Paso Energy Partners will make the following distributions of available cash constituting cash from operations for each quarter:

     - first, 99% of any available cash to the owners of Series B preference units pro rata and 1% to the general partner until the owners of Series B preference units have received a total amount per unit in cash equal to the amount, if any, that El Paso Energy Partners in its sole discretion elects to distribute in respect of the Series B preference units for that quarter;

     - second, 99% of any available cash then remaining to the owners of common units pro rata and 1% to the general partner until the owners of common units have received a total of $0.325 per unit in cash for that quarter;

     - third, 86% of any available cash then remaining to the owners of common units pro rata and 14% to the general partner until the owners of common units have received a total of $0.375 per unit in cash for that quarter;

     - fourth, 76% of any available cash then remaining to the owners of common units pro rata and 24% to the general partner until the owners of common units have received a total of $0.425 per unit in cash for that quarter; and

     - fifth, 51% of any available cash then remaining to the owners of common units pro rata, and 49% to the general partner.

     El Paso Energy Partners may not make the distributions of available cash described above unless it also retains in respect of each i-unit then outstanding an amount of available cash equal to the amount obtained by dividing (i) the cash distribution to be made on a common unit by (ii) 0.99.

     The per-unit thresholds in the above distribution formula will be reduced in the event of any distributions of cash from interim capital transactions.

     After October 1, 2010, El Paso Energy Partners will make the following distributions of available cash constituting cash from operations for each quarter:

     - first, 99% of any available cash to the owners of Series B preference units pro rata and 1% to the general partner until the owners of Series B preference units have received a total amount per unit in cash from September 2010 to such date equal to the aggregate amount of income, if any, allocated to the Series B preference units from September 2010;

     - second, 99% of any available cash then remaining to the owners of common units pro rata and 1% to the general partner until the owners of common units have received a total of $0.325 per unit in cash for that quarter;

     - third, 86% of any available cash then remaining to the owners of common units pro rata and 14% to the general partner until the owners of common units have received a total of $0.375 per unit in cash for that quarter;

     - fourth, 76% of any available cash then remaining to the owners of common units pro rata and 24% to the general partner until the owners of common units have received a total of $0.425 per unit in cash for that quarter; and

     - fifth, 51% of any available cash then remaining to the owners of common units pro rata, and 49% to the general partner.

     El Paso Energy Partners may not make the distributions of available cash described above unless it also retains in respect of each i-unit then outstanding an amount of available cash equal to the amount obtained by dividing
(i) the cash distribution to be made on a common unit by (ii) 0.99.

     The per-unit thresholds in the above distribution formula will be reduced in the event of any distributions of cash from interim capital transactions.

ILLUSTRATION OF A DISTRIBUTION OF CASH FROM OPERATIONS

     The following tables depict a hypothetical example of a quarterly distribution prior to October 1, 2010 of cash from operations to the partners of El Paso Energy Partners and the related retention of cash from operations and increase in the number of i-units we own and our distribution of shares to our shareholders. The example assumes that El Paso Energy Partners has a total of 64,030,315 units outstanding, composed of 44,030,314 common units and 20,000,001 i-units; 20,000,001 shares (including voting shares) are outstanding; no discretionary distributions are made on the Series B preference units; and no distributions of cash from interim capital transactions have occurred. The amounts shown for "cash receipts less cash disbursements for the quarter" and "reserves" are hypothetical and were selected to produce a quarterly distribution of exactly $0.675 of cash per common unit of El Paso Energy Partners.

                        DETERMINATION OF AVAILABLE CASH

Cash receipts less cash disbursements for the quarter.......   $70,342,675
Less: reserves..............................................    10,000,000
                                                               -----------
  Available cash............................................   $60,342,675
                                                               ===========

            ALLOCATION BETWEEN GENERAL PARTNER AND LIMITED PARTNERS

                                          SERIES B                                  TOTAL CASH
                                         PREFERENCE     COMMON UNIT                 FOR COMMON
                         QUARTERLY     UNITS LIMITED      LIMITED      GENERAL          AND        TOTAL CASH
                         PER UNIT         PARTNERS       PARTNERS      PARTNER       SERIES B      FOR GENERAL    TOTAL CASH
                          AMOUNT       PERCENTAGE(1)    PERCENTAGE    PERCENTAGE    UNITHOLDERS    PARTNER(2)    DISTRIBUTIONS
                         ---------     -------------    -----------   ----------    -----------    -----------   -------------
Minimum Quarterly
  Distribution.......  $0.000-$0.325         0%             99%            1%       $14,309,852    $   144,544    $14,454,396
First Target
  Distribution.......  $0.325-$0.375         0%             86%           14%         2,201,516        509,549      2,711,065
Second Target
  Distribution.......  $0.375-$0.425         0%             76%           24%         2,201,516        997,847      3,199,363
Thereafter...........  $0.425-$0.675         0%             51%           49%        11,007,579     15,281,791     26,289,370
                                                                                    -----------    -----------    -----------
Total                                                                               $29,720,463    $16,933,731    $46,654,194
                                                                                    ===========    ===========    ===========

             PRO RATA ALLOCATION AMONG CLASSES OF LIMITED PARTNERS,
                    DISTRIBUTIONS TO THE GENERAL PARTNER AND
                    CASH RETAINED BY EL PASO ENERGY PARTNERS

                                                                 TOTAL
                                                              -----------
Cash distributions to all owners of common units............  $29,720,462
Cash distributions to the general partner(2)................   16,933,731
Cash distributions to all owners of Series B preference
  units(1)..................................................            0
                                                              -----------
     Total cash distributions...............................   46,654,193
                                                              -----------
Cash deemed reinvested by all owners of i-units.............   13,500,000
Cash deemed reinvested by the general partner(3)............      188,482
Cash deemed reinvested by all owners of Series B preference
  units(1)..................................................            0
                                                              -----------
     Total cash reinvestments...............................   13,688,482
                                                              -----------
          Total Available Cash..............................  $60,342,675
                                                              ===========

---------------

(1) Assumes El Paso Energy Partners does not make any discretionary distribution payments on the Series B preference units during the hypothetical quarter.

(2) Includes general partner's (a) incentive distributions attributable to both common units and i-units and (b) 1% interest attributable only to common units.

(3) Includes general partner's 1% interest attributable only to i-units, which amount is reinvested along with the cash equivalent amounts attributable to the i-units.

          DETERMINATION OF ADDITIONAL I-UNITS AND SHARE DISTRIBUTIONS
                     (ASSUMING $34.23 AVERAGE SHARE PRICE)

                                                                                     CASH
                                                                                  EQUIVALENT
                                                      PER UNIT OR   TOTAL CASH      AMOUNT
                                                       PER SHARE    EQUIVALENT    PER UNIT OR
                                             TOTAL       PRICE        AMOUNT       PER SHARE
                                             -----    -----------   ----------    -----------
Additional i-units we will own............  394,391     $34.23      $13,500,000     $0.675
Additional shares distributed to owners of
  our outstanding shares..................  394,391     $34.23      $13,500,000     $0.675

     DISTRIBUTIONS OF CASH FROM INTERIM CAPITAL TRANSACTIONS

     Distributions of cash from interim capital transactions will be made in cash to the general partner and owners of common units and Series B preference units. Instead of receiving cash distributions when a distribution of cash from interim capital transactions is made, the number of i-units we own will increase automatically under the terms of El Paso Energy Partners' partnership agreement. Distributions of cash from interim capital transactions will be made as follows:

     - 99% to all owners of common units and Series B preference units pro rata; and

     - 1% to the general partner;

until a hypothetical holder of each of the common units and the Series B preference units has received with respect to such units distributions of available cash constituting cash from interim capital transactions in an amount equal to such unit's unrecovered capital (being currently $10.25 for a common unit and the liquidation value plus accretions for a Series B preference unit); provided, however, that El Paso Energy Partners may not make any such distribution unless at the same time it makes that distribution it also retains in respect of each i-unit then outstanding an amount of cash equal to the amount obtained by dividing (1) the cash distribution to be made on a common unit by
(2) 0.99.

     As cash from interim capital transactions is distributed and unrecovered capital is reduced, the minimum quarterly and target distribution levels will be adjusted downward proportionately. With respect to the common units, a distribution of cash from interim capital transactions will be treated as if it were a repayment of the initial public offering price of the common units. To reflect that repayment, the minimum quarterly and target distribution levels will be adjusted downward proportionately by multiplying each distribution amount by a fraction, the numerator of which is the unrecovered initial common unit price immediately after giving effect to that distribution and the denominator of which is the unrecovered initial common unit price immediately prior to giving effect to that distribution. The unrecovered initial common unit price includes the amount by which the initial common unit price exceeds the aggregate distribution of cash from interim capital transactions per common unit.

     When the unrecovered capital is zero, then each of the minimum quarterly and target distribution levels will have been reduced to zero. Thereafter all distributions of available cash from all sources will be treated as if they were cash from operations and available cash will be distributed 51% to the common units and, as applicable, Series B preference units pro rata, and 49% to the general partner; provided, however, that El Paso Energy Partners may not make any such distribution unless at the same time it makes that distribution it also retains in respect of each i-unit then outstanding an amount of cash equal to the amount obtained by dividing (1) the cash distribution to be made on a common unit by (2) 0.99.

  ADJUSTMENT OF THE MINIMUM QUARTERLY AND TARGET DISTRIBUTION LEVELS

     The minimum quarterly and target distributions will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of units, whether effected by a distribution payable in any type of units or otherwise, but not by reason of the additional i-units that we will own after each quarterly distribution as described above or the issuance of additional common units, Series B preference units or i-units for cash or property. For example, in connection with El Paso Energy Partners' 1996 2-for-1 split of the common units and then-outstanding preference units the minimum quarterly and target distributions were each reduced to 50% of its initial level.

     In addition, if a distribution is made of available cash constituting cash from interim capital transactions, the minimum quarterly distribution and the target distribution levels will be adjusted downward proportionately, by multiplying each distribution level, as the same may have been previously adjusted, by a fraction, the numerator of which is the unrecovered capital immediately after giving effect to that distribution and the denominator of which is the unrecovered capital immediately prior to that distribution. For example, assuming the unrecovered initial common unit price is $10.25 per common unit and if cash from the first interim capital transaction of $5.125 per unit is distributed to owners of common units, then the amount of the minimum quarterly distribution and the target distribution levels would each be reduced to 50% of its initial level. If the unrecovered initial common unit price is zero, the minimum quarterly distribution and the target distribution levels each will have been reduced to zero, and the general partner's share of distributions of available cash will increase to 49% of all distributions of available cash.

     The minimum quarterly distribution and the target distribution levels may also be adjusted if legislation is enacted that causes El Paso Energy Partners to become taxable as a corporation or otherwise subjects it to taxation as an entity for federal income tax purposes. In that event, minimum quarterly distribution and the target distribution levels for each quarter thereafter would be reduced to an amount equal to

     - the product of each of the minimum quarterly distribution and the target distribution levels,

     - multiplied by a number which is equal to one, minus the sum of:

      - the effective U.S. federal income tax rate to which El Paso Energy Partners is subject as an entity; plus

      - the effective overall state and local income tax rate to which El Paso Energy Partners is subject as an entity, for the taxable year in which such quarter occurs.

     For example, if El Paso Energy Partners became subject to a highest effective federal, and effective state and local, income tax rate of 38%, then the minimum quarterly and target distributions would be reduced to 62% of the amount immediately prior to that adjustment.

  DISTRIBUTIONS IN LIQUIDATION

     El Paso Energy Partners may not take any action to cause a liquidation unless prior to such liquidation El Paso Corporation has agreed to purchase all of the shares or the holders of the shares shall have voted to approve such liquidation. In the event of a liquidation of El Paso Energy Partners not resulting from any action taken by El Paso Corporation or El Paso Energy Partners or otherwise approved by the shareholders, the following will be important to you as an owner of our shares.

     Upon dissolution of El Paso Energy Partners, unless El Paso Energy Partners is reconstituted and continued, the authorized liquidator will liquidate El Paso Energy Partners' assets and apply the proceeds of the liquidation as follows:

     - first, towards the payment of all creditors of El Paso Energy Partners and the creation of a reserve for contingent liabilities; and

     - then, to all partners in accordance with the positive balances in their respective capital accounts.

     Under some circumstances and subject to various limitations, the liquidator may defer liquidation or distribution of El Paso Energy Partners' assets for a reasonable period of time if the liquidator determines that an immediate sale would be impractical or would cause undue loss to the partners.

     The allocations of gain or loss at the time of liquidation are intended to entitle the holders of outstanding Series B preference units to a preference over the holders of outstanding common units and i-units upon our liquidation, to the extent of their liquidation value. However, the allocations of gain or loss may not be sufficient to achieve this result. Series B preference unitholders will not be entitled to share with our general partner and unitholders in our assets in excess of their liquidation value.

     If there is a liquidation of El Paso Energy Partners, it is intended that, to the extent available, we will be allocated income and gain, or deduction and loss, in an amount necessary to equalize the capital account of a common unit and an i-unit. However, before such allocations are made, each Series B preference unit will receive allocations of income and gain in an amount necessary for its capital account to be equal to its liquidation value.

     Thus, generally, any income or gain will be allocated:

     - first, to the Series B preference unitholders until the capital account for each Series B preference unit is equal to its liquidation value;

     - second, to owners of the i-units and/or common units, as appropriate, to equalize the capital account of a common unit and an i-unit; and

     - thereafter, between the owners of common units and i-units, as limited partners, and El Paso Energy Partners Company, as the general partner, in a manner that approximates their sharing ratios in the various target distribution levels and equally on a per unit basis between the i-units and the common units.

     Thus, each distribution of cash to other unitholders, including regular quarterly distributions, will entitle us to an allocation of income or gain, or deduction or loss, on liquidation to the extent available.

     Any deduction or loss generally will be allocated:

     - first, 1% to the general partner and 99% to the owners of the common units and the Series B preference units until all the common unit and Series B preference unit balances are reduced by the amount of all previous allocations of income;

     - second, 1% to the general partner and 99% to the owners of the i-units and/or common units, as appropriate, until the capital account of a common unit and an i-unit are equal;

     - third, 1% to the general partner and 99% to the common units and i-units in proportion to the positive balances in the partners' capital accounts until all the common unit and i-unit balances are reduced to zero;

     - fourth, 1% to the general partner and 99% to the Series B preference unitholders in proportion to the positive balances in the partners' capital accounts until all the Series B preference unit balances are reduced to zero; and

     - thereafter, to the general partner.

     We will owe U.S. federal income tax, and perhaps state taxes, on any taxable income or gain that is allocated to the i-units in a liquidation of El Paso Energy Partners. Our payment of these taxes will reduce the amount of assets that ultimately will be distributed to the holders of our shares. For further information about the tax indemnification agreement and the tax consequences of your investment in our shares, please read "Description of Our Shares -- Tax Indemnity of El Paso Corporation." and "Material Tax Consequences."

                  CAPITALIZATION OF EL PASO ENERGY MANAGEMENT

     The following table describes our capitalization as of July 31, 2002:

     - on an historical basis; and

     - on an as adjusted basis to give effect to the receipt of net proceeds of $658 million, which assumes that we sell 20,000,000 shares at an assumed initial public offering price of $34.23 per share, after deducting underwriting discounts and estimated offering expenses, and that we use $0.5 million of the net proceeds to compensate El Paso Corporation for its tax indemnity obligations and use the remaining net proceeds to purchase a number of i-units from El Paso Energy Partners equal to the number of our outstanding shares.

     The as adjusted information in the table excludes 3,000,000 shares issuable to El Paso Corporation and the underwriters upon the exercise of the underwriters' over-allotment option to purchase additional shares from us.

     You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes appearing elsewhere in this prospectus.

                                                                        AS ADJUSTED
                                                           JULY 31,      FOR THIS
                                                             2002        OFFERING
                                                           --------     -----------
                                                               (IN THOUSANDS)
Voting shares...........................................     $  1        $      1
Non-voting shares.......................................       --         658,000
Contribution receivable from parent.....................       (1)             (1)
                                                             ----        --------
          Total capitalization..........................     $ --        $658,000
                                                             ====        ========

                   CAPITALIZATION OF EL PASO ENERGY PARTNERS

     The following table sets forth El Paso Energy Partners' historical consolidated capitalization as of March 31, 2002.

     The pro forma financial information as of March 31, 2002 gives effect to:

     - the borrowing in April 2002 by EPN Holding of $535 million in connection with the acquisition of the EPN Holding assets;

     - the issuance of 159,000 common units for $6 million in connection with the acquisition of the EPN Holding assets;

     - the borrowing of $95 million under our revolving credit facility for use in repaying our limited recourse term loan associated with our TLP.

     - the issuance of common units by El Paso Energy Partners in April 2002 and the application of the approximately $149 million of net proceeds to repay indebtedness outstanding under the EPN Holding term loan;

     - the capital contribution by El Paso Energy Partners' general partner of $0.6 million in April 2002 to maintain its 1% capital account balance as a result of the issuance of additional common units; and

     - the issuance by El Paso Energy Partners of 8 1/2% senior subordinated notes in May 2002 and the application of net proceeds of $225 million to repay a portion of the EPN Holding term loan and $5 million to repay a portion of its credit facility.

     The pro forma as adjusted financial information as of March 31, 2002 adjusts the pro forma financial information to reflect:

     - the receipt by El Paso Energy Partners of $658 million in proceeds from the expected sale of its i-units to us, which assumes that we sell 20,000,000 shares at $34.23 per share, net of the underwriting discount, expected expenses and $0.5 million paid by us to El Paso Corporation for its tax indemnity obligation;

     - the capital contribution by El Paso Energy Partners' general partner of $6.6 million to maintain its 1% capital account balance as a result of the issuance of its i-units; and

     - the expected issuance of long-term debt resulting in net cash proceeds of $391 million.

     - the use by El Paso Energy Partners of the proceeds it receives from the sale of i-units as described in "Use of Proceeds."

Please read "Use of Proceeds" for a detailed description of the application of the proceeds from the sale by El Paso Energy Partners of its i-units to us in connection with this offering.

                                                     AS OF
                                                   MARCH 31,                   PRO FORMA
                                                     2002        PRO FORMA    AS ADJUSTED
                                                   ---------     ---------    -----------
                                                  (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                                              (IN THOUSANDS)
Long-term debt:
  Revolving credit facility.....................  $  444,000    $  538,000    $  424,169
  Senior subordinated notes due 2009............     175,000       175,000       175,000
  Senior subordinated notes due 2011............     250,000       480,000       871,000
  Argo limited recourse term loan...............      95,000            --            --
  EPN Holding term loan.........................          --       160,000            --
                                                  ----------    ----------    ----------
     Total long-term debt.......................     964,000     1,353,000     1,470,169
Partners' capital:
  Series B preference unitholders...............     146,448       146,448       146,448
  Common unitholders............................     335,752       491,075       491,523
  i-units, 20,000,001 issued and outstanding
     after the offering.........................          --            --       658,183
  General partner...............................       4,938         5,538        12,186
  Accumulated other comprehensive income........         129           129           129
                                                  ----------    ----------    ----------
     Total partners' capital....................     487,267       643,190     1,308,469
                                                  ----------    ----------    ----------
     Total capitalization.......................  $1,451,267    $1,996,190    $2,778,638
                                                  ==========    ==========    ==========

     The unit numbers do not include:

     - the i-units issuable to El Paso Energy Management if the underwriters exercise their over-allotment option to purchase additional shares from us;

     - the 1,565,000 common units issuable, subject to vesting, upon exercise of options granted by El Paso Energy Partners and outstanding on August 12, 2002; and

     - the 350,000 common units issued upon exercise of options since August 14, 1998.

                           SELECTED FINANCIAL DATA OF
                            EL PASO ENERGY PARTNERS

     You should read the following financial data of El Paso Energy Partners in connection with the financial statements and related notes incorporated by reference in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The financial information as of and for the years ended December 31, 2001, 2000 and 1999, was derived from El Paso Energy Partners' Current Report on Form 8-K/A dated July 19, 2002. The financial information as of and for the three months ended March 31, 2002 and 2001 was derived from El Paso Energy Partners' Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002. The financial information for the year ended December 31, 1998, was derived from the records of El Paso Energy Partners. The historical results of El Paso Energy Partners are not necessarily indicative of results to be expected in future periods.

                                   THREE MONTHS
                                       ENDED
                                     MARCH 31,                 YEAR ENDED DECEMBER 31,
                                 -----------------   -------------------------------------------
                                  2002      2001       2001       2000      1999        1998
                                 -------   -------   --------   --------   -------   -----------
                                    (UNAUDITED)
                                             (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
OPERATING RESULTS DATA(1):
Operating revenues.............  $61,544   $54,502   $193,406   $112,415   $63,659     $48,731
Operating expenses.............   26,598    28,487     84,821     42,621    22,402      27,558
Depreciation, depletion and
  amortization.................   12,549    12,223     38,699     27,743    30,630      28,136
                                 -------   -------   --------   --------   -------     -------
Operating income (loss)........   22,397    13,792     69,886     42,051    10,627      (6,963)
Other income...................    4,102    10,888     25,808     25,308    43,275      27,495
Interest and debt expense......   11,758    10,923     41,542     46,820    35,323      20,242
Minority interest..............       --        41        100         95       197          15
Income tax benefit.............       --        --         --       (305)     (435)       (471)
                                 -------   -------   --------   --------   -------     -------
Income from continuing
  operations(2)................   14,741    13,716     54,052     20,749    18,817         746
Income (loss) from discontinued
  operations...................    4,385      (743)     1,097       (252)       --          --
                                 -------   -------   --------   --------   -------     -------
Net income.....................  $19,126   $12,973   $ 55,149   $ 20,497   $18,817     $   746
                                 =======   =======   ========   ========   =======     =======
Basic and diluted earnings
  (loss) per unit(3)
  Continuing operations........  $  0.06   $  0.14   $   0.35   $  (0.02)  $  0.26     $  0.02
  Discontinued operations......     0.11     (0.02)      0.03      (0.01)       --          --
  Cumulative effect of
     accounting change.........       --        --         --         --     (0.60)         --
                                 -------   -------   --------   --------   -------     -------
  Net income (loss)............  $  0.17   $  0.12   $   0.38   $  (0.03)  $ (0.34)    $  0.02
                                 =======   =======   ========   ========   =======     =======
Weighted average number of
  units outstanding............   39,941    32,471     34,376     29,077    25,928      24,367
                                 =======   =======   ========   ========   =======     =======
Distributions per common
  unit.........................  $ 0.625   $  0.55   $   2.31   $   2.15   $  2.10     $  2.10
                                 =======   =======   ========   ========   =======     =======
Distributions per preference
  unit(4)......................  $    --   $    --   $     --   $  0.825   $  1.10     $  1.60
                                 =======   =======   ========   ========   =======     =======

                                                                          AS OF DECEMBER 31,
                                                       AS OF MARCH 31,   ---------------------
                                                            2002            2001        2000
                                                       ---------------   ----------   --------
                                                         (UNAUDITED)
                                                                   (IN THOUSANDS)
FINANCIAL POSITION DATA(1):
Property, plant and equipment, net...................    $  936,801      $  917,867   $497,746
Total assets.........................................     1,492,190       1,357,270    869,471
Revolving credit facility............................       444,000         300,000    318,000
Limited recourse term loan, less current
  maturities(5)......................................        76,000          76,000     45,000
Long-term debt(6)....................................       425,000         425,000    175,000
Partner's capital(7).................................       487,267         500,726    311,071

                                   THREE MONTHS
                                      ENDED
                                    MARCH 31,                 YEAR ENDED DECEMBER 31,
                                ------------------   ------------------------------------------
                                 2002       2001       2001      2000      1999        1998
                                -------   --------   --------   -------   -------   -----------
                                   (UNAUDITED)
                                                        (IN THOUSANDS)
OTHER FINANCIAL DATA:
EBITDA(8).....................  $39,048   $ 36,903   $140,949   $95,102   $84,532     $48,668
Adjusted EBITDA(9)............   48,518     35,227    161,440   107,105    91,305      52,345
Capital expenditures including
  investing activities........   35,110    137,753    608,826   125,832   113,579      66,111

---------------

(1) El Paso Energy Partners' operating results and financial position reflect the acquisitions of:

     - interest in the titleholder of, and other interests in, the Chaco plant, and the remaining 50% interest El Paso Energy Partners did not already own in Deepwater Holdings in October 2001;

     - EPN Texas in February 2001;

     - the Petal and Hattiesburg natural gas storage facilities in August 2000;

     - El Paso Intrastate-Alabama in March 2000; and

     - an additional 49% interest in Viosca Knoll in June 1999.

         The acquisitions were accounted for as purchases and therefore operating results of these acquired entities are included in El Paso Energy Partners' results prospectively from the purchase date. In addition, El Paso Energy Partners' operating results and financial position reflect the sale of El Paso Energy Partners' and Deepwater Holdings' interests in several offshore Gulf of Mexico assets in January and April 2001 as a result of a Federal Trade Commission, or FTC, order related to El Paso Corporation's merger with the The Coastal Corporation.

(2) Includes, for the year ended December 31, 2001, approximately $25.4 million related to the make whole payment from El Paso Corporation related to El Paso Energy Partners' disposition of offshore Gulf of Mexico assets in accordance with an FTC order related to El Paso Corporation's merger with The Coastal Corporation.

(3) Net income (loss) per unit allocated to limited partners, net of allocations made to El Paso Energy Partners' general partner and the Series B Preference Units.

(4) Prior to October 2000, El Paso Energy Partners had publicly held preference units, which were not of the same class as the Series B preference units. In October 2000, all publicly held preference units were converted into common units or redeemed.

(5) Relates to a limited recourse project finance loan to build the Prince TLP. With the completion of the Prince TLP, El Paso Energy Partners converted the project finance loan to a limited recourse term loan in December 2001. This term loan was repaid in connection with El Paso Energy Partners' April 2002 disposition of the Prince TLP.

(6) Reflects the issuance of $250 million of 8 1/2% Senior Subordinated Notes in May 2001.

(7) Reflects the issuance of:

     - 5.6 million common units, including 1.5 million common units purchased by a subsidiary of El Paso Corporation, in October 2001;

     - 2.3 million common units in March 2001;

     - $170 million Series B preference units to a subsidiary of El Paso Corporation in August 2000; and

     - 4.6 million common units in July 2000.

     In addition, El Paso Energy Partners redeemed $50 million in liquidation value of Series B preference units in October 2001.

(8) EBITDA is defined for this purpose as net income before (1) depreciation, depletion, and amortization, (2) asset impairment charges, (3) interest and other financing costs, net of capitalized interest, and (4) minority interests and income tax benefit. EBITDA is used as a supplemental financial measurement in the evaluation of El Paso Energy Partners' business and should not be considered as an alternative to net income as an indicator of El Paso Energy Partners' operating performance or as an alternative to cash flows from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles or as a measure of liquidity. EBITDA is not defined under generally accepted accounting principles and accordingly, it may not be a comparable measurement among different companies.

(9) Adjusted EBITDA is defined for this purpose as EBITDA, less earnings from unconsolidated affiliates, plus cash distributions from investments in unconsolidated affiliates, and, as appropriate, other cash and non-cash items. Historically, a significant portion of El Paso Energy Partners' cash flow has come from distributions from unconsolidated joint ventures; accordingly, El Paso Energy Partners believes adjusted EBITDA provides additional information which may be used to better understand El Paso Energy Partners' operations. Adjusted EBITDA is used as a supplemental financial measurement in the evaluation of El Paso Energy Partners' business and should not be considered as an alternative to net income as an indicator of El Paso Energy Partners' operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA may not be a comparable measurement among different companies. The following table provides a reconciliation from income before interest income taxes, and other charges to Adjusted EBITDA.

                                           THREE MONTHS
                                               ENDED
                                             MARCH 31,          YEAR ENDED DECEMBER 31,
                                         -----------------   -----------------------------
                                          2002      2001       2001       2000      1999
                                         -------   -------   --------   --------   -------
                                                          (IN THOUSANDS)
                                                            (UNAUDITED)
ADJUSTED EBITDA
Income before interest, income taxes
  and minority interest................  $26,499   $24,680   $ 95,694   $ 67,359   $53,902
Plus: Depreciation, depletion and
  amortization.........................   12,549     8,302     34,778     27,743    30,630
  Cash distributions from
     unconsolidated affiliates.........    4,500     6,922     35,062     33,960    46,180
  Net cash payment received from El
     Paso Corporation..................    1,882     1,896      7,404         --        --
  Discontinued operations of Prince
     facilities........................    6,449      (183)     6,556         --        --
  Insurance proceeds...................       --        --         --      5,000        --
  Asset impairment.....................       --     3,921      3,921         --        --
  Loss on sale of Gulf of Mexico
     assets............................       --    10,381     11,878         --        --
Less: Earnings (loss) from
  unconsolidated affiliates............    3,361    (4,712)     8,449     22,931    32,814
  Gain on sale of assets...............       --        --         --         --    10,103
  Litigation resolution................       --        --         --      2,250    (2,250)
  Non-cash earnings related to future
     payments from El Paso.............       --    25,404     25,404         --        --
  Hedged items.........................       --        --         --      1,619    (1,619)
  Other non-cash items.................       --        --         --        157       359
                                         -------   -------   --------   --------   -------
Adjusted EBITDA........................  $48,518   $35,227   $161,440   $107,105   $91,305
                                         =======   =======   ========   ========   =======

                      SELECTED PRO FORMA FINANCIAL DATA OF
                            EL PASO ENERGY PARTNERS

     The following tables show summary pro forma financial information for El Paso Energy Partners for the year ended December 31, 2001 and the three month period ended March 31, 2002.

     - The column labeled Pro Forma After 2001 Transactions gives effect to the following as of January 1, 2001:

          -- the exclusion of (1) the results of operations of Deepwater Holdings, L.L.C.'s (a joint venture of El Paso Energy Partners) interests in the Stingray and UTOS systems and the West Cameron dehydration facility, which were sold in 2001; (2) the results of operations of El Paso Energy Partners' interests in the Nautilus, Manta Ray Offshore, Nemo, Green Canyon and Tarpon systems as well as its interests in two offshore platforms, which were sold in 2001; and (3) losses on the dispositions described in (1) and (2) above and income of $25.4 million El Paso Energy Partners recognized from payments by El Paso Corporation as additional consideration for those dispositions;

          -- the $133 million acquisition in February 2001 of the South Texas NGL transportation and fractionation assets from subsidiaries of El Paso Corporation;

          -- the acquisition in October 2001 of the remaining 50% equity interest that El Paso Energy Partners did not own in Deepwater Holdings for approximately $26 million of cash and $55 million of assumed indebtedness; and

          -- the acquisition in October 2001 of interests in the titleholder of, and other interests in, the Chaco cryogenic natural gas processing plant for approximately $198.5 million.

     - The column labeled Pro Forma After EPN Holdings Assets Acquisition gives further effect to the following as of the beginning of the applicable period presented or as of the balance sheet date:

          -- the acquisition in April 2002 of the EPN Holding assets for net consideration of $735 million consisting of (1) $420 million of cash, which was financed through borrowings under the EPN Holding term loan, (2) $119 million of assumed short-term indebtedness payable to El Paso Corporation, which was repaid with borrowings under the EPN Holding term loan, (3) $6 million of El Paso Energy Partners' common units and (4) $190 million in sold assets, comprised of El Paso Energy Partners' Prince TLP and its Prince Field overriding royalty interest;

          -- the repayment in April 2002 of the $95 million limited recourse term loan related to the Prince TLP;

          -- the issuance by El Paso Energy Partners of common units in April 2002 and the application of the approximately $149 million of net proceeds to repay indebtedness outstanding under the EPN Holding term loan;

          -- the capital contribution by El Paso Energy Partners' general partner of $0.6 million in April 2002 to maintain its 1% capital account balance as a result of the issuance of additional common units; and

          -- the issuance by El Paso Energy Partners of 8 1/2% senior subordinated notes in May 2002 and the application of net proceeds of 225 million to repay a portion of the EPN Holding term loan and $5 million to repay a portion of its credit facility.

     - The column labeled Pro Forma After Proposed San Juan Assets Acquisition Transactions further gives effect, as of the beginning of the applicable period presented or as of the balance sheet date:

          -- the expected acquisition of the San Juan assets for $782 million, of which $391 million of the cash consideration is expected to be from proceeds from the sale of its i-units to us and $391 million of the cash consideration is expected to be from proceeds from long-term debt financing; and

          -- the capital contribution by El Paso Energy Partners' general partner to maintain its 1% capital account balance as a result of the issuance of additional common units.

     -  The column labeled Pro Forma as Adjusted further gives effect to:

          -- the receipt by El Paso Energy Partners of an additional estimated $267 million in proceeds from the expected sale of its i-units to us, which assumes that we sell 20,000,000 shares at $34.23 per share, net of the underwriting discount, expected expenses and $0.5 million paid by us to El Paso Corporation for its tax indemnity obligations, and the use by El Paso Energy Partners of these additional proceeds to temporarily repay indebtedness under its revolving credit facility and EPN Holding credit agreement; and

          -- the expected capital contribution by El Paso Energy Partners' general partner of $2.7 million to maintain its 1% capital account balance as a result of the expected additional issuance of the i-units and the use by El Paso Energy Partners of these additional proceeds to temporarily repay indebtedness under its revolving credit facility.

     The summary pro forma financial information has been prepared using the purchase method of accounting. The purchase price allocated in the summary pro forma financial information is based on El Paso Energy Partners' estimate of the fair market values of assets acquired and liabilities assumed. The summary pro forma financial information includes assumptions and adjustments as described in the notes to the pro forma combined financial statements from our Current Report on Form 8-K dated August 12, 2002 incorporated by reference into this prospectus and should be read in conjunction with the historical financial statements and the related notes of El Paso Energy Partners incorporated by reference into this prospectus.

     The summary pro forma financial information may not be indicative of the results that would have occurred if the transactions had been consummated as of the beginning of the periods presented or that will be obtained in the future.

                         EL PASO ENERGY PARTNERS, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                                      PRO FORMA
                                                                                        AFTER
                                                                        PRO FORMA      PROPOSED
                                          EL PASO        PRO FORMA        AFTER        SAN JUAN
                                           ENERGY          AFTER       EPN HOLDING      ASSETS
                                       PARTNERS, L.P.       2001         ASSETS      ACQUISITION     PRO FORMA
                                         HISTORICAL     TRANSACTIONS   ACQUISITION   TRANSACTIONS   AS ADJUSTED
                                       --------------   ------------   -----------   ------------   -----------
                                                        (UNAUDITED)    (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
Operating revenues...................     $193,406        $256,954      $601,643       $899,273      $ 899,273
Operating expenses
  Cost of natural gas and oil........       51,542          51,542       240,124        376,098        376,098
  Operation and maintenance, net.....       33,279          55,944       122,559        172,686        172,686
  Depreciation, depletion and
    amortization.....................       34,778          51,038        81,383        119,948        119,948
  Asset impairment charge............        3,921           3,921         3,921          3,921          3,921
                                          --------        --------      --------       --------      ---------
                                           123,520         162,445       447,987        672,653        672,653
                                          --------        --------      --------       --------      ---------
Operating income.....................       69,886          94,509       153,656        226,620        226,620
                                          --------        --------      --------       --------      ---------
Other income (loss)
  Earnings from unconsolidated
    affiliates.......................        8,449          18,374        18,374         20,551         20,551
  Net loss on sale of assets.........      (11,367)             --                           --             --
  Other income (loss)................       28,726           3,290        (1,736)        (1,736)        (1,736)
                                          --------        --------      --------       --------      ---------
                                            25,808          21,664        16,638         18,815         18,815
                                          --------        --------      --------       --------      ---------
Income before interest, income taxes
  and other charges..................       95,694         116,173       170,294        245,435        245,435
                                          --------        --------      --------       --------      ---------
  Interest and debt expense..........       41,542          55,304        82,479        116,649        105,704
  Minority interest..................          100             100           100            100            100
  Income tax benefit (expense).......                           --           (24)            (1)            (1)
                                          --------        --------      --------       --------      ---------
                                            41,642          55,404        82,555        116,748        105,803
                                          --------        --------      --------       --------      ---------
  Net income from continuing
    operations.......................       54,052          60,769        87,739        128,687        139,632
Income from discontinued operations..        1,097           1,097            --             --             --
                                          --------        --------      --------       --------      ---------
Net income...........................     $ 55,149        $ 61,866      $ 87,739       $128,687      $ 139,632
                                          ========        ========      ========       ========      =========
Income allocation
  Series B unitholders...............     $ 17,228        $ 17,228      $ 17,228       $ 17,228      $  17,228
                                          ========        ========      ========       ========      =========
  General Partner
    Continuing operations............     $ 24,650        $ 24,717      $ 25,628       $ 40,850      $  46,417
    Discontinued operations..........           11              11            --             --             --
                                          --------        --------      --------       --------      ---------
                                          $ 24,661        $ 24,728      $ 25,628       $ 40,850      $  46,417
                                          ========        ========      ========       ========      =========
  Limited Partners
    Continuing operations............     $ 12,174        $ 18,824      $ 44,883       $ 70,609      $  75,987
    Discontinued operations..........        1,086           1,086            --             --             --
                                          --------        --------      --------       --------      ---------
                                          $ 13,260        $ 19,910      $ 44,883       $ 70,609      $  75,987
                                          ========        ========      ========       ========      =========
Basic and diluted earnings per unit
    Continuing operations............     $   0.35        $   0.55      $   1.30       $   1.40      $    1.30
    Discontinued operations..........         0.03            0.03            --             --             --
                                          --------        --------      --------       --------      ---------
                                          $   0.38        $   0.58      $   1.30       $   1.40      $    1.30
                                          ========        ========      ========       ========      =========
Weighted average number of units
  outstanding........................       34,376          34,376        34,535         50,523         58,619
                                          ========        ========      ========       ========      =========

                         EL PASO ENERGY PARTNERS, L.P.

     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED FINANCIAL DATA
                            STATEMENT OF OPERATIONS
                  (FOR THE THREE MONTHS ENDED MARCH 31, 2002):
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                                 PRO FORMA
                                                                                   AFTER
                                                                  PRO FORMA       PROPOSED
                                                  EL PASO           AFTER         SAN JUAN
                                                   ENERGY        EPN HOLDING       ASSETS
                                               PARTNERS, L.P.      ASSETS       ACQUISITION      PRO FORMA
                                                 HISTORICAL      ACQUISITION    TRANSACTIONS    AS ADJUSTED
                                               --------------    -----------    ------------    -----------
                                               (UNAUDITED)       (UNAUDITED)    (UNAUDITED)     (UNAUDITED)
Operating revenues...........................    $   61,544      $  133,780      $  222,541     $  222,541
Operating expenses
  Cost of natural gas and oil................        12,158          33,624          95,599         95,599
  Operation and maintenance..................        14,440          30,087          42,518         42,518
  Depreciation, depletion and amortization...        12,549          18,978          28,992         28,992
                                                 ----------      ----------      ----------     ----------
                                                     39,147          82,689         167,109        167,109
                                                 ----------      ----------      ----------     ----------
Operating income.............................        22,397          51,091          55,432         55,432
                                                 ----------      ----------      ----------     ----------
Other income
  Earnings from unconsolidated affiliates....         3,361           3,361           3,291          3,291
  Net gain on sale of assets.................           315             315             315            315
  Other income...............................           426             397             397            397
                                                 ----------      ----------      ----------     ----------
                                                      4,102           4,073           4,003          4,003
                                                 ----------      ----------      ----------     ----------
Income before interest, income taxes and
  other charges..............................        26,499          55,164          59,435         59,435
                                                 ----------      ----------      ----------     ----------
  Interest and debt expense..................        11,758          18,458          26,884         24,185
  Income taxes...............................            --              --              92             92
                                                 ----------      ----------      ----------     ----------
  Income from continuing operations..........        14,741          36,706          32,459         35,158
  Income from discontinued operations........         4,385              --              --             --
                                                 ----------      ----------      ----------     ----------
  Net income.................................    $   19,126      $   36,706      $   32,459     $   35,158
                                                 ==========      ==========      ==========     ==========
  Income allocation
    Series B unitholders.....................    $    3,552      $    3,552      $    3,552     $    3,552
                                                 ==========      ==========      ==========     ==========
    General partner
      Continuing operations..................    $    8,691      $    9,070      $   13,042     $   14,309
      Discontinued operations................            44              --              --             --
                                                 ----------      ----------      ----------     ----------
                                                 $    8,735      $    9,070      $   13,042     $   14,309
                                                 ==========      ==========      ==========     ==========
    Limited partners
      Continuing operations..................    $    2,498      $   24,084      $   15,865     $   17,297
      Discontinued operations................         4,341              --              --             --
                                                 ----------      ----------      ----------     ----------
                                                 $    6,839      $   24,084      $   15,865     $   17,297
                                                 ==========      ==========      ==========     ==========
Basic and diluted earnings per unit
  Income from continuing operations..........    $     0.06      $     0.60      $     0.28     $     0.27
  Income from discontinued operations........          0.11              --              --             --
                                                 ----------      ----------      ----------     ----------
  Net income.................................    $     0.17      $     0.60      $     0.28     $     0.27
                                                 ==========      ==========      ==========     ==========
Weighted average number of units
  outstanding................................        39,941          40,100          56,087         64,183
                                                 ==========      ==========      ==========     ==========
FINANCIAL POSITION DATA (AT MARCH 31, 2002):
Property, plant and equipment, net...........    $  936,801      $1,703,032      $2,593,927     $2,593,927
Investments in unconsolidated affiliates.....        33,438          33,438          36,385         36,385
Total assets.................................     1,492,190       2,077,714       2,872,008      2,872,008
Current liabilities..........................        58,777          56,396          60,454         60,454
Long-term indebtedness, less current
  maturities.................................       945,000       1,503,000       1,740,051      1,470,169
  Total liabilities..........................     1,004,923       1,584,335       1,833,232      1,563,350
Partners' capital............................       487,267         493,190       1,038,587      1,308,469

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with (1) our financial statements and the notes thereto beginning on page F-2 of this prospectus and (2) the information set forth under the heading "Selected Financial Data of El Paso Energy Partners" and the financial statements and related notes of El Paso Energy Partners and us appearing elsewhere or incorporated by reference in this prospectus.

EL PASO ENERGY MANAGEMENT

  GENERAL

     We are a limited liability company that was formed in Delaware on July 19, 2002. We will elect, effective upon the closing of this offering, to be treated as a corporation for U.S. federal income tax purposes. All of our voting shares are owned by El Paso Energy Partners Company, a wholly owned indirect subsidiary of El Paso Corporation.

  BUSINESS

     By agreement with El Paso Energy Partners and its general partner, El Paso Energy Partners Company, we will manage the business and affairs of El Paso Energy Partners, subject to El Paso Energy Partners Company's right to approve specified actions.

  LIQUIDITY AND CAPITAL RESOURCES

     Our authorized capital structure consists of two classes of membership interests: (1) equity interests with limited voting rights, which are the shares being issued in this offering, and (2) voting equity interests. At July 31, 2002, our issued capitalization consisted of $1,000 contributed by El Paso Energy Partners Company in connection with our formation and in exchange for its voting equity interest.

     We will use substantially all of the net proceeds from this offering to purchase i-units from El Paso Energy Partners and to compensate El Paso Corporation for its tax indemnity obligation. Under the terms of our limited liability company agreement:

     - we will only make distributions to owners of shares in additional shares or fractions of shares, except in connection with our liquidation or after all of our shares have been acquired by El Paso Corporation;

     - we will calculate the fraction of an additional share to be distributed each quarter per outstanding share by dividing:

      - the amount of the cash distribution paid by El Paso Energy Partners on each common unit for that quarter; by

      - the average market price of a share during the ten consecutive trading days preceding the date on which the shares begin to trade ex-dividend under the rules of the principal exchange on which they are listed;

     - we will make our distributions of shares at the same time as El Paso Energy Partners makes its quarterly distributions of cash to owners of common units; and

     - we will simultaneously make a distribution of an equivalent fraction of a voting share on each voting share or fraction of a voting share owned by the general partner of El Paso Energy Partners.

     When El Paso Energy Partners makes its quarterly distribution on its common units, the number of i-units we own will also automatically increase under the provisions of the El Paso

Energy Partners partnership agreement with the result that the number of i-units we own will equal the number of our shares and voting shares that are then outstanding.

     If we incur liabilities or other obligations in connection with the performance of our obligations under the delegation agreement, we are entitled to be reimbursed or indemnified by El Paso Energy Partners or El Paso Energy Partners Company. Thus, we expect that our expenditures associated with managing the business and affairs of El Paso Energy Partners and the reimbursement we receive will be equal. El Paso Energy Partners also will reimburse us for our general and administrative expenses associated with securities filings, tax filings and related costs, other than expenses of this and any other offerings of shares. As stated above, we will not receive quarterly distributions of cash on the i-units we hold. Therefore, we expect neither to generate nor to require significant amounts of cash in ongoing operations. We expect that any net cash proceeds we receive from the sale of additional shares will immediately be used to purchase additional i-units. Accordingly, we do not anticipate any other sources or needs for additional liquidity.

     We are not permitted to borrow money or incur debt without the approval of holders, other than El Paso Energy Partners Company and its affiliates, owning at least a majority of our shares. Please Read "Description of Our
Shares -- Limited Voting Rights."

  RESULTS OF OPERATIONS

     Prior to this offering of our shares we had no operations. Upon completion of our initial offering of shares to the public and the purchase of i-units from El Paso Energy Partners, our results of operations will consist of (1) the offsetting expenses and revenues associated with managing the business and affairs of El Paso Energy Partners and (2) our interest in the earnings of El Paso Energy Partners attributable to the i-units we will own. As shown in the historical financial statements of El Paso Energy Partners appearing or incorporated by reference in this prospectus, the limited partners' interest in El Paso Energy Partners' net income (or loss) was $13.3 million, ($0.75 million) and ($8.74 million) for the years ended December 31, 2001, 2000 and 1999. These historical amounts are not necessarily indicative of the level of earnings to be expected in the future.

     When this offering of our shares is completed, we will own approximately 30.9% of all of El Paso Energy Partners' outstanding limited partner interests (assuming no exercise of the underwriters' option to purchase additional shares from us). We will use the equity method of accounting for our investment and, therefore, will record earnings equal to approximately 30.9% of El Paso Energy Partners' limited partners' net income. Our percentage ownership will change over time if the number of i-units we own becomes a different percentage of the total units outstanding due to, among other things, our ownership of additional i-units and other issuances of additional common units by El Paso Energy Partners.

EL PASO ENERGY PARTNERS

     El Paso Energy Partners' objective is to operate as a growth-oriented MLP with a focus on increasing its cash flow, earnings and return to its unitholders by becoming one of the industry's leading providers of midstream energy services. Its strategy is to maintain and grow a diversified, balanced base of strategically located and efficiently operated midstream energy assets with stable and long-term cash flows. After acquiring the San Juan assets, El Paso Energy Partners will have interests in:

     - 16,900 miles of natural gas gathering and transportation pipeline with capacity of 10.3 Bcf/d;

     - over 340 miles of oil pipelines with capacity of 580 MBbls/d;

     - 1,100 miles of NGL pipelines with capacity of 166 MBbls/d;

     - three processing plants with capacity of 1.2 Bcf/d of natural gas and 50 MBbls/d of NGLs;

     - four fractionating plants with capacity of 120 MBbls/d of NGLs;

     - four NGL storage facilities with aggregate capacity of over 20 MMBbls;

     - three natural gas storage facilities with aggregate working gas capacity of 19.65 Bcf; and

     - five offshore platforms.

     In accordance with its Gulf of Mexico strategy, El Paso Energy Partners currently has midstream projects underway with gross estimated capital costs of approximately $833 million, including 380 miles of oil pipeline, 37 miles of natural gas pipeline and two platforms.

     El Paso Energy Partners' strategy contemplates substantial growth through the acquisition and development of a wide range of midstream and other energy infrastructure assets while maintaining a strong balance sheet. This strategy includes constructing and acquiring additional assets and businesses to enhance its ability to compete effectively, diversify its asset portfolio and, thereby, provide more stable cash flow. In addition to potential third-party acquisitions, El Paso Corporation has midstream assets that may be considered for sale to El Paso Energy Partners. Including the San Juan assets acquisition, El Paso Energy Partners has purchased over $2 billion of assets from El Paso Corporation. El Paso Energy Partners' strategy has been and will continue to be expanding its operating scope, ability to generate cash flow and investment opportunities. Consequently, El Paso Energy Partners has expanded its credit facilities, obtained project financing and issued debt and equity securities to meet its financial needs over the past three years. El Paso Energy Partners will need substantial new capital to continue to finance its strategy, including additional future uses of periodic debt and equity offerings. Significant milestones in the implementation of its strategy over the past three years include the following:

                              TRANSACTION
                              -----------
1999  Increased ownership interest in Viosca Knoll to 99%
      Increased ownership interests in HIOS, East Breaks and UTOS to 50%
      Placed the Allegheny oil pipeline system into service
      Exchanged El Paso Energy Partners' working interest in the
        Prince Field for a 9% overriding royalty interest, with a
        conditional option to convert to a 30% working interest
2000  Acquired the natural gas pipeline system of EPIA
      Placed the East Breaks joint venture pipeline system in
        service
      Acquired the salt dome natural gas storage businesses of
        Crystal
      Increased the ownership interest in Viosca Knoll to 100%
2001  Completed asset redeployment by selling several offshore
        Gulf of Mexico assets to third parties
      Acquired the NGL transportation and fractionation assets of
        EPN Texas
      Placed the Prince TLP facility into service
      Increased ownership in Deepwater Holdings to 100%. HIOS and
        East
        Breaks became indirect wholly-owned assets through this
        transaction
      Acquired interests in the titleholder of and other interests in the Chaco cryogenic natural gas processing plant
      Acquired the Anse La Butte NGL storage facility

                              TRANSACTION
                              -----------
2002  Acquired Suburban Propane storage and leaching business
      Acquired substantial Texas and New Mexico midstream natural gas assets through the EPN Holding transaction. As part of this transaction, El Paso Energy Partners disposed of the
        Prince TLP and its interests in the Prince Field
      Completed Petal expansion and takeaway pipeline construction
      Planned acquisition of San Juan assets

     We will manage El Paso Energy Partners' day-to-day operations and strategic direction. Employees of El Paso Corporation perform all of El Paso Energy Partners' administrative and operational activities under a general and administrative services agreement or, in some cases, separate operational agreements. Additionally, El Paso Corporation indirectly elects all of our directors.

     El Paso Energy Partners often enters into transactions with El Paso Corporation and its subsidiaries to acquire or sell assets, and has instituted specific procedures for evaluating and valuing these transactions. Before El Paso Energy Partners considers entering into a transaction with El Paso Corporation or any of its subsidiaries, it determines that the proposed transaction (1) would comply with the requirements under its indentures and credit agreements, (2) would comply with substantive law, and (3) would be fair to it and its limited partners. In addition, El Paso Energy Partners' general partner's board of directors utilizes a Special Conflicts Committee comprised solely of independent directors. This committee:

     - evaluates and, where appropriate, negotiates the proposed transaction;

     - engages an independent financial advisor and independent legal counsel to assist with its evaluation of the proposed transaction; and

     - determines whether to approve and recommend the proposed transaction.

     El Paso Energy Partners will only consummate any proposed transaction with El Paso Corporation if, following its evaluation of the transaction, the Special Conflicts Committee approves and recommends the proposed transaction.

  RECENT ACQUISITIONS, DIVESTITURES AND PROJECTS

     GULF OF MEXICO ASSETS

     In accordance with an FTC order related to El Paso Corporation's merger with The Coastal Corporation, El Paso Energy Partners, along with its Deepwater Holdings joint venture, agreed to sell several of its offshore Gulf of Mexico assets to third parties in January 2001. Total consideration received for these assets was approximately $163 million, consisting of approximately $109 million for the assets El Paso Energy Partners sold and approximately $54 million for the assets Deepwater Holdings sold. The offshore assets sold include interests in the Stingray, UTOS, Nautilus, Manta Ray Offshore, Nemo, Tarpon and the Green Canyon pipeline assets, as well as interests in two offshore platforms and one dehydration facility. El Paso Energy Partners recognized net losses from the asset sales of approximately $12 million, and Deepwater Holdings recognized losses of approximately $21 million. El Paso Energy Partners' share of Deepwater Holdings' losses was approximately $14 million, which has been reflected in earnings from unconsolidated affiliates in the accompanying statements of income.

     As additional consideration for the above transactions, El Paso Corporation agreed to make payments to El Paso Energy Partners totaling $29 million. These payments, which began in the first quarter of 2001, will be made in quarterly installments of $2.25 million through the fourth quarter of 2003 and $2 million in the first quarter of 2004. From this additional consideration, El Paso Energy Partners recognized income of approximately $25 million in the first quarter of

2001, which has been reflected in "other income" in El Paso Energy Partners' statements of income.

     EPN TEXAS

     In February 2001, El Paso Energy Partners purchased the EPN Texas NGL assets from a subsidiary of El Paso Corporation for approximately $133 million. These assets include more than 600 miles of NGL gathering and transportation pipelines, as well as three fractionation plants with a capacity of approximately 96 MBbls/d. These plants fractionate NGLs into ethane, propane, and butane products which are used by refineries and petrochemical plants along the Texas Gulf Coast.

     PRINCE TLP

     In July 2001, El Paso Energy Partners installed the Prince TLP facility in the Prince Field. The platform was installed in 1,450 feet of water approximately 120 miles south of New Orleans, Louisiana. As part of its April 2002 acquisition of the EPN Holding assets, El Paso Energy Partners sold the Prince TLP to a subsidiary of El Paso Corporation.

     DEEPWATER HOLDINGS

     In October 2001, El Paso Energy Partners acquired the remaining 50% equity interest that it did not already own in Deepwater Holdings, from a subsidiary of El Paso Corporation, for approximately $81 million, including $55 million of acquired indebtedness. At the acquisition date, El Paso Energy Partners also repaid Deepwater Holdings' outstanding revolving credit facility balance and terminated the facility. HIOS and East Breaks became indirect wholly-owned assets through this transaction.

     CHACO PLANT

     In October 2001, El Paso Energy Partners acquired interests in the title holder of, and other interests in, the Chaco cryogenic natural gas processing plant, the third largest natural gas processing plant in the United States measured by liquids produced, for approximately $198.5 million. El Paso Energy Partners will acquire the remainder of El Paso Corporation's interests in the Chaco Plant as part of the San Juan asset acquisition including El Paso Corporation's rights under the tolling agreement El Paso Energy Partners entered into in the October 2001 acquisition, as well as El Paso Corporation's obligation to repurchase the Chaco Plant from El Paso Energy Partners.

     MEDUSA PROJECT

     El Paso Energy Partners is constructing the $28 million, 37-mile Medusa natural gas pipeline extension of El Paso Energy Partners' Viosca Knoll gathering system with capacity to handle 160 MMcf/d of natural gas (expected to be in service in the first quarter of 2003), which was designed and located to gather production from Murphy Exploration and Production Company's Medusa development in the Gulf of Mexico. Murphy has dedicated 34,560 acres of property to this pipeline for the life of the reserves. El Paso Energy Partners expects to fund the project through borrowings on its revolving credit facility.

     NGL STORAGE FACILITIES

     In December 2001, El Paso Energy Partners acquired Anse La Butte, a 3.2 million barrel NGL multi-product storage facility near Breaux Bridge, Louisiana. As part of the transaction, El Paso Energy Partners entered into long-term storage agreements with a third party and a subsidiary of El Paso Corporation for a significant portion of the storage capacity. In January 2002, El Paso Energy Partners acquired a 3.3 million barrel propane storage business and leaching operation located in Hattiesburg, Mississippi from Suburban Propane Partners, L.P. As part of the transaction, El Paso Energy Partners entered into a long-term propane storage agreement with Suburban Propane Partners for a portion of the acquired propane storage capacities. El Paso Energy Partners intends to convert a portion of these assets to natural gas storage and will integrate them with its adjacent Petal natural gas storage facility. The purchase price for these assets was approximately $10 million and was funded through borrowings on El Paso Energy Partners' revolving credit facility.

     DEEPWATER GATEWAY/MARCO POLO PROJECT

     In December 2001, El Paso Energy Partners announced an agreement with Anadarko Petroleum Corporation under which El Paso Energy Partners would construct, install and own the Marco Polo TLP with capacity to handle 100 MBbls/d of oil and 250 MMcf/d of natural gas (expected to be in service in 2004), which was designed and located to process natural gas from Anadarko Petroleum Corporation's Marco Polo Field discovery in the Gulf of Mexico. Anadarko has dedicated 69,120 acres of property to this TLP, including the acreage underlying their Marco Polo Field discovery, for the life of the reserves. Anadarko will have firm capacity of 50 MBbls/d of oil and 150 Mcf/d of gas. The remainder of the platform capacity will be available to Anadarko for additional production and/or to third parties that have fields developed in the area. Anadarko will operate the platform. This TLP will be owned by El Paso Energy Partners' 50%-owned Deepwater Gateway joint venture and operated by Anadarko. The total cost of the project is estimated to be $206 million, or approximately $103 million for El Paso Energy Partners' share.

     In addition, El Paso Energy Partners will construct and own an oil pipeline and a natural gas pipeline to support the Marco Polo TLP. The natural gas pipeline, a 75-mile, 18-inch line, will have a maximum capacity of 400 MMcf/d. The oil pipeline, a 36-mile, 14-inch line, will have a maximum capacity of 100 MBbls/d. These pipelines, expected to be completed in 2004, are expected to cost $96 million to construct and place in service. El Paso Energy Partners plans to seek a partner or partners for up to 50% of the interest in these pipelines.

     CAMERON HIGHWAY PROJECT

     In February 2002, El Paso Energy Partners announced that it will build and operate the $450 million, 380-mile Cameron Highway Oil Pipeline with capacity of 500 MBbls/d (expected to be in service by the third quarter of 2004), which will provide the producers with access to onshore delivery points in Texas and Louisiana. BP p.l.c., BHP Billiton and Unocal have dedicated 86,400 acres of property to this pipeline for the life of the reserves, including the acreage underlying their Holstein, Mad Dog and Atlantis developments in the deeper water regions of the Gulf of Mexico. El Paso Energy Partners plans to seek a partner or partners for up to 50% of the interest in the pipeline and expects to fund a majority of its share of the costs through project financing. It is estimated that the majority of the capital outlay for the project will occur in 2003 and 2004.

     EPN HOLDING ACQUISITION

     In April 2002, EPN Holding acquired from El Paso Corporation the EPN Holding assets, midstream assets located in Texas and New Mexico, including the largest intrastate pipeline system in Texas based on miles of pipe. The acquired assets include:

     - the EPGT Texas intrastate pipeline system;

     - the Waha natural gas gathering system and treating plant located in the Permian Basin region of Texas;

     - the Carlsbad natural gas gathering system located in the Permian Basin region of New Mexico;

     - an approximate 42.3% non-operating interest in the Indian Basin natural gas processing and treating facility located in southeastern New Mexico;

     - a 50% undivided interest in the Channel natural gas pipeline system located along the Gulf coast of Texas;

     - the TPC Offshore natural gas pipeline system located off the Gulf coast of Texas; and

     - a leased interest in the Wilson natural gas storage facility located in Wharton County, Texas.

     The $750 million sales price was adjusted for the assumption of $15 million of working capital related to natural gas imbalances. The net consideration of $735 million for the EPN Holding assets was comprised of the following:

     - $420 million of cash;

     - $119 million of assumed short-term indebtedness payable to El Paso Corporation, which has been repaid;

     - $6 million in common units; and

     - $190 million in assets, comprised of El Paso Energy Partners' Prince TLP and its 9% Prince overriding royalty interest.

     To finance substantially all of the cash consideration related to this acquisition, EPN Holding entered into a $535 million limited recourse term loan with a syndicate of commercial banks, of which $375 million has been repaid.

     FALCON NEST PROJECT

     In April 2002, El Paso Energy Partners entered into an agreement to construct and own the $53 million Falcon Nest fixed-leg platform with capacity to handle 300 MMcf/d of natural gas (expected to be in service during the first quarter of 2003), which was designed and located to process natural gas from Pioneer Natural Resources Company's and Mariner Energy, Inc.'s Falcon Field discoveries in the Gulf of Mexico. Pioneer and Mariner have dedicated 69,120 acres of property, including acreage underlying their Falcon Field discovery, to this platform for the life of the reserves.

     PETAL EXPANSION PROJECT

     In July 2002, El Paso Energy Partners completed a 6.8 Bcf (5.45 Bcf working capacity) expansion of its Petal natural gas storage facility, as well as an approximate 60-mile pipeline addition that interconnects with the storage facility and offers direct interconnects with the Southern Natural Gas, Transco and Destin pipeline systems. The additional Petal capacity is dedicated under a 20-year fixed-fee contract to a subsidiary of The Southern Company, one of the largest producers of electricity in the United States.

     SAN JUAN ASSETS ACQUISITION

     On July 16, 2002, El Paso Energy Partners and El Paso Corporation entered into a letter of intent regarding the proposed acquisition by El Paso Energy Partners of the San Juan assets. The San Juan assets include gathering, compression and treating assets located in the San Juan

Basin of New Mexico, offshore oil and natural gas pipelines located in the Gulf of Mexico and NGL assets located in Texas. The following is a description of the San Juan assets:

     - The assets located in the San Juan Basin include:

      - approximately 5,300-mile natural gas gathering system with capacity of over 1.1 Bcf/d connected to approximately 9,500 wells producing natural gas from the San Juan Basin located in northwest New Mexico and southwest Colorado;

      - approximately 250,000 horsepower of compression;

      - the 58 MMcf/d Rattlesnake CO2 treating facility;

      - a 50% interest in the 250 MMcf/d Coyote Gas CO2 treating facility; and

      - the remaining interests in the Chaco cryogenic natural gas processing plant not already owned by El Paso Energy Partners and the price risk management positions related to this facility's operations.

     - The offshore pipeline assets include:

      - The Typhoon gas pipeline, a 35-mile, 20-inch natural gas pipeline originating on the Chevron/BHP "Typhoon" platform in the Green Canyon area of the Gulf of Mexico extending to the ANR Patterson System in Eugene Island Block 371; and

      - The Typhoon oil pipeline, a 16-mile, 12-inch oil pipeline originating on the Chevron/BHP "Typhoon" platform extending to a platform in Green Canyon Block 19 with onshore access through various oil pipelines.

     - The Texas NGL assets include:

      - a 230-mile, 8-inch pipeline with capacity of approximately 35 MBbls/d extending from Corpus Christi to Pasadena, which is currently not in service;

      - a 162-mile, 4-inch to 6-inch propane pipeline extending from Corpus Christi to McAllen and the Hidalgo truck terminal facilities;

      - the Markham butane shuttle, a 138-mile, 8-inch pipeline with capacity of approximately 20 MBbls/d running between Corpus Christi and leased storage facilities at Markham with capacity of approximately 3.8 MMBbls;

      - a 49-mile, 6-inch pipeline with capacity of approximately 15 MBbls/d extending from Almeda to Texas City and the Texas City terminal; and

      - the Almeda fractionator, a 24 MBbls/d fractionator consisting of two trains and related leased storage facilities of approximately 9.8 MMBbls.

     The purchase price for the San Juan assets is approximately $782 million, subject to adjustments for capital expenditures, working capital and other matters.

     The parties' obligations under the letter of intent are subject to the satisfaction of specified conditions, including negotiating and executing definitive agreements, obtaining Hart Scott Rodino and other third-party approvals and consents, obtaining satisfactory results from ongoing due diligence, and completion of El Paso Energy Partners' offering of the i-units to us, which will occur contemporaneously with the completion of this offering. El Paso Energy Partners will finance the San Juan assets acquisition with a portion of the proceeds from its sale of i-units to us and long-term borrowings.

  SEGMENT RESULTS

     El Paso Energy Partners' business activities are segregated into four distinct operating segments:

     - Natural gas pipelines and plants;

     - Oil and NGL logistics;

     - Natural gas storage; and

     - Platform services.

     In October 2001, El Paso Energy Partners acquired interests in the title holder of, and other interests in, the Chaco processing plant and reflected the operations of this asset in its Oil and NGL logistics segment. In light of its expectations of acquiring additional natural gas pipeline and processing assets, effective January 1, 2002, El Paso Energy Partners moved the Chaco processing plant to its Natural gas pipelines and plants segment. As a result of the disposition of the Prince TLP and the 9% overriding royalty interest in the Prince Field in April 2002, the results of operations from these assets are reflected as discontinued operations in El Paso Energy Partners' statements of income for all periods presented and are not reflected in its segment results below. Beginning in 2002, operations from El Paso Energy Partners' oil and natural gas production are reflected in Other, net.

     El Paso Energy Partners has restated the prior periods, to the extent practicable, in order to conform to its current business segment presentation. The restated results of operations for the periods ending prior to March 31, 2002, are not necessarily indicative of the results which would have been achieved had the revised business structure been in effect during the period.

     Each of El Paso Energy Partners' segments are business units that offer different services and products. They are managed separately, as each requires different technology and marketing strategies. El Paso Energy Partners measures segment performance using performance cash flows, or an asset's ability to generate cash flow. Performance cash flows are used as a supplemental financial measurement in the evaluation of El Paso Energy Partners' businesses and should not be considered as an alternative to net income as an indicator of its operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. Performance cash flows may not be a comparable measurement among different companies. Following are results as of and for the quarter ending March 31, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999:

                                           QUARTER ENDED              YEAR ENDED
                                             MARCH 31,               DECEMBER 31,
                                         -----------------   -----------------------------
                                          2002      2001       2001       2000      1999
                                          ----      ----       ----       ----      ----
                                                          (IN THOUSANDS)
EARNINGS BEFORE INTEREST EXPENSE AND INCOME
TAXES
Natural gas pipelines and plants.......  $13,673   $ 8,206   $ 30,904   $ 37,004   $33,730
Oil and NGL logistics..................    8,108     6,720     39,757     21,322    20,042
Natural gas storage....................    1,308     2,533      9,568      2,193        --
Platform services......................    6,093     4,755     22,054     22,491    15,962
                                         -------   -------   --------   --------   -------
  Segment EBIT.........................   29,182    22,214    102,283     83,010    69,734
Other, net.............................   (2,683)    2,466     (6,589)   (15,651)  (15,832)
                                         -------   -------   --------   --------   -------
  Consolidated EBIT....................  $26,499   $24,680   $ 95,694   $ 67,359   $53,902
                                         =======   =======   ========   ========   =======

     EBIT variances are discussed in the segment results below.

     NATURAL GAS PIPELINES AND PLANTS

     The Natural Gas Pipelines and Plants segment includes the EPGT Texas intrastate pipeline system, the Viosca Knoll system, the HIOS system, the East Breaks system, the EPIA system, the Chaco cryogenic natural gas processing plant and the Indian Basin processing and treating facility. After consummation of the proposed acquisition, the San Juan natural gas gathering system and related assets, as well as the Typhoon natural gas pipeline, also will be included in this segment. The natural gas gathering and transportation pipelines primarily earn revenue from fixed-fee-based services or market-based rates usually related to the monthly natural gas price index for volume gathered. These pipelines often involve life-of-reserve commitments with both firm and interruptible components. The Chaco plant receives and processes natural gas from the San Juan Basin. The Indian Basin facility (or plant) receives and processes natural gas from the Permian basin. EPIA provides transportation services as well as marketing services through the purchase of natural gas from regional producers and others, and the sale of natural gas to local distribution companies and others. Beginning in 2001, El Paso Energy Partners entered into fixed for floating commodity price swaps to hedge its commodity price exposure to EPIA's fixed price sales of natural gas, resulting in a fixed margin on the sales. These fixed price sales agreements represent approximately four percent of EPIA's sales. There was no significant impact on El Paso Energy Partners' realized cost of natural gas from these swaps for the year ended December 31, 2001. However, as a result of these swaps, El Paso Energy Partners' realized cost of natural gas may differ from the actual market prices of natural gas in future periods.

     Starting in April 2002, in connection with El Paso Energy Partners' EPN Holding acquisition, El Paso Energy Partners has swaps in place for its interest in the Indian Basin processing plant to hedge the price received for the sale of natural gas liquids. El Paso Energy Partners does not expect any ineffectiveness in its hedging relationship since all sale prices are based on the same index as the hedged item.

     Quarter Ended March 31, 2002 Compared to the Quarter Ended March 31, 2001

                                                                    QUARTER
                                                                     ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2002       2001
                                                                ----       ----
                                                                (IN THOUSANDS,
                                                              EXCEPT FOR VOLUMES)
Gathering and processing revenue............................  $ 26,000   $  6,470
Natural gas sales...........................................    14,419     24,605
                                                              --------   --------
  Total operating revenues..................................    40,419     31,075
Cost of natural gas.........................................   (12,158)   (22,971)
Operating expenses..........................................   (14,906)    (6,137)
Other income................................................       318      6,239
                                                              --------   --------
  EBIT......................................................  $ 13,673   $  8,206
                                                              ========   ========
Natural gas volumes (MDth/d)
  HIOS......................................................       831        978
  Viosca Knoll Gathering....................................       533        563
  East Breaks...............................................       214        239
  El Paso Intrastate Alabama................................       195        170
  Indian Basin Pipeline.....................................        38         --
  Chaco Plant...............................................       619         --
                                                              --------   --------
     Total natural gas volumes..............................     2,430      1,950
                                                              ========   ========

     Gathering and processing revenue for the quarter ended March 31, 2002, was $19.5 million higher than in the same period in 2001, primarily due to El Paso Energy Partners' consolidation of Deepwater Holdings and the purchase of interests in the titleholder of, and other interests in, the Chaco plant in October 2001. Natural gas sales margin, or natural gas sales less cost of natural gas, for the quarter ended March 31, 2002, were $0.6 million higher than in the same period in 2001 primarily due to increased volumes and an increase in the spread between El Paso Energy Partners' sales price and its cost of natural gas on EPIA in 2002.

     Operating expenses for the quarter ended March 31, 2002, were $8.8 million higher than the same period in 2001 primarily due to El Paso Energy Partners' consolidation of Deepwater Holdings and the purchase of the titleholder of, and other interests in, the Chaco plant in October 2001.

     Other income for the quarter ended March 31, 2002, was $5.9 million lower than the same period in 2001 primarily due to El Paso Energy Partners' receipt of $22.0 million in additional consideration from El Paso Corporation associated with the sale of El Paso Energy Partners' Gulf of Mexico pipeline assets in 2001, partially offset by net losses of $7.8 million due to the sale of its interests in the Tarpon and Green Canyon pipeline assets in January 2001. Further contributing to El Paso Energy Partners' decrease in other income was lower earnings from unconsolidated affiliates of $8.9 million, which relates to Deepwater Holdings' sale of Stingray and the West Cameron dehydration facility and the sale of El Paso Energy Partners' interest in Nautilus and Manta Ray Offshore during the first quarter of 2001.

     Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                2001        2000
                                                                ----        ----
                                                                 (IN THOUSANDS)
Natural gas gathering and transportation revenue............  $  40,765   $ 29,597
Natural gas sales...........................................     59,701     34,531
                                                              ---------   --------
     Total operating revenues...............................    100,466     64,128
Cost of natural gas.........................................    (51,542)   (28,160)
Operating expenses..........................................    (23,135)    (9,327)
Other income................................................      5,115     10,363
                                                              ---------   --------
     EBIT...................................................  $  30,904   $ 37,004
                                                              =========   ========
Natural gas volumes (Gross MDth/d)
  HIOS......................................................        979        870
  Viosca Knoll Gathering....................................        551        612
  East Breaks...............................................        245        112
  El Paso Intrastate Alabama................................        171        120
  Indian Basin Pipeline.....................................         22         --
  Chaco Plant...............................................        648         --
  Gulf of Mexico assets sold................................        243      1,008
                                                              ---------   --------
     Total natural gas volumes..............................      2,859      2,722
                                                              =========   ========

     Natural gas gathering and transportation revenues for the year ended December 31, 2001, were $11.2 million higher than in 2000, primarily due to El Paso Energy Partners' consolidation of Deepwater Holdings and the purchase of the Chaco plant in October 2001 and revenues received from its Indian Basin lateral which went into service in June 2001. These increases were partially offset by lower volumes on the Viosca Knoll Gathering system due to Tropical Storm Barry in August 2001 and the sale of the Tarpon and Green Canyon pipeline assets in January 2001. Natural gas sales margin, or natural gas sales less cost of natural gas, for the year ended December 31, 2001, was $1.8 million higher than in 2000 due to higher volumes on EPIA as a result of a full twelve months of ownership in 2001 as well as larger spreads between natural gas sales prices and the cost to purchase natural gas in 2001. El Paso Energy Partners acquired EPIA in March 2000.

     Operating expenses for the year ended December 31, 2001, were $13.8 million higher than in 2000, primarily due to the consolidation of Deepwater Holdings and the purchase of the Chaco plant in October 2001 and the abandonment and impairment of the Manta Ray pipeline in January 2001, partially offset by lower operating expenses resulting from the sales of assets in January 2001. El Paso Energy Partners abandoned the Manta Ray pipeline as a result of its January 2001 sale of the Manta Ray Offshore system.

     Other income for the year ended December 31, 2001, was $5.2 million lower than in 2000, primarily due to lower earnings from unconsolidated affiliates of $20.0 million, which primarily relates to Deepwater Holdings' sale of Stingray, UTOS, and the West Cameron dehydration facility and the sale of El Paso Energy Partners' interest in Nautilus and Manta Ray Offshore during the first six months of 2001 and the related losses on these sales. Also, El Paso Energy Partners had a decrease in earnings from unconsolidated affiliates due to its consolidation of Deepwater Holdings in October 2001. Further contributing to the decrease in other income were net losses on sales of assets of $7.8 million due to the sales of El Paso Energy Partners' interests in the Tarpon and Green Canyon pipeline assets in January 2001. These decreases were offset by $22 million of additional consideration from El Paso Corporation related to the sales of El Paso Energy Partners' Gulf of Mexico pipeline assets.

     Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                                ----       ----
                                                                (IN THOUSANDS)
Natural gas gathering and transportation revenue............  $ 29,597   $ 20,975
Natural gas sales...........................................    34,531         --
                                                              --------   --------
     Total operating revenues...............................    64,128     20,975
Cost of natural gas.........................................   (28,160)        --
Operating expenses..........................................    (9,327)   (11,281)
Other income................................................    10,363     24,036
                                                              --------   --------
     EBIT...................................................  $ 37,004   $ 33,730
                                                              ========   ========
Natural gas volumes (Gross MDth/d)
  HIOS......................................................       870        792
  Viosca Knoll Gathering....................................       612        709
  East Breaks...............................................       112         --
  El Paso Intrastate Alabama................................       120         --
  Indian Basin Pipeline.....................................        --         --
  Gulf of Mexico assets sold................................     1,008      1,009
                                                              --------   --------
     Total natural gas volumes..............................     2,722      2,510
                                                              ========   ========

     Natural gas transportation revenues for the year ended December 31, 2000, were $8.6 million higher than in 1999, primarily due to the consolidation of Viosca Knoll in June 1999. Natural gas sales margin for the year ended December 31, 2000, was $6.4 million due to the purchase of EPIA in March 2000.

     Operating expenses for the year ended December 31, 2000, were $2.0 million lower than in 1999, primarily due to cost recoveries under El Paso Energy Partners' operating agreement with Deepwater Holdings relative to actual costs incurred.

     Other income for the year ended December 31, 2000, was $13.7 million lower than in 1999, primarily due to the consolidation of Viosca Knoll in June 1999 and a gain related to the sale of a portion of El Paso Energy Partners' interest in Deepwater Holdings in 1999 to ANR Pipeline as part of the formation of Deepwater Holdings as a 50/50 joint venture with ANR.

     OIL AND NGL LOGISTICS

     The Oil and NGL logistics segment includes the NGL transportation pipelines and fractionation plants of EPN Texas and the Poseidon and Allegheny offshore oil pipelines. After the acquisition of the San Juan assets, this segment will also include the Typhoon oil pipeline and the Almeda fractionator and the other Texas NGL assets acquired in that transaction. The EPN Texas plants fractionate NGLs into ethane, propane, and butane products, which are used by refineries and petrochemical plants along the Texas Gulf Coast. El Paso Energy Partners receives a fixed fee for each barrel of NGLs transported and fractionated by the EPN Texas facilities from a subsidiary of El Paso Corporation. El Paso Energy Partners has dedicated 100% of its capacity to this subsidiary. The crude oil pipeline systems serve production activities in the

Gulf of Mexico. Revenues from El Paso Energy Partners' oil pipelines are generated by production from reserves committed under long-term contracts for the productive life of the relevant field.

     Quarter Ended March 31, 2002 Compared to the Quarter Ended March 31, 2001

                                                                 QUARTER ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2002       2001
                                                                ----       ----
                                                                (IN THOUSANDS,
                                                              EXCEPT FOR VOLUMES)
Oil and NGL logistics revenue...............................  $  8,826   $  4,272
Operating expenses..........................................    (4,079)    (1,645)
Other income................................................     3,361      4,093
                                                              --------   --------
  EBIT......................................................  $  8,108   $  6,720
                                                              ========   ========
Volume (Bbls/d)
  EPN Texas.................................................    70,837     24,016
  Allegheny Oil Pipeline....................................    18,226     15,774
  Unconsolidated affiliate
     Poseidon Oil Pipeline(1)...............................   142,677    161,498
                                                              --------   --------
     Total liquid volumes...................................   231,740    201,288
                                                              ========   ========

---------------

(1) Represents 100% of Poseidon's volumes.

     For the quarter ended March 31, 2002, revenues were $4.6 million higher and operating expenses were $2.4 million higher than the same period in 2001, due to El Paso Energy Partners' acquisitions of the EPN Texas transportation and fractionation assets in February 2001, the Hattiesburg propane storage facility in January 2002, and the Anse La Butte NGL storage facility in December 2001.

     Other income for the quarter ended March 31, 2002, was $0.7 million lower than the same period in 2001 primarily due to a decrease in earnings from unconsolidated affiliates attributable to the Poseidon Oil Pipeline due to lower volumes.

     Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                                ----       ----
                                                                (IN THOUSANDS)
Oil and NGL logistics revenue...............................  $ 32,925   $  8,307
Operating expenses..........................................   (11,378)    (1,434)
Other income................................................    18,210     14,449
                                                              --------   --------
     EBIT...................................................  $ 39,757   $ 21,322
                                                              ========   ========
Volume (Bbls/d)
  EPN Texas.................................................    63,212         --
  Allegheny Oil Pipeline....................................    12,985     17,569
  Unconsolidated affiliate
     Poseidon Oil Pipeline(1)...............................   155,453    157,436
                                                              --------   --------
     Total volumes..........................................   231,650    175,005
                                                              ========   ========

---------------

(1) Represents 100% of Poseidon's volumes.

     Revenues for the year ended December 31, 2001, were $24.6 million higher and operating expenses were $9.9 million higher than in 2000, primarily due to the purchases of EPN Texas in February 2001. Excluding these acquisitions, revenues were down $1.2 million due to decreased volumes on Allegheny as a result of platform shut-ins attributable to maintenance and tropical storm activity in late 2001.

     Other income for the year ended December 31, 2001, was $3.8 million higher than in 2000, primarily due to an increase in earnings from unconsolidated affiliates related to lower average interest rates on Poseidon's revolving credit facility in 2001 and lower earnings in 2000 resulting from Poseidon's pipeline rupture in January 2000. Partially offsetting this increase was the receipt of business interruption insurance proceeds in 2000 related to the Poseidon pipeline rupture.

     Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                                ----       ----
                                                                (IN THOUSANDS)
Oil and NGL logistics revenue...............................  $  8,307   $  2,029
Operating expenses..........................................    (1,434)      (874)
Other income................................................    14,449     18,887
                                                              --------   --------
     EBIT...................................................  $ 21,322   $ 20,042
                                                              ========   ========
Volume (Bbls/d)
  Allegheny Oil Pipeline....................................    17,569     11,696
  Unconsolidated affiliate
     Poseidon Oil Pipeline(1)...............................   157,436    169,708
                                                              --------   --------
     Total volumes..........................................   175,005    181,404
                                                              ========   ========

---------------

(1) Represents 100% of Poseidon's volumes

     Revenues for the year ended December 31, 2000, were $6.3 million higher and operating expenses were $0.6 million higher than in 1999, primarily due to a full year of revenues in 2000 from the Allegheny system, which went into service in the fourth quarter of 1999.

     Other income for the year ended December 31, 2000, was $4.4 million lower than in 1999, primarily due to lower earnings from Poseidon as a result of a pipeline rupture in January 2000. Partially offsetting this decrease was the receipt of business interruption insurance proceeds in 2000 related to the Poseidon pipeline rupture.

     NATURAL GAS STORAGE

     The Natural Gas Storage segment includes the Petal and Hattiesburg storage facilities, which were acquired in August 2000. These facilities serve the Northeast, Mid-Atlantic and Southeast natural gas markets. For the quarter ended March 31, 2002 and the years ended December 31, 2001 and 2000, the revenues from Petal and Hattiesburg consist primarily of fixed reservation fees for natural gas storage capacity. Natural gas storage capacity revenues are recognized and due during the month in which capacity is reserved by the customer, regardless of the capacity actually used. El Paso Energy Partners also receives fees for injections and withdrawals by its customers and interruptible fees. Operating expenses consist of management and operating fees and depreciation on the storage facilities.

     Quarter Ended March 31, 2002 Compared to the Quarter Ended March 31, 2001

                                                                   QUARTER
                                                                    ENDED
                                                                  MARCH 31,
                                                              -----------------
                                                               2002      2001
                                                               ----      ----
                                                               (IN THOUSANDS)
Natural gas storage revenue.................................  $ 4,388   $ 4,958
Operating expenses..........................................   (3,080)   (2,425)
                                                              -------   -------
  EBIT......................................................  $ 1,308   $ 2,533
                                                              =======   =======

     Natural gas storage revenue for the quarter ended March 31, 2002, was $0.6 million lower than the same period in 2001, primarily due to lower interruptible storage services during 2002.

     Operating expenses for the quarter ended March 31, 2002, were $0.7 million higher than the same period in 2001, primarily due to the favorable resolution of an imbalance settlement in 2001.

     Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               2001      2000
                                                               ----      ----
                                                               (IN THOUSANDS)
Natural gas storage revenue.................................  $19,373   $ 6,182
Operating expenses..........................................   (9,825)   (3,992)
Other income................................................       20         3
                                                              -------   -------
  EBIT......................................................  $ 9,568   $ 2,193
                                                              =======   =======

The overall change in revenue and operating expenses is primarily the result of owning the Petal and Hattiesburg storage facilities for the full year of 2001. Fourth quarter 2001 revenues were $4.3 million compared to $4.6 million in 2000. This decrease was due to lower interruptible volumes in the fourth quarter of 2001. The overall change in operating expenses is primarily the result of owning the Petal and Hattiesburg storage facilities for the full year of 2001. Operating expenses for the fourth quarter of 2001 were not significantly changed from the fourth quarter of 2000.

     El Paso Energy Partners did not have any natural gas storage operations prior to August 2000.

     PLATFORM SERVICES

     The Platform services segment consists of the East Cameron 373, Viosca Knoll 817, Garden Banks 72, Ship Shoal 331, and Ship Shoal 332 platforms. These offshore platforms are used to interconnect El Paso Energy Partners' offshore pipeline grid, assist in performing pipeline maintenance, and conduct drilling operations during the initial development phase of an oil or natural gas property. Platform revenues are based on fixed and commodity charges. Fixed fees are recognized during the month reserved by the customer, regardless of how much capacity is actually used. Commodity fees are variable in nature and recognized when the service is provided. As part of El Paso Energy Partners' acquisition of the EPN Holding assets from El Paso Corporation in April 2002, El Paso Energy Partners sold the Prince TLP to a subsidiary of El Paso Corporation.

    Quarter Ended March 31, 2002 Compared to the Quarter Ended March 31, 2001

                                                                QUARTER ENDED
                                                                  MARCH 31,
                                                              -----------------
                                                               2002      2001
                                                               ----      ----
                                                               (IN THOUSANDS,
                                                                 EXCEPT FOR
                                                                  VOLUMES)
Platform services revenue...................................  $ 7,571   $ 7,033
Operating expenses..........................................   (1,478)   (2,260)
Other loss..................................................       --       (18)
                                                              -------   -------
  EBIT......................................................  $ 6,093   $ 4,755
                                                              =======   =======
Natural gas platform volumes (Mdth/d)
  East Cameron 373 platform.................................      150       172
  Garden Banks 72 platform..................................        6        12
  Viosca Knoll 817 platform.................................        9        10
                                                              -------   -------
     Total natural gas platform volumes.....................      165       194
                                                              =======   =======
Oil platform volumes (Bbl/d)
  East Cameron 373 platform.................................    1,728     2,131
  Garden Banks 72 platform..................................    1,062     1,737
  Viosca Knoll 817 platform.................................    2,075     2,040
                                                              -------   -------
     Total oil platform volumes.............................    4,865     5,908
                                                              =======   =======

     For the quarter ended March 31, 2002, revenues were $0.5 million higher than in the same period in 2001, due to an increase in access fees on East Cameron 373. Operating expenses for the same periods were $0.8 million lower due to lower direct costs.

     Other loss for the quarter ended March 31, 2001, reflects approximately $3.0 million of losses recognized on the sales of the Gulf of Mexico platform assets in January 2001, offset by the additional consideration from El Paso Corporation related to the sale of these assets.

    Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                                2001      2000
                                                                ----      ----
                                                                (IN THOUSANDS)
Platform services revenue...................................  $ 28,005   $26,833
Operating expenses..........................................    (5,319)   (4,342)
Other loss..................................................      (632)       --
                                                              --------   -------
     EBIT...................................................  $ 22,054   $22,491
                                                              ========   =======
Natural gas platform volumes (MDth/d)
  East Cameron 373..........................................       170       115
  Garden Banks 72...........................................         7        15
  Viosca Knoll 817..........................................        12         3
                                                              --------   -------
     Total natural gas platform volumes.....................       189       133
                                                              ========   =======
Oil platform volumes (Bbl/d)
  East Cameron 373..........................................     1,927       101
  Garden Banks 72...........................................     1,487     3,408
  Viosca Knoll 817..........................................     2,049     1,982
                                                              --------   -------
     Total oil platform volumes.............................     5,463     5,491
                                                              ========   =======

     Platform services revenue for the year ended December 31, 2001, were $1.2 million higher than in 2000, primarily due to increased volumes on East Cameron
373. The increase was partially offset by lower volumes on Garden Banks 72 due to a temporary shut-in of wells.

     Operating expenses for the year ended December 31, 2001, were $1.0 million higher than in 2000, primarily due to the favorable resolution of litigation in June 2000.

     Other loss for the year ended December 31, 2001, included approximately $4.0 million of losses recognized on the sales of the Gulf of Mexico platform assets, partially offset by $3.4 million associated with the additional consideration from El Paso Corporation related to the sale of these assets.

    Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                                2000      1999
                                                                ----      ----
                                                                (IN THOUSANDS)
Platform services revenue...................................  $ 26,833   $23,883
Operating expenses..........................................    (4,342)   (7,921)
                                                              --------   -------
     EBIT...................................................  $ 22,491   $15,962
                                                              ========   =======
Natural gas platform volumes (MDth/d)
  East Cameron 373..........................................       115        94
  Garden Banks 72...........................................        15        --
  Viosca Knoll 817..........................................         3         3
                                                              --------   -------
     Total natural gas platform volumes.....................       133        97
                                                              ========   =======

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                                2000      1999
                                                                ----      ----
                                                                (IN THOUSANDS)
Oil platform volumes (Bbl/d)
  East Cameron 373..........................................       101       138
  Garden Banks 72...........................................     3,408        --
  Viosca Knoll 817..........................................     1,982     1,816
                                                              --------   -------
     Total oil platform volumes.............................     5,491     1,954
                                                              ========   =======

     Platform services revenue for the year ended December 31, 2000, were $3.0 million higher than in 1999, primarily due to additional demand charges on East Cameron 373.

     Operating expenses for the year ended December 31, 2000, were $3.6 million lower than in 1999, primarily due to the favorable resolution of litigation in June 2000.

     OTHER, NET

     El Paso Energy Partners' oil and natural gas production interests in the Garden Banks 72, Garden Banks 117 and Viosca Knoll 817 Blocks principally comprise the non-segment activity. Production from these properties is gathered, transported, and processed through El Paso Energy Partners' pipeline systems and platform facilities. Oil and natural gas production volumes are produced and sold to various third parties and subsidiaries of El Paso Corporation at the market price. Revenue is recognized in the period of production. These revenues may be impacted by market changes, hedging activities, and natural declines in production reserves. El Paso Energy Partners is reducing its oil and natural gas production activities due to their higher risk profile, including risks associated with finding production and commodity prices. Accordingly, El Paso Energy Partners' focus is to maximize the production from its existing portfolio of oil and natural gas properties.

    Quarter Ended March 31, 2002 Compared to the Quarter Ended March 31, 2001

     Earnings before interest expense and taxes related to non-segment activity for the quarter ended March 31, 2002, was $5.1 million lower than the same period in 2001. The decrease was primarily due to lower natural gas and oil prices in 2002, partially offset by lower depletion from natural gas production as a result of upward revisions of prior estimates of reserve quantities.

    Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

     Earnings before interest expense and taxes related to non-segment activity for the year ended December 31, 2001 was $9.1 million higher than the same period in 2001. The increase was primarily due to higher realized natural gas prices, higher oil volumes and lower depletion from natural gas production as a result of upward revisions of prior estimates of reserve quantities.

    Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

     Earnings before interest and taxes related to non-segment activity for the year ended December 31, 2000, were $0.2 million higher than in 1999. The increase was a result of higher realized prices for oil and lower depletion from lower oil and natural gas production as a result of upward revisions of prior estimates of reserve quantities. Partially offsetting these increases were lower oil and natural gas production due to normal production declines of existing reserves, the permanent shut-in of two wells at Viosca Knoll Block 817, the temporary shut-in of Garden Banks Blocks 72 and 117 as a result of the Poseidon pipeline rupture, and lower realized prices for natural gas. Realized prices for oil and natural gas were affected by hedges in place during 1999 and 2000.

     INTEREST AND DEBT EXPENSE

    Quarter Ended March 31, 2002 Compared to the Quarter Ended March 31, 2001

     Interest and debt expense, net of capitalized interest, for the quarter ended March 31, 2002, was approximately $0.8 million higher than the same period in 2001. This increase primarily relates to the $250 million of 8 1/2% Senior Subordinated Notes issued in May 2001 partially offset by a decrease in interest rates on the revolving credit facility. Capitalized interest in the first quarter of 2002 was $1.6 million.

    Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

     Interest and debt expense, net of capitalized interest, for the year ended December 31, 2001, was approximately $5.3 million lower than 2000. This decrease primarily relates to an increase in capitalized interest of approximately $4.1 million due to an increase in El Paso Energy Partners' construction activity in 2001, as well as lower average interest rates in 2001. The overall decrease in interest expense was partially offset by the issuance of $250 million of 8 1/2% Senior Subordinated Notes in May 2001.

    Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

     Interest and debt expense, net of capitalized interest, for the year ended December 31, 2000, was approximately $11.5 million higher than 1999. This increase primarily relates to an increase in interest expense of approximately $13.1 million due to higher average interest rates and higher average debt outstanding related to construction activities and the acquisition of EPIA. This increase was slightly offset by higher capitalized interest of approximately $1.6 million in 2000.

  LIQUIDITY AND CAPITAL RESOURCES

     CASH FROM OPERATING ACTIVITIES

     Quarter Ended March 31, 2002 Compared to the Quarter Ended March 31, 2001

     Net cash provided by operating activities was $43.2 million for the quarter ended March 31, 2002, compared to $24.8 million for the same period in 2001. The increase was attributable to operating cash flows from the acquisitions of the titleholder of, and other interests in, the Chaco plant and the remaining 50% interest in Deepwater Holdings that El Paso Energy Partners did not already own in October 2001. This increase was partially offset by lower cash distributions from unconsolidated affiliates relating to the consolidation of Deepwater Holdings in October 2001.

     Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

     Net cash provided by operating activities was approximately $82 million for the year ended December 31, 2001, compared to approximately $49 million for the same period in 2000. The increase was primarily attributable to operating cash flows from acquisitions of the Crystal natural gas storage businesses in August 2000, EPN Texas in February 2001 and Chaco and Deepwater Holdings in October 2001, as well as higher cash distributions from unconsolidated affiliates, partially offset by lower operating cash flows as a result of the sale of several of El Paso Energy Partners' Gulf of Mexico assets in 2001.

     CASH FROM INVESTING ACTIVITIES

     Quarter Ended March 31, 2002 Compared to the Quarter Ended March 31, 2001

     Net cash used in investing activities was approximately $33.2 million for the quarter ended March 31, 2002. Capital expenditures primarily related to the expansion of the Petal natural gas storage facility. Proceeds from asset sales related to the Buffalo Treating Facility, which El Paso Energy Partners sold to El Paso Production Company, a subsidiary of El Paso Corporation, in the first quarter of 2002.

     Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

     Net cash used in investing activities was approximately $431 million for the year ended December 31, 2001. El Paso Energy Partners' investing activities during 2001 included its purchase of EPN Texas in February 2001, its general partner's 1% non-managing ownership interest in El Paso Energy Partners' operating subsidiaries in May 2001, the Chaco plant and the remaining 50% interest in Deepwater Holdings that El Paso Energy Partners did not already own in October 2001. Additional capital investments also included the expansion of the Petal natural gas storage facility and routine investments in existing assets, partially offset by net proceeds of $109 million received from the sale of several Gulf of Mexico assets.

     CASH FROM FINANCING ACTIVITIES

     Quarter Ended March 31, 2002 Compared to the Quarter Ended March 31, 2001

     Net cash provided by financing activities was approximately $110.3 million for the quarter ended March 31, 2002. El Paso Energy Partners received net proceeds of $144 million from borrowings under its revolving credit facility, $95 million of which was subsequently used to pay in full the limited recourse term loan in April 2002. El Paso Energy Partners paid distributions to its partners of $33.7 million.

     El Paso Energy Partners expects that future funding for capital expenditures, acquisitions, and other investing activities and for long-term debt retirements, distributions, and other financing activities will be provided by internally generated funds, available capacity under existing credit facilities, and the issuance of long-term debt or equity. In February 2002, El Paso Energy Partners' registration statement, as filed with the Securities and Exchange Commission, covering up to $1 billion of securities representing limited partnership interests, became effective.

     Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

     Net cash flows provided by financing activities totaled approximately $355 million for the year ended December 31, 2001. During 2001, El Paso Energy Partners received net proceeds of $610 million from borrowings under its revolving credit facility. El Paso Energy Partners obtained net proceeds of $243 million in May 2001 through the issuance of $250 million 8 1/2% Senior Subordinated Notes. El Paso Energy Partners' financing activities in 2001 also include cumulative issuances of 8.2 million common units generating net proceeds of $287 million. Partially offsetting these activities were distributions to partners of $106 million, the redemption of $50 million liquidation value of Series B preference units and payments on the revolving credit facility of $581 million.

     LIQUIDITY

     El Paso Energy Partners relies on cash generated from internal operations, including cash distributions from its joint ventures, as its primary source of liquidity, supplemented by its available credit facility, and the issuance of long-term debt, common units and i-units. El Paso Energy Partners' cash from internal operations may change in the future due to a number of factors, some of which it cannot control, including the price it will receive for the services it provides, and products it sells and the demand for its services and products, operational risks, and other factors. The availability of borrowings under El Paso Energy Partners' credit agreement is subject to specified conditions, which El Paso Energy Partners' management believes it currently meets. These conditions include compliance with the financial covenants and ratios required by the agreement, absence of default under the agreement, and continued accuracy of the representations and warranties contained in the agreement, including the absence of any material adverse changes since the specified dates. Funding from the capital markets for long-term debt or equity may not be available for a number of reasons, including a lack of liquidity for El Paso Energy Partners' industry segment, a change in El Paso Energy Partners' credit rating or changes in market conditions.

     El Paso Energy Partners' strategy contemplates substantial growth through constructing and acquiring additional assets and businesses. Limitations on El Paso Energy Partners' access to capital would impair its ability to execute this strategy, and expensive capital would limit its ability to acquire or construct assets. Accordingly, access to necessary capital resources on satisfactory terms, including through periodic debt and equity offerings, is a key component of El Paso Energy Partners' strategy.

     The following table presents the timing and amounts of El Paso Energy Partners' contractual cash obligations as of March 31, 2002 that El Paso Energy Partners believes could affect its liquidity (in millions):

                                         LESS THAN                            AFTER
CONTRACTUAL CASH OBLIGATIONS              1 YEAR     1-3 YEARS   4-5 YEARS   5 YEARS   TOTAL
----------------------------             ---------   ---------   ---------   -------   -----
Revolving credit facility..............    $ --        $444        $ --       $ --     $444
Argo limited recourse term loan........      19          38          38         --       95
10 3/8% Senior Subordinated Notes......      --          --          --        175      175
8 1/2% Senior Subordinated Notes.......      --          --          --        250      250
                                           ----        ----        ----       ----     ----
  Total Contractual Cash Obligations...    $ 19        $482        $ 38       $425     $964
                                           ====        ====        ====       ====     ====

     El Paso Energy Partners has two features contained in its debt instruments described as ratings triggers. The features provide El Paso Energy Partners, rather than creditors, with certain rights in the event that its credit ratings change to an investment grade level. These triggers are contained in El Paso Energy Partners':

     - $480 million ($230 million of which were issued in May 2002) 8 1/2% Senior Subordinated Notes due 2011, where many covenants will be suspended in the event El Paso Energy Partners achieves an investment grade credit rating; and

     - $600 million revolving credit facility, where El Paso Energy Partners will receive a 38 to 50 basis point reduction in its interest rate in the event it achieves an investment grade credit rating.

There are no other trigger features related to the Senior Subordinated Notes or the revolving credit facility. In addition, there are no trigger features or mechanisms contained in any of El Paso Energy Partners' other debt instruments or commercial arrangements.

     SHELF REGISTRATION

     In February 2002, El Paso Energy Partners' shelf registration statement, as filed with the Securities and Exchange Commission, covering up to $1 billion of securities representing limited partnership interests, became effective.

     EPN HOLDING CREDIT FACILITY

     In connection with its $750 million acquisition in April 2002, EPN Holding entered into a $560 million limited recourse credit agreement with a group of commercial lenders. The credit agreement provides for an initial term loan of $535 million to finance the acquisition of the EPN Holding assets, and a revolving loan of up to $25 million to finance EPN Holding's working capital. As of July 31, 2002, EPN Holding had $160 million outstanding under that credit agreement.

     REVOLVING CREDIT FACILITY

     As of July 31, 2002, El Paso Energy Partners had $514 million outstanding with an average interest rate of 3.55% under its $600 million revolving credit facility with the full unused amount available. In April 2002, El Paso Energy Partners borrowed an additional $99 million in connection with its acquisition of the EPN Holding assets to repay the $95 million limited recourse term loan related to the Prince TLP and provide additional funding for that transaction.

     POSEIDON CREDIT AGREEMENT

     Poseidon is party to a $185 million credit agreement under which it has outstanding obligations that may restrict its ability to pay distributions to its owners.

     In January 2002, Poseidon entered into a two-year interest rate swap agreement to fix the interest rate at 4.99% through January 2004 on $75 million of the $150 million outstanding on its credit facility. As of March 31, 2002, the remaining $75 million was at an average floating interest rate of 3.375%.

     SERIES B PREFERENCE UNITS

     In August 2000, El Paso Energy Partners issued $170 million of Series B preference units to acquire the natural gas storage businesses of Crystal Gas Storage, Inc. These preference units are non-voting and have rights to income allocations on a cumulative basis, compounded semi-annually at an annual rate of 10%. El Paso Energy Partners is not obligated to pay cash distributions on these units until 2010. After September 2010, the rate will increase to 12% and preference income allocation after 2010 will be required to be paid on a current basis; accordingly, after September 2010, El Paso Energy Partners will not be able to make distributions on its common units unless all unpaid accruals occurring after September 2010 on its then-outstanding Series B preference units have been paid. These preference units contain no mandatory redemption obligation, but may be redeemed at El Paso Energy Partners' option at any time. In October 2001, El Paso Energy Partners redeemed 44,608 of the Series B preference units for $50 million liquidation value including accrued distributions of approximately $5.4 million, bringing the total number of units outstanding to 125,392. As of March 31, 2002, the liquidation value of the outstanding Series B preference units was approximately $146 million.

     Assuming that El Paso Energy Partners can access capital as currently contemplated, and depending on its other needs for cash, El Paso Energy Partners expects to redeem all outstanding Series B preference units in the next 12 months.

     OTHER FINANCINGS

     El Paso Energy Partners plans to seek a partner or partners for up to 50% of the interest in the Cameron Highway oil pipeline project and seek non-recourse project financing. In addition, El Paso Energy Partners would expect to use its revolving credit facility to initially fund this project or to cover expenditures for a short period of time.

     El Paso Energy Partners has firm commitments related to the Cameron Highway project and is obligated for the entire cost of the project until it obtains a partner.

  COMMITMENTS AND CONTINGENCIES

     LEGAL PROCEEDINGS

     In 1997, El Paso Energy Partners, along with several subsidiaries of El Paso Corporation, were named defendants in actions brought by Jack Grynberg on behalf of the U.S. Government under the False Claims Act. Generally, these complaints allege an industry-wide conspiracy to under report the heating value as well as the volumes of the natural gas produced from federal and Native American lands, which deprived the U.S. Government of royalties. These matters have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming, filed June
1997). In May 2001, the court denied the defendants' motions to dismiss.

     El Paso Energy Partners has also been a named defendant in Quinque Operating Company, et al v. Gas Pipelines and Their Predecessors, et al, filed in 1999 in the District Court of Stevens County, Kansas. This class action complaint alleges that the defendants mismeasured natural gas volumes and heating content of natural gas on non-federal and non-Native American lands. The Quinque complaint was transferred to the same court handling the Grynberg complaint and has now been sent back to Kansas State Court for further proceedings. A motion to dismiss this case is pending.

     El Paso Energy Partners' Argo L.L.C. subsidiary received a claim from its contractor related to El Paso Energy Partners' recently completed Prince TLP. The contractor received a request for additional payments from its subcontractor as a result of variation orders and is seeking to pass these costs along to Argo. After negotiations, the contractor and the subcontractor agreed upon a settlement in July 2002. This settlement will not have a material adverse effect on El Paso Energy Partners' financial position, results of operations or cash flow.

     Under the terms of El Paso Energy Partners' agreement with El Paso Corporation pursuant to which El Paso Energy Partners acquired the EPN Holding assets, subsidiaries of El Paso Corporation have agreed to indemnify El Paso Energy Partners against all obligations related to existing legal matters at the acquisition date, including the legal matters involving Leapartners, L.P., City of Edinburg and Houston Pipe Line Company LP discussed below.

     During 2000, Leapartners, L.P. filed a suit against El Paso Field Services and others in the District Court of Loving County, Texas, alleging a breach of contract to gather and process gas in areas of western Texas related to an asset now owned by EPN Holding. In May 2001, the court ruled in favor of Leapartners and entered a judgment against El Paso Field Services of approximately $10 million. El Paso Field Services has filed an appeal with the Eighth Court of Appeals in El Paso, Texas. Review by the Court of Appeals is expected in December 2002.

     Also, EPGT Texas Pipeline L.P., now owned by EPN Holding, is involved in litigation with the City of Edinburg concerning the City's claim that EPGT Texas was required to pay pipeline franchise fees under a contract the City had with Rio Grande Valley Gas Company, which was previously owned by EPGT Texas and is now owned by Southern Union Gas Company. An adverse judgment against Southern Union and EPGT Texas was rendered in December 1998 and upheld for breach of contract, holding both EPGT Texas and Southern Union jointly and severally liable to the City for approximately $4.7 million. The judgment relies on the single business enterprise doctrine to impose contractual obligations on EPGT Texas and Southern Union's entities that were not parties to the contract with the City. EPGT Texas has appealed this case to the Texas Supreme Court seeking reversal of the judgment rendered against EPGT Texas. The City seeks a remand to the trial court of its claim of tortious interference against EPGT Texas. The briefing before the Texas Supreme Court is complete.

     In December 2000, a 30-inch natural gas pipeline jointly owned now by EPN Holding and Houston Pipe Line Company LP ruptured in Mont Belvieu, Texas, near Baytown, resulting in substantial property damage and minor physical injury. EPN Holding is the operator of the pipeline. Lawsuits have been filed in state district court in Chambers County, Texas. An additional landowner has intervened in the Chambers County suits, as well as the homeowners' insurers. The suits seek recovery for physical pain and suffering, mental anguish, physical impairment, medical expenses, and property damage. Houston Pipe Line Company has been added as an additional defendant. In accordance with the terms of the operating agreement, EPN Holding agreed to assume the defense of and to indemnify Houston Pipe Line Company in the litigated cases. Discovery is proceeding and trial is set for November 2002. As discussed above, any obligation to Houston Pipe Line Company incurred by EPN Holding is indemnified by subsidiaries of El Paso Corporation.

     In addition to the above matters, El Paso Energy Partners and its subsidiaries and affiliates are named defendants in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business.

     For each of our outstanding legal matters, El Paso Energy Partners evaluates the merits of the case, its exposure to the matter and possible legal or settlement strategies and the likelihood of an unfavorable outcome. If El Paso Energy Partners determines that an unfavorable outcome is probable and can be estimated, it will establish the necessary accruals. As of March 31, 2002, El Paso Energy Partners had no reserves for its legal matters.

     While the outcome of the outstanding legal matters cannot be predicted with certainty, based on information known to date, El Paso Energy Partners does not expect the ultimate resolution of these matters will have a material adverse effect on its financial position, results of operations or cash flows. As new information becomes available or relevant developments occur, El Paso Energy Partners will establish accruals as appropriate. The impact of these changes may have a material effect on its results of operations.

     ENVIRONMENTAL

     El Paso Energy Partners is subject to extensive federal, state, and local laws and regulations governing environmental quality and pollution control. These laws and regulations require it to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. As of March 31, 2002, El Paso Energy Partners had no accruals for environmental matters. However, in conjunction with its April 2002 acquisition of the midstream assets, El Paso Energy Partners assumed an estimated liability of approximately $24 million for remediation costs expected to be incurred over time associated with mercury meters.

     While the outcome of El Paso Energy Partners' outstanding environmental matters cannot be predicted with certainty, based on the information known to date and their existing accruals, we do not expect the ultimate resolution of these matters will have a material adverse effect on their financial position, results of operations or cash flows. It is possible that new information or future developments could require them to reassess their potential exposure related to environmental matters. It is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from their current or past operations, could result in substantial costs and liabilities in the future. As new information becomes available, or relevant developments occur, El Paso Energy Partners will review their accruals and make any appropriate adjustments. The impact of these changes may have a material effect on their results of operations.

     REGULATORY MATTERS

     In September 2001, the Federal Energy Regulatory Commission, or FERC, issued a Notice of Proposed Rulemaking, or NOPR, that proposes to apply the standards of conduct governing the relationship between interstate pipelines and marketing affiliates to all energy affiliates. Since our High Island Offshore System, referred to as HIOS, and Petal Gas Storage facility are interstate
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facilities as defined by the Natural Gas Act, the proposed regulations, if adopted by FERC, would dictate how HIOS and Petal conduct business and interact with all energy affiliates of El Paso Energy Partners and El Paso Corporation. A public hearing was held on May 21, 2002 at which interested parties were given an opportunity to comment further on the NOPR. We cannot predict the outcome of the NOPR, but adoption of the regulations in substantially the form proposed would, at a minimum, place administrative and operational burdens on us. Further, more fundamental changes could be required such as a complete organizational separation or sale of HIOS and Petal.

     In August 2002, the FERC issued a NOPR requiring that all arrangements concerning the cash management or money pool arrangements between a FERC regulated subsidiary and a non FERC regulated parent must be in writing, and set forth: the duties and responsibilities of cash management participants and administrators; the methods of calculating interest and for allocating interest income and expenses; and the restrictions on deposits or borrowings by money pool members. The NOPR also requires certain specified documentation for all deposits into, borrowings from, interest income from, and interest expenses related to, these arrangements. Finally, the NOPR proposes that as a condition of participating in a cash management or money pool arrangement, the FERC regulated entity must maintain a minimum proprietary capital balance of 30 percent, and the FERC regulated entity and its parent must maintain investment grade credit ratings. Comments on the NOPR are due on Thursday, August 22, 2002. El Paso Energy Partners cannot predict the outcome of this NOPR.

     Also in August 2002, FERC's Chief Accountant issued, to be effective immediately, an Accounting Release providing guidance on how jurisdictional entities should account for money pool arrangements and the types of documentation that should be maintained for these arrangements. The Accounting Release sets forth the documentation requirements set forth in the NOPR for money pool arrangements, but does not address the requirements in the NOPR that as a condition for participating in money pool arrangements the FERC regulated entity must maintain a minimum proprietary capital balance of 30 percent and that the entity and its parent must have investment grade credit ratings. Requests for rehearing are due on September 3, 2002.

     In December 1999, EPGT Texas filed a petition with the FERC for approval of its rates for interstate transportation service. In June 2002, the FERC issued an order that required revisions to EPGT Texas' proposed rates. It also ordered refunds to customers for the difference, if any, between the originally proposed levels and the revised rates ordered by the FERC. The changes ordered by the FERC involve reductions to rate of return, depreciation rates and revisions to the proposed rate design, including a requirement to separately state rates for gathering service. El Paso Energy Partners believes the amount of any rate refund would be minimal since, as provided for in its tariff, it was not charging its customers at the maximum rate. In July 2002, EPGT Texas requested rehearing on certain issues raised by the FERC's order, including the ordered changes to rate design and depreciation rates, and the requirement to separately state a gathering rate. This request for rehearing is pending before the FERC.

     While the outcome of all of El Paso Energy Partners' rates and regulatory matters cannot be predicted with certainty, based on information known to date, we do not expect the ultimate resolution of these matters will have a material adverse effect on their financial position, results of operations or cash flows. As new information becomes available or relevant developments occur, they will review their accruals and make any appropriate adjustments. The impact of these changes may have a material effect on their results of operations.

  CRITICAL ACCOUNTING POLICIES

     The selection and application of accounting policies is an important process that has developed as El Paso Energy Partners' business activities have evolved and as the accounting rules have developed. Accounting rules generally do not involve a selection among alternatives, but involve an implementation and interpretation of existing rules, and the use of judgment, to the specific set of circumstances existing in El Paso Energy Partners' business. El Paso Energy Partners makes every effort to properly comply with all applicable rules on or before their adoption, and it believes the proper implementation and consistent application of the accounting rules is critical. However, not all situations are specifically addressed in the accounting literature. In these cases, El Paso Energy Partners must use its best judgment to adopt a policy for accounting for these situations. El Paso Energy Partners accomplishes this by analyzing similar situations and the accounting guidance governing them, and often consults with its independent accountants about the appropriate interpretation and application of these policies. In addition, the preparation of El Paso Energy Partners' financial statements in conformity with accounting policies generally accepted in the United States requires El Paso Energy Partners to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities that exist at the date of its financial statements. While El Paso Energy Partners believes its estimates are appropriate, actual results can, and often do, differ from those estimates. El Paso Energy Partners' critical accounting policies are discussed below. Each of these areas involves complex situations and a high degree of judgment either in the application and interpretation of existing literature or in the development of estimates that impact El Paso Energy Partners' financial statements.

     RESERVES FOR CONTINGENCIES

     El Paso Energy Partners accrues reserves for contingent liabilities including, but not limited to, environmental remediation and clean-up costs, and potential legal claims, when its assessments indicate that it is probable that a liability has been incurred and an amount can be reasonably estimated. El Paso Energy Partners' estimates for these liabilities are based on currently available facts and estimates of the ultimate outcome or resolution of the liability in the future. El Paso Energy Partners' actual results may differ from its estimates, and such estimates can be, and often are, revised in the future, either negatively or positively, depending upon the outcome or expectations based on the facts surrounding each exposure.

     New environmental developments, such as increasingly strict environmental laws and regulations and new claims for damages to property, employees, other persons and the environment resulting from current or past operations, could result in substantial cost and future liabilities. Also, new legal matters, adverse rulings or anticipated adverse rulings on pending legal matters, or proposed settlements on pending legal matters could result in substantial cost or future liabilities.

     COLLECTIBILITY OF ACCOUNTS RECEIVABLE

     El Paso Energy Partners has established an allowance for losses on accounts that may become uncollectible. Collectibility is reviewed regularly and the allowance is adjusted as necessary, primarily under the specific identification method. The allowance could increase or decrease based on a change in El Paso Energy Partners' view of the cash flow strength of its customers. This view is generally customer specific and includes known cash flow problems such as bankruptcies, possible bankruptcies, changes in credit ratings and other factors. El Paso Energy Partners' view of account collectibility is also affected by the current weakness or strength of the customers' business sector, the overall energy sector and overall general economic conditions.

     ASSET IMPAIRMENT

     The asset impairment accounting rules require us to determine if an event has occurred indicating that a long-lived asset may be impaired. In certain cases, a clearly identifiable triggering event does not occur, but rather a series of individually insignificant events over a period of time leads to an indication that an asset may be impaired. El Paso Energy Partners continually monitors its businesses and the market and business environments and makes its judgments and assessments concerning whether a triggering event has occurred. If an event occurs, El Paso Energy Partners must make an estimate of its future cash flows from these assets to determine if the asset is impaired. These cash flow estimates require El Paso Energy Partners to make projections and assumptions for many years into the future for pricing, demand, competition, prices, operating costs, legal, regulatory and other factors. Changes in the economic and business environment in the future, such as production declines that are not replaced by new discoveries, long term decreases in the demand or price of oil and natural gas, may lead to an indication that an impairment may have occurred.

     VOLUME MEASUREMENT

     El Paso Energy Partners records amounts for natural gas gathering and transportation revenue, liquid transportation and handling revenue, natural gas sales and related natural gas purchases, and the sale of production based on volumetric calculations. Variances resulting from such calculations are inherent in El Paso Energy Partners' business. El Paso Energy Partners does not believe that differences attributable to unresolved variances are material.

     DEPRECIATION OF PROPERTY, PLANT AND EQUIPMENT

     El Paso Energy Partners estimates its depreciation based on an estimated useful life and residual salvage values. Estimated dismantlement, restoration and abandonment costs are taken into account in determining depreciation provisions for gathering pipelines, platforms, related facilities and oil and natural gas properties. At the time El Paso Energy Partners places its assets into service, it believes its estimates are accurate. However, circumstances in the future may develop which would cause El Paso Energy Partners to change these estimates and in turn would change its depreciation amounts on a going forward basis. Some of these circumstances include changes in laws and regulations relating to restoration and abandonment requirements; changes in the expected costs for dismantlement, restoration and abandonment as a result of changes, or expected changes, in labor, materials and other related costs associated with these activities; changes in the useful life of an asset based on the actual known life of similar assets, changes in technology, or other factors; and changes in expected salvage proceeds as a result of a change, or expected change, in the salvage market.

     OIL AND NATURAL GAS RESERVES AND AMORTIZATION OF OIL AND NATURAL GAS PROPERTIES

     The process of estimating quantities of natural gas and crude oil reserves is very complex, requiring significant decisions in the evaluation of all available geological, geophysical, engineering and economic data. The data for a given field may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, material revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various fields make these estimates generally less precise than other estimates included in the financial statement disclosures. El Paso Energy Partners uses the units-of-production method to amortize capitalized costs of its oil and natural gas properties. Changes in reserve quantities as described above will cause corresponding changes in depletion expense in periods subsequent to the quantity revision.

  NEW ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

     El Paso Energy Partners continually monitors and revises its accounting policies as developments occur. At this time, there are several new accounting pronouncements that have recently been issued, but are not yet adopted, which will impact El Paso Energy Partners'
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

accounting when these rules become effective in 2002 and 2003. Some of these new rules will have an impact on El Paso Energy Partners' critical accounting policies.

  Accounting for Asset Retirement Obligations

     In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement requires companies to record a liability relating to the retirement and removal costs of assets used in their business. The liability is discounted to its present value, and the related asset value is increased by the amount of the resulting liability. Over the life of the asset, the liability will be accreted to its future value and eventually extinguished when the asset is taken out of service. Capitalized retirement and removal costs will be depreciated over the useful life of the related asset. The provisions of this statement are effective for fiscal years beginning after June 15, 2002. We are currently evaluating the effects of this pronouncement.

  Reporting Gains and Losses from the Early Extinguishment of Debt

     In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement addresses how to report gains or losses resulting from the early extinguishment of debt. Previously, any gains or losses were reported as an extraordinary item. Upon adoption of SFAS No. 145, an entity will be required to evaluate whether the debt extinguishment is truly extraordinary in nature, in accordance with Accounting Principles Board Opinion No. 30. If the entity routinely extinguishes debt early, the gain or loss should be included in income from continuing operations. This statement is effective for our 2003 year-end reporting.

  Accounting for Costs Associated with Exit or Disposal Activities

     In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by this guidance include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. The provisions of this statement are effective for fiscal years beginning after December 31, 2002. The provisions of this statement will impact any exit or disposal activities that we initiate after January 1, 2003.

EPN HOLDING ASSETS -- RESULTS OF OPERATIONS

     El Paso Energy Partners acquired the EPN Holding assets on April 8, 2002 for total net consideration of $735 million.

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

     OVERVIEW

     The following tables present summary historical financial information for the EPN Holding assets for the periods indicated, and are derived from the financial statements filed by El Paso Energy Partners on its Current Reports on Form 8-K filed April 22, 2002 and July 30, 2002.

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                2002          2001
                                                              --------      --------
                                                                  (IN THOUSANDS)
Gross Margin................................................  $ 50,770      $ 28,217
Operating expenses..........................................   (22,347)      (27,334)
Other income (expense)......................................       (29)          176
                                                              --------      --------
          EBIT..............................................  $ 28,394      $  1,059
                                                              ========      ========

    EPN HOLDING ASSETS -- THREE MONTHS ENDED MARCH 31, 2002 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2001

     Gross margin for the first quarter of 2002 was $50.8 million, an increase of $22.6 million compared to first quarter 2001 gross margin of $28.2 million. The increase in gross margin was primarily due to the favorable resolution of fuel, rate and volume matters in the first quarter of 2002 and higher realized transportation rates in 2002 from the pipeline system.

     Operating expenses for the first quarter of 2002 were $22.3 million, a decrease of $5.0 million compared to first quarter 2001 operating expenses of $27.3 million. The decrease in operating expenses was primarily due to merger related employee severance and relocation expenses in 2001, in addition to other administrative and general cost savings resulting from realization of cost synergies upon the acquisition of additional assets by our owners.

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                2001          2000
                                                              --------      ---------
                                                                  (IN THOUSANDS)
Gross Margin................................................  $156,107      $ 166,516
Operating expenses..........................................   (98,920)      (145,025)
Other income (expense)......................................    (5,026)        (5,819)
                                                              --------      ---------
          EBIT..............................................  $ 52,161      $  15,672
                                                              ========      =========

    EPN HOLDING ASSETS -- YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000

     Gross margin for the year ended December 31, 2001 was $156.1 million, a decrease of $10.4 million compared to 2000 gross margin of $166.5 million. The decrease in gross margin was primarily due to the unfavorable resolution of volume issues in 2001.

     Operating expenses for the year ended December 31, 2001 were $98.9 million, a decrease of $46.1 million compared to 2000 operating expenses of $145.0 million. The decrease in operating expenses was primarily due to cost savings attributable the realization of cost synergies and lower depreciation expense in 2001 resulting from asset bases stepped down at the date of acquisition.

SAN JUAN ASSETS -- RESULTS OF OPERATIONS

     El Paso Energy Partners will acquire the San Juan assets upon consummation of this offering for total consideration of $782 million.

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

     OVERVIEW

     The following tables present summary historical financial information for the San Juan assets for the periods indicated, and are derived from the financial statements filed by El Paso Energy Partners on its Current Report on Form 8-K filed August 12, 2002.

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                2002        2001
                                                              --------    --------
                                                                 (IN THOUSANDS)
                                                                  (UNAUDITED)
Gross margin................................................  $ 28,903    $ 61,573
Operating expenses..........................................   (20,100)    (18,608)
Other income (expense)......................................       (70)        267
                                                              --------    --------
          EBIT..............................................  $  8,733    $ 43,232
                                                              ========    ========

    SAN JUAN ASSETS -- THREE MONTHS ENDED MARCH 31, 2002 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2001

     Gross margin for the three months ended March 31, 2002 was $28.9 million, a decrease of $32.7 million compared to the same period in 2001. The decrease in gross margin was primarily due to lower fees realized on gathering and processing contracts as a result of a reduction in natural gas and NGL prices during the three months ended March 31, 2002 from the corresponding period in 2001. Natural gas prices in the first quarter of 2001 averaged $5.00 higher per Mcf than the first quarter of 2002. Substantially all of the volumes handled by the San Juan gathering system are fee-based arrangements for which fees are calculated as a percentage of a regional index for natural gas prices. In addition, revenues from the Chaco plant fluctuate directly with the price of NGLs. During these periods, these businesses did not enter into any significant hedging transactions to minimize the exposure to fluctuations in commodity prices. These lower fees were offset partially by additional margin resulting from the Typhoon Oil and Typhoon Gas assets being placed in service in the third quarter of 2001.

     Operating expenses for the three months ended March 31, 2002 were $20.1 million, an increase of $1.5 million compared to the same period in 2001. The increase in operating expenses was primarily due to higher operating and maintenance expenses and depreciation expense related to the Typhoon Oil and Typhoon Gas assets placed in service in the third quarter of 2001.

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                               --------------------
                                                                 2001        2000
                                                               --------    --------
                                                                  (IN THOUSANDS)
Gross Margin...............................................    $184,072    $164,360
Operating expenses.........................................     (83,823)    (85,987)
Other income...............................................       2,177       2,234
                                                               --------    --------
          EBIT.............................................    $102,426    $ 80,607
                                                               ========    ========

    SAN JUAN ASSETS -- YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

     Gross margin for the year ended December 31, 2001 was $184.1 million, an increase of $19.7 million compared to 2000 gross margin of $164.4 million. The increase in gross margin was primarily due to higher realized natural gas and NGL prices for the year ended December 31,

2001 as compared to the same period of 2000, higher purification fee revenue resulting from the Rattlesnake Treating Facility becoming fully operational in 2001, and additional margin generated as a result of the Typhoon Oil and Typhoon Gas assets being placed in service during the third quarter of 2001.

     Operating expenses for the year ended December 31, 2001 were $83.8 million, a decrease of $2.2 million compared to 2000 operating expenses of $86.0 million. The decrease in operating expenses was primarily due to lower operating and maintenance expense resulting from cost savings efforts, offset by additional operating expenses resulting from the Typhoon Oil and Typhoon Gas assets coming online in the third quarter of 2001.

     Other income for the year ended December 31, 2001 was $2.2 million as compared to $2.2 million in 2000. Other income includes earnings from San Juan's unconsolidated affiliate, the Coyote Gas Treating Facility, which was higher for the year ended December 31, 2001 than for the year 2000, offset by a net gain on sale of assets recorded in 2000.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     El Paso Energy Partners may utilize derivative financial instruments to manage its exposure to movements in interest rates and commodity prices. In accordance with procedures established by its general partner, El Paso Energy Partners monitors current economic conditions and evaluates its expectations of future prices and interest rates when making decisions with respect to risk management.

     NON-TRADING COMMODITY PRICE RISK

     A majority of El Paso Energy Partners' commodity purchases and sales, which relate to sales of oil and natural gas associated with its production operations and purchases and sales of natural gas associated with its El Paso Intrastate-Alabama, or EPIA, pipeline, are at spot market or forward market prices. El Paso Energy Partners uses futures, forward contracts, and swaps from time to time to limit is EPIA-related exposure to fluctuations in the commodity markets and allow for a fixed cash flow stream from these activities.

     During 2001 and 2002, in connection with its EPIA operations, El Paso Energy Partners entered into fixed price contracts with specific customers for the sale of predetermined volumes of natural gas for delivery over established periods of time. These sales contracts expose El Paso Energy Partners to price risk that results from the fluctuations in the market price of natural gas it is required to purchase to fulfill these contracts. El Paso Energy Partners manages this price risk by simultaneously entering into commodity price swap contracts for comparable volumes of natural gas at fixed prices that settle over the same time periods as the underlying sales contracts. These commodity price swap transactions are commonly referred to as "hedges," because, if effective, they minimize any gain or loss to its margin on the underlying sales contract at the time of settlement. El Paso Energy Partners settles the commodity price swap transactions by paying the negative difference or receiving the positive difference between the price specified in the contract and the applicable settlement price indicated in the SONAT-Louisiana index, or the Southern National Pipeline index as published by the periodical "Inside FERC," for the specified commodity on the established settlement date. All of El Paso Energy Partners' contracts at March 31, 2002, were short term in nature.

     Starting in April 2002, in connection with El Paso Energy Partners' EPN Holding acquisition, El Paso Energy Partners has swaps in place for its interest in the Indian Basin processing plant to hedge the price received for the sale of natural gas liquids. El Paso Energy Partners does not expect any ineffectiveness in its hedging relationship since all sale prices are based on the same index as the hedged item. El Paso Energy Partners estimates that the entire amount will be reclassified from accumulated other comprehensive income to earnings over the next three months.

     El Paso Energy Partners' counterparty for EPIA and Indian Basin hedging activities is El Paso Merchant Energy and El Paso Field Services, respectively. El Paso Energy Partners does not require collateral and does not anticipate non-performance by its counterparty.

     The Alabama-Intrastate gathering system functions as a merchant operation and, accordingly, purchases and resells the natural gas it gathers. Several of El Paso Energy Partners' other gathering systems, while not functioning as a merchant operation, have some exposure to risks related to commodity prices. For example, approximately 80% of the volumes handled by the San Juan gathering system are fee-based arrangements for which the fees are calculated as a percentage of a regional price index for natural gas. In addition, the San Juan gathering system provides aggregating and bundling services -- in which it purchases gas at the wellhead and resells gas in the open market -- for some smaller producers, which account for less than 5% of the volumes on that system. El Paso Energy Partners intends to use contractual arrangements, like fixed-fee contracts and hedging and tolling arrangements, to limit its San Juan Basin-related exposure to fluctuations in the commodity markets and allow for a fixed cash flow stream from these activities.

     El Paso Energy Partners has not entered into any hedging activities on its oil and natural gas production since its previous hedging transactions expired in December 2000.

     INTEREST RATE RISK

     El Paso Energy Partners utilizes both fixed and variable rate long-term debt, and is exposed to market risk due to the floating interest rates on its revolving credit facility. Under its revolving credit facility, the remaining principal and the final interest payment are due in May 2004. As of July 31, 2002, El Paso Energy Partners' revolving credit facility had a principal balance of $514 million at an average variable interest rate of 3.55%. A change of one percent in the interest rates would cause a change in interest expense on these outstanding borrowings of approximately $5.1 million on an annualized basis. El Paso Energy Partners is exposed to similar risks under its Poseidon joint venture credit facility and its EPN Holding limited recourse loan agreement. Since El Paso Energy Partners has $480 million outstanding under its indentures at fixed interest rates of 8 1/2% and 10 3/8%, it has not benefitted from the recent declines in interest rates. On the other hand, had interest rates increased, El Paso Energy Partners would not have incurred additional interest costs.

     In January 2002, Poseidon entered into a two-year interest rate swap agreement to fix the interest rate on $75 million of its $150 million variable rate revolving credit facility at 4.99% over the life of the swap. As of March 31, 2002, the fair value of its interest rate swap was an asset of $0.4 million resulting in an unrealized gain of $0.4 million. El Paso Energy Partners included its 36% share of this asset of $0.1 million as an increase to its investment in Poseidon and as an unrealized gain in other comprehensive income which it estimates will be reclassified to earnings proportionately over the next 18 months. Additionally, El Paso Energy Partners has recognized in income its 36% share of Poseidon's realized loss of $0.3 million for the three months ended March 31, 2002, or $0.1 million, through its earnings from unconsolidated affiliates.

     The counterparty for Poseidon hedging activity is Credit Lyonnais. Poseidon does not require collateral and does not anticipate non-performance by the counterparty.

                                    BUSINESS

EL PASO ENERGY MANAGEMENT

     We are a limited liability company formed in Delaware on July 19, 2002. Upon completion of this offering, our only business will consist of managing the operations of El Paso Energy Partners. We were formed as a limited liability company to accommodate the interrelationships among us and El Paso Energy Partners Company, El Paso Energy Partners, El Paso Corporation and all of their respective affiliates. These interrelationships required that the fiduciary duties owed by our board of directors to us and our shareholders be modified from what otherwise would have been required under Delaware law. For a description of these interrelationships, please read "Conflicts of Interest and Fiduciary Responsibilities".

     We will have no operations prior to the closing of this offering. Upon the closing of this offering, the general partner of El Paso Energy Partners will delegate to us substantially all of the rights and powers to manage the business and affairs of El Paso Energy Partners and its subsidiaries. For more information regarding our management of the business and affairs of El Paso Energy Partners, please read "Relationships and Related Party Transactions -- Delegation Agreement" and "Business -- El Paso Energy Partners -- Employees".

     We will have no assets other than our interest in El Paso Energy Partners. Further, we will have no operations other than the management of the business and affairs of El Paso Energy Partners. As a result, our financial condition and results of operations will depend upon the performance of El Paso Energy Partners. We do not expect to have any cash flow attributable to our ownership of the i-units, but we will own additional i-units in El Paso Energy Partners (as a result of an i-unit split) each quarter when cash distributions are made by El Paso Energy Partners on its common units. The number of additional i-units we will own will be based on the amount of cash to be distributed by El Paso Energy Partners to owners of its common units, which will be determined by the operations of El Paso Energy Partners and its direct and indirect operating subsidiaries.

     Effective with the closing of this offering, we will elect to be treated as a corporation for U.S. federal income tax purposes. As a result, an owner of our shares will not report on its U.S. federal income tax return any of our items of income, gain, loss and deduction.

     Although we will be subject to U.S. federal income taxes on our taxable income, El Paso Energy Partners will not allocate taxable income or gain to the i-units we own until such time as there is a liquidation of El Paso Energy Partners or after El Paso Corporation has acquired all of our shares and we have become a wholly-owned subsidiary of El Paso Corporation. Therefore, we do not anticipate that we will have material amounts of taxable income resulting from the ownership of the i-units unless we enter into a sale or exchange of the i-units or El Paso Energy Partners is liquidated.

     We are not a party to any litigation.

EL PASO ENERGY PARTNERS

     El Paso Energy Partners, a Delaware limited partnership with common units traded on the New York Stock Exchange under the symbol "EPN," was formed in 1993. El Paso Energy Partners is one of the largest publicly-traded MLPs in terms of market capitalization. El Paso Energy Partners currently manages a balanced, diversified portfolio of midstream energy interests and assets that includes:

     - offshore oil and natural gas pipelines, platforms, processing facilities and other energy infrastructure in the Gulf of Mexico, primarily offshore Louisiana and Texas;

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

     - onshore natural gas pipeline assets and processing facilities in Alabama, Mississippi, New Mexico and Texas; and

     - onshore NGL transportation and fractionation facilities in Texas.

     Since El Paso Corporation's 1998 acquisition of an interest in El Paso Energy Partners, El Paso Energy Partners has diversified its assets base, stabilized its cash flow and decreased its financial leverage as a percentage of total capital. El Paso Energy Partners has accomplished this through a series of acquisitions and development projects.

SAN JUAN ASSET ACQUISITION AND DISTRIBUTION INCREASE

     On July 16, 2002, El Paso Energy Partners and El Paso Corporation entered into a letter of intent regarding the proposed acquisition by El Paso Energy Partners of the San Juan assets from El Paso Corporation for approximately $782 million, subject to adjustment for capital expenditures, working capital and other matters. The San Juan assets include:

     - substantially all of El Paso Corporation's natural gas gathering, processing and treating assets in the San Juan Basin of New Mexico--specifically, its 5,300-mile San Juan Basin gathering system, including the associated compression, processing and treating facilities and contracts, and the remaining interest in the Chaco processing plant not already owned by El Paso Energy Partners;

     - a 35-mile, 20-inch natural gas pipeline and a 16-mile, 12-inch oil pipeline originating on the Chevron/BHP "Typhoon" platform in the Green Canyon area of the Gulf of Mexico; and

     - over 570 miles of NGL pipelines and a related fractionation facility in South Texas.

The acquisition is expected to be consummated simultaneously with the consummation of this offering, and this offering is contingent upon the consummation of the acquisition. We will use substantially all of the net proceeds of this offering to purchase i-units from El Paso Energy Partners, and El Paso Energy Partners will use the proceeds from that purchase of i-units to, among other things, finance its acquisition of the San Juan assets and fund general business requirements, including repaying indebtedness under its revolving credit facility. The San Juan assets generated approximately $114 million of pro forma EBITDA during the year ended December 31, 2001, as adjusted to reflect the San Juan asset acquisition.

     El Paso Energy Partners approved a quarterly distribution of $0.675 ($2.70 annualized) per common unit payable in November 2002. This represented the third increase to the distribution rate announced in 2002. During 2002, El Paso Energy Partners has declared or approved the following quarterly distributions:

                                                     QUARTERLY           INCREASE
                     PAYMENT                       DISTRIBUTION         OVER PRIOR
                      DATE                            AMOUNT             QUARTER
                     -------                       -------------        ----------
November.........................................     $0.6750           $   0.0250
August 15........................................     $0.6500                   --
May 15...........................................     $0.6500           $   0.0250
February 15......................................     $0.6250           $   0.0125

EL PASO ENERGY PARTNERS' GENERAL PARTNER

     El Paso Energy Partners continues to benefit from the unique corporate sponsorship it receives from El Paso Corporation, the indirect parent of El Paso Energy Partners Company, the general partner of El Paso Energy Partners. El Paso Corporation, a Delaware corporation with its stock traded on the NYSE under the symbol "EP," is a global energy company with operations that extend from energy production and extraction to power generation, with total assets of $49 billion at March 31, 2002. El Paso Corporation's principal operations include:

     - natural gas transportation, gathering, processing and storage;

     - natural gas and oil exploration, development and production;

     - energy and energy-related commodities and products marketing;

     - power generation;

     - energy infrastructure facility development and operation;

     - petroleum refining; and

     - chemicals production.

     El Paso Corporation has designated its investment in El Paso Energy Partners as its primary vehicle for growth and development of its midstream energy business. Through its subsidiaries, El Paso Corporation owns approximately 26.5%, or 11,674,245, of El Paso Energy Partners' common units and its 1% general partner interest. Additionally, El Paso Corporation, through a subsidiary, owns all 125,392 of El Paso Energy Partners' outstanding Series B preference units. As of March 31, 2002, the liquidation value of the Series B preference units was approximately $146 million. El Paso Corporation will purchase 5,300,000 shares in this offering (up to 6,095,000 shares if the underwriters exercise all or a portion of their over-allotment option).

     Through an arrangement with El Paso Energy Partners Company, El Paso Energy Partners' sole general partner and an indirect wholly-owned subsidiary of El Paso Corporation, we will manage the business and affairs of El Paso Energy Partners. Through us, El Paso Energy Partners utilizes the employees of, and management services provided by, El Paso Corporation and its affiliates under a general and administrative services agreement.

EL PASO ENERGY PARTNERS' OBJECTIVE AND STRATEGY

     El Paso Energy Partners' objective is to operate as a growth-oriented MLP with a focus on increasing cash flow, earnings and return to its unitholders by becoming one of the industry's leading providers of midstream energy services. Its strategy is to maintain and grow a diversified, balanced base of strategically located and efficiently operated midstream energy assets with stable cash flows. Upon completion of its acquisition of the San Juan assets, El Paso Energy Partners will be the largest natural gas gatherer, based on miles of pipeline, in the prolific natural gas supply regions in Texas and the San Juan Basin, which collectively accounted for approximately 35% of domestic natural gas production during 2001. El Paso Energy Partners is also one of the largest natural gas gatherers, based on miles of pipeline, in the Gulf of Mexico, which accounted for approximately 27% of domestic natural gas production during 2001.

     These regions, especially the deeper water regions of the Gulf of Mexico -- one of the United States' fastest growing natural gas producing regions -- offer El Paso Energy Partners significant infrastructure growth potential through the acquisition and construction of pipelines, platforms, processing and storage facilities and other infrastructure.

     El Paso Energy Partners' strategy entails continually enhancing the quality of its cash flow by emphasizing operations and services for which the fees are not traditionally linked to commodity prices, like gathering, transportation and storage; shifting commodity price risks by using contractual arrangements, like fixed-fee contracts and hedging and tolling arrangements; and exiting the oil and gas production business by not acquiring additional properties.

     However, El Paso Energy Partners' financial results from some of its onshore pipelines, including the Alabama-Intrastate, Carlsbad, Waha and San Juan gathering systems, can be dramatically affected by a reduction in, or volatility of, commodity prices. The Alabama-Intrastate gathering system functions as a merchant operation and, accordingly, purchases and resells the natural gas it gathers. Several of El Paso Energy Partners' other gathering systems, while not functioning as a merchant operation, have some exposure to risks related to commodity prices. For example, over 95% of the volumes handled by the San Juan gathering system are fee-based arrangements, 80% of which the fees are calculated as a percentage of a regional price index for natural gas. In addition, the San Juan gathering system provides aggregating and bundling services -- in which it purchases gas at the wellhead and resells gas in the open market -- for some smaller producers, which account for less than 5% of the volumes on that system.

     El Paso Energy Partners' offshore gathering and transportation arrangements tend to have longer terms, which often last for the productive life of the producing property, and its onshore gathering, transportation, processing and fractionating arrangements tend to have multiple-year terms.

     El Paso Energy Partners intends to execute its business strategy by:

     - purchasing and constructing onshore pipelines; gathering systems; storage, processing and fractionation facilities; and other midstream assets to provide a broad range of more stable, fee-based services to producers, marketers and users of energy products;

     - expanding its existing asset base, supported by the dedication of new discoveries and long-term commitments, to capitalize on the accelerated growth of oil and natural gas supplies from the deeper water regions of the Gulf of Mexico;

     - operating at low cost by achieving economics of scale in select regions through reinvesting in and expanding its organic growth opportunities, as well as by acquiring new assets; and

     - continuing to strengthen its solid balance sheet by seeking to finance its growth with 50% equity so as to provide the financial flexibility to fund future opportunities.

RECENT DEVELOPMENTS

 COMPLETED ACQUISITIONS

     In accordance with its business strategy, El Paso Energy Partners has entered into transactions that have further diversified and grown its midstream asset base and expanded its sources of cash flow over the past several months. For example, in April 2002, EPN Holding acquired the EPN Holding assets from El Paso Corporation for net consideration of $735 million. The EPN Holding assets include:

     - interests in four intrastate natural gas gathering systems, including the EPGT Texas intrastate pipeline system;

     - a non-operating interest in a natural gas processing and treating facility; and

     - a leased interest in a natural gas storage facility.

     Also, in January 2002, El Paso Energy Partners acquired a 3.3 million barrel propane storage business and leaching operation located in Hattiesburg, Mississippi.

  PROJECTS UNDER DEVELOPMENT

     El Paso Energy Partners also expects to continue to experience organic growth in 2002 and beyond by constructing and operating strategic midstream infrastructure assets onshore and offshore, including the following projects:

     - A $99 million, 60-mile takeaway pipeline, including a 9,000 horsepower compression station, connected to the Petal facility with capacity of
       1.25 Bcf/d (currently FERC certified
       to 700 MMcf/d) completed in June 2002, which was designed and located to expand Petal's delivery capabilities to the Southern Natural Gas and Destin pipeline systems.

     - A $58 million, 5.4 Bcf expansion of the Petal natural gas storage facility, including a withdrawal facility and a 20,000 horsepower compression station, located near Hattiesburg, Mississippi, completed in June 2002. This additional storage capacity is dedicated to a subsidiary of The Southern Company under a 20-year fixed-fee contract.

     - The $28 million, 37-mile Medusa natural gas pipeline extension of El Paso Energy Partners' Viosca Knoll gathering system with capacity to handle 160 MMcf/d of natural gas (expected to be in service in the first quarter of 2003), which was designed and located to gather production from Murphy Exploration and Production Company's Medusa development in the Gulf of Mexico. Murphy has dedicated 34,560 acres of property to this pipeline for the life of the reserves.

     - The $53 million Falcon Nest fixed-leg platform with capacity to handle 300 MMcf/d of natural gas (expected to be in service during the first quarter of 2003), which was designed and located to process natural gas from Pioneer Natural Resources Company's and Mariner Energy, Inc.'s Falcon Field discoveries in the Gulf of Mexico. Pioneer and Mariner have dedicated 69,120 acres of property, including acreage underlying their Falcon Field discovery, to this platform for the life of the reserves.

     - The $206 million Marco Polo TLP, expected to be in service in 2004, with capacity to handle 100 MBbls/d of oil and 250 MMcf/d of natural gas. This TLP, which was designed and located to process natural gas from Anadarko Petroleum Corporation's Marco Polo Field discovery in the Gulf of Mexico will be owned by El Paso Energy Partners' 50%-owned Deepwater Gateway joint venture. Anadarko has dedicated 69,120 acres of property to this TLP, including the acreage underlying their Marco Polo Field discovery, for the life of the reserves.

     - The $96 million Marco Polo oil and gas pipelines, expected to be in service in 2004. The oil pipeline, a 36-mile, 14 inch line, will gather oil from the Marco Polo platform in Green Canyon Block 608 to EPN's Allegheny pipeline in Green Canyon Block 164 and have a maximum capacity of 100 MBbls/d. The natural gas pipeline, a 75-mile, 18-20 inch line will gather natural gas from the Marco Polo platform in Green Canyon Block 608 to the Typhoon natural gas pipeline in Green Canyon Block 237 and have a maximum capacity of 400 MMcf/d.

     - The $450 million, 380-mile Cameron Highway Oil Pipeline, expected to be in service by the third quarter of 2004 with capacity of 500 MBbls/d. BP p.l.c., BHP Billiton and Unocal have dedicated 86,400 acres of property to this pipeline for the life of the reserves, including the acreage underlying their Holstein, Mad Dog and Atlantis developments in the deeper water regions of the Gulf of Mexico.

  RECENT FINANCINGS

     During 2002, El Paso Energy Partners has executed several financings intended to facilitate growth and help achieve its targeted capital structure, including:

     - raising approximately $150 million in net proceeds through the issuance of 4,083,938 common units;

     - raising approximately $230 million in net proceeds in a private offering of long-term debt securities;

     - entering into the $560 million EPN Holding acquisition and working capital facility, of which $375 million has been repaid to date; and

     - repaying a $95 million limited recourse term loan used to construct its Prince TLP, which El Paso Energy Partners sold to El Paso Corporation in connection with its April 2002 EPN Holding acquisition.

KEY STRENGTHS

  STABLE CASH FLOW DRIVEN BY FEE-BASED REVENUES

     - Since El Paso Corporation's acquisition of an interest in El Paso Energy Partners in 1998, El Paso Energy Partners has focused primarily on increasing its fee-based services. As a result, including the San Juan assets, El Paso Energy Partners' EBITDA is primarily derived from gathering, transportation, storage and other fee-based services, the fees for most of which are not directly affected by changes in energy commodity prices.

     - In addition to focusing on fee-based services, El Paso Energy Partners seeks to enhance the quality of its cash flow by reducing energy commodity price risks through the use, from time to time, of fixed-fee contracts, hedging and other contractual arrangements.

  SUPERIOR PLATFORM FOR CONTINUED EXPANSION THROUGH ATTRACTIVE ORGANIC GROWTH PROSPECTS AND ACCRETIVE ACQUISITIONS

     - El Paso Energy Partners has an expansive portfolio of organic development opportunities for onshore and offshore projects totaling over $800 million.

     - El Paso Energy Partners has the expertise to continue to execute strategic transactions, as evidenced by the over $2 billion of construction projects and accretive (in terms of cash flow per unit) acquisitions announced over the last 12 months.

     - El Paso Energy Partners benefits from additional economies of scale and operating efficiencies as it expands its midstream asset base.

     - El Paso Energy Partners' competitive cost of capital, resulting in part from its MLP structure, helps El Paso Energy Partners efficiently execute its growth strategy and compete in the midstream arena.

  DIVERSIFIED PORTFOLIO OF ATTRACTIVE, STRATEGICALLY LOCATED ASSETS

     - Through the utilization of available capacity in its existing offshore pipelines and platforms, El Paso Energy Partners is well-positioned to capture increasing oil and natural gas production from select active deeper water regions of the Gulf of Mexico.

     - The EPGT system, the largest intrastate pipeline system in Texas based on miles of pipeline, accesses the most prolific supply basins and serves all major markets in Texas, the largest producer and consumer of natural gas in North America.

     - The Petal and Hattiesburg natural gas storage facilities, with five major pipeline interconnects, are strategically located between the Gulf of Mexico supply basin and long-line transmission systems in the United States.

     - The San Juan gathering system and the Chaco plant are located in the San Juan Basin, one of the most prolific natural gas producing areas in North America and an access point for imported Canadian natural gas.

     - El Paso Energy Partners' Texas NGL fractionation and transportation assets, which provide essential supplies of NGLs to major Gulf Coast petrochemical plants and refineries, interconnect with multiple El Paso Corporation gas processing plants and intrastate pipeline facilities, offering significant growth opportunities.

  PROVEN TRACK RECORD OF CASH FLOW DIVERSIFICATION AND LEVERAGE REDUCTION

     - Since 1998, El Paso Energy Partners has diversified and balanced its asset base in terms of services, businesses, customers and geography by making $3 billion in capital expenditures (including the San Juan assets acquisition), including constructing and acquiring gathering, storage, processing and fractionating facilities.

     - El Paso Energy Partners' target of financing its growth through 50% equity and 50% debt has resulted in a significant reduction in financial leverage and increased financial flexibility.

     - The share structure contemplated in this offering further enhances El Paso Energy Partners' access to the equity capital markets to fund future growth without increasing leverage.

  STEADY GROWTH IN ADJUSTED EBITDA AND QUARTERLY DISTRIBUTIONS

     - Since 1998, El Paso Energy Partners' annual adjusted EBITDA has increased at a compound annual growth rate of 45.6% through 2001.

     - El Paso Energy Partners has increased its quarterly distribution rate seven times, a 28.5% increase since 1998, including three increases announced in 2002. Currently, its quarterly distribution rate is $0.675 per common unit ($2.70 per common unit annually).

     - Since 1994, El Paso Energy Partners' distribution rate has increased at a compound annual growth rate of 10.7%.

  STRONG SPONSORSHIP

     - El Paso Corporation has designated its investment in El Paso Energy Partners as its primary vehicle for growth and development of its midstream energy business.

     - El Paso Corporation has elected to purchase 5,300,000 shares from us in this offering (up to 6,095,000 shares if the underwriters exercise all or a part of their overallotment option). This is in addition to El Paso Corporation's ownership, through subsidiaries, of 11,674,245 common units (approximately 26.5% of the aggregate outstanding), the 1% general partner interest in El Paso Energy Partners, and 125,392 of El Paso Energy Partners' Series B preference units, with a liquidation value of approximately $146 million as of March 31, 2002.

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

  BUSINESS SEGMENTS

     El Paso Energy Partners' business and operations cover four primary business segments. This section of the prospectus, including the following chart, depicts El Paso Energy Partners' business segments after completion of the San Juan assets acquisition.

                                    (CHART)

                      OWNERSHIP
- EPGT Texas
 Intrastate              100.0%
- Waha Gathering
 System and Treating
 Plant                   100.0%
- El Paso Intrastate
 Alabama                 100.0%
- Carlsbad Gathering
 System                  100.0%
- Channel Pipeline
 System                   50.0%
- HIOS                   100.0%
- TPC Offshore System    100.0%
- Viosca Knoll           100.0%
- East Breaks            100.0%
- Chaco Plant            100.0%
- Indian Basin
 Processing Plant         42.3%

San Juan Assets:
- San Juan Gathering
 System                  100.0%
- Typhoon Natural Gas
 Pipeline                100.0%
- Coyote Treating
 Facility                 50.0%
- Rattlesnake
 Treating Facility       100.0%

                      OWNERSHIP

- Shoup Fractionator     100.0%
- Armstrong
 Fractionator            100.0%
- Delmita
 Fractionator            100.0%
- Thompsonville
 Lateral                 100.0%
- Shilling Lateral       100.0%
- SACC Mainline          100.0%
- South Texas
 Pipeline                100.0%
- Allegheny Pipeline     100.0%
- Poseidon Pipeline       36.0%
- Hattiesburg Propane
 Storage                 100.0%
- Anse La Butte
 Storage                 100.0%

San Juan Assets:
- Almeda Fractionator    100.0%
- Typhoon Oil
 Pipeline                100.0%
- Texas NGL
 Pipelines

                      OWNERSHIP

- East Cameron 373       100.0%
- Ship Shoal 331         100.0%
- Viosca Knoll 817       100.0%
- Ship Shoal 332          50.0%
- Garden Banks 72         50.0%


                      OWNERSHIP

- Hattiesburg            100.0%
- Petal                  100.0%
- Wilson(1)              100.0%


                      OWNERSHIP

- Viosca Knoll Block
 817                     100.0%
- Garden Banks Block
 72                       50.0%
- Garden Banks Block
 117                      50.0%
- West Delta Block 35     38.8%
- Garden Banks Block
 73                        2.5%(2)

---------------

(1) El Paso Energy Partners has the exclusive right to use the Wilson natural gas storage facility under an operating lease that expires in January 2008.

(2) Overriding royalty interest.

     These segments are strategic business units that provide a variety of energy-related services. Effective January 1, 2002, for accounting presentation purposes, El Paso Energy Partners is reporting the results of operations relating to its interests in the Chaco plant in its Natural Gas Pipelines and Plants segment instead of its Oil and NGL Logistics Segment. Each of these segments is discussed more fully below.

  NATURAL GAS PIPELINES AND PLANTS

     NATURAL GAS PIPELINE SYSTEMS

     El Paso Energy Partners owns interests in natural gas pipeline systems extending over 16,900 miles, with a combined maximum design capacity (net to its interest) of over 10.3 Bcf/d of natural gas. El Paso Energy Partners owns or has interests in gathering systems onshore in Texas, New Mexico, Alabama and Colorado, including the EPGT Texas system, the largest intrastate pipeline system in Texas based on miles of pipeline, and the San Juan gathering system, which includes 5,300 miles of pipeline currently gathering over 1.1 Bcf/d of natural gas. In addition to its onshore natural gas pipeline systems, El Paso Energy Partners' offshore natural gas pipeline systems are strategically located to serve production activities in some of the most active drilling and development regions in the Gulf of Mexico, including select locations offshore of Texas, Louisiana and Mississippi, and to provide relatively low cost access to long-line transmission pipelines that access multiple markets in the eastern half of the United States.

     The following table and discussions describe El Paso Energy Partners' natural gas pipelines, all of which (other than portions of EPGT Texas, TPC Offshore and Channel) it wholly owns and operates.

                                 EPGT        SAN                                               TPC       VIOSCA
                               TEXAS(1)    JUAN(2)    WAHA(1)   CARLSBAD(1)   CHANNEL(1)   OFFSHORE(1)   KNOLL    HIOS(3)
                               --------    -------    -------   -----------   ----------   -----------   ------   -------
Unregulated(U)/
 Regulated(R)................          R(6)        U      U           U             R(6)         R(6)        U         R(6)
In-service date..............  1997-2000    Various    1996        1996          1996         1997        1994      1977
Approximate capacity(4)......      3,725      1,100     280         185           500          750       1,000     1,800
Aggregate miles of
 Pipeline....................      8,462      5,300     501         842           743          197         125       204
Average throughput for the
 years ended:(5)
December 31, 2001............      2,721      1,031     187         154           450          344         551       979
December 31, 2000............      2,996      1,066     189         126           548          457         612       870
December 31, 1999............      2,742      1,087     179         121           556          500         709       792

                                 EAST
                               BREAKS(3)   TYPHOON(2)   EPIA
                               ---------   ----------   ----
Unregulated(U)/
 Regulated(R)................       U           U          U
In-service date..............    2000        2001       1972
Approximate capacity(4)......     400         400        200
Aggregate miles of
 Pipeline....................      85          35        450
Average throughput for the
 years ended:(5)
December 31, 2001............     245          41        171
December 31, 2000............     112          --        120
December 31, 1999............      --          --         --

---------------

(1) The average throughput reflects 100% of the throughput. Prior to April 2002, El Paso Energy Partners did not own the EPN Holding assets. El Paso Energy Partners acquired the EPN Holding assets in April 2002 from subsidiaries of El Paso Corporation.

(2) El Paso Energy Partners will acquire the San Juan gathering system and Typhoon natural gas pipeline contemporaneously with the completion of this offering.

(3) The average throughput reflects 100% of the throughput. Prior to October 2001, El Paso Energy Partners owned a 50% interest in HIOS and East Breaks through Deepwater Holdings. El Paso Energy Partners acquired the remaining 50% interest in October 2001 from subsidiaries of El Paso Corporation.

(4) All capacity measures are on a MMcf/d basis, and with respect to EPGT Texas, Channel and TPC Offshore, net to El Paso Energy Partners' interests.

(5) All average throughput measures are on a MDth/d basis. For the pipelines described above, one MDth is substantially equivalent to one MMcf.

(6) EPGT Texas and Channel are regulated by the Railroad Commission of Texas and, along with TPC Offshore, also provide FERC Section 311 services. HIOS is regulated by FERC.

     EPGT Texas Intrastate. The EPGT Texas intrastate natural gas gathering system is the largest intrastate pipeline system based on miles of pipe in the United States. It is also the only intrastate pipeline in Texas that offers transportation and storage services fully unbundled from merchant services. The system consists of approximately 8,500 miles of main lines, laterals and gathering lines with an operating capacity (net to El Paso Energy Partners' interest) of 3,725 MMcf/d. The EPGT Texas intrastate system includes some small pipelines in which El Paso Energy Partners owns undivided interests.

     San Juan Gathering System. The San Juan natural gas gathering system is located in the San Juan Basin of New Mexico. The system consists of 5,300 miles of main lines, laterals and gathering lines with capacity of over 1.1 Bcf/d. A significant portion of the rights-of-way underlying the San Juan gathering system on Native American lands expire in 2005. Although it can make no assurances, El Paso Energy Partners believes it will be able to renew those rights-of-way on terms and conditions that will not materially adversely affect it.

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

     Waha Natural Gas Gathering System and Treating Plant. The Waha natural gas gathering system is a rich gas gathering system located in the Permian Basin region of Texas, and consists of 501 miles of predominantly 8-inch to 20-inch pipelines. The treating plant, located in Texas, has a capacity of 280 MMcf/d. The average utilization rates for the Waha treating plant for the calendar years 2001, 2000 and 1999 were 61%, 61% and 58%.

     Carlsbad Natural Gas Gathering System. The Carlsbad gathering system is a rich gas gathering system located in the Permian Basin region of New Mexico and consists of approximately 842 miles of predominantly 4-inch to 12-inch pipelines.

     Channel Pipeline System. In April 2002, El Paso Energy Partners acquired its 50% undivided interest in the Channel pipeline system, an intrastate natural gas transmission system located along the Gulf coast of Texas consisting of 743 miles of predominantly 30-inch pipelines.

     TPC Offshore. TPC Offshore is a rich gas gathering system located in the south Texas region consisting of 197 miles of predominantly 8-inch to 20-inch pipelines. The TPC Offshore system includes some smaller pipelines in which El Paso Energy Partners owns undivided interests.

     Viosca Knoll System. The Viosca Knoll system is an offshore natural gas gathering system designed to serve the Main Pass, Mississippi Canyon and Viosca Knoll areas of the Gulf of Mexico and consists of 125 miles of predominantly 20-inch natural gas pipeline and a 7,000 horsepower compressor. The system provides its customers access to the facilities of a number of major interstate pipelines, including pipelines owned by Tennessee Gas Pipeline Company, Columbia Gulf Transmission Company, Southern Natural Gas Company, Transco, and Destin Pipeline Company.

     HIOS. In October 2001, HIOS became a wholly-owned asset through El Paso Energy Partners' acquisition of the remaining 50% equity interest in Deepwater Holdings that it did not already own from subsidiaries of El Paso Corporation. HIOS is a natural gas transmission system regulated by the FERC, that consists of 204 miles of pipeline. HIOS transports natural gas from producing fields located in the Galveston, Garden Banks, West Cameron, High Island, and East Breaks areas of the Gulf of Mexico to numerous downstream pipelines, including the ANR and Tennessee Gas pipelines owned by El Paso Corporation.

     East Breaks System. In October 2001, the East Breaks natural gas gathering system became a wholly-owned asset through El Paso Energy Partners' acquisition of the remaining 50% equity interest in Deepwater Holdings that it did not already own. East Breaks is a natural gas gathering system that consists of an 85-mile pipeline and 400 MMcf/d of capacity connecting HIOS to the Hoover-Diana project developed by subsidiaries of ExxonMobil and BP in the Alaminos Canyon and East Breaks areas of the Gulf of Mexico. East Breaks was placed in service in June 2000 and has the ability to expand its throughput capacity further, which would provide HIOS with the ability to compete for the right to gather and transport the substantial reserves associated with properties being, and expected to be, developed in these deepwater frontier regions.

     Typhoon Natural Gas Pipeline. The Typhoon natural gas pipeline, acquired in the San Juan assets transaction, is a 35-mile, 20-inch pipeline with a capacity of 400 MMcf/d originating on the Chevron/BHP "Typhoon" platform in the Green Canyon area of the Gulf of Mexico. The Typhoon natural gas pipeline currently gathers approximately 60 MMcf/d from the Typhoon field for redelivery into El Paso Corporation's ANR Patterson Offshore pipeline system. El Paso Energy Partners intends to integrate this pipeline into the Marco Polo pipeline being constructed by its Deepwater Gateway joint venture.

     El Paso Intrastate-Alabama System. The EPIA system is a natural gas pipeline system that serves the coal bed methane producing regions of Alabama. The system consists of over 450 miles of pipeline. EPIA also provides marketing services through the purchase and resale of
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

natural gas by purchasing natural gas from regional producers and others, and selling natural gas to local distribution companies and others.

     NATURAL GAS PROCESSING FACILITIES

     El Paso Energy Partners owns interests in three processing and treating plants in New Mexico, with a combined maximum capacity of over 1.2 Bcf/d of natural gas and 50 MBbls/d of NGLs, including the Chaco cryogenic natural gas plant, the third largest natural gas processing plant in the United States by liquids produced.

     In April 2002, El Paso Energy Partners acquired an approximate 42.3% non-operating interest in the Indian Basin processing and treating facility. The plant is capable of processing up to 240 MMcf/d with overflow volumes up to 60 MMcf/d. The utilization rates for the Indian Basin processing and treating facility for 2001, 2000 and 1999 were 93%, 82% and 77%.

     In October 2001, El Paso Energy Partners acquired interests in the titleholder of, and other interests in, the Chaco plant. El Paso Energy Partners will acquire the remaining interests in the Chaco Plant that it does not already own as part of the San Juan assets acquisition including El Paso Corporation's rights under the tolling agreement El Paso Energy Partners entered into in the October 2001 acquisition, as well as El Paso Corporation's obligation to repurchase the Chaco plant from El Paso Energy Partners. By acquiring these remaining interests, we will be able to capitalize on increased cost efficiencies and marketing efforts. The Chaco plant is a state-of-the-art cryogenic plant located in the San Juan Basin in New Mexico that uses high pressures and extremely low temperatures to remove water, impurities and excess hydrocarbon liquids from the raw natural gas stream and to recover ethane, propane and the heavier hydrocarbons. It is capable of processing up to 700 MDth/d of natural gas and handling up to 50 MBbls/d of NGLs. Utilization rates in the processing industry can fluctuate dramatically from month to month, depending on the needs of producers. The average utilization rates for the Chaco plant for the calendar years 2001, 2000 and 1999 were 89%, 91% and 93%. The average utilization rate from El Paso Energy Partners' acquisition date of October 18, 2001 to December 31, 2001 was 93%.

     MARKETS AND COMPETITION

     Each of El Paso Energy Partners' natural gas pipeline systems are located at or near natural gas production areas that are served by other pipelines. El Paso Energy Partners' natural gas pipeline systems face competition from both regulated and unregulated systems. Some of these competitors are not subject to the same level of rate and service regulation as is El Paso Energy Partners. Other competing pipelines, such as long-haul transporters, may have rate design alternatives unavailable to El Paso Energy Partners. Consequently, those competing pipelines may be able to provide service on more flexible terms and at rates significantly below those El Paso Energy Partners offers.

     El Paso Energy Partners' gathering and transportation agreements have varying terms. El Paso Energy Partners' offshore gathering and transportation arrangements tend to have longer terms, often involving life-of-reserve commitments with both firm and interruptible components, and its onshore gathering and transportation arrangements generally have terms from one month to several years. With respect to the San Juan gathering system, approximately 70% of the volume is attributable to three contracts that expire in 2006, 2006 and 2008, respectively. Although it can make no assurances, El Paso Energy Partners believes it will be able to negotiate replacement contracts with the relevant producers on terms and conditions that will not materially adversely affect it.

     Furthermore, the rates El Paso Energy Partners charges for its services are dependent on whether the relevant pipeline system is regulated or unregulated, the quality of the service required by the customer, and the amount and term of the reserve commitment by the customer.

Gathering arrangements are fee based and, except for the Alabama-Intrastate and San Juan gathering systems fees, generally do not have exposure to risks associated with changes in commodity prices. However, El Paso Energy Partners' financial results from some of its onshore pipelines, including the Alabama-Intrastate, Carlsbad, Waha and San Juan gathering systems, can be dramatically affected by a reduction in, or volatility of, commodity prices. The Alabama-Intrastate gathering system functions as a merchant operation and, accordingly, purchases and resells the natural gas it gathers. Several of El Paso Energy Partners' other gathering systems, while not functioning as a merchant operation, have some exposure to risks related to commodity prices. For example, over 95% of the volumes handled by the San Juan gathering system are fee-based arrangements, 80% of which the fees are calculated as a percentage of a regional price index for natural gas. In addition, the San Juan gathering system provides aggregating and bundling services -- in which it purchases gas at the wellhead and resells gas in the open market -- for some smaller producers, which account for less than 5% of the volumes on that system. El Paso Energy Partners uses hedges from time to time to mitigate exposure to risks related to commodity prices.

     At the closing of the San Juan asset acquisition El Paso Energy Partners will terminate the processing agreement with the former owner of the San Juan gathering system, a subsidiary of El Paso Corporation, relating to the use of the Chaco plant and will acquire the agreements under which natural gas producers using the San Juan gathering system utilize the Chaco plant.

     REGULATORY ENVIRONMENT

     El Paso Energy Partners' Texas intrastate natural gas assets, some of which are classified as "gas utilities," are regulated by the Railroad Commission of Texas. EPGT's FERC Section 311 service rates are subject to FERC rate jurisdiction. EPGT has requested rehearing of the rate order issued by FERC on June 11, 2002. That order required EPGT to utilize an inch-mile rate design methodology and to refunctionalize its intrastate system between gathering and transmission. The Section 311 rates that were filed on December 20, 1999, were system-wide and are subject to refund.

     El Paso Energy Partners' natural gas pipeline systems are subject to the Natural Gas Pipeline Safety Act of 1968, which establishes pipeline and liquified natural gas plant safety requirements. All of El Paso Energy Partners' offshore pipeline systems are subject to regulation under the Outer Continental Shelf Lands Act, which calls for nondiscriminatory transportation on pipelines operating in the outer continental shelf region of the Gulf of Mexico. All of El Paso Energy Partners' pipeline systems are subject to the National Environmental Policy Act and other environmental legislation. Each of the pipeline systems has a continuing program of inspection designed to keep all of El Paso Energy Partners' facilities in compliance with pollution control and pipeline safety requirements. El Paso Energy Partners believes that its pipeline systems are in compliance with the applicable requirements of these regulations.

     El Paso Energy Partners' HIOS system is also subject to the jurisdiction of the FERC in accordance with the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. HIOS operates under a separate FERC approved tariff that governs its operations, terms and conditions of service and rates. The natural gas pipeline industry has historically been heavily regulated by federal and state government and El Paso Energy Partners cannot predict what further actions FERC, state regulators, or federal and state legislators may take in the future.

     In September 2001, FERC issued a NOPR that proposes to apply the standards of conduct governing the relationship between interstate pipelines and marketing affiliates to all energy affiliates. Since HIOS is an interstate facility as defined by the Natural Gas Act, the proposed regulations, if adopted by FERC, would dictate how HIOS conducts business and interacts with all energy affiliates of El Paso Corporation. El Paso Energy Partners cannot predict the outcome of the NOPR, but adoption of the regulations in substantially the form proposed would, at a minimum, place administrative and operational burdens on El Paso Energy Partners. Further, more fundamental changes could be required such as a complete organizational separation or sale of HIOS.

     In August 2002, the FERC issued an order requiring that all arrangements concerning the cash management or money pool arrangements between a FERC regulated subsidiary and a non FERC regulated parent must be in writing, and set forth: the duties and responsibilities of cash management participants and administrators; the methods of calculating interest and for allocating interest income and expenses; and the restrictions on deposits or borrowings by money pool members. The NOPR also requires certain specified documentation for all deposits into, borrowings from, interest income from, and interest expenses related to, such arrangements. Finally, the NOPR proposes that as a condition of participating in a cash management or money pool arrangement, the FERC regulated entity must maintain a minimum proprietary capital balance of 30 percent, and its parent must maintain investment grade credit ratings. Comments on the NOPR are due by Thursday, August 22, 2002.

     Also in August 2002, FERC's Chief Accountant issued, to be effective immediately, an Accounting Release providing guidance on how jurisdictional entities should account for money pool arrangements and the types of documentation that should be maintained for these arrangements. The Accounting Release sets forth the documentation requirements set forth in the NOPR for money pool arrangements, but does not address the requirements in the NOPR that as a condition for participating in money pool arrangements the FERC regulated entity must maintain a minimum proprietary capital balance of 30 percent and that the entity and its parent must have investment grade credit ratings. Requests for rehearing are due on September 3, 2002.

     In December 1999, EPGT Texas filed a petition with the FERC for approval of its rates for interstate transportation service. In June 2002, the FERC issued an order that required revisions to EPGT Texas' proposed rates. It also ordered refunds to customers for the difference, if any, between the originally proposed levels and the revised rates ordered by the FERC. The changes ordered by the FERC involve reductions to rate of return, depreciation rates and revisions to the proposed rate design, including a requirement to separately state rates for gathering service. El Paso Energy Partners believes the amount of any rate refund would be minimal since, as provided for in its tariff, it was not charging its customers at the maximum rate. In July 2002, EPGT Texas requested rehearing on certain issues raised by the FERC's order, including the ordered changes to rate design and depreciation rates, and the requirement to separately state a gathering rate. This request for rehearing is pending before the FERC.

     While the outcome of all of El Paso Energy Partners' rates and regulatory matters cannot be predicted with certainty, based on information known to date, they do not expect the ultimate resolution of these matters will have a material adverse effect on its financial position, results of operations or cash flows. As new information becomes available or relevant developments occur, they will establish accruals as appropriate. The impact of these changes may have a material effect on our results of operations.

     MAINTENANCE

     Each of El Paso Energy Partners' pipeline systems requires regular maintenance. The interior of the pipelines is maintained through the regular cleaning of the line of liquids that collect in the pipeline. Corrosion inhibitors are also injected into all of the systems through the flow stream on a continuous basis. To prevent external corrosion of the pipe, anodes are fastened to the pipeline itself at prescribed intervals, providing protection from sea water. El Paso Energy Partners' HIOS and Viosca Knoll natural gas pipeline systems include platforms that are manned on a continuous basis. The personnel onboard these platforms are responsible for site maintenance, operations of the platform facilities, measurement of the oil or natural gas stream at the source of production and corrosion control. Furthermore, the integrity of El Paso Energy Partners' onshore pipelines are subject to on-going integrity assessment and evaluation pursuant to the Pipeline Integrity Management Plan filed by El Paso Field Services with the Railroad Commission of Texas and revised from time to time. The Pipeline Integrity Management Plan identifies all pipelines covered by the plan; establishes a priority ranking for performing the integrity assessment of pipeline segments of each pipeline system; and makes an assessment of pipeline integrity using methods such as in-line inspection, pressure testing, direct assessment or other technology or assessment methodology. This integrity management program is reassessed and refined as necessary on at least an annual basis by qualified personnel.

     The Chaco plant is manned on a continuous basis by personnel who are responsible for maintenance and operations. The maintenance of the facility is an ongoing process, which is performed based on the hours of operation, oil analysis and vibration hours. Shutdown of the Chaco plant is not required for regular maintenance activity.

  OIL AND NGL LOGISTICS

     NGL TRANSPORTATION AND FRACTIONATION FACILITIES

     EPN Texas. In February 2001, El Paso Energy Partners acquired EPN Texas from El Paso Corporation. EPN Texas includes more than 600 miles of intrastate NGL gathering and transportation pipelines and three fractionation plants located in south Texas. The intrastate NGL pipeline system is comprised of 379 miles of pipeline used to gather and transport unfractionated NGLs from various processing plants to the Shoup Plant, located in Corpus Christi, the largest of EPN Texas' three fractionators. The system also includes 177 miles of pipelines that deliver fractionated products such as ethane, propane and butane to refineries and petrochemical plants along the Texas Gulf Coast and to common carrier NGL pipelines. The three fractionation facilities have a combined capacity of approximately 96 MBbls/d. Utilization rates in the fractionation industry can fluctuate dramatically from month to month, depending on the needs of producers. However, the average utilization rate for EPN Texas for 2001, 2000 and 1999 was 73%, 89% and 88%.

     Additional Texas NGL facilities. As part of the San Juan assets acquisition, El Paso Energy Partners acquired from El Paso Corporation additional NGL assets located in Texas. These assets include over 570 miles of NGL pipelines that transport propane and butane from Corpus Christi to Houston, and within the Houston-Texas City area, to refineries and petrochemical users, and also provide access to the Mont Belvieu NGL markets. Portions of these NGL assets are shut-in pending refurbishment and expansion, which is expected to be completed by the end of the year. These NGL assets also include the Almeda fractionator, which has fractionation capacity of 24 MBbls/d.

     OFFSHORE OIL PIPELINE SYSTEMS

     El Paso Energy Partners has interests in three offshore oil pipeline systems, which extend over 340 miles and have a combined capacity of over 580 MBbls/d of oil with the addition of pumps and the use of friction reducers. In addition to being strategically located in the vicinity of some prolific producing regions in the Gulf of Mexico, El Paso Energy Partners' oil pipeline systems are parallel to and interconnect with key segments of some of its natural gas pipeline systems and offshore platforms, which contain separation and handling facilities. This distinguishes El Paso Energy Partners from its competitors by allowing it to provide some producing properties with a unique single point of contact through which they may access a wide range of midstream services and assets.

     Poseidon System. Poseidon is a major offshore sour crude oil pipeline system built in response to the increased demand for additional sour crude oil pipeline capacity in the central

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

Gulf of Mexico. El Paso Energy Partners owns an effective 36% interest in Poseidon and began operating this system in January 2001. The Poseidon system consists of:

     - 117 miles of 16- to 20-inch diameter pipeline extending from El Paso Energy Partners' 50% owned Garden Banks 72 platform to its 50% owned Ship Shoal 332 Platform;

     - 122 miles of 24-inch diameter pipeline extending from the Ship Shoal 332 platform to Houma, Louisiana;

     - 32 miles of 16-inch diameter pipeline extending from Ewing Bank Block 873 to the 24-inch pipeline in the area of South Timbalier Block 212; and

     - 17 miles of 16-inch pipeline extending from Garden Banks Block 260 to South Marsh Island Block 205.

     Allegheny System. El Paso Energy Partners' Allegheny system is an offshore crude oil system consisting of 43 miles of 14-inch diameter pipeline that connects the Allegheny field in the Green Canyon area of the Gulf of Mexico with Poseidon at El Paso Energy Partners' 50% owned Ship Shoal 332 platform. Allegheny has an approximate capacity of 80 MBbls/d and El Paso Energy Partners' average throughput was 13 MBbls/d, 18 MBbls/d and 12 MBbls/d for the years ended December 31, 2001, 2000 and 1999. Oil production from the Allegheny field is committed to this system. The Allegheny system was placed into service in October 1999.

     Typhoon Oil Pipeline. El Paso Energy Partners' Typhoon oil pipeline is an offshore crude oil pipeline consisting of 16 miles of 12-inch diameter pipeline with a capacity of 100 MBbls/d that connects the Typhoon discovery in the Green Canyon area of the Gulf of Mexico to the Shell Boxer platform, a delivery point into the Poseidon pipeline. The Typhoon oil pipeline has an approximate capacity of 100 MBbls/d.

  NGL STORAGE

     Hattiesburg Propane Storage. In January 2002, El Paso Energy Partners acquired a 3.3 million barrel propane storage business and leaching operation located in Hattiesburg, Mississippi from Suburban Propane, L.P. As part of that transaction, El Paso Energy Partners entered into a long-term propane storage agreement with Suburban Propane for a portion of the acquired propane storage capacity. El Paso Energy Partners intends to convert a portion of these facilities into natural gas storage facilities, and to integrate them with its adjacent Petal natural gas storage facility.

     Texas Leased NGL Storage Facilities. As part of the San Juan assets acquisition, El Paso Energy Partners acquired leased NGL storage facilities in Texas with aggregate capacity of approximately 13.6 MMBbls. The lease covering these facilities expires in 2012.

     MARKETS AND COMPETITION

     Utilization of El Paso Energy Partners' processing and fractionation facilities occurs only when the producer can receive more net proceeds by physically separating and selling the NGL components contained in the raw natural gas stream than they would receive by merely selling the raw natural gas stream. The spread between the prices for natural gas and NGLs is greatest when the demand for NGLs increases, which often occurs in the winter. If, and when, this spread becomes too narrow to justify the costs, producers will choose to sell the raw natural gas stream rather than process and fractionate, and El Paso Energy Partners' fractionation facilities will be underutilized.

     In connection with El Paso Energy Partners' acquisition of EPN Texas, it entered into a 20-year fee-based transportation and fractionation agreement and has dedicated 100% of the capacity of El Paso Energy Partners' fractionation facilities to a subsidiary of El Paso Corporation. In this agreement, all of the NGLs derived from processing operations at seven natural gas processing plants in south Texas owned by subsidiaries of El Paso Corporation are delivered to El Paso Energy Partners' NGL transportation and fractionation facilities. Effectively, El Paso Energy Partners will receive a fixed fee for each barrel of NGLs transported and fractionated by its facilities. Approximately 25% of El Paso Energy Partners' per barrel fee is escalated annually for increases in inflation. El Paso Corporation's subsidiary will bear substantially all of the risks and rewards associated with changes in the commodity prices for NGLs.

     El Paso Energy Partners' offshore oil pipeline systems were built as a result of the need for additional crude oil capacity to transport new deepwater oil production to shore. El Paso Energy Partners' principal competition includes other oil pipeline systems, built, owned and operated by producers to handle their own production and, as capacity is available, production for others. El Paso Energy Partners' oil pipelines compete for new production on the basis of geographic proximity to the production, cost of connection, available capacity, transportation rates and access to onshore markets. In addition, the ability of El Paso Energy Partners' pipelines to access future reserves will be subject to its ability, or the producers' ability, to fund the significant capital expenditures required to connect to the new production.

     A substantial portion of the revenues generated by El Paso Energy Partners' offshore pipelines systems are attributed to production from reserves committed under long-term contracts for the productive life of the relevant field. Nonetheless, these reserves and other reserves that may become available to El Paso Energy Partners' pipeline systems are depleting assets and will be produced over a finite period. Each of El Paso Energy Partners' pipeline systems must access additional reserves to offset the natural decline in production from existing connected wells or the loss of any other production to a competitor. Furthermore, the rates El Paso Energy Partners charges for its services are dependent on the quality of the service required by the customer, and the amount and term of the reserve commitment by the customer. A majority of El Paso Energy Partners' offshore arrangements involve life-of-reserve commitments with both firm and interruptible components. Generally, El Paso Energy Partners receives a price per barrel of oil or water handled.

  REGULATORY ENVIRONMENT

     El Paso Energy Partners' offshore oil pipeline systems are subject to regulation under the Outer Continental Shelf Lands Act, which calls for nondiscriminatory transportation on pipelines operating in the outer continental shelf region of the Gulf of Mexico. All of El Paso Energy Partners' oil pipeline systems are subject to the National Environmental Policy Act and other environmental legislation. Each of the oil pipeline systems has a continuing program of inspection designed to keep all of El Paso Energy Partners' facilities in compliance with pollution control and pipeline safety requirements. El Paso Energy Partners believes that its oil pipeline systems are in compliance with the applicable requirements of these regulations.

     In August 2002, the FERC issued an order requiring that all arrangements concerning the cash management or money pool arrangements between a FERC regulated subsidiary and a non FERC regulated parent must be in writing, and set forth: the duties and responsibilities of cash management participants and administrators; the methods of calculating interest and for allocating interest income and expenses; and the restrictions on deposits or borrowings by money pool members. The NOPR also requires certain specified documentation for all deposits into, borrowings from, interest income from, and interest expenses related to, such arrangements. Finally, the NOPR proposes that as a condition of participating in a cash management or money pool arrangement, the FERC regulated entity must maintain a minimum proprietary capital balance of 30 percent, and its parent must maintain investment grade credit ratings. Comments on the NOPR are due on Thursday, August 22, 2002.

     Also on August 1, 2002, FERC's Chief Accountant issued, to be effective immediately, an Accounting Release providing guidance on how jurisdictional entities should account for money pool arrangements and the types of documentation that should be maintained for these arrangements. The Accounting Release sets forth the documentation requirements set forth in the NOPR for money pool arrangements, but does not address the requirements in the NOPR that as a condition for participating in money pool arrangements the FERC regulated entity must maintain a minimum proprietary capital balance of 30 percent and that the entity and its parent must have investment grade credit ratings. Requests for rehearing are due on September 3, 2002.

     El Paso Energy Partners' NGL assets located in Texas are regulated by the Railroad Commission of Texas.

     In addition, these assets are subject to extensive federal, state, and local laws and regulations governing environmental quality and pollution control. These assets have a continuing program of inspection designed to keep all of El Paso Energy Partners' assets in compliance with pollution control and pipeline safety requirements. EPN believes that these NGL assets are in compliance with the applicable requirements of these regulations.

     MAINTENANCE

     Each of El Paso Energy Partners' pipeline systems, its fractionation facilities and its processing facilities require regular maintenance. The interiors of the EPN Texas, Allegheny, Typhoon and Poseidon pipelines are maintained through the regular cleaning of the lines of liquids that collect in the pipelines. Corrosion inhibitors are also injected into all of the systems through the flow stream on a continuous basis. El Paso Energy Partners' Allegheny and Poseidon oil pipeline systems include platforms that are manned on a continuous basis. The personnel onboard these platforms are responsible for site maintenance, operations of the platform facilities, measurement of the oil stream at the source of production and corrosion control.

  PLATFORM SERVICES

     Offshore platforms are critical components of the offshore infrastructure in the Gulf of Mexico, supporting drilling and production operations, and therefore play a key role in the overall development of offshore oil and natural gas reserves. Platforms are used to:

     - interconnect the offshore pipeline grid;

     - provide an efficient means to perform pipeline maintenance;

     - locate compression, separation, production handling and other facilities; and

     - conduct drilling operations during the initial development phase of an oil and natural gas property.

     El Paso Energy Partners has interests in five multi-purpose offshore hub platforms in the Gulf of Mexico. These platforms were specifically designed to be used as deepwater hubs and production handling and pipeline maintenance facilities. Through these facilities, El Paso Energy Partners is able to provide a variety of midstream services to increase deliverability and attract

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

new volumes into El Paso Energy Partners' offshore pipeline systems. The following table and discussions describe El Paso Energy Partners' platforms.

                                       EAST     VIOSCA    SHIP    GARDEN   SHIP
                                      CAMERON   KNOLL    SHOAL    BANKS    SHOAL
                                        373      817     331(1)     72      332
                                      -------   ------   ------   ------   -----
Ownership interest..................    100%      100%     100%      50%     50%
In-service date.....................   1998      1995     1994     1995    1985
Water depth (in feet)...............    441       671      376      518     438
Acquired (A) or constructed (C).....      C         C        A        C       A
Approximate handling capacity:
  Natural gas (MMcf/d)..............    110       140       --       80     150
  Oil and condensate (MBbls/d)......      5         5       --       55      12

---------------

(1) The Ship Shoal 331 platform is currently used as a satellite landing area. All products transported to the Ship Shoal 331 platform are processed on the Ship Shoal 332 platform.

     East Cameron 373. The East Cameron 373 platform is located at the south end of the central leg of Shell's Stingray system. The platform serves as the host for Kerr-McGee Corporation's East Cameron Block 373 production and as the landing site for Garden Banks Blocks 108, 152 and 200 production.

     Viosca Knoll 817. The Viosca Knoll 817 platform is centrally located on the Viosca Knoll system. The platform serves as a base for landing deepwater production in the area, including ExxonMobil's, Shell's, and BP's Ram Powell development. A 7,000 horsepower compressor on the platform facilitates deliveries from the Viosca Knoll system to multiple downstream interstate pipelines. The platform is also used as a base for oil and natural gas production from El Paso Energy Partners' Viosca Knoll Block 817 lease.

     Ship Shoal 331. The Ship Shoal 331 platform is a production facility located approximately 75 miles off the coast of Louisiana. Pogo Producing Company has rights to utilize the platform pursuant to a production handling and use of space agreement.

     Garden Banks 72. The Garden Banks 72 platform is located at the south end of the eastern leg of Shell's Stingray system and serves as the western-most termination point of the Poseidon system. The platform serves as a base for landing deepwater production from Enterprise Oil Gulf of Mexico, Inc.'s and Devon Energy Inc.'s Garden Banks Block 161 development and Mariner Energy Inc.'s development in Garden Banks Block 73, and will serve as the host for Amerada Hess Corporation's Garden Banks 158 development. El Paso Energy Partners also uses this platform as the host for its Garden Banks Block 72 production and the landing site for production from its Garden Banks Block 117 lease located in an adjacent lease block.

     Ship Shoal 332. The Ship Shoal 332 platform serves as a major junction platform for pipelines in the Allegheny and Poseidon systems.

  MARKETS AND COMPETITION

     El Paso Energy Partners' platforms are subject to similar competitive factors as its pipeline systems. These assets generally compete on the basis of proximity and access to existing reserves and pipeline systems, as well as costs and rates. Furthermore, competitors to these platforms may possess greater technical skill and capital resources than does El Paso Energy Partners.

     For a discussion of El Paso Energy Partners' significant customers see the financial statements accompanying and incorporated by reference in this prospectus.

     MAINTENANCE

     Each of El Paso Energy Partners' platforms requires regular maintenance. The platforms are painted to the waterline every three to five years to prevent atmospheric corrosion. Corrosion protection devices are also fastened to platform legs below the waterline to prevent corrosion. Remotely operated vehicles or divers inspect the platforms below the waterline generally every five years. Most of El Paso Energy Partners' platforms are manned on a continuous basis. The personnel on board these platforms are responsible for site maintenance, operations of the platform facilities, measurement of the oil and natural gas stream at the source of production and corrosion control.

  NATURAL GAS STORAGE

     El Paso Energy Partners owns the Petal and Hattiesburg salt dome natural gas storage facilities located in Mississippi, which are strategically situated to serve the Northeast, Mid-Atlantic and Southeast natural gas markets. The two primary facilities, Petal and Hattiesburg, have a combined current working capacity of 12.65 Bcf, and are capable of delivering in excess of 1.2 Bcf/d of natural gas into five interstate pipeline systems: Transcontinental Gas Pipeline Company (Transco), Destin Pipeline, Gulf South Pipeline, Southern Natural Gas Pipeline and Tennessee Gas Pipeline. Each of these facilities is capable of making deliveries at the high rates necessary to satisfy peaking requirements in the electric generation industry.

     The Hattiesburg facility is comprised of 73 acres outside of Hattiesburg, Mississippi, and consists of three salt caverns with a working gas capacity of approximately 4.0 Bcf. The Hattiesburg facility has an injection capacity in excess of 175 MMcf/d of natural gas and a withdrawal capacity in excess of 400 MMcf/d of natural gas. The Hattiesburg capacity is currently fully subscribed, primarily with long-term contracts expiring between 2005 and 2006. The Petal facility is comprised of 16.5 acres, is less than one mile from the Hattiesburg facility and consists of two high-deliverability natural gas storage caverns with a working gas capacity of approximately 8.65 Bcf. The Petal facility is designed to deliver in excess of 8 Bcf/d of ten-day storage services with the capability of being refilled in 20 days. The Petal capacity is currently fully subscribed, with 7.0 Bcf dedicated under a 20-year fixed-fee contract to a subsidiary of The Southern Company, one of the largest producers of electricity in the United States, and the remainder subscribed primarily with short-term contracts. The ability of the facilities to handle these high levels of injections and withdrawals of natural gas makes the facilities well suited for customers who desire the ability to meet short duration load swings and to cover major supply interruption events, such as hurricanes and temporary losses of production. The high injection and withdrawal rates also allow customers to take advantage of price savings in natural gas by allowing for quick delivery. The characteristics of the salt domes at the facilities permit sustained periods of high delivery, the ability to quickly switch from full injection to full withdrawal and the ability to provide an impermeable storage medium.

     As a result of its acquisition of the EPN Holding assets, El Paso Energy Partners has the exclusive right to use the Wilson natural gas storage facility, located in Wharton County, Texas, under an operating lease that expires in January 2008. The facility has a current working gas capacity of approximately 7 Bcf.

     MARKETS AND COMPETITION

     Competition for natural gas storage is primarily based on location and the ability to deliver natural gas in a timely and reliable manner. El Paso Energy Partners' Petal and Hattiesburg natural gas storage facilities are located in an area in Mississippi that can effectively service the Northeastern, Mid-Atlantic and Southeastern natural gas markets, and the facilities have the ability to deliver all of their stored natural gas within a short timeframe. El Paso Energy Partners' natural gas storage facilities compete with other means of natural gas storage, including other salt dome storage facilities, depleted reservoir facilities, liquified natural gas and pipelines.

     Most of the capacity relating to the Petal facility is dedicated under a 20-year, fixed-fee contract. Most of the contracts relating to the Hattiesburg facility are long-term, expiring between 2005 and 2006. El Paso Energy Partners believes that the existence of these long-term contracts for storage and the location of its natural gas storage facilities should allow it to compete effectively with other companies who provide natural gas storage services. El Paso Energy Partners believes that many of its natural gas storage contracts will be renewed, although it also expects that once these firm storage contracts have expired, it will experience greater competition for providing storage services. The competition El Paso Energy Partners experiences will be dependent upon the nature of the natural gas storage market existing at that time. In addition to long-term contracts, El Paso Energy Partners actively markets interruptible storage services at the Petal facility to enhance its revenue generating ability beyond the firm storage contracts.

     REGULATORY ENVIRONMENT

     El Paso Energy Partners' Hattiesburg facility is a regulated utility under the jurisdiction of the Mississippi Public Service Commission. Accordingly, the rates charged for natural gas storage services are subject to approval from this agency. The present rates of the firm long-term contracts for natural gas storage in the Hattiesburg facility were approved in 1990. A portion of its natural gas storage business is also subject to a limited jurisdiction certificate issued by FERC. The certificate authorizes El Paso Energy Partners to provide natural gas storage services that may be ultimately consumed outside of Mississippi. El Paso Energy Partners' Petal facility is subject to regulation under the Natural Gas Act of 1938, as amended, and to the jurisdiction of FERC. The Petal facility currently holds certificates of public convenience and necessity that permit it to charge market based rates. The natural gas pipeline industry has historically been heavily regulated by federal and state government and El Paso Energy Partners cannot predict what further actions FERC, state regulators, or federal and state legislators may take in the future.

     In September 2001, FERC issued a NOPR that proposes to apply the standards of conduct governing the relationship between interstate pipelines and marketing affiliates to all energy affiliates. Since Petal is an interstate facility as defined by the Natural Gas Act, the proposed regulations, if adopted by FERC, would dictate how Petal conducts business and interacts with all energy affiliates of El Paso Corporation and El Paso Energy Partners. El Paso Energy Partners cannot predict the outcome of the NOPR, but adoption of the regulations in substantially the form proposed would, at a minimum, place administrative and operational burdens on El Paso Energy Partners. Further, more fundamental changes could be required such as a complete organizational separation or sale of Petal.

     The Wilson natural gas storage facility is regulated by the Railroad Commission of Texas.

  OTHER

     Currently, El Paso Energy Partners owns interests in five oil and natural gas properties located in waters offshore of Louisiana. Production is gathered, transported and processed through El Paso Energy Partners' pipeline systems and platform facilities, and sold to various third Parties and subsidiaries of El Paso Corporation. El Paso Energy Partners is reducing its oil and natural gas production activities due to these activities' higher risk profile, including risks associated with finding production and commodity prices. El Paso Energy Partners disposed of its overriding royalty interest in the Prince Field in connection with its EPN Holding acquisition.

     PRODUCING PROPERTIES

     El Paso Energy Partners did not drill any exploratory or developmental wells in 2001 or 2000 and does not plan to drill any exploratory wells in 2002. One developmental oil well was drilled during 1998. In addition, El Paso Energy Partners participated through its 38% non-operating working interest in a developmental well at West Delta Block 35 in 2001.

                               GARDEN      GARDEN       GARDEN        VIOSCA         WEST
                               BANKS        BANKS        BANKS        KNOLL          DELTA
                              BLOCK 72   BLOCK 73(1)   BLOCK 117   BLOCK 817(2)   BLOCK 35(3)
                              --------   -----------   ---------   ------------   -----------
Working interest............      50%         --            50%          100%           38%
Net revenue interest........    40.2%        2.5%         37.5%           80%         29.8%
In-service date.............    1996        2000          1996          1995          1993
Net acres...................   2,880          --         2,880         5,760         1,894
Distance offshore (in
  miles)....................     120         115           120            40            10
Water depth (in feet).......     518         743         1,000           671            60
Producing wells.............       5           1             2             7             3
Cumulative production:
  Natural gas (MMcf)........   4,565         219         2,056        61,589         2,174
  Oil (MBbls)...............   1,387          --         1,146           142            14

---------------

(1) El Paso Energy Partners owns a 2.5% overriding interest in Garden Banks Block 73, which began producing in mid-2000.

(2) El Paso Energy Partners' working interest in Viosca Knoll Block 817 is subject to a production payment that entitles holders to 25% of the proceeds from the production attributable to this working interest (after deducting all leasehold operating expenses, including platform access and production handling fees) until the holders have received the aggregate sum of $16 million. At December 31, 2001, the unpaid portion of the production payment obligation totaled $9.4 million.

(3) The West Delta Block 35 field commenced production in 1993, but El Paso Energy Partners' interest in this field was acquired in connection with El Paso Corporation's acquisition of El Paso Energy Partners' general partner in 1998. Production data is for the period from August 1998.

     Acreage and Wells. The following table sets forth El Paso Energy Partners' developed and undeveloped oil and natural gas acreage as of December 31, 2001. Undeveloped acreage refers to those lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas, regardless of whether or not such acreage contains proved reserves. Gross acres in the following table refer to the number of acres in which a working interest is owned directly by El Paso Energy Partners. The number of net acres is El Paso Energy Partners' fractional ownership of the working interest in the gross acres.

                                                              GROSS     NET
                                                              -----     ---
Developed acreage...........................................   4,872    3,576
Undeveloped acreage.........................................  23,153   14,518
                                                              ------   ------
  Total acreage.............................................  28,025   18,094
                                                              ======   ======

     El Paso Energy Partners' gross and net ownership in producing wells in which it directly owns a working interest at December 31, 2001, is as follows:

                                                              GROSS   NET
                                                              -----   ---
Natural gas.................................................  11.0     8.6
Oil.........................................................   6.0     3.0
                                                              ----    ----
  Total.....................................................  17.0    11.6
                                                              ====    ====

     NET PRODUCTION, UNIT PRICES AND PRODUCTION COSTS

     The following table sets forth information regarding the production volumes of, average unit prices received for, and average production costs for El Paso Energy Partners' oil and natural gas properties for the years ended December 31:

                                     OIL (MBBLS)             NATURAL GAS (MMCF)
                               ------------------------   -------------------------
                                2001     2000     1999     2001     2000     1999
                                ----     ----     ----     ----     ----     ----
Net production(1)............     343      295      357    4,038    7,185    12,211
Average sales price(1).......  $23.47   $25.26   $14.32   $ 4.52   $ 1.86   $  2.02
Average production
  costs(2)...................  $ 7.59   $ 7.82   $ 2.38   $ 1.26   $ 1.30   $  0.40

---------------

(1) The information regarding net production and average sales prices excludes overriding royalty interests. Average realized oil and natural gas sales prices for 2000 and 1999 were impacted by hedging activities.

(2) The components of average production costs, which consist of operating expenses per unit of oil or natural gas produced, may vary substantially among wells depending on the methods of recovery employed and other factors, but generally include third party transportation expenses, maintenance and repair, labor and utilities costs. The increase in per unit production costs from 1999 to 2000 was a result of production decline coupled with higher offshore oil and gas field servicing and production costs.

     The relationship between average sales prices and average production costs depicted by the table above is not necessarily indicative of true results of operations. For a discussion of oil and natural gas reserve information and estimated future net cash flows, see Item 8, Financial Statements and Supplementary Data, Note 16 to El Paso Energy Partners' Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference herein.

  REGULATORY ENVIRONMENT

     El Paso Energy Partners' production and development operations are subject to regulation at the federal and state levels. Regulated activities include:

     - requiring permits for the drilling of wells;

     - maintaining bonds and insurance requirements in order to drill or operate wells;

     - drilling and casing wells;

     - the surface use and restoring of properties upon which wells are drilled; and

     - plugging and abandoning of wells.

     El Paso Energy Partners' production and development operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units, the density of wells that may be drilled, the levels of production, and the pooling of oil and natural gas properties.

     El Paso Energy Partners presently has interests in, or rights to, offshore leases located in federal waters. Federal leases are administered by the Minerals Management Service, or MMS. Individuals and entities must qualify with the MMS prior to owning and operating any leasehold or right-of-way interest in federal waters. Qualification with the MMS generally involves filing certain documents and obtaining an area-wide performance bond and/or supplemental bonds representing security for facility abandonment and site clearance costs.

     MARKETS AND COMPETITION

     El Paso Energy Partners is reducing its oil and natural gas production activities due to its higher risk profile, including risks associated with finding production and commodity prices. Accordingly, El Paso Energy Partners' focus is to maximize the production from its existing portfolio of oil and natural gas properties. As a result, the competitive factors that would normally impact exploration and production activities are not as pertinent to its operations. However, the oil and natural gas industry is intensely competitive, and El Paso Energy Partners competes with a substantial number of other companies, including many with larger technical staffs and greater financial and operational resources in terms of accessing transportation, hiring personnel, marketing production and withstanding the effects of general and industry-specific economic changes.

     OPERATING ENVIRONMENT

     El Paso Energy Partners' oil and natural gas production operations are subject to all of the operating risks normally associated with the production of oil and natural gas, including blowouts, cratering, pollution and fires, each of which could result in damage to life or property. Offshore operations are subject to usual marine perils, including hurricanes and other adverse weather conditions, and governmental regulations, including interruption or termination by governmental authorities based on environmental and other considerations. In accordance with customary industry practices, El Paso Energy Partners maintains broad insurance coverage with respect to potential losses resulting from these operating hazards.

  MAJOR ENCUMBRANCES

     Substantially all of El Paso Energy Partners' assets and the assets of its subsidiaries other than its unrestricted subsidiaries, together with El Paso Energy Partners' general partner's 1% general partner interest and its general and administrative services agreement, are pledged as collateral under El Paso Energy Partners' revolving credit facility. The subsidiaries of El Paso Energy Partners that own the EPN Holding assets are unrestricted subsidiaries, and have pledged all of their assets as collateral under the EPN Holding credit agreement. In addition, Poseidon, a joint venture of El Paso Energy Partners, currently has a credit facility or credit agreement under which substantially all of its assets are pledged.

  EMPLOYEES

     None of us, El Paso Energy Partners or El Paso Energy Partners Company has any employees. As discussed under "Business -- El Paso Energy Partners Management," El Paso Energy Partners Company will delegate to us, pursuant to the delegation agreement, substantially all of the responsibility for the day-to-day management and operation of El Paso Energy Partners. El Paso Energy Partners Company will, however, retain certain functions and approval rights over the operations of El Paso Energy Partners. To fulfill our management obligations, we will enter into agreements with El Paso Corporation and some of its subsidiaries to provide us with the necessary services and support personnel. El Paso Energy Partners reimburses its general partner, and will reimburse us, for all reasonable general and administrative expenses and other reasonable expenses incurred by us or El Paso Energy Partners' general partner and its affiliates for, or on behalf of, El Paso Energy Partners', including expenses incurred by the general partner under the general and administrative services agreement and by us under the delegation agreement. We will become a party to the general and administrative agreement upon the closing of this offering.

                           DESCRIPTION OF OUR SHARES

     The following is a summary of the principal documents that relate to our shares, as well as documents that relate to the i-units we will purchase upon completion of the offering. Copies of those documents are on file with the SEC as part of our registration statement. Please read "Where You Can Find Additional Information" for information on how to obtain copies. You should refer to the provisions of each of the following agreements because they, and not this summary, will govern your rights as a holder of shares. These agreements include:

     - our limited liability company agreement, which provides for the issuance of the shares, distributions, limited voting rights and the indemnification of us by El Paso Energy Partners and El Paso Energy Partners Company;

     - the El Paso Corporation purchase provisions, which are part of our limited liability company agreement and which provide for the purchase of our shares by El Paso Corporation in the limited circumstances set forth in our limited liability company agreement;

     - the El Paso Corporation tax indemnification agreement, which generally provides that El Paso Corporation will indemnify us for any tax liability attributable to our formation or our management of the business and affairs of El Paso Energy Partners and for any taxes arising out of a transaction involving the i-units to the extent the transaction does not generate sufficient cash to pay such taxes;

     - the El Paso Energy Partners limited partnership agreement which establishes the i-units as a class and specifies the relative rights and preferences of the i-units; and

     - the delegation agreement, which delegates to us substantially all of El Paso Energy Partners Company's power and authority to manage the business and affairs of El Paso Energy Partners, subject to the right of the general partner of El Paso Energy Partners to approve specified actions.

DISTRIBUTIONS

     Under the terms of our limited liability company agreement:

     - we will only make distributions to owners of shares in additional shares or fractions of shares, except in connection with our liquidation or after all of our shares have been acquired by El Paso Corporation;

     - we will calculate the fraction of an additional share to be distributed each quarter per outstanding share by dividing:

      - the amount of the cash distribution made by El Paso Energy Partners on each common unit for that quarter; by

      - the average market price of a share during the ten consecutive trading days preceding the date on which the shares begin to trade ex-dividend under the rules of the principal exchange on which they are listed;

     - we will make our distributions of shares at the same time as El Paso Energy Partners makes its quarterly distributions of cash to owners of common units; and

     - we will simultaneously make a distribution of an equivalent fraction of a voting share on each voting share or fraction of a voting share owned by the general partner of El Paso Energy Partners.

     When El Paso Energy Partners makes its quarterly distribution on its common units, the number of i-units we own will also automatically increase under the provisions of the El Paso

Energy Partners partnership agreement with the result that the number of i-units we own will equal the number of our shares and voting shares that are then outstanding.

     El Paso Energy Partners has been distributing all of its "available cash" to its general partner and common unitholders of record on the applicable record date within approximately 45 days after the end of each quarter. "Available cash" is defined in the partnership agreement of El Paso Energy Partners, and it generally means, for any calendar quarter, all cash received by El Paso Energy Partners from all sources, plus net reductions to cash reserves, less all of its cash disbursements and net additions to cash reserves. On May 15, 2002, El Paso Energy Partners made a quarterly distribution to owners of its common units of $0.65 per common unit, or $2.60 on an annual basis.

     Concurrently with the closing of this offering, El Paso Energy Partners' partnership agreement will be amended to provide for distributions of cash with respect to common units, Series B preference units and the general partner interest and for our ownership of additional i-units (by means of a split) after each such distribution, except in the event of a liquidation or dissolution. As a result of these amendments, El Paso Energy Partners will make non-liquidating distributions in cash to owners of common units and, as applicable, of Series B preference units and to the general partner and, instead of receiving cash distributions, the number of i-units we own will increase with the result that the number of i-units we own will equal the number of our shares and voting shares that are then outstanding.

     We also will distribute additional shares to owners of our shares if owners of common units receive a cash distribution or other cash payment on their common units other than a regular quarterly distribution. In that event, we will distribute on each share that fraction of a share determined as described above.

     Our limited liability company agreement provides that we may not declare any distribution on our shares after El Paso Corporation gives notice to us that it has elected to purchase our shares under the terms of the purchase provisions.

     There will be no public market for trading fractional shares. No fraction of a share can be traded on any exchange on which our shares are listed until a holder acquires the remainder of the fraction and has a whole share.

     The term "average market price" is used above in connection with the share distributions and it is used below in connection with the purchase of our shares by El Paso Corporation. When we refer to the average market price of a share or a common unit, we mean the average closing price of a share or common unit during the ten consecutive trading days prior to the determination date but not including that date, unless a longer or shorter number of trading days is expressly noted.

     The "closing price" of securities on any day means:

     - for securities listed on a national securities exchange, the last sale price for that day, regular way, or, if there are no sales on that day, the average of the closing bid and asked prices for that day, regular way, in either case as reported in the principal composite transactions reporting system for the principal United States national securities exchange on which the securities are listed;

     - if the securities are not listed on a United States national securities exchange on that day, the last quoted price on that day, or, if no price is quoted, the average of the high bid and low asked prices on that day, each as reported by the NASDAQ;

     - if on that day the securities are not so quoted, the average of the closing bid and asked prices on that day furnished by a professional market maker in the securities selected by our board of directors (or, in the cases of purchases of our shares by El Paso

       Corporation as described under "-- Special Purchase Events" or "Optional Purchase Events," the board of directors of El Paso Corporation); or

     - if on that day no market maker is making a market in the securities, the fair value of the securities as determined by our board of directors (or, in the cases of purchases of our shares by El Paso Corporation as described under "-- Special Purchase Events," or "-- Optional Purchase Events," the board of directors of El Paso Corporation).

     A "trading day" for securities means a day on which:

     - the principal United States national securities exchange on which the securities are listed is open for business, or

     - if the securities are not listed on any United States national securities exchange, a day in which banking institutions in New York, New York generally are open.

     Distributions will be made in accordance with the distribution standards of the principal national securities exchange on which our shares are listed or admitted to trading from time to time.

COVENANTS

     Our limited liability company agreement provides that our activities will be limited to owning limited partnership interests in and managing the business and affairs of El Paso Energy Partners and its subsidiaries. It also requires that our issuance of classes of shares, other than the class of shares being sold in this offering and the class of voting shares currently owned by El Paso Energy Partners Company, be approved by the owners of our outstanding shares and further includes covenants that prohibit us from:

     - using the proceeds from our sale of shares in this offering other than for the purchase of i-units from El Paso Energy Partners and to compensate El Paso Corporation for its tax indemnity obligations;

     - borrowing money or issuing debt;

     - selling, pledging or otherwise transferring any i-units;

     - issuing options, warrants or other securities entitling the holder to purchase our shares;

     - purchasing any of our shares, including voting shares; or

     - liquidating, merging or recapitalizing.

These covenants and other matters can be amended, waived or approved, as applicable, with the approval of the owners of our shares as described under "-- Limited Voting Rights" below.

     Additionally, under our limited liability company agreement, except as provided below, El Paso Corporation has agreed that neither it nor any of its affiliates will take any action that would result in El Paso Corporation and its affiliates ceasing to be the beneficial owners of more than 50% of the total voting power of the general partner of El Paso Energy Partners, unless:

     - prior to taking such action it has notified us and El Paso Energy Partners that, upon the occurrence of such action, El Paso Corporation will acquire all of our shares as more fully described under "-- Special Purchase Events" below; or

     - following the occurrence of such action another person will become the beneficial owner of more than 50% of the total voting power of the general partner of El Paso Energy Partners, and such person:

      - is organized under the laws of a state in the United States;

      - has long term unsecured debt with an investment grade credit rating as determined by Moody's Investor Services, Inc. and Standard & Poor's Rating Service immediately prior to the closing of the transaction; and

      - assumes all of El Paso Corporation's obligations under the tax indemnification agreement.

     El Paso Energy Partners Company, the general partner of El Paso Energy Partners, has guaranteed El Paso Energy Partners' $600 million revolving credit facility, which matures in May 2004. El Paso Energy Partners Company secured that guarantee by granting to the lenders a lien on the general partnership interests. Neither the grant of that lien nor a foreclosure or a settlement with respect to that lien would be a violation of El Paso Corporation's covenant under our limited liability agreement. However, any future grant of a lien on the general partnership interest in connection with extending or replacing that revolving credit facility or in connection with any other credit facility that results in El Paso Corporation and its affiliates ceasing to be beneficial owners of more than 50% of the total voting power of the general partner would be a breach of El Paso Corporation's covenant, unless the conditions stated above are satisfied.

     This covenant can be amended or waived with the approval of the owners of our shares as described under "-- Limited Voting Rights" below.

     Upon the closing of this offering, the El Paso Energy Partners partnership agreement will be amended to provide that El Paso Energy Partners will not:

     - issue any of its i-units to any person other than us;

     - except in liquidation, make a distribution on an i-unit other than in additional i-units or a security that has in all material respects the same rights and privileges as the i-units;

     - make a distribution on a common unit other than in cash, additional common units or a security that has in all material respects the same rights and privileges as the common units;

     - make a tender offer for common units unless the consideration payable in such tender offer:

      -- is exclusively cash; and

      -- together with any cash payable in respect of any other tender offer by El Paso Energy Partners for the common units concluded within the preceding 360 days and the aggregate amount of any cash distributions to all owners of common units made within the preceding 360-day period is less than 12% of the aggregate average market value of all classes of units of El Paso Energy Partners determined on the trading day immediately preceding the commencement of the tender offer;

     - allow an owner of common units to receive any consideration other than cash, common units or a security that has in all material respects the same rights and privileges as the common units, or allow us, as the owner of the i-units, to receive any consideration other than additional i-units or a security that has in all material respects the same rights and privileges as the i-units, in either case, in a:

      -- merger transaction, if the unitholders of El Paso Energy Partners immediately prior to the transaction own more than 50% of the common equity securities of the survivor immediately after the transaction; or
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      -- recapitalization, reorganization or similar transaction;

     - be a party to a merger, sell all or substantially all of its assets to another person or enter into similar transactions if:

      -- the survivor of the merger or the other person is to be controlled by El Paso Corporation or its affiliates after the transaction; and

      -- the transaction would result in the occurrence of a special purchase event described under "-- Special Purchase Events" below; or

     - take any action that would result in the occurrence of either of the events described below, unless prior to the occurrence of the event El Paso Corporation has notified us and El Paso Energy Partners that upon the occurrence of the event El Paso Corporation will acquire all of our outstanding shares as more fully described under "-- Special Purchase Events" below:

      -- aggregate distributions or other payments by El Paso Energy Partners on each common unit, other than in common units or in securities that have in all material respects the same rights and privileges as common units but including pursuant to an issuer tender offer by El Paso Energy Partners, during a 360-day period exceeding 50% of the average market price of a common unit for the ten-trading day period ending on the trading day immediately prior to the beginning of that 360-day period;

      -- the merger of El Paso Energy Partners with another entity where El Paso
         Energy Partners is not the surviving entity, or the sale of all or substantially all of El Paso Energy Partners' assets, unless in the transaction:

        - the only consideration that we receive in exchange for our i-units is a security that has in all material respects the same rights and privileges as the i-units; and

        - the only consideration that the owners of common units receive in exchange for their common units is a security that has in all material respects the same rights and privileges as the common units and/or cash, and the amount of cash received per common unit does not exceed 33 1/3% of the average market price of a common unit for the ten-trading day period ending on the trading day immediately prior to the date of execution of the definitive agreement for the transaction.

These covenants can be amended or waived with the approval of the owners of the i-units as described under "-- Limited Voting Rights" below.

SPECIAL PURCHASE EVENTS

  GENERAL

     Under the terms of the El Paso Corporation purchase provisions, El Paso Energy Partners has agreed that it will not take any action that would result in the occurrence of either of the events described in (1) or (2) below and El Paso Corporation has agreed that it will not take any action that would result in the occurrence of the event described in (3) below unless prior to the occurrence of any such event, El Paso Corporation has notified us and El Paso Energy Partners that upon the occurrence of such event El Paso Corporation will purchase all of our outstanding shares.

     These special purchase events include:

     (1) aggregate distributions or other payments by El Paso Energy Partners on each common unit, other than in common units or in securities which have in all material respects the same rights and privileges as common units but including pursuant to an issuer tender offer by El Paso Energy Partners, during a 360-day period exceeding 50% of the

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         average market price of a common unit during the ten trading days ending on the trading day immediately prior to the beginning of that 360-day period;

     (2) the merger of El Paso Energy Partners with another entity where El Paso Energy Partners is not the surviving entity, or the sale of all or substantially all of El Paso Energy Partners' assets, unless in the transaction:

        - the only consideration that we receive in exchange for our i-units is a security that has in all material respects the same rights and privileges as the i-units; and

        - the only consideration that the owners of common units receive in exchange for their common units is a security that has in all material respects the same rights and privileges as the common units and/or cash, and the amount of cash received per common unit does not exceed 33 1/3% of the average market price of a common unit for the ten trading day period ending on the trading day immediately prior to the date of execution of the definitive agreement for the transaction; or

     (3) El Paso Corporation or its affiliates taking any action that would result in El Paso Corporation and its affiliates ceasing to be the beneficial owners, as defined in Rule 13d-3 and 13d-5 under the Securities Exchange Act of 1934, of more than 50% of the total voting power of the general partner of El Paso Energy Partners, unless following the occurrence of such action, another person will become the beneficial owner of more than 50% of the total voting power of the general partner of El Paso Energy Partners, and such person:

        - is organized under the laws of a state in the United States;

        - has long term unsecured debt with an investment grade credit rating, as determined by Moody's Investor Services, Inc. and Standard & Poor's Rating Service, immediately prior to the closing of the transaction; and

        - assumes all obligations of El Paso Corporation under the purchase provisions and the tax indemnification agreement.

     If El Paso Corporation elects to purchase our shares upon the occurrence of a special purchase event, the purchase price for the shares will be equal to the higher of the average market price of the shares and the common units as determined for a ten-trading day period ending on the trading day immediately prior to the date of the applicable event.

  PROCEDURE

     Within three business days following the occurrence of any special purchase event with respect to which El Paso Corporation has elected to purchase our shares, El Paso Corporation will mail to each holder of record of the shares a notice stating, among other things:

     - that a special purchase event has occurred and that El Paso Corporation will purchase such holder's shares for the purchase price described above;

     - the dollar amount per share of the purchase price;

     - the circumstances and relevant facts regarding the special purchase event;

     - the purchase date, which shall be no later than five business days from the date such notice is mailed; and

     - the instructions a holder must follow in order to have its shares purchased.

     On or prior to the date of the purchase, El Paso Corporation will irrevocably deposit with the transfer agent funds sufficient to pay the purchase price. Following the purchase date, a share

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owned by any person other than El Paso Corporation and its affiliates will only represent the right to receive the purchase price.

     For purposes of the purchase provisions, which are part of our limited liability company agreement, El Paso Corporation will be deemed to include El Paso Corporation, its successors by merger, and any entity that succeeds to El Paso Corporation's obligations and rights under the purchase provisions and the tax indemnification agreement in connection with an acquisition of all or substantially all of the assets of El Paso Corporation.

     El Paso Corporation will comply with Rule 13e-3 under the Securities Exchange Act of 1934 in connection with the occurrence of a special purchase event.

     The ability of El Paso Corporation to purchase our outstanding shares upon the occurrence of a special purchase event depends upon El Paso Corporation's financial ability to meet its obligations. Even after El Paso Corporation elects to purchase our outstanding shares in connection with a special purchase event, it is not required to elect to secure its purchase obligations or comply with any financial covenants to ensure performance of these obligations. If El Paso Corporation elects to purchase our shares upon the occurrence of a special purchase event but fails to do so, shareholders would be required to institute a cause of action and obtain a judgment of repayment against El Paso Corporation in order to enforce their rights.

OPTIONAL PURCHASE EVENTS

  GENERAL

     The El Paso Corporation purchase provisions, which are part of our limited liability company agreement, provide that if at any time El Paso Corporation and its affiliates own 80% or more of our shares, El Paso Corporation has the right, which it may assign to any of its affiliates, to purchase all, but not less than all, of our shares not owned by it or its affiliates. El Paso Corporation can exercise its right to make that purchase by giving notice to the transfer agent for the shares of its election to make the purchase not less than ten days and not more than 60 days prior to the date that it selects for the purchase. We will cause the transfer agent to mail the notice of the purchase to the record holders of the shares.

     The price at which El Paso Corporation may make an optional purchase in this circumstance is equal to 110% of the higher of:

     - the average closing price for our shares for the ten consecutive trading days ending on the fifth trading day prior to the date the notice of the purchase is given; and

     - the highest price El Paso Corporation or any of its affiliates paid for the shares during the 90 days prior to the date the notice of purchase is given.

     Our limited liability company agreement and El Paso Energy Partners' partnership agreement each provides that if at any time El Paso Corporation and its affiliates own 85% or more of the common units and our shares on a combined basis, then El Paso Corporation has the right to purchase all, but not less than all, of our shares but only if the general partner of El Paso Energy Partners elects to purchase all, but not less than all, of the common units not owned by it or its affiliates.

     The price at which El Paso Corporation may make an optional purchase in this circumstance is equal to the highest of:

     - the average closing price of our shares or the common units, whichever is higher, for the 20 consecutive trading days ending on the fifth trading day prior to the date on which the notice of the purchase is given; and

     - the highest price El Paso Corporation or any of its affiliates paid either for our shares or the common units during the 90 days prior to the giving of the notice of purchase.

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     El Paso Corporation and its affiliates currently own approximately 26.5% of the common units. Following this offering, El Paso Corporation and its affiliates are expected to own 26.5% of our shares.

  PROCEDURE

     El Paso Corporation may exercise its right to make the optional purchase in either circumstance by giving notice to the transfer agents for our shares and El Paso Energy Partners' common units of its election to make the optional purchase not less than ten days and not more than 60 days prior to the date which it selects for the purchase. We and El Paso Corporation or the general partner of El Paso Energy Partners also will cause the transfer agents to mail a notice of the purchase to the record holders of our shares and El Paso Energy Partners' common units.

     If El Paso Corporation elects to purchase our shares or if El Paso Corporation and the general partner of El Paso Energy Partners, respectively, elect to purchase our shares and El Paso Energy Partners' common units, El Paso Corporation will deposit the aggregate purchase price for our shares or the combination of our shares and El Paso Energy Partners' common units, as the case may be, with the respective transfer agents. On and after the date set for the purchase, the holders of our shares and El Paso Energy Partners' common units, as the case may be, will have no rights as holders of shares or common units, except to receive the purchase price, and their shares or common units will be deemed to be transferred to El Paso Corporation for all purposes.

     El Paso Corporation will comply with Rule 13e-3 under the Securities Exchange Act of 1934 if it makes an optional purchase.

LIMITED VOTING RIGHTS

  NO RIGHT TO VOTE TO ELECT DIRECTORS

     Owners of the class of shares being sold in this offering will have no right to elect our directors. El Paso Energy Partners Company owns all of our voting shares, which are the only class of shares that are entitled to vote to elect our directors.

  ACTIONS REQUIRING VOTE OF OWNERS OF OUR SHARES

     Owners of the class of shares being sold in this offering, other than El Paso Energy Partners Company and its affiliates, may vote on the matters discussed below, and we, or El Paso Corporation, as the case may be, may take action in connection with these matters only after obtaining the approval of the percentage of our outstanding shares required for each matter.

     The following matters require the approval of a majority of the outstanding shares of the class being sold in this offering:

     - an amendment or waiver of our covenants prohibiting us from:

      - using the proceeds from our sale of shares in this offering other than for the purchase of i-units from El Paso Energy Partners and the tax indemnity obligations from El Paso Corporation;

      - borrowing money or issuing debt;

      - selling, pledging or transferring any i-units;

      - issuing options, warrants or other securities entitling the holder to purchase our shares;

      - purchasing our shares; or

      - liquidating, merging or recapitalizing; and

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     - an amendment or waiver of El Paso Corporation's covenant regarding it and its affiliates' continued ownership of more than 50% of the total voting power of the general partner of El Paso Energy Partners.

     On some matters, the approval of a majority of a quorum of the outstanding shares of the class being sold in this offering is required. Our limited liability company agreement provides that the holders of a majority of outstanding shares of the class being sold in this offering who are present at a meeting in person or by proxy constitutes a quorum. These matters include:

     - a proposed issuance of any new class of our shares; and

     - amendments to our limited liability company agreement, including the purchase provisions, the tax indemnification agreement and the delegation agreement, but only if the amendment would have a material adverse effect on us or the owners of our shares, as determined in the sole discretion of our board of directors, or would reduce the time for any notice to which the holders of our shares may be entitled.

     Additionally, our dissolution requires the approval of either:

     - the owner of our voting shares and a majority of the outstanding shares of the class being sold in this offering; or

     - two-thirds of the outstanding shares of the class being sold in this offering.

     We will also submit to a vote of the owners of our shares, including our voting shares, any matter submitted to us by El Paso Energy Partners for a vote of i-units. We will vote our i-units in proportion to the number of votes the owners of our shares, including our voting shares, cast for or against a proposal. Under the terms of the El Paso Energy Partners partnership agreement, the i-units are entitled to vote on all matters on which the common units are entitled to vote. In general, the i-units and common units will vote together as a single class, with each i-unit and common unit having one vote.

     The i-units, however, are entitled to vote as a separate class on some matters. El Paso Energy Partners may take action in connection with such matters only after obtaining the approval of the percentage of outstanding i-units required for each matter, other than the number of i-units equal to the number of our shares and voting shares owned by the general partner of El Paso Energy Partners and its affiliates, voting as a separate class.

     The following matters require the approval of a majority of the outstanding i-units, voting as a separate class, which we will vote in accordance with the votes of the holders of our shares eligible to vote:

     - amendments to the El Paso Energy Partners partnership agreement that, in the sole discretion of the general partner of El Paso Energy Partners, would have a material adverse effect on the holders of the i-units in relation to the other classes of units;

     - amendments or waivers of covenants in the El Paso Energy Partners partnership agreement that were created for the benefit of the i-units, including covenants relating to the first two types of special purchase events described above under "-- Special purchase events," that are not permitted to be made by the general partner of El Paso Energy Partners alone;

     - the removal of the general partner of El Paso Energy Partners and the election of a successor general partner; and

     - the transfer by the general partner of El Paso Energy Partners of its general partner interest to a non-affiliated person and the admission of that person as a general partner of El Paso Energy Partners.

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     Additionally, any proposed action that would cause El Paso Energy Partners to be treated as a corporation for U.S. federal income tax purposes requires the approval of two-thirds of the outstanding i-units, including i-units corresponding to our shares and voting shares owned by the general partner and its affiliates, voting as a separate class.

  LIMITATIONS ON VOTING RIGHTS OF CERTAIN OWNERS OF OUR SHARES

     Our limited liability company agreement provides that any shares, including voting shares, owned by El Paso Energy Partners Company or its affiliates will not be entitled to vote on the following matters submitted by El Paso Energy Partners for a vote of the i-units:

     - the removal of the general partner of El Paso Energy Partners and the election of a successor general partner;

     - amendments or waivers of covenants in the El Paso Energy Partners' partnership agreement that were created for the benefits of the i-units, including covenants relating to the first two types of special purchase events described above under "-- Special purchase events," that are not permitted to be made by the general partner of El Paso Energy Partners alone;

     - the election of a successor general partner upon the voluntary withdrawal of the general partner of El Paso Energy Partners;

     - the transfer by the general partner of El Paso Energy Partners of its general partner interest to a non-affiliated person and the admission of that person as a general partner; and

     - amendments to the terms of the i-units that would have a material adverse effect on the i-units, as determined in the sole discretion of the general partner of El Paso Energy Partners.

     In addition, any person or group owning 20% or more of the aggregate number of issued and outstanding common units and our shares cannot vote the shares that they own on any matter. This limitation does not apply to El Paso Corporation and its affiliates although, as described above, there are a number of matters on which El Paso Corporation and its affiliates cannot vote the shares that they own.

     When the shares owned by El Paso Corporation and its affiliates, or by a person or group owning 20% or more of the aggregate number of common units and our shares, are not entitled to vote as described above, they will be treated as not outstanding. Therefore, they will not be included in the numerator of the number of shares voting for approval or the denominator of the number of shares outstanding in determining whether the required percentage has been voted to approve a matter. The same is true with respect to the i-units. In other words, in this circumstance a number of i-units equal to the number of our shares and voting shares not entitled to vote as described above will be treated as not outstanding and will not be included in the numerator or the denominator in determining if the required percentage of i-units or total units, as the case may be, has been voted to approve a matter.

  ACTIONS NOT REQUIRING THE VOTE OF OWNERS OF OUR SHARES

     Notwithstanding the voting provisions described above, we may take the following actions without obtaining approval of the owners of our shares:

     - make changes in the terms of our shares; and

     - make changes in the terms of our limited liability company agreement, including the purchase provisions, the tax indemnification agreement and the delegation agreement;

     that, in either case:

     - are necessary or desirable to meet the requirements of applicable securities and other laws and regulations and exchange rules;

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

     - are necessary to effect the intent of, or that are otherwise contemplated by, our limited liability company agreement; or

     - our board of directors determines in its sole discretion will not have a material adverse effect on the preferences or rights of our shares.

     Additionally, the agreements governing the terms of our shares provide that we are permitted, in the good faith discretion of our board, to amend the terms of the shares and these agreements without the approval of the holders of our shares to accommodate:

     - the assumption of the obligations of El Paso Corporation by a person, other than El Paso Corporation and its affiliates, who becomes the beneficial owner of more than 50% of the total voting power of all shares of the general partner of El Paso Energy Partners in a transaction with respect to which El Paso Corporation will not purchase all of our shares but that requires the vote of the holders of the outstanding common units and/or shares; or

     - changes resulting from a merger, recapitalization, reorganization or similar transaction involving El Paso Energy Partners with respect to which, in each case, El Paso Corporation will not purchase all of our shares but that requires the vote of the holders of the outstanding common units and/or shares.

We believe that amendments made pursuant to these agreements, except in some cases in the context of a merger, recapitalization, reorganization or similar transaction, would not be significant enough to constitute the issuance of a new security. However, if such an amendment were deemed to constitute the issuance of a new security, we would have to register the issuance of such new security with the SEC or rely on an exemption from registration.

MERGER

     As discussed under "Limited Liability Company Agreement -- Merger," if El Paso Energy Partners were to be treated as a corporation for federal income tax purposes, the owner of our voting shares has the right to cause us to merge with or into El Paso Energy Partners or one of its subsidiaries. As a condition to such merger, we must obtain either an opinion of counsel or a ruling from the IRS that such merger should be currently non-taxable to holders of our shares, except as to consideration received for fractional shares or as to the termination of any rights or obligations related to the purchase provisions. In such event, you would receive common units or other securities substantially similar to the common units in exchange for our shares that you own.

TAX INDEMNITY OF EL PASO CORPORATION

     Concurrently with the closing of this offering, we will enter into a tax indemnification agreement with El Paso Corporation. Pursuant to this tax indemnification agreement, El Paso Corporation has agreed to indemnify us for any tax liability attributable to our formation or our management of El Paso Energy Partners and for any taxes arising out of a transaction involving the i-units we own to the extent the transaction does not generate sufficient cash to pay our taxes.

ANTI-DILUTION ADJUSTMENTS

     Concurrently with the closing of this offering, El Paso Energy Partners will amend its partnership agreement to provide that El Paso Energy Partners will adjust proportionately the number of i-units held by us by causing an i-unit subdivision, split or combination if various events occur, including:

     - the payment of a common unit distribution on the common units; and

     - a subdivision, split or combination of the common units.

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     Our limited liability company agreement provides that the number of all of our outstanding shares, including voting shares, shall at all times equal the number of i-units we own. If there is a change in the number of i-units we own, we will pay to all shareholders a share distribution or effect a split or combination of our shares to provide that at all times the number of shares outstanding equals the number of i-units we own. Through the combined effect of the provisions in the El Paso Energy Partners partnership agreement and the provisions of our limited liability company agreement, the number of outstanding shares and i-units will always be equal.

     Our limited liability company agreement and El Paso Energy Partners' partnership agreement provide that, whenever we or El Paso Energy Partners issue equity securities to any person other than El Paso Energy Partners Company and its affiliates, the holder of our voting shares (currently El Paso Energy Partners Company) has a preemptive right to purchase additional shares or common units on the same terms in order to maintain its percentage interest.

TRANSFER AGENT AND REGISTRAR

     We anticipate that Mellon Investor Services will serve as transfer agent and registrar for our shares and will receive a fee from us for serving in those capacities. All fees charged by the transfer agent for transfers of shares, in connection with distributions of additional shares by us or otherwise, will be borne by us and not by you, except that fees similar to those customarily paid by shareholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by you and other similar fees or charges will be borne by you. There will be no charge to you for disbursements by us of additional shares or cash distributions, if any. We will indemnify the transfer agent and registrar, their agents and each of their respective shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in respect of our activities, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

     The transfer agent and registrar may at any time resign, by notice to us, or be removed by us, that resignation or removal to become effective upon the appointment by us of a successor transfer agent and registrar and its acceptance of that appointment. If no successor has been appointed and accepted that appointment within 30 days after notice of that resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

REPLACEMENT OF SHARE CERTIFICATES

     We will replace any mutilated certificate at your expense upon surrender of that certificate to the transfer agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and the transfer agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by us.

FRACTIONAL SHARES

     We will make distributions of additional shares, including fractional shares. Records of fractional interests held by the holders of shares will be maintained by The Depository Trust Company or the broker or other nominees through which you hold your shares. You will be able to sell such fractional shares on the New York Stock Exchange only when they equal, in the aggregate, whole shares. Certificates representing fractional shares will not be issued under any condition. Fractional shares will receive distributions when distributions are made on our shares. All fractional shares will be rounded down, if necessary, and stated in six decimal places.

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                           DESCRIPTION OF THE I-UNITS

     The i-units are a separate class of limited partner interests in El Paso Energy Partners. All the i-units will be owned by us and will not be publicly traded. A number of the covenants in our limited liability company agreement and in El Paso Energy Partners' partnership agreement affect us as the holder of i-units. For a description of the material covenants, please read "Description of Our Shares -- Covenants."

VOTING RIGHTS

     Generally, owners of i-units are entitled to vote together with the common units as a single class and sometimes are entitled to vote as a class separate from the holders of common units. The i-units will have the same voting rights as the common units voting together as a single class on the following matters:

     - a sale or exchange of all or substantially all of El Paso Energy Partners' assets;

     - the election of a successor general partner in connection with the removal of the general partner of El Paso Energy Partners;

     - a dissolution or reconstitution of El Paso Energy Partners;

     - a merger of El Paso Energy Partners; and

     - some amendments to the partnership agreement.

     The i-units also will vote as a separate class on the matters discussed below. As discussed above, some of these matters also require the approval of the outstanding common units and i-units voting together as a single class. The following matters require the approval of a majority of the outstanding i-units, other than i-units corresponding to our shares and voting shares owned by the general partner of El Paso Energy Partners and its affiliates, voting as a separate class, which we will vote in accordance with the votes of the holders of our shares eligible to vote:

     - amendments to the El Paso Energy Partners partnership agreement that, in the sole discretion of the general partner of El Paso Energy Partners, would have a material adverse effect on the holders of the i-units in relation to the other classes of units;

     - amendments or waivers of covenants in the El Paso Energy Partners partnership agreement that were created for the benefit of the i-units, including covenants relating to the first two types of special purchase events described above under "Description of Our Shares -- Special Purchase Events-General," that are not permitted to be made by the general partner of El Paso Energy Partners alone;

     - the removal of the general partner of El Paso Energy Partners and the election of a successor general partner; and

     - the transfer by the general partner of El Paso Energy Partners of its general partner interest to a non-affiliated person and the admission of that person as a general partner of El Paso Energy Partners.

     Additionally, any proposed action that would cause El Paso Energy Partners to be treated as a corporation for U.S. federal income tax purposes requires the approval of two-thirds of the outstanding i-units, including i-units corresponding to our shares and voting shares owned by the general partner and its affiliates, voting as a separate class.

     In all cases, i-units will be voted in proportion to the affirmative and negative votes, abstentions and non-votes of owners of our shares, including our voting shares.

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     For further information regarding the voting rights of i-units and our shares, see "Description of Our Shares -- Limited Voting Rights."

DISTRIBUTIONS AND PAYMENTS

     Under El Paso Energy Partners' partnership agreement, unless El Paso Corporation has acquired all of our shares, the number of additional i-units we own after each quarterly distribution of cash will be based upon the amount of cash distributed by El Paso Energy Partners to an owner of a common unit and the average market price of one of our shares. Following each quarterly distribution, the number of additional i-units we own also will equal the number of additional shares, including voting shares, distributed by us.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     In the case of any of the following events:

     - a consolidation or merger of El Paso Energy Partners with or into another person;

     - a merger of another person into El Paso Energy Partners, except a merger which does not result in any reclassification, conversion, exchange or cancellation of the common units of El Paso Energy Partners; or

     - any sale, transfer or lease of all or substantially all the properties and assets of El Paso Energy Partners;

if the owners of the common units receive cash in the transaction, the number of i-units outstanding will increase automatically under the provisions of the El Paso Energy Partners partnership agreement by dividing the cash received on a common unit by the average market price of one of our shares determined for a ten-day trading period ending immediately prior to the effective time of the transaction, except that in the case of a liquidation, as the owner of the i-units we will receive the distributions provided for pursuant to the liquidation provisions in El Paso Energy Partners' partnership agreement.

ACQUISITION BY EL PASO CORPORATION

     If El Paso Corporation has acquired all of our outstanding shares, and we have become a wholly owned subsidiary of El Paso Corporation, thereafter El Paso Energy Partners will make cash distributions on and allocate income to the i-units on the same basis as the common units and the i-units will not subdivide except in connection with a subdivision of the common units. If El Paso Corporation has acquired all of our outstanding shares and the common unitholders have voted against allowing the i-units to be exchangeable for or convertible into common units on a one-for-one basis, then, at any time after October 1, 2010, El Paso Corporation will have the right to increase the distribution rate paid on the i-units to 2% more than of the rate payable on the common units from time to time.

U.S. FEDERAL INCOME TAX CHARACTERISTICS AND DISTRIBUTION UPON LIQUIDATION OF EL PASO ENERGY PARTNERS

     The i-units we own generally will not be allocated income, gain, loss or deduction until such time as there is a liquidation of El Paso Energy Partners. Therefore we do not anticipate that we will have material amounts of taxable income resulting from the ownership of the i-units unless we enter into a sale or exchange of the i-units, El Paso Energy Partners is liquidated or El Paso Corporation acquires all of our shares.

     El Paso Energy Partners may not take any action to cause a liquidation unless prior to such liquidation El Paso Corporation has agreed to purchase all of the shares or the holders of the shares shall have voted to approve such liquidation. In the event of a liquidation of El Paso

Energy Partners not resulting from any action taken by El Paso Corporation or El Paso Energy Partners or otherwise approved by the shareholders, the following will be important to you as an owner of our shares.

     The liquidating distribution per i-unit may be less than the liquidating distribution received per common unit. The liquidating distribution for each i-unit and common unit will depend upon the relative per unit capital accounts of the i-units and the common units at liquidation. It is anticipated that over time the capital account per common unit will exceed the capital account per i-unit because the common units will be allocated income and gain prior to liquidation but the i-units will not. At liquidation, it is intended that each i-unit will be allocated income and gain in an amount necessary to equalize the capital account of a common unit and an i-unit. However, there may not be sufficient amounts of income and gain at liquidation to cause the capital accounts of an i-unit to be increased to that of a common unit. In that event, the liquidating distribution per common unit will exceed the liquidating distribution per i-unit.

     Additionally as a result of the allocation of income and gain to the i-units, we will likely recognize taxable income upon the liquidation of El Paso Energy Partners. In the event income and gain is allocated to each i-unit then, because of taxes we pay, shareholders will receive less than the holders of the common units.

                    MANAGEMENT OF EL PASO ENERGY MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our business and affairs will be managed by a board of managers whom we call our directors.

     Our directors and executive officers have served since our formation on July 19, 2002.

     The following table sets forth specific information for our executive officers and directors. All of our directors are elected annually by, and may be removed by, El Paso Energy Partners Company as the sole owner of our voting shares. Executive officers are elected for one-year terms.

                                            POSITION WITH EL PASO ENERGY
NAME                              AGE                MANAGEMENT
----                              ---       ----------------------------
William A. Wise.................  56     Director and Chairman of the Board
Robert G. Phillips..............  47     Director and Chief Executive
                                         Officer
James H. Lytal..................  44     Director and President
H. Brent Austin.................  47     Director and Executive Vice
                                         President
D. Mark Leland..................  40     Senior Vice President and
                                         Controller
Keith B. Forman.................  43     Vice President and Chief Financial
                                         Officer

     Mr. Wise has served as Director and Chairman of the Board of El Paso Energy Management since its formation and El Paso Energy Partners Company since August 1998. He has served as Chief Executive Officer of El Paso Corporation since January 1990 and has served as Chairman of El Paso Corporation's board of directors from January 1994 until October 1999 and from January 2001 to present. Mr. Wise became President of El Paso Corporation in July 1998 and also served in that capacity from January 1990 to April 1996. Mr. Wise is a member of the Board of Directors of Praxair, Inc. and is Chairman of the Board of El Paso Tennessee Pipeline Co.

     Mr. Phillips has served as a Director of El Paso Energy Management since its formation and El Paso Energy Partners Company since August 1998. He has served as Chief Executive Officer for El Paso Energy Partners Company and El Paso Energy Partners since November 1999. He served as Executive Vice President from August 1998 to October 1999. Mr. Phillips has served as President of El Paso Field Services Company since June 1997. He served as President of El Paso Energy Resources Company from December 1996 to June 1997, President of El Paso Field Services Company from April 1996 to December 1996 and Senior Vice President of El Paso from September 1995 to April 1996. For more than five years prior, Mr. Phillips was Chief Executive Officer of Eastex Energy, Inc.

     Mr. Lytal has served as a Director of El Paso Energy Management since its formation and El Paso Energy Partners Company since August 1994 and as the President of El Paso Energy Partners and El Paso Energy Partners Company since July 1995. He served as Senior Vice President for El Paso Energy Partners and El Paso Energy Partners Company from August 1994 to June 1995. Prior to joining us, Mr. Lytal served in various capacities in the oil and gas exploration and production and gas pipeline industries with United Gas Pipeline Company, Texas Oil and Gas, Inc. and American Pipeline Company.

     Mr. Austin has served as a Director of El Paso Energy Management since its formation and El Paso Energy Partners Company and as Executive Vice President for El Paso Energy Partners Company and El Paso Energy Partners since August 1998. Mr. Austin has served as an Executive Vice President of El Paso Corporation since May 1995. He has been Chief Financial

Officer of El Paso Corporation since April 1992. Prior to that period, he served in various positions with Burlington Resources, Inc.

     Mr. Leland has served as Senior Vice President and Controller for El Paso Energy Management since its formation and for El Paso Energy Partners Company and El Paso Energy Partners since July 2000 and as Vice President of El Paso Field Services Company since September 1997. He served as Vice President and Controller for El Paso Energy Partners and El Paso Energy Partners Company from August 1998 to July 2000. He served as Director of Business Development for El Paso Field Services Company from September 1994 to September 1997. For more than five years prior, Mr. Leland served in various capacities in the finance and accounting functions of El Paso Corporation.

     Mr. Forman has served as Chief Financial Officer for El Paso Energy Management since its formation and for El Paso Energy Partners Company and El Paso Energy Partners since January 1992 and served as a Director of El Paso Energy Partners Company from July 1992 to August 1998. From 1982 to 1992, Mr. Forman served as Vice President of the Natural Gas Pipeline Group of Manufacturers Hanover Trust Company.

BOARD OF DIRECTORS AND COMMITTEES

     We intend to have three independent directors by the closing of this offering. We anticipate that we will have an audit committee composed of a number of our independent directors upon the closing of the sale of shares offered by this prospectus.

DIRECTOR COMPENSATION

     Our directors, other than our independent directors, do not receive compensation for their services as directors nor do they receive compensation for attending our board meetings. However, each director will be reimbursed for travel expenses incurred for each meeting of the board or for each board committee meeting attended.

EXECUTIVE COMPENSATION

     Because we were formed in 2002, our directors and executive officers received no compensation in 2001. We have made no decision regarding 2002 compensation for our executive officers. We will be reimbursed for the aggregate amount of compensation we pay our executive officers and other employees by El Paso Energy Partners.

          COMPARISON OF EL PASO ENERGY PARTNERS' UNITS WITH OUR SHARES

     The following table compares important features of the units of El Paso Energy Partners and our shares.

                                         UNITS                           OUR SHARES
                                         -----                           ----------
Numbers of Units and        44,030,314 common units           One voting share now outstanding
Shares                      outstanding on July 31, 2002

                            125,392 Series B preference
                            units now outstanding

                            20,000,001 i-units to be          20,000,000 shares to be issued
                            outstanding immediately after     in this offering
                            this offering

Current or Non-liquidating  On a quarterly basis El Paso      We will distribute additional
Distributions               Energy Partners is required to    shares or fractions of shares
                            distribute to the owners of all   whenever El Paso Energy Partners
                            classes of its units, other than  distributes cash to owners of
                            i-units, an amount equal to its   common units and the number of
                            available cash. Distributions to  i-units we own is automatically
                            owners of common units and        increased.
                            Series B preference units will
                            be made in cash. I-units do not
                            receive cash distributions.
                            Instead of receiving cash
                            distributions, the number of
                            i-units we own will
                            automatically increase.

                            For more information, please      For more information, please
                            read "El Paso Energy Partners'    read "Description of Our
                            Distribution Policy."             Shares -- Distributions."

Liquidation                 El Paso Energy Partners will be   We will dissolve upon any of the
                            dissolved upon any of the         following:
                            following:

                            - certain events of withdrawal    - entry of a decree of judicial
                              of the general partner of El      dissolution of us;
                              Paso Energy Partners;           - the approval by the owner of
                            - an election to dissolve El        our voting shares and the
                              Paso Energy Partners by its       owners of at least a majority
                              general partner that is           of our other shares; or
                              approved by at least 66 2/3%    - the approval by the owner of
                              of all outstanding units;         at least two-thirds of our
                            - entry of a decree of judicial     shares, other than the voting
                              dissolution of El Paso Energy     shares.
                              Partners; or
                            - the sale of all or
                              substantially all of the assets
                              of El Paso Energy Partners and
                              its subsidiaries.

Voting                      Generally, owners of common       We will vote our i-units in the
                            units vote with owners of         same manner as our owners of our
                            i-units as a combined class on    shares vote on the matters
                            the following matters:            listed in the "Units" column.

                                         UNITS                           OUR SHARES
                                         -----                           ----------
                            - the transfer of the general     In addition, owners of the class
                              partner interest to a person    of shares issued in this
                              other than an affiliate;        offering, other than El Paso
                            - a merger or the sale of all or  Energy Partners Company and its
                              substantially all of the        affiliates, may vote on the
                              assets of El Paso Energy        following matters:
                              Partners;
                            - the withdrawal of the general   - materially adverse amendments
                              partner in some circumstances;    to our limited liability
                              and                               company agreement, including
                            - certain amendments to the         the purchase provisions, the
                              partnership agreement of El       tax indemnification agreement
                              Paso Energy Partners              and the delegation agreement;
                                                              - amendments or waivers of our
                            As the owner of the i-units, we     covenants or covenants of El
                            vote as a separate class, in        Paso Corporation in our
                            accordance with the votes of the    limited liability company
                            owners of our shares, on the        agreement;
                            following matters:                - a proposed issuance of any new
                                                                class of our shares; and
                            - amendments to El Paso Energy    - our dissolution.
                              Partners' partnership
                              agreement that would have a
                              material adverse effect on the
                              i-units in relation to other
                              classes of units;
                            - amendments or waivers of
                              covenants in the El Paso
                              Energy Partners partnership
                              agreement created for the
                              benefit of the i-units;
                            - the removal of the general
                              partner and the election of a
                              successor general partner;
                            - the transfer by the general
                              partner of El Paso Energy
                              Partners of its general
                              partner interest to a
                              non-affiliate and the
                              admission of the transferee as
                              a general partner; and
                            - any proposed action that would
                              cause El Paso Energy Partners
                              to be treated as a corporation
                              for U.S. federal income tax
                              purposes.
                            For more information, please
                            read "Description of the
                            i-Units -- Voting Rights."

Removal                     El Paso Energy Partners' general  Our directors may not be removed
                            partner may be removed by the     by the holders of the shares.
                            vote of owners of (1) at least
                            55% of the outstanding common     In voting on removal of the
                            units, including common units     general partner of El Paso
                            owned by El Paso Energy           Energy Partners, the owners of
                            Partners' general partner and     our shares, excluding shares
                            its affiliates but excluding the  owned by the owner of our

                                         UNITS                           OUR SHARES
                                         -----                           ----------
                            Series B preference units, and    voting shares and its
                            (2) a majority of the             affiliates, direct how the
                            outstanding i-units, excluding    i-units will be voted.
                            i-units corresponding to our
                            shares and voting shares owned
                            by El Paso Energy Partners'
                            general partner and its
                            affiliates, voting as a separate
                            class.

Optional Purchase Events    If El Paso Corporation and its    If El Paso Corporation and its
                            affiliates own 85% or more of     affiliates own 85% or more of
                            the outstanding common units and  the outstanding common units and our shares, on a combined basis,  our shares on a combined basis, then El Paso Corporation has the  then El Paso Corporation has the
                            option, which it may assign to    option, which it may assign to
                            any of its affiliates, to         any of its affiliates, to
                            purchase all of the common units  purchase all of the shares that
                            that it and its affiliates do     it and its affiliates do not
                            not own, but only if El Paso      own, but only if El Paso Energy
                            Corporation and its affiliates    Partners Company or its assignee
                            elect to purchase all, but not    elects to purchase all, but not
                            less than all, of our             less than all, of the
                            outstanding shares that El Paso   outstanding common units that El
                            Corporation and its affiliates    Paso Energy Partners Company and
                            do not own.                       its affiliates do not own. In
                                                              addition, if El Paso Corporation
                                                              and its affiliates own 80% or
                                                              more of our outstanding shares,
                                                              then El Paso Corporation has the
                                                              option, which it may assign to
                                                              any of its affiliates to
                                                              purchase all, but not less than
                                                              all, of the outstanding shares
                                                              that it and its affiliates do
                                                              not own.

Special Purchase Events     None.                             Each of El Paso Energy Partners
                                                              and El Paso Corporation have
                                                              agreed not to take any actions
                                                              that would result in a special
                                                              purchase event unless El Paso
                                                              Corporation has agreed to
                                                              purchase all of our outstanding
                                                              shares as described in
                                                              "Description of Our Shares --
                                                              Special Purchase Events".

Preemptive Rights to        Whenever El Paso Energy Partners  No holder of any of our i-shares
Acquire Securities          issues equity securities to any   has any preemptive right. The
                            person other than the general     holder of our voting shares has
                            partner and its affiliates, the   a preemptive right to purchase
                            general partner has a preemptive  additional shares or common
                            right to purchase additional      units in order to maintain its
                            limited partnership interests on  percentage interest.
                            the same terms in order to
                            maintain its percentage
                            interest.

Fractional Securities       Other than fractional i-units,    Distributions on our shares will
                            no

                                         UNITS                           OUR SHARES
                                         -----                           ----------
                            fractional units may be issued.   be made in fractional shares.
                                                              These fractional shares may not
                                                              be traded on the New York Stock
                                                              Exchange.

Where Traded                Common units are traded on the    We intend to apply to list the
                            New York Stock Exchange under     shares sold in this offering on
                            the symbol "EPN."                 the New York Stock Exchange
                                                              under the symbol "      ".
                            All Series B preference units     The voting shares owned by El
                            are owned by an affiliate of El   Paso Energy Partners Company
                            Paso Corporation. They are not    will not be listed for trading
                            listed for trading on any stock   on any stock exchange.
                            exchange.
                            All i-units will be owned by us.
                            They will not be listed for
                            trading on any stock exchange.
Transfer Agent and          Mellon Investor Services          We anticipate that Mellon
Registrar                                                     Investor Services will serve as
                                                              transfer agent and registrar for
                                                              our shares.

                      LIMITED LIABILITY COMPANY AGREEMENT

FORMATION

     Our certificate of formation has been filed in the office of the Secretary of State of the State of Delaware and is effective.

PURPOSE AND POWERS

     Our business purpose is to own limited partnership interests in and to manage the business and affairs of El Paso Energy Partners and its subsidiaries and to engage in any lawful business purpose or activity related thereto. We possess and may exercise all the powers and privileges granted by the Delaware Limited Liability Company Act, by any other law or by our limited liability company agreement, together with any incidental powers necessary, appropriate, advisable or convenient to the conduct, promotion or attainment of our business purposes or activities.

U.S. FEDERAL INCOME TAX STATUS AS A CORPORATION

     We will elect, effective upon closing of this offering, to be treated as a corporation for U.S. federal income tax purposes. The i-units owned by us will not be allocated income, gain, loss or deduction of El Paso Energy Partners until such time as El Paso Energy Partners is liquidated or El Paso Corporation acquires all outstanding i-shares and we become a wholly-owned subsidiary of El Paso Corporation. Thus, we do not expect to have material amounts of taxable income resulting from our ownership of the i-units unless we dispose of the i-units in a taxable transaction or El Paso Energy Partners is liquidated. Please read "Our Status as a Corporation For Federal Income Tax Purposes" below.

POWER OF ATTORNEY

     Each shareholder appoints any person specifically authorized by our board of directors to act as its true and lawful representative and attorney-in-fact, in its name, place and stead, to swear to, acknowledge, deliver and file:

     - all certificates, documents and other instruments that our board of directors deems necessary or appropriate to form, qualify or continue the existence or qualification of us in the State of Delaware and in all other jurisdictions in which the we may conduct business or own property;

     - all certificates, documents and other instruments that our board of directors deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of our limited liability company agreement;

     - all certificates, documents and other instruments that our board of directors deems necessary or appropriate to reflect our dissolution and liquidation pursuant to the terms of our limited liability company agreement;

     - all certificates, documents and other instruments relating to the transfer of any shares or other securities we may issue;

     - all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of shares or other securities that we may issue;

     - all certificates, documents and other instruments relating to our merger or consolidation with another entity; and

     - all ballots, consents, approvals, waivers, certificates and other instruments necessary or appropriate, in the sole discretion of our board of directors, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the owners of our shares under the power of attorney or is consistent with the terms of our limited liability company agreement or is necessary or appropriate, in the sole discretion of our board of directors, to effectuate the terms or intent of our limited liability company agreement.

     When required by any provision of our limited liability company agreement that establishes a percentage of our shares or of any class or series of our shares required to take any action, our board of directors may exercise this power of attorney only after the required vote, consent or approval of the percentage of our shares or of such class or series of our shares.

     The power of attorney is irrevocable and coupled with an interest, and it survives and is not affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any shareholder or the transfer of any of the shareholder's shares. The power of attorney also extends to the shareholder's heirs, successors, assigns and personal representatives.

MEMBERS

     El Paso Energy Partners Company is our organizational shareholder and owns the outstanding voting shares as our sole voting member. Our other members are the owners of the class of shares being sold in this offering.

     The voting member may approve a matter or take any action at a meeting or without a meeting by written consent. As the owner of our voting shares, it may call a meeting of the voting shares, as a class at any time. In limited circumstances described in "Description of Our Shares -- Limited Voting Rights," the owners of our outstanding shares have the right to approve a number of significant actions.

LIMITED LIABILITY

     All of our debts, obligations and liabilities, whether arising in contract, tort or otherwise, will be our debts, obligations and liabilities alone, and no owner of shares will be obligated for any of these debts, obligations or liabilities as a result of being an owner of our shares.

THE BOARD

     Our business and affairs will be managed by a board of managers whom we call our directors. Members of the board will be selected only by the owner of our voting shares. The number of our directors may be fixed from time to time by the owner of our voting shares. Our initial board consists of four directors.

     The board will hold regular and special meetings at any time as may be necessary. Regular meetings may be held without notice on dates set by the board from time to time. Special meetings of the board may be called with reasonable notice to each director upon request of the chairman of the board or upon the written request of any two directors. A quorum for a regular or special meeting will exist when one-third of the directors are participating in the meeting either in person or by conference telephone. Any action required or permitted to be taken at a meeting may be taken without a meeting, without prior notice and without a vote if all of the directors sign a written consent authorizing the action. The board will be required to establish an audit committee which satisfies the requirements of the principal national securities exchange on which our shares are listed or admitted to trading from time to time. In addition to the audit committee, the board can establish other committees composed of two or more directors and can delegate power and authority to these committees.

OFFICERS AND EMPLOYEES

     Subject to the terms of any employment agreements we might have in the future, the board can appoint and terminate officers and retain and terminate employees, agents and consultants. The board can delegate power and authority to officers, employees, agents and consultants, including the power to represent us and bind us in accordance with the scope of their duties. An affiliate of El Paso Energy Partners Company provides us and El Paso Energy Partners Company with our employees. The costs of these employees related to their provision of services to us or El Paso Energy Partners will be borne directly or reimbursed by El Paso Energy Partners without profit to the affiliate.

CAPITAL STRUCTURE

     Our present capital structure consists of two classes of membership equity interests:

     - the class of nonvoting shares being sold in this offering; and

     - the class of voting shares held by El Paso Energy Partners Company.

     We are authorized to issue an unlimited number of voting shares and the class of shares being sold in this offering.

DISSOLUTION AND LIQUIDATION

     We will be dissolved only upon

     - a judicial decree;

     - upon the approval by the owner of the voting shares and by the holders of a majority of the outstanding shares of the class sold in this offering; or

     - upon the approval of holders of two-thirds of our outstanding shares of the class sold in this offering.

     In the event that we are dissolved, we will be liquidated and our affairs will be wound up. All proceeds from the liquidation will be distributed in equal amounts to the holders of our outstanding shares of all classes.

MERGER

     Under the provisions of our limited liability company agreement and El Paso Energy Partners' partnership agreement, if El Paso Energy Partners were to be treated as a corporation for U.S. federal income tax purposes, the owner of our voting shares has the right to cause us to merge with or into El Paso Energy Partners or one of its subsidiaries provided that such merger should be currently non-taxable to our shareholders, except as to consideration received for fractional shares or as to the termination of any rights or obligations related to the purchase provisions. As a condition to such merger, we must obtain either an opinion of counsel or a ruling from the IRS that such merger should be currently non-taxable to holders of our shares, except as to consideration received for fractional shares or as to the termination of any rights or obligations related to the purchase provisions. In such a merger, you would receive common units or other securities substantially similar to the common units in exchange for your shares.

EXCULPATION AND INDEMNIFICATION

     Notwithstanding any express or implied provision of our limited liability company agreement, or any other legal duty or obligation, none of our directors, officers or owners of our voting shares will be liable to us, our affiliates or any other person for any act or omission taken or omitted by the person if such person acted in good faith.

     Our limited liability company agreement provides that we will indemnify our directors, officers and the owners of our voting shares from liabilities arising in the course of such persons' service to us, provided that the indemnitee acted in good faith and in a manner that such indemnitee believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe such indemnitee's conduct was unlawful. We expect that the directors and officers will be covered by directors' and officers' liability insurance for potential liability under such indemnification. The owners of our shares will not be personally liable for such indemnification.

     To the extent that the indemnification provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable.

AMENDMENTS

     Amendments to our limited liability company agreement and to our certificate of formation can be approved in writing solely by owners of our voting shares, except for amendments that would reduce the time for any notice to which owners of shares of the class being sold in this offering would be entitled or that would have a material adverse effect on the rights or preferences of the class of shares being sold in this offering, as determined by our board of directors, in their sole discretion. These types of amendments must be approved by the owners of a majority of the outstanding shares of the class being sold in this offering excluding shares held by the owner of our voting shares and its affiliates. Additionally, any amendment with respect to a matter that requires the approval of the owners of shares of the class being sold in this offering must be approved by the owners of not less than the percentage of shares required to approve such matter. For more information regarding the voting rights of our shares and other amendments we may make, please read "Description of Our Shares -- Limited Voting Rights."

MEETINGS; VOTING

     Meetings of the shareholders may be called by the board, the chairman of the board or by El Paso Energy Partners Company, as the sole owner of our voting shares. Within 60 days after such a call or within such greater time as may be reasonably necessary for us to comply with applicable law or the regulations of any securities exchange on which the shares are listed, the board of directors will send a notice of the meeting to the shareholders owning shares for which a meeting is being called either directly or indirectly through the transfer agent. The meeting will be held at a time and place determined by the board of directors on a date not more than 60 nor less than ten days after the mailing of notice of the meeting.

     Except for the sole purpose of voting on a proposal to cause our dissolution, the owners of the class of shares being sold in this offering do not have the right to call a meeting of the shareholders. A meeting of shareholders for the sole purpose of voting on a proposal to cause our dissolution may be called by the owners of 20% of the class of shares being sold in this offering.

     A majority of the shares entitled to vote at a meeting constitutes a quorum. The act of a majority of a quorum at a meeting constitutes the act of the shareholders, except with respect to any proposed action that we have agreed not to take without the approval of a greater percentage of all outstanding shares of the class being sold in this offering. Owners of the class of shares being sold in this offering may not take any action by written consent. For more information on the voting rights of owners of our shares, please read "Description of Our Shares -- Limited Voting Rights."

BOOKS AND RECORDS; LIST OF SHAREHOLDERS

     We will keep at our principal office complete and accurate books and records, supporting documentation of the transactions with respect to the conduct of our business and affairs and minutes of the proceedings of our board, the shareholders and each committee of the board of directors. The records will include:

     - complete and accurate information regarding the state of our business and financial condition;

     - a copy of our limited liability company agreement and our certificate of formation, and any amendments thereto;

     - a current list of the names and last known business, residence, or mailing addresses of all of our directors and officers; and

     - our federal, state and local tax returns for our six most recent tax years.

Subject to reasonable standards, including standards governing what information and documents are to be furnished and at what time and location and at whose expense, as may be established by the board of directors or any officer, each shareholder is entitled to all information to which a member of a Delaware limited liability company is entitled to have access pursuant to the Delaware Limited Liability Company Act under the circumstances and subject to the conditions stated in that statute. Specifically, each shareholder will have access to:

     - true and full information regarding the status of our business and financial condition;

     - a copy of our U.S. federal, state and local income tax returns for each year;

     - a current list of the name and last known business, residence or mailing address of each director and each shareholder of record;

     - a copy of our limited liability company agreement and certificate of formation, including all amendments, together with executed copies of any written powers of attorney pursuant to which our limited liability company agreement and any certificate and all amendments have been executed;

     - true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each shareholder and which each shareholder has agreed to contribute in the future, and the date on which each became a shareholder; and

     - other information regarding our affairs as is just and reasonable.

Our board will have the right to keep confidential from the shareholders, for such period of time as the board deems reasonable, any information which the board reasonably believes to be in the nature of trade secrets or other information the disclosure of which the board in good faith believes is not in our best interest or could damage us or our business or which we are required by law or by agreement with a third party to keep confidential.

NO REMOVAL

     A shareholder does not have the right or power to resign or withdraw as a shareholder and no shareholder may be expelled or removed as a shareholder. The restriction on a shareholder's ability to resign or withdraw as a shareholder does not, however, apply to a sale or other transfer of our shares by a shareholder, even though the shareholder so selling or transferring may cease to be a shareholder as a result of such sale or transfer.

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

DISTRIBUTIONS

     For information regarding distributions payable on our shares, please read "Description of Our Shares -- Distributions."

OPTIONAL AND SPECIAL PURCHASE EVENTS

     For information regarding the obligation of owners of our shares to sell those shares under specified circumstances, please read "Description of Our Shares -- Special Purchase Events" and "Description of Our Shares -- Optional Purchase Events."

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

                  RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

OUR RELATIONSHIP WITH EL PASO CORPORATION AND EL PASO ENERGY PARTNERS

     The following charts depict a simplified organizational structure of El Paso Corporation and El Paso Energy Partners immediately prior to and following the offering.

PRIOR TO THE OFFERING

                                    (CHART)
---------------

(1) El Paso Corporation owns its common units and Series B preference units indirectly, through wholly-owned indirect subsidiaries.

(2) El Paso Energy Partners Company is the sole general partner of El Paso Energy Partners.

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

FOLLOWING THE OFFERING

                                    (CHART)

          OWNERSHIP OF EL PASO ENERGY PARTNERS AFTER THE OFFERING(3):

i-units (entire class owned by us)..........................    30.9%
Common units owned by the public............................    50.0%
Common units owned by El Paso Corporation...................    18.1%
General partner interest....................................     1.0%
                                                               -----
  Total.....................................................   100.0%
                                                               =====

---------------

(1) El Paso Corporation owns its i-shares and common units indirectly, through wholly-owned indirect subsidiaries.

(2) El Paso Energy Partners Company is the sole general partner of El Paso Energy Partners.

(3) This presentation assumes that each i-unit and common unit represents an equal interest in El Paso Energy Partners and that the Series B preference units represent no ownership interest in El Paso Energy Partners.

     Following this offering, subsidiaries of El Paso Corporation are expected to own collectively 26.5% of El Paso Energy Partners through their ownership of our shares and general and limited partner interests in El Paso Energy Partners.

DELEGATION AGREEMENT

     Pursuant to a delegation agreement among El Paso Energy Partners Company, El Paso Energy Partners and its subsidiaries and us, the parties have agreed that:

     - El Paso Energy Partners Company, as general partner of El Paso Energy Partners, will delegate to us, and we will assume, upon the closing of this offering, substantially all of El Paso Energy Partners Company's power and authority to manage the business and affairs of El Paso Energy Partners and its subsidiaries;

     - The delegation agreement will provide that we will not take any of the following actions without the approval of El Paso Energy Partners Company;

      - amend or propose to amend El Paso Energy Partners' partnership agreement;

      - allow a merger or consolidation involving El Paso Energy Partners;

      - allow a sale or exchange of all or substantially all of the assets of El Paso Energy Partners; or

      - dissolve or liquidate El Paso Energy Partners.

     - El Paso Energy Partners Company:

      - will remain responsible to El Paso Energy Partners for actions taken or omitted by El Paso Energy Management in connection with serving as the delegee of El Paso Energy Partners Company as if El Paso Energy Partners Company had itself taken or omitted to take such actions;

      - will own (or one of its affiliates will own) all of our voting shares;
        and

      - has agreed not to withdraw as general partner, or otherwise, from El Paso Energy Partners .

     - El Paso Energy Partners will:

      - recognize the delegation of rights and powers to us;

      - indemnify and protect us and our officers and directors to the same extent as it does with respect to El Paso Energy Partners Company as general partner; and

      - reimburse our expenses to the same extent as it does with respect to El Paso Energy Partners Company as general partner and reimburse us for any foreign, state and local taxes not otherwise paid or reimbursed pursuant to the tax indemnification agreement.

     The delegation agreement with El Paso Energy Partners Company will continue until the earlier to occur of such time as El Paso Energy Partners Company has withdrawn or been removed as the general partner of El Paso Energy Partners or termination of the delegation agreement shall have been approved by El Paso Energy Partners Company, us and holders (other than El Paso Energy Partners Company and its affiliates) of a majority of the outstanding shares, excluding those owned by El Paso Energy Partners Company and its affiliates. The partnership agreement of El Paso Energy Partners will be amended to reflect these agreements. These agreements also will apply to the direct and indirect subsidiaries of El Paso Energy Partners and their partnership and other organizational agreements will be amended accordingly.

     El Paso Energy Partners Company will remain the only general partner of El Paso Energy Partners. El Paso Energy Partners Company will retain its general partner interest and share in the profits, losses and distributions from El Paso Energy Partners.

     The withdrawal or removal of El Paso Energy Partners Company as general partner of El Paso Energy Partners will simultaneously result in the termination of our power and authority to manage the business and affairs of El Paso Energy Partners. Similarly, if El Paso Energy
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

Partners Company's power and authority as general partner are modified in the partnership agreement of El Paso Energy Partners, then the power and authority delegated to us will be modified on the same basis. The delegation agreement can be amended by all parties to the agreement, but on any amendment that would reduce the time for any notice to which owners of our shares are entitled or would have a material adverse effect on the shares, as determined by our board of directors in its discretion, the approval of the owners of a majority of the shares, excluding shares owned by El Paso Energy Partners Company and its affiliates, is required.

TAX INDEMNIFICATION AGREEMENT AND PURCHASE AGREEMENT

     We have entered into the tax indemnification agreement and purchase provisions with El Paso Corporation that are described under "Description of Our Shares."

ADDITIONAL MATTERS

     El Paso Energy Partners Company owns the one outstanding voting share eligible to elect our directors. For more information regarding voting rights, please read "Description of Our Shares -- Limited Voting Rights."

              CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

CONFLICTS OF INTEREST

     El Paso Corporation owns indirectly all of the outstanding capital stock and elects all of the directors of El Paso Energy Partners Company, the general partner of El Paso Energy Partners. El Paso Energy Partners Company owns the initial outstanding share of our voting stock and elects all of our directors. El Paso Corporation has a number of interests that differ from those interests of our shareholders. As a result, there is a risk that important business decisions will not be made in your best interest.

  EL PASO CORPORATION AND ITS SUBSIDIARIES HAVE CONFLICTS OF INTEREST WITH EL PASO ENERGY PARTNERS AND, ACCORDINGLY, YOU.

     El Paso Energy Partners has potential and existing conflicts of interest with El Paso Corporation and its affiliates in four general areas:

     - they often enter into transactions with each other, including some relating to operating and managing assets, acquiring and selling assets, and performing services;

     - they often share personnel, assets, systems and other resources;

     - from time to time, they compete for business and customers; and

     - from time to time, they both may have an interest in acquiring the same asset, business or other business opportunity.

     El Paso Energy Partners expects to continue to enter into substantial transactions and other activities with El Paso Corporation and its subsidiaries because of the businesses and areas in which it and El Paso Corporation currently operate, as well as those in which it plans to operate in the future. Some more recent transactions in which it, on the one hand, and El Paso Corporation and its subsidiaries, on the other hand, had a conflict of interest include:

     - in July 2002, it agreed to acquire the San Juan assets from El Paso Corporation for approximately $782 million;

     - in April 2002, it acquired the EPN Holding assets from El Paso Corporation for approximately $750 million of total consideration;

     - in October 2001, it acquired interests in the titleholder of, and other interests in, the Chaco cryogenic natural gas processing plant in New Mexico from a subsidiary of El Paso Corporation, among others;

     - in October 2001, it purchased the remaining 50% equity interest that it did not already own in Deepwater Holdings, L.L.C. from a subsidiary of El Paso Corporation;

     - in May 2001, it purchased its general partner's 1.01% non-managing interest owned in twelve of its subsidiaries;

     - in February 2001, it purchased fee-based NGL transportation and fractionation assets located in south Texas from subsidiaries of El Paso Corporation;

     - in January and April 2001, it and Deepwater Holdings sold their respective interests in several offshore Gulf of Mexico assets as a result of an FTC order related to El Paso Corporation's merger with The Coastal Corporation; and

     - pursuant to a general and administrative services agreement, subsidiaries of El Paso Corporation provide it with administrative, operational and other services.

     In addition, El Paso Energy Partners and El Paso Corporation and its subsidiaries share and, therefore will compete for, the time and effort of El Paso Corporation personnel who provide services to El Paso Energy Partners, including directors, officers and other personnel. Officers of the general partner and its subsidiaries do not, and will not be required to, spend any specified percentage or amount of time on El Paso Energy Partners' business. Since these shared officers and directors function as both its representatives and those of El Paso Corporation and its subsidiaries, conflicts of interest could arise between El Paso Corporation and its subsidiaries, on the one hand, and El Paso Energy Partners or its unitholders, on the other. Additionally, some of these shared officers and directors own and are awarded from time to time financial shares, or options to purchase shares, of El Paso Corporation; accordingly, their financial interests may not always be aligned completely with those of El Paso Energy Partners or its limited partners.

     Some other situations in which an actual or potential conflict of interest arises between El Paso Energy Partners, on the one hand, and El Paso Energy Partners Company, its general partner, or its affiliates (including El Paso Corporation), on the other hand, and there is a benefit to its general partner or its subsidiaries in which none of El Paso Energy Partners, its limited partners or owners of shares will share include:

     - compensation paid to the general partner, which includes incentive distributions and reimbursements for reasonable general and administrative expenses;

     - payments to the general partner and its subsidiaries for any services rendered to El Paso Energy Partners or on its behalf;

     - the general partner's determination (which has been delegated to us) of which direct and indirect costs it must reimburse; and

     - the general partner's determination (which has been delegated to us) to establish cash reserves under certain circumstances and thereby decrease cash available for distributions to unitholders, which would decrease the value of the shares to be distributed to holders of shares.

     Under the delegation agreement, we will manage El Paso Energy Partners' day-to-day operations and strategic direction. El Paso Corporation elects all of El Paso Energy Partners Company's directors, and the general partner elects all of our directors. In addition, El Paso Corporation's beneficial ownership interest in El Paso Energy Partners' outstanding partnership interests could have a substantial effect on the outcome of some actions requiring partner approval. Accordingly, subject to certain minimum legal requirements, El Paso Corporation makes the final determination regarding how any particular conflict of interest is resolved.

     El Paso Energy Partners cannot assure you that El Paso Corporation and its subsidiaries will always act in your best interest, even though doing so may appear to:

     - protect and enhance El Paso Corporation's substantial investment in El Paso Energy Partners;

     - generate substantial cash flows to El Paso Corporation; and

     - provide El Paso Corporation with efficiently priced capital for its planned acquisitions.

     El Paso Corporation has designated its investment in El Paso Energy Partners as its primary vehicle for growth and development of its midstream energy business, and it expects to receive additional transfers of assets from El Paso Corporation in the future. These future transfers from El Paso Corporation and other third-party acquisitions will be selected from time to time, based on El Paso Energy Partners' cost-of-capital advantage, its ability to integrate these growth assets into El Paso Corporation's significant North American midstream business and its investment profile, which requires accretive transactions based on stable cash flows with growth potential. However, El Paso Corporation is neither contractually nor legally bound to use El Paso Energy Partners as its primary vehicle for growth and development of midstream energy assets, and may reconsider at any time, without notice. Further, El Paso Corporation is not required to pursue any business strategy that will favor El Paso Energy Partners' business opportunities over the business opportunities of El Paso Corporation or any of its affiliates (or any of its other competitors acquired by El Paso Corporation). In fact, El Paso Corporation may have financial motives to favor its competitors. El Paso Corporation and its subsidiaries (many of which are wholly owned) operate in some of the same lines of business and in some of the same geographic areas in which El Paso Energy Partners operates.

  THE INTERESTS OF EL PASO CORPORATION MAY DIFFER FROM OUR INTERESTS, AND OUR INTERESTS MAY DIFFER FROM THE INTERESTS OF LIMITED PARTNERS OF EL PASO ENERGY PARTNERS.

     El Paso Corporation indirectly owns all of the stock of El Paso Energy Partners Company, the general partner of El Paso Energy Partners, and elects all of its directors. El Paso Energy Partners Company owns all of our voting shares and elects all of our directors. Furthermore, some of our directors and officers are also directors and officers of El Paso Corporation and El Paso Energy Partners Company and have fiduciary duties to manage the businesses of El Paso Corporation and El Paso Energy Partners in a manner that may not be in your best interest.

     Under the delegation agreement, El Paso Energy Partners Company will delegate to us substantially all of its management of El Paso Energy Partners. As a result of this delegation, our board of directors could be held to have fiduciary duties similar to those of the general partner of El Paso Energy Partners. However, our limited liability company agreement limits the fiduciary duties of our board of directors to our shareholders and El Paso Energy Partners' partnership agreement limits the fiduciary duties of its general partner to El Paso Energy Partners' unitholders, and those agreements also allow our board of directors and El Paso Energy Partners' general partner to resolve conflicts of interest by considering the interests of all the parties to the conflict. These limitations reduce your rights under our limited liability company agreement and the rights of El Paso Energy Partners' unitholders under its partnership agreement to sue our board of directors or El Paso Energy Partners Company should either of them act in a way that, were it not for these limitations of liability, would be a breach of fiduciary duties. These limited duties are very different from the more familiar fiduciary duties of a corporate board of directors, which must always act in the best interests of the corporation and its stockholders.

     Consequently, conflicts of interest could arise from time to time among you, El Paso Energy Partners' unitholders and El Paso Corporation. Our board of directors may consider the interests of all parties to a conflict in making important business decisions and may not make those decisions in the best interests of you or El Paso Energy Partners' unitholders. The following situations, among others, could give rise to conflicts of interest:

     - We have the sole discretion to determine whether El Paso Energy Partners will issue additional units or other equity securities or whether it will purchase outstanding units, and we may decide not to do so even when such issuance or purchase would be in the best interests of El Paso Energy Partners and its unitholders.

     - We have the sole discretion to determine whether we issue additional shares, other than in connection with the subdivision of i-units upon a cash distribution on the common units, and we may decide not to do so even when such issuance would be in the best interests of our shareholders and El Paso Energy Partners.

     - We control payments to El Paso Corporation for any services rendered for El Paso Energy Partners' benefit, subject to the limitations described in "Conflicts of Interest and Fiduciary Responsibilities."

     - We determine which costs are reimbursable by El Paso Energy Partners.

     - We control the enforcement of obligations owed to El Paso Energy Partners by us and El Paso Energy Partners Company.

     - We decide whether to retain separate counsel, accountants or others to perform services for El Paso Energy Partners.

In these situations, our shareholders, El Paso Energy Partners' unitholders and El Paso Corporation may have interests that are adverse to one another, and we may consider all of these interests in deciding to take a particular course of action.

  OUR LIMITED LIABILITY COMPANY AGREEMENT RESTRICTS OR ELIMINATES A NUMBER OF THE FIDUCIARY DUTIES THAT OTHERWISE WOULD BE OWED BY OUR BOARD OF DIRECTORS TO YOU.

     Modifications of state law standards of fiduciary duties may significantly limit your ability to successfully challenge the actions of our board of directors that might otherwise be a breach of their fiduciary duties. Our limited liability company agreement restricts or eliminates a number of the fiduciary duties that would otherwise be owed by our board of directors to our shareholders.

     Our limited liability company agreement provides that none of our directors or officers will be liable to us or any other person for any act or omission taken or omitted in the reasonable belief that the act or omission is in or is not contrary to our best interests and is within his or her scope of authority, so long as the act or omission does not constitute fraud, willful misconduct, bad faith or gross negligence.

  WE MAY INCREASE THE CASH RESERVES AND EXPENDITURES OF EL PASO ENERGY PARTNERS, WHICH WOULD DECREASE CASH DISTRIBUTIONS ON ITS COMMON UNITS AND THE VALUE OF DISTRIBUTIONS OF ADDITIONAL SHARES WE MAKE TO YOU.

     Under the delegation agreement that we will enter into with El Paso Energy Partners Company, we will have broad discretion to make cash expenditures and to establish and make additions to cash reserves for any proper partnership purpose, including reserves for the purpose of:

     - providing for future operating and capital expenditures;

     - providing for debt service;

     - providing funds for up to the next four quarterly distributions;

     - providing funds to redeem or otherwise repurchase its outstanding debt or equity;

     - stabilizing distributions of cash to capital security holders;

     - complying with the terms of any agreement or obligation of ours; and

     - providing for a discretionary reserve amount.

If we increase cash reserves, the amount of cash that El Paso Energy Partners can distribute to its common unitholders will decrease, which would decrease the number and value of the additional shares we distribute to you. The timing and amount of additions to discretionary reserves could significantly reduce potential distributions that certain unitholders could receive or ultimately affect who gets the distribution. The reduction or elimination of a previously established reserve in a particular quarter will result in a higher level of cash available for distribution than would otherwise be available in such quarter. Depending upon the resulting level of cash available for distribution, El Paso Energy Partners Company, which owns all of our voting shares and elects all of our directors, may receive incentive distributions which it would not have otherwise received. Thus, El Paso Energy Partners Company and us could have a conflict of interest with you in determining the amount and timing of any increases or decreases in reserves. El Paso Energy Partners Company receives the following compensation:

     - distributions in respect of its general and limited partner interests in El Paso Energy Partners;

     - incentive distributions to the extent that available cash exceeds specified target levels that are over $0.325 per unit per quarter; and

     - reimbursements for reasonable general and administrative expenses, and other reasonable expenses, incurred by it and its subsidiaries for or on El Paso Energy Partners' behalf.

     El Paso Energy Partners' partnership agreement was not, and many of the other agreements, contracts and arrangements between El Paso Energy Partners, on the one hand, and its general partner and its subsidiaries, on the other hand, were not and may not be the result of arm's-length negotiations.

     In addition, increases to reserves (other than the discretionary reserve amount provided for in the partnership agreement) will reduce El Paso Energy Partners' cash from operations, which under certain limited circumstances could result in certain distributions to be attributable to interim capital transactions rather than to cash from operations. If a cash distribution was attributable to an interim capital transaction, (1) 99% of the distribution would be made pro rata in respect of the common units and the Series B preference units, and (2) the distribution would be deemed a return of a portion of an investor's investment in his partnership interest and would reduce each of the general partner's target distribution levels proportionately.

  EL PASO ENERGY PARTNERS' PARTNERSHIP AGREEMENT PURPORTS TO LIMIT ITS GENERAL PARTNER'S FIDUCIARY DUTIES AND CERTAIN OTHER OBLIGATIONS RELATING TO IT.

     Because we will manage substantially all of the business and affairs of El Paso Energy Partners under the delegation agreement with El Paso Energy Partners Company, we could be held to have fiduciary duties similar to those of the general partner. These state laws standards include the highest duties of good faith, fairness and loyalty to the shareholders and to the unitholders, as applicable. The duty of loyalty generally would prohibit our board of directors or El Paso Energy Partners Company from taking any action or engaging in any transaction as to which it has a conflict of interest. Although El Paso Energy Partners' general partner owes certain fiduciary duties to it and will be liable for all of El Paso Energy Partners' debts, other than non-recourse debts, to the extent not paid by El Paso Energy Partners, certain provisions of El Paso Energy Partners' partnership agreement contain exculpatory language purporting to limit the liability of its general partner to it and its unitholders. For example, the partnership agreement provides that:

     - borrowings of money by El Paso Energy Partners, or the approval of the borrowings by its general partner, will not constitute a breach of any duty of its general partner to it or its unitholders whether or not the purpose or effect of the borrowing is to permit distributions on its limited partner interests or to result in or increase incentive distributions to its general partner;

     - any action taken by its general partner consistent with the standards of reasonable discretion set forth in certain definitions in its partnership agreement will be deemed not to breach any duty of its general partner to it or to its unitholders; and

     - in the absence of bad faith by its general partner, the resolution of conflicts of interest by its general partner will not constitute a breach of the partnership agreement or a breach of any standard of care or duty.

     Provisions of the partnership agreement also purport to modify the fiduciary duty standards to which its general partner would otherwise be subject under Delaware law, under which a general partner owes its limited partners the highest duties of good faith, fairness and loyalty. The duty of loyalty would generally prohibit its general partner from taking any action or engaging in any transaction as to which it had a conflict of interest. The partnership agreement permits its general partner to exercise the discretion and authority granted to it in that agreement in managing it and in conducting its retained operations, so long as its actions are not inconsistent with its interests. El Paso Energy Partners' general partner and its officers and directors may not be liable to it or to its unitholders for certain actions or omissions which might otherwise be deemed to be a breach of fiduciary duty under Delaware or other applicable state law. Further, the partnership agreement requires it to indemnify its general partner to the fullest extent permitted by law, which indemnification, in light of the exculpatory provisions in the partnership agreement, could result in it indemnifying its general partner for negligent acts. Neither El Paso Corporation nor any of its other subsidiaries, other than its general partner, owes fiduciary duties to us.

 EL PASO CORPORATION MAY EXERCISE ITS PURCHASE RIGHTS AT A TIME OR PRICE THAT MAY BE UNDESIRABLE TO YOU.

     El Paso Corporation or its affiliates may exercise its purchase rights to acquire your shares at any time in its sole discretion after the conditions for such exercise have been satisfied. In exercising the rights, El Paso Corporation and its affiliates do not have to consider whether the exercise is in your best interest. As a result, El Paso Corporation may purchase your shares at a time or price that you find undesirable. For more information, please read "Description of Our Shares -- Optional Purchase Events" and "Description of Our
Shares -- Special Purchase Events."

FIDUCIARY DUTIES OWED TO OUR SHAREHOLDERS AND TO THE OWNERS OF UNITS

     The fiduciary duties owed to you by our board of directors are prescribed by Delaware law and our limited liability company agreement. Similarly, the fiduciary duties owed to the owners of units of El Paso Energy Partners by the general partner of El Paso Energy Partners and its board of directors are prescribed by Delaware law and El Paso Energy Partners' partnership agreement. Also, as a result of the delegation agreement, our board of directors could be held to have fiduciary duties similar to the general partner of El Paso Energy Partners. The Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act provide that Delaware limited liability companies and Delaware limited partnerships, respectively, may, in their limited liability company agreements and partnership agreements, as applicable, restrict the fiduciary duties owed by their boards of directors to their shareholders and by their general partner to their limited partners.

     Our limited liability company agreement and the El Paso Energy Partners partnership agreement contain various provisions restricting the fiduciary duties that might otherwise be owed. We have modified the fiduciary duties that might otherwise be owed to the shareholders and unitholders in order to accommodate the complex organizational structure and the interrelationships among us and El Paso Energy Partners Company, El Paso Energy Partners, El Paso Corporation and all of their respective affiliates. Additionally, without these modifications, the ability of our board of directors and the general partner of El Paso Energy Partners to make decisions involving conflicts of interest would be restricted. The modifications also enable us to attract and retain experienced and capable directors and officers. These modifications could be detrimental to our shareholders and the limited partners of El Paso Energy Partners because they restrict the remedies available to our shareholders and the limited partners of El Paso Energy Partners for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below.

     The following is a summary of the material restrictions of the fiduciary duties owed by our board of directors to our shareholders and by our board of directors and the general partner of
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

El Paso Energy Partners to the limited partners of El Paso Energy Partners. Any fiduciary duties owed to our shareholders by El Paso Corporation and its affiliates, as the beneficial owner of all our voting shares, are similarly restricted or eliminated. These limited fiduciary duties are very different from the more familiar duties of a corporate board of directors, which must always act in the best interests of the corporation and its stockholders.

State-law fiduciary duty
standards.....................   Fiduciary duties generally are considered to
                                 include an obligation to act with due care and loyalty. The duty of care, unless the limited liability company agreement or partnership agreement provides otherwise, generally would require a manager, director or general partner to act for the limited liability company or limited partnership, as applicable, in the same manner as a prudent person would act on his or her own behalf. The duty of loyalty, in the absence of a provision in a limited liability company agreement or partnership agreement providing otherwise, would generally prohibit a manager of a Delaware limited liability company or a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

Our limited liability company
agreement modifies these
standards.....................   Our limited liability company agreement
                                 contains provisions that prohibit shareholders from advancing claims arising from conduct by our board of directors that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our limited liability company agreement permits our board of directors to make a number of decisions in its "sole discretion." This entitles our board of directors to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any shareholder.

                                 El Paso Corporation, its affiliates, and their officers and directors who are also our officers or directors are not required to offer to us any business opportunity.

                                 In addition to the other more specific
                                 provisions limiting the obligations of our board of directors, our limited liability company agreement further provides that our board of directors will not be liable for monetary damages to us or our shareholders for any acts or omissions if our board of directors acted in good faith. Please read "Limited Liability Company Agreement -- Exculpation and Indemnification."

El Paso Energy Partners
partnership agreement modifies
these standards...............   The general partner of El Paso Energy Partners,
                                 pursuant to the partnership agreement of El
                                 Paso Energy Partners, and our board of
                                 directors, by virtue of the delegation
                                 agreement, are permitted to avoid personal liability in connection with the management of El Paso Energy

                                 Partners. The partnership agreement provides that the general partner does not breach its fiduciary duty even if the partnership could have obtained more favorable terms without limitations on the general partner's liability.

                                 The partnership agreement of El Paso Energy
                                 Partners contains provisions that allow the general partner and by virtue of the delegation agreement, our board of directors, to take into account the interests of parties in addition to El Paso Energy Partners in resolving conflicts of interest, thereby limiting its fiduciary duties to the limited partners. Also, the partnership agreement contains provisions that may restrict the remedies available to limited partners for actions taken that might, without such limitations, constitute breaches of fiduciary duties. Because some of our directors and officers are also directors and officers of El Paso Corporation and the general partner of El Paso Energy Partners, the duties of the directors and officers of El Paso Corporation to the shareholders of El Paso Corporation may, therefore, come into conflict with the duties of the general partner and our board of directors, to the limited partners, and the duties of our board of directors to our shareholders.

Rights and remedies of
shareholders..................   The Delaware Limited Liability Company Act
                                 generally provides that a shareholder of a limited liability company may bring an action in the right of a limited liability company to recover a judgment in its favor if the board of directors has refused to bring the action or if an effort to cause the board of directors to bring the action is not likely to succeed.
                                 These actions could include actions against the board of directors or particular directors for breach of fiduciary duties or of the limited liability company agreement. In addition, the statutory or case law of some jurisdictions may permit a shareholder to institute legal action on behalf of himself or herself and all other similarly situated shareholders to recover damages from our board of directors or officers for violations of fiduciary duties or our limited liability company agreement.

     By becoming one of our shareholders, a shareholder agrees to be bound by the provisions in the limited liability company agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Limited Liability Company Act favoring the principle of freedom of contract and the enforceability of limited liability company agreements. It is not necessary for a shareholder to sign the limited liability company agreement in order for the limited liability company agreement to be enforceable against that shareholder.

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

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering there has been no public market for or holders of our shares, and no predictions can be made regarding the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time.

     The shares sold in the offering generally will be freely transferable without restriction or further registration under the Securities Act of 1933, except that any shares owned by an "affiliate" of our company, including El Paso Corporation and El Paso Energy Partners Company, may not be resold publicly other than in compliance with the registration requirements of the Securities Act of 1933 or under an exemption under Rule 144 of the Securities Act of 1933 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

     - 1% of the total number of the securities outstanding; or

     - the average weekly reported trading volume of the securities for the four calendar weeks prior to the sale.

     Sales under Rule 144 also are subject to specific manner of sale provisions, notice requirements and the availability of current public information about us.

     El Paso Energy Partners Company and its affiliates have agreed not to sell any shares they beneficially own for a period of 180 days from the date of this prospectus. Please read "Underwriting" for a description of these lock-up provisions.

                           MATERIAL TAX CONSEQUENCES

     This section is a summary of the material United States federal income tax considerations that may be relevant to prospective owners of shares and, unless otherwise noted in the following discussion, is the opinion of our counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., in so far as it relates to matters of the United States federal income tax law and legal conclusions with respect to those matters. All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, constitute the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. and are based on the accuracy of the representations made by us and El Paso Energy Partners Company. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended, existing and proposed regulations thereunder and current administrative rulings and court decisions.

     The following discussion does not address all federal income tax matters affecting us, El Paso Energy Partners or the owners of shares, nor does it address all state, local or foreign tax matters. Moreover, the discussion does not address the federal income tax consequences that may be relevant to certain types of investors subject to special treatment under the federal income tax laws, such as financial institutions, insurance companies, estates, trusts, dealers and persons entering into hedging transactions. Accordingly, we urge prospective holders of shares to consult, and depend on, their own tax advisors in analyzing the tax consequences, including the applicability and effect of any federal, state, local or foreign tax laws, particular to their ownership or disposition of shares.

LEGAL OPINIONS

     Akin, Gump, Strauss, Hauer & Feld, L.L.P. is of the opinion that, based on the accuracy of the representations made by us and El Paso Energy Partners Company and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes, (1) El Paso Energy Partners and its subsidiaries will each be treated as a partnership or as a disregarded entity, (2) owners of units will be treated as partners of El Paso Energy Partners, and (3) except upon a liquidation of El Paso Energy Partners, our election to be allocated income after all of our shares are purchased by El Paso Corporation, or upon a disposition of the i-units, we will not have income for federal income tax purposes as a result of our ownership of the i-units. In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, are the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

     No ruling has been requested from the IRS regarding any matter affecting us or prospective owners of shares or units. The opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. represents only its best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for shares and the price at which they trade. The cost of any contest with the IRS will be borne directly or indirectly by us and indirectly by the owners of shares. Furthermore, the tax considerations discussed herein may be significantly modified by future legislative or administrative changes or court decisions. Any modification may or may not be retroactively applied.

FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE OWNERSHIP AND DISPOSITION OF SHARES

  OUR STATUS AS A CORPORATION FOR FEDERAL INCOME TAX PURPOSES

     We will elect, effective upon the closing of this offering, to be treated as a corporation for federal income tax purposes. Thus, we are subject to federal income tax on our taxable income at tax rates up to 35%. Additionally, in certain instances we could be subject to the alternative minimum tax of 20% on our alternative minimum taxable income to the extent that the alternative minimum tax exceeds our regular tax.

     The i-units owned by us will not be entitled to allocations of income, gain, loss or deduction of El Paso Energy Partners until such time as it is liquidated. See "Our Ownership of i-units" below. Thus, we do not anticipate that we will have material amounts of either taxable income or alternative minimum taxable income resulting from our ownership of the i-units unless we dispose of the i-units in a taxable transaction or El Paso Energy Partners is liquidated. See "Material Tax Consequences -- Federal Income Tax Considerations Associated with the Ownership and Disposition of Shares -- Our Ownership of i-units."

  TAX CONSEQUENCES OF SHARE OWNERSHIP

     No Flow-Through of Our Taxable Income. Because we are treated as a corporation for federal income tax purposes, an owner of shares will not report on its federal income tax return any of our items of income, gain, loss and deduction.

     Distributions of Additional Shares. Under the terms of our limited liability company agreement, except in connection with our liquidation, we will not make distributions of cash in respect of shares but rather will make distributions of additional shares. Because these distributions of additional shares will be made proportionately to all owners of shares, the receipt of these additional shares will not be includable in the gross income of an owner of our shares for federal income tax purposes. As each owner of our shares receives distributions of additional shares, it will be required to allocate its basis in the shares in the manner described below. See "Material Tax Consequences -- Tax Consequences of Share Ownership -- Basis of Shares."

     Basis of Shares. A holder's initial tax basis for its shares will be the amount paid for them. As additional shares are received by an owner of shares, that owner will be required to allocate its tax basis in its shares equally between the old shares and the new shares received. If the old shares were acquired for different prices, and the owner can identify each separate lot, then the basis of each old lot of shares can be used separately in the allocation. If an owner of shares cannot identify each lot, then it must use the first-in first-out tracing approach.

     Disposition of Shares for Cash. Gain or loss will be recognized on a sale or other disposition of shares, whether to a third party or to El Paso Corporation pursuant to the El Paso Corporation purchase provisions or in connection with the liquidation of us, equal to the difference between the amount realized and the owner's tax basis for the shares sold or otherwise disposed of. An owner's amount realized will be measured by the sum of the cash and the fair market value of other property received by it.

     Except as noted below, gain or loss recognized by an owner of shares, other than a "dealer" in shares, on the sale of a share will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of shares held more than 12 months will generally be taxed at a maximum rate of 20%, subject to the discussion below relating to straddles. Capital gain recognized by a corporation on the sale of shares will generally be taxed at a maximum rate of 35%. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

     Capital gain treatment may not result from a disposition of shares if our shareholders as a group own 50% or more of the stock of El Paso Corporation. In this case, if either we or El Paso Corporation has earnings and profits, then the amount received by a seller of shares may be taxed as ordinary income to the extent of its portion of those earnings and profits, but only if the seller sells less than all of its shares or is a shareholder of El Paso Corporation after applying the ownership attribution rules.

     For purposes of determining whether capital gains or losses on the disposition of shares are long or short term, subject to the discussion below relating to straddles, an owner's holding period begins on its acquisition of shares pursuant to this offering. As additional shares are received by an owner of shares, the holding period of each new share received will also include the period for which the owner held the old shares to which the new share relates.

     Because the purchase rights in respect of the shares arise as a result of agreements other than solely with us, these rights do not appear to constitute inherent features of the shares for tax purposes, See "Description of the Shares -- Optional Purchase Events, -- Special Purchase Events." As such, it is possible that the IRS would assert that shares and the related purchase rights constitute a straddle for federal income tax purposes to the extent that such rights are viewed as resulting in a substantial diminution of a share purchaser's risk of loss from owning its shares. In that case, any owner who incurs interest or other carrying charges that are allocable to the shares (as would be the case if the owner finances its acquisition of shares with debt) would have to capitalize such interest or carrying charges to the basis of the related shares and purchase rights rather than deducting them currently. In addition, the holding period of the shares would be suspended, resulting in short-term capital gain or loss (generally taxed at ordinary income rates) upon a taxable disposition even if the shares were held for more than 12 months. However, we believe that the purchase rights have minimal value and do not result in a substantial diminution of a share purchaser's risk of loss from owning shares. Based on that, the shares and the related purchase rights should not constitute a straddle for federal income tax purposes and therefore should not result in any suspension of an owner's holding period or interest and carrying charge capitalization, although there can be no assurance that the IRS or the courts would agree with this conclusion.

     Investment in Shares by Tax-Exempt Investors, Regulated Investment Companies and Non-U.S. Persons. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts, known as IRAs, and other retirement plans, are subject to federal income tax on unrelated business taxable income. Because we will be treated as a corporation for federal income tax purposes, an owner of shares will not report on its federal income tax return any of our items of income, gain, loss and deduction. Therefore, a tax-exempt investor will not have unrelated business taxable income attributable to its ownership or sale of shares unless its ownership of the shares is debt financed. In general, a share would be debt financed if the tax-exempt owner of shares incurs debt to acquire a share or otherwise incurs or maintains a debt that would not have been incurred or maintained if that share had not been acquired.

     A regulated investment company, known as a mutual fund, is required to derive 90% or more of its gross income from qualifying income. As stated above, an owner of shares will not report on its federal income tax return any of our items of income, gain, loss and deduction. Thus, ownership of shares will not result in income which is not qualifying income to a mutual fund. Furthermore, any gain from the sale or other disposition of the shares, and the associated purchase rights, will qualify for purposes of that 90% test. Finally, shares, and the associated purchase rights, will constitute qualifying assets to mutual funds which also must own at least 50% qualifying assets at the end of each quarter.

     Because distributions of additional shares will be made proportionately to all owners of shares, the receipt of these additional shares will not be includable in the gross income of an owner of shares for United States federal income tax purposes. Therefore, no withholding taxes will be imposed on distributions of additional shares to non-resident aliens and foreign corporations, trust or estates. A non-United States owner of shares generally will not be subject to United States federal income tax or subject to withholding on any gain recognized on the sale or other disposition of shares unless:

     - the gain is considered effectively connected with the conduct of a trade or business by the non-United States owner within the United States and, where a tax treaty applies, is attributable to a United States permanent establishment of that owner (and, in which case, if the owner is a foreign corporation, it may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable income tax treaty);

     - the non-United States owner is an individual who holds the shares as a capital asset and is present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

     - we are or have been a "United States real property holding corporation," or a USRPHC, for United States federal income tax purposes.

     We believe that we will be a USRPHC for United States federal income tax purposes. Therefore, any gain on the sale or other disposition of shares by a non-United States owner will be subject to United States federal income tax unless the shares are regularly traded on established securities market and the non-United States owner has not actually or constructively held more than 5% of the shares at any time during the shorter of the five-year period preceding the disposition or that owner's holding period. We expect our shares to be traded on such an established securities market.

     Merger of El Paso Energy Partners and El Paso Energy Management. As discussed under "Limited Liability Company Agreement -- Merger," if El Paso Energy Partners were to be treated as a corporation for federal income tax purposes, the owner of our voting shares could cause us to merge into El Paso Energy Partners or one of its subsidiaries provided that the merger is currently non-taxable to our shareholders based upon an opinion of counsel or a ruling from the IRS. In such event, you would receive common units or other securities substantially similar to the common units in exchange for your shares in a transaction in which neither gain nor loss is recognized.

     Our Ownership of i-Units. A partner in a partnership is generally required to report on its federal income tax return its share of the partnership's income, gain, loss and deduction. However, the terms of the i-units provide that no allocations of income, gain, loss or deduction will be made in respect of the i-units until such time as there is a liquidation of El Paso Energy Partners. If there is a liquidation of El Paso Energy Partners, it is intended that we will receive allocations of income and gain, or deduction and loss, in an amount necessary for the capital account attributable to each i-unit to be equal to that of a common unit. As a result, we would likely realize taxable income or loss upon the liquidation of El Paso Energy Partners. However, no assurance can be given that there will be sufficient amounts of income and gain, or deduction or loss, to cause the capital account attributable to each i-unit to be equal to that of a common unit. If they are not equal, we may receive less value than would be received by a holder of common units upon such a liquidation. We would also likely realize taxable income or loss upon any sale or other disposition of our i-units.

     In rendering its opinion, Akin, Gump, Strauss, Hauer & Feld, L.L.P. has relied on factual representations made by us, El Paso Energy Partners and its general partner. The representations made by us, El Paso Energy Partners and its general partner upon which Akin, Gump, Strauss, Hauer & Feld, L.L.P. has relied are:

     - neither El Paso Energy Partners nor its subsidiaries have elected or will elect to be treated as a corporation;

     - prior to January 1, 1997, (i) El Paso Energy Partners and each of its subsidiaries were operated in accordance with applicable state partnership statutes, their respective partnership agreements and the statements and representations made in this prospectus, and (ii) in the aggregate as a general and limited partner at least a 20% interest in the capital and 19% of our outstanding units and was acting for its own account and not as a mere agent of the limited partners, or (iii) assets (excluding any interest in, or notes or receivables due from, us or our operating subsidiaries), the fair market value of which exceed their liabilities by the amount of at least 5% of the fair market value of all partnership interests outstanding immediately after the initial public offering of preference units, plus 5% of any additional net capital contributions to us made after the initial public offering;

     - for each taxable year, more than 90% of El Paso Energy Partners' gross income has been and will be income from sources that Akin, Gump, Strauss, Hauer & Feld, L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code;

     - prior to January 1, 1992, except as otherwise required by Section 704 of the Code, our general partner had an interest in each material item of our operating subsidiaries' income, gain, loss, deduction and credit equal to at least 1% at all times during our existence and the existence of our operating companies;

     - prior to January 1, 1992, our general partner acted independently of our limited partners; and

     - each hedging transaction treated as resulting in "qualifying income" by El Paso Energy Partners will be accurately identified as a hedging transaction pursuant to applicable Treasury regulations, and will be associated with oil, gas or products thereof that are held or to be held by El Paso Energy Partners in activities that Akin, Gump, Strauss, Hauer & Feld, L.L.P. has opined or will opine result in qualifying income.

     Section 7704 of the Internal Revenue Service Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the marketing, transportation, storage and processing of crude oil, natural gas and products thereof. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. El Paso Energy Partners estimates that less than 5% of its current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us, El Paso Energy Partners and its general partner and a review of the applicable legal authorities, Akin, Gump, Strauss, Hauer & Feld, L.L.P. is of the opinion that at least 90% of El Paso Energy Partners' current gross income constitutes qualifying income.

     If El Paso Energy Partners fails to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, El Paso Energy Partners will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which it fails to meet the Qualifying Income Exception, in return for stock in that corporation and then distributed that stock to the unitholders in liquidation of their interests in El Paso Energy Partners. This contribution and liquidation should be tax-free to unitholders and El Paso Energy Partners so long as El Paso Energy Partners, at that time, does not have liabilities in excess of the tax basis of its assets. Thereafter, El Paso Energy Partners would be treated as a corporation for U.S. federal income tax purposes.

     If El Paso Energy Partners were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to its unitholders, and its net income would be taxed to it at corporate rates. Our ownership of additional i-units after each quarterly distribution of cash to common unitholders generally would be taxed as a corporate distribution to us, with that distribution treated as either taxable dividend income, to the extent of El Paso Energy Partners' current or accumulated earning and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of our tax basis in our i-units, or taxable capital gain, after our tax basis in our i-units is reduced to zero. Because a tax would be imposed upon El Paso Energy Partners as a corporation, the cash available for distribution to a common unitholder would be substantially reduced, which would reduce the value of additional i-units we own after a distribution of cash is made to other unitholders and the value of our share distributed quarterly to you. Accordingly, El Paso Energy Partners' treatment as a corporation would result in a substantial reduction of the value of our shares.

                              ERISA CONSIDERATIONS

     The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended, commonly known as "ERISA," and the prohibited transaction provisions of section 4975 of the Internal Revenue Code that may be relevant to a prospective purchaser of shares. The discussion does not purport to deal with all aspects of ERISA or section 4975 of the Internal Revenue Code that may be relevant to particular shareholders in light of their particular circumstances.

     The discussion is based on current provisions of ERISA and the Internal Revenue Code, existing and currently proposed regulations under ERISA and the Internal Revenue Code, the legislative history of ERISA and the Internal Revenue Code, existing administrative rulings of the Department of Labor, or the DOL, and reported judicial decisions. No assurance can be given that legislative, judicial, or administrative changes will not affect the accuracy of any statements herein with respect to transactions entered into or contemplated prior to the effective date of such changes.

     A FIDUCIARY MAKING A DECISION TO INVEST IN THE SHARES ON BEHALF OF A PROSPECTIVE PURCHASER THAT IS AN EMPLOYEE BENEFIT PLAN, A TAX-QUALIFIED RETIREMENT PLAN, OR AN IRA IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA, SECTION 4975 OF THE INTERNAL REVENUE CODE, AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, SALE OR EXCHANGE OF THE SHARES BY SUCH PLAN OR IRA.

     Each fiduciary of a pension, profit-sharing, or other employee benefit plan, known as an "ERISA Plan," subject to Title I of ERISA should consider carefully whether an investment in the shares is consistent with his fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require an ERISA Plan's investments to be (1) prudent and in the best interests of the ERISA Plan, its participants, and its beneficiaries, (2) diversified in order to minimize the risk of large losses, unless it is clearly prudent not to do so, and (3) authorized under the terms of the ERISA Plan's governing documents, provided the documents are consistent with ERISA. In determining whether an investment in the shares is prudent for purposes of ERISA, the appropriate fiduciary of an ERISA Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA Plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA Plan, taking into consideration the risk of loss and opportunity for gain or other return from the investment, the diversification, cash flow, and funding requirements of the ERISA Plan's portfolio.

     The fiduciary of an individual retirement account, commonly called an "IRA," or of a qualified retirement plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees, which we refer to as a "Non-ERISA Plan," should consider that such an IRA or Non-ERISA Plan may only make investments that are authorized by the appropriate governing documents and under applicable state law.

     Fiduciaries of ERISA Plans and persons making the investment decision for an IRA or other Non-ERISA Plan should consider the application of the prohibited transaction provisions of ERISA and the Internal Revenue Code in making their investment decision. A "party in interest" or "disqualified person" with respect to an ERISA Plan or with respect to a Non-ERISA Plan or IRA subject to Internal Revenue Code section 4975 is subject to (1) an initial 15% excise tax on the amount involved in any prohibited transaction involving the assets of the plan or IRA and (2) an excise tax equal to 100% of the amount involved if any prohibited transaction is not corrected. If the disqualified person who engages in the transaction is the individual on behalf of whom an IRA is maintained or his or her beneficiary, the IRA will lose its tax-exempt status and its assets will be deemed to have been distributed to such individual in a taxable distribution, and no excise tax will be imposed on account of the prohibited transaction. In addition, a fiduciary who permits an ERISA Plan to engage in a transaction that the fiduciary knows or should know
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

is a prohibited transaction may be liable to the ERISA Plan for any loss the ERISA Plan incurs as a result of the transaction or for any profits earned by the fiduciary in the transaction.

     The following section discusses certain principles that apply in determining whether the fiduciary requirements of ERISA and the prohibited transaction provisions of ERISA and the Internal Revenue Code apply to an entity because one or more investors in the equity interests in the entity is an ERISA Plan or is a Non-ERISA Plan or IRA subject to section 4975 of the Internal Revenue Code. An ERISA Plan fiduciary also should consider the relevance of those principles to ERISA's prohibition on improper delegation of control over or responsibility for "plan assets" and ERISA's imposition of co-fiduciary liability who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach by another fiduciary.

     Regulations of the DOL defining "plan assets," which we refer to as the "Plan Asset Regulations," generally provide that when an ERISA Plan or Non-ERISA Plan or IRA acquires a security that is an equity interest in an entity and the security is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA or Non-ERISA Plan's or IRA's assets include both the equity interest and an undivided interest in each of the underlying assets of the issuer of such equity interest, unless one or more exceptions specified in the Plan Asset Regulations are satisfied.

     The Plan Asset Regulations define a publicly-offered security as a security that is "widely-held," "freely transferable," and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act, provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred. The Plan Asset Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be widely held because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The Plan Asset Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances.

     It is anticipated that the shares will meet the criteria of publicly offered securities under the Plan Asset Regulations. The Underwriters expect, although no assurance can be given, that the shares will be held beneficially by more than 100 independent persons by the conclusion of the offering; there are no restrictions imposed on the transfer of shares; and the shares will be sold as part of an offering pursuant to an effective registration statement under the Securities Act of 1933, and thus will be timely registered under the Securities Exchange Act of 1934.

                                  UNDERWRITING

     We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is a representative of the underwriters.

                        Underwriters                           Number of Shares
                        ------------                           ----------------
Goldman, Sachs & Co.........................................
                                                                 -----------
  Total.....................................................      20,000,000
                                                                 ===========

     As part of this offering, the underwriters will sell 5,300,000 shares to El Paso Corporation. The underwriters are not entitled to any discount or commission on these shares.

     The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 2,205,000 shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 2,205,000 additional shares.

           Paid by El Paso Energy Management             No Exercise   Full Exercise
           ---------------------------------             -----------   -------------
Per Share..............................................  $               $
Total..................................................  $               $

     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

     We, El Paso Energy Partners, El Paso Energy Partners Company and some of its affiliates, our and their directors and executive officers have agreed with the underwriters not to dispose of or hedge any securities of El Paso Energy Partners or El Paso Energy Management that are substantially similar to the shares, i-units or common units, including, but not limited to, any securities that are convertible or exchangeable for shares, i-units or common units or any substantially similar securities, other than transfers to affiliates that remain affiliates, without the prior written consent of Goldman, Sachs & Co. in its sole discretion. Goldman, Sachs & Co. has no set criteria for the waiver of these restrictions and currently has no intention to waive these restrictions. With respect to shares and i-units and securities of such issuers that are substantially similar to the shares and i-units as described above, but specifically excluding common units, the lock-up period will be from the date of this prospectus and continuing through the date 180 days after the date of this prospectus. With respect to the common units and securities of such issuers that are substantially similar to the common units as described above, the lock-up period will be from the date of this prospectus and continuing through the date of 60 days after the date of this prospectus. This agreement does not apply to
(1) the sale of
i-units by El Paso Energy Partners to us and subsequent quarterly splits of i-units and distribution of shares as contemplated by the prospectus, (2) the disposal of these securities in connection with the acquisition of assets (other than cash), businesses or the capital stock or other ownership interests of businesses by any of El Paso Corporation, El Paso Energy Partners, or any operating subsidiary of El Paso Energy Partners owning common units or Series B preference units on the date of this prospectus if the recipient of such securities agrees not to dispose of the securities received in connection with such acquisitions during the lock-up period, (3) the disposal of these securities pursuant to an employee stock or unit option plan existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus, and (4) the redemption of Series B preference units. Please read "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

     Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated between us and the representatives of the underwriters. We expect our shares to be offered at a price within approximately 5% of the closing price of El Paso Energy Partners' common units, which trade on the New York Stock Exchange under the symbol "EPN," prior to the determination of the offering price. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions and the recent market price of the common units, will be El Paso Energy Partners' historical performance, estimates of our business potential and earnings prospects and that of El Paso Energy Partners, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     We intend to apply to list our shares on the New York Stock Exchange under
the symbol "       ." In order to meet one of the requirements for listing the shares on the New York Stock Exchange, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

     In connection with the offering, the underwriters may purchase and sell shares and common units in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares from us. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares or common units made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the shares or the common units, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the shares or the common units. As a result, the price of the shares or the common units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the Closing Date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or the ("FSMA,") received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to us; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

     A prospectus in electronic format will be made available on the websites maintained by one or more of the lead managers of this offering and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make internet distributions on the same basis as other allocations.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     We estimate that our share of the total expenses of the offering, excluding
underwriting discounts and commissions, will be approximately $          .

     We and El Paso Energy Partners have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Some of the underwriters and their affiliates have from time to time performed various investment banking and financial advisory services, participated in the underwriting of debt and equity securities offerings and served as lender or agent under credit facilities for El Paso Energy Partners, El Paso Corporation and their affiliates for which they have received customary fees and reimbursement of their out of pocket expenses. The underwriters and their affiliates may, from time to time in the future, engage in transactions with and perform services for us, El Paso Energy Partners, El Paso Corporation and their affiliates in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the shares and i-units offered by this prospectus will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Houston, Texas. Various legal matters relating to the offering will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statement as of July 31, 2002 of El Paso Energy Management, L.L.C. included in this prospectus and registration statement, has been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements incorporated in this prospectus and registration statement by reference to the Current Report on Form 8-K/A dated July 19, 2002 of El Paso Energy Partners, L.P., the Annual Report on Form 10-K of El Paso Energy Partners, L.P. for Poseidon Oil Pipeline Company, L.L.C., the Current Report on Form 8-K dated April 22, 2002 of El Paso Energy Partners, L.P., and the Current Report on Form 8-K dated August 12, 2002 of El Paso Energy Partners, L.P., have been so incorporated in reliance on the reports of PricewaterhouseCoopers L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consent of Arthur Andersen LLP to the inclusion of its report regarding the financial statements of Poseidon Oil Pipeline Company, L.L.C. with respect to periods prior to 2001, incorporated in this prospectus and registration statement by reference to El Paso Energy Partners' Annual Report on Form 10-K for the year ended December 31, 2000, is omitted pursuant to Securities Act Rule 437a. We attempted to obtain the appropriate consent from Arthur Andersen LLP, but the personnel responsible for the audit of Poseidon's financial statements are no longer employed by Arthur Andersen LLP. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein. We have not obtained a consent from Arthur Andersen LLP with respect to such financial statements. Please see "Risk Factors -- Risks Related to El Paso Energy Partners' Business" for more information regarding Arthur Andersen LLP.

     Information derived from the report of Netherland, Sewell & Associates, Inc., independent petroleum engineers, with respect to El Paso Energy Partners' estimated oil and natural gas reserves incorporated in this prospectus and registration statement by reference to El Paso Energy Partners' Annual Report on Form 10-K for the year ended December 31, 2001, has been so incorporated in reliance on the authority of said firm as experts with respect to such matters contained in their report.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed on Form S-1, and El Paso Energy Partners have filed on Form S-3, a registration statement with the SEC under the Securities Act of 1933 with respect to the securities offered in this offering. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, or the exhibits which are part of the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. For further information about us and El Paso Energy Partners and about the securities to be sold in this offering, please refer to the registration statement and the exhibits which are part of the registration statement.

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the SEC. Our periodic reports, proxy and information statements and other information will be available for inspection and copying at the regional offices, public references facilities and web site of the SEC referred to below.

     We intend to furnish our shareholders with annual reports containing audited financial statements and an opinion thereon expressed by independent certified public accountants. We also intend to furnish other reports as we may determine or as required by law.

     El Paso Energy Partners file annual, quarterly and other reports, proxy statements and other information with the SEC. You can inspect and/or copy these reports and other information on the Internet or at offices maintained by the SEC, including:

     - the SEC's website at http://www.sec.gov; and

     - the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     You may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330.

     Because El Paso Energy Partners' common units are listed on the New York Stock Exchange, El Paso Energy Partners' reports, proxy statements and other information can be reviewed and copied at the office of that exchange at 20 Broad Street, New York, New York 10005.

     The SEC allows El Paso Energy Partners to "incorporate by reference" the information they file with them, which means that El Paso Energy Partners can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that El Paso Energy Partners file later with the SEC will automatically update and supersede this information. El Paso Energy Partners incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering, other than information furnished under Item 9 of any Current Report on Form 8-K that is listed below or filed in the future and which is not deemed filed under the Securities Exchange Act of 1934 and is not incorporated in this prospectus:

EL PASO ENERGY PARTNERS SEC FILINGS
(FILE NO. 1-11680)                                                        PERIOD
-----------------------------------                                       ------
Current Report on Form 8-K                                    Filed August 12, 2002
Current Report on Form 8-K                                    Filed July 31, 2002
Current Report on Form 8-K                                    Filed July 24, 2002
Current Report on Form 8-K/A                                  Filed July 19, 2002
Current Report on Form 8-K                                    Filed July 15, 2002
Current Report on Form 8-K                                    Filed June 5, 2002
Quarterly Report on Form 10-Q                                 Quarter Ended March 31, 2002
Current Report on Form 8-K                                    Filed April 29, 2002
Current Report on Form 8-K                                    Filed April 24, 2002
Current Report on Form 8-K                                    Filed April 22, 2002
Current Report on Form 8-K                                    Filed April 15, 2002
Annual Report on Form 10-K                                    Year Ended December 31, 2001

     El Paso Energy Partners will provide a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents at no cost by request directed to them at the following address and telephone number:

El Paso Energy Partners
4 East Greenway Plaza
Houston, Texas 77046
(832) 676-5332
Attention: Investor Relations

     The information concerning El Paso Energy Partners contained or incorporated by reference in this document has been provided by El Paso Energy Partners.

     You should rely only on the information contained or incorporated by reference in this prospectus to purchase the securities offered by this prospectus. Neither we nor El Paso Energy Partners have authorized anyone to provide you with information that is different from what is contained in this prospectus. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the cover, and the mailing of the prospectus to shareholders shall not create any implication to the contrary.

                              FINANCIAL STATEMENTS

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Member of
  El Paso Energy Management, L.L.C.:

     In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of El Paso Energy Management, L.L.C. at July 31, 2002 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

                                          /s/ PricewaterhouseCoopers LLP

Houston, Texas
August 12, 2002

                       EL PASO ENERGY MANAGEMENT, L.L.C.

                                 BALANCE SHEET

                                 JULY 31, 2002

                               ASSETS
     Total assets...........................................  $   --
                                                              ======
                               EQUITY
Voting shares; unlimited shares authorized; 1 share issued
  and outstanding...........................................  $1,000
Nonvoting shares; unlimited shares authorized; no shares
  issued....................................................      --
Contribution receivable from parent.........................  (1,000)
                                                              ------
     Total equity...........................................  $   --
                                                              ======

                            See accompanying notes.

                         EL PASO ENERGY MANAGEMENT, LLC

                             NOTES TO BALANCE SHEET

1.  FORMATION AND NATURE OF BUSINESS

     We are a Delaware limited liability company formed on July 19, 2002 under the Delaware Limited Liability Company Act. El Paso Energy Partners Company, a wholly owned subsidiary of El Paso Corporation, a major energy company traded on the New York Stock Exchange under the ticker symbol "EP", owns all of our voting securities and is our sole managing member.

     We were formed to (i) issue shares and invest substantially all of the proceeds from such share offering in a new class of limited partner interests, referred to as i-units, in El Paso Energy Partners and (ii) enter into an agreement with El Paso Energy Partners Company whereby we will manage the business and affairs of El Paso Energy Partners, L.P. We can provide no assurance that these transactions and agreements will be consummated as described. We have had no operations since our formation.

2.  CAPITALIZATION

     Our authorized capital structure consists of two classes of membership interests (1) nonvoting shares and (2) voting shares. Additional equity interests may be approved by our board and the vote of the holders of a majority of the outstanding shares of nonvoting equity interests. As of July 31, 2002, the issued capitalization consists of $1,000 contributed by El Paso Energy Partners Company for its voting equity interest. Our contribution receivable was generated from the initial capitalization of us.

          ------------------------------------------------------------
          ------------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                                                 Page
                                                 ----
Prospectus Summary.............................    1
Risk Factors...................................   31
Information Regarding Forward Looking
  Statements...................................   50
Planned Acquisition of the San Juan Assets.....   51
Use of Proceeds................................   53
Distributions and Distribution Policy..........   54
Capitalization of El Paso Management...........   63
Capitalization of El Paso Energy Partners......   64
Selected Financial Data of El Paso Energy
  Partners.....................................   66
Selected Pro Forma Financial Data of El Paso
  Energy Partners, L.P. .......................   70
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................   74
Business.......................................  108
Description of Our Shares......................  132
Description of the i-Units.....................  144
Management of El Paso Management...............  147
Comparison of El Paso Energy Partners' Units
  With Our Shares..............................  149
Limited Liability Company Agreement............  153
Relationships and Related Party Transactions...  159
Conflicts of Interest and Fiduciary
  Relationships................................  163
Shares Eligible for Future Sale................  171
Material Tax Consequences......................  172
ERISA Considerations...........................  178
Underwriting...................................  180
Legal Matters..................................  182
Experts........................................  182
Where You Can Find Additional Information......  183
Index to Financial Statements..................  F-1

                             ----------------------

     Through and including           , 2002 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------

                               20,000,000 Shares
                                 EL PASO ENERGY
                               MANAGEMENT, L.L.C.

                         Representing Limited Liability
                               Company Interests
                             ---------------------

                                   PROSPECTUS
                             ---------------------
                              GOLDMAN, SACHS & CO.
                      Representatives of the Underwriters
          ------------------------------------------------------------
          ------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (FORM S-1; ITEM 14 OF FORM S-3)

     Shown below are the expenses (other than underwriting discounts) we expect to incur in connection with the issuance and distribution of the securities being registered. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the securities exchange listing fee, the amounts shown below are estimates:

Securities and Exchange Commission registration fee.........  $62,983.20
NASD filing fee.............................................      30,500
Securities exchange listing fee.............................           *
Printing and engraving expenses.............................           *
Legal fees and expenses.....................................           *
Accounting fees and expenses................................           *
Blue Sky fees and expenses..................................           *
Transfer agent and registrar fees...........................           *
Miscellaneous...............................................           *
  TOTAL.....................................................           *

---------------

* To be provided by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS (FORM S-1; ITEM 15 OF FORM
S-3)

EL PASO ENERGY MANAGEMENT

     Section 18-108 of the Delaware Limited Liability Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Our limited liability company agreement provides that we will indemnify the members of our board and our officers from liabilities arising in the course of such persons' service to us, provided that the indemnitee acted in good faith and in a manner which such indemnitee believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe such indemnitee's conduct was unlawful. Such liabilities include all losses; claims; damages; expenses (including, without limitation, legal fees and expenses); judgments; fines; penalties; interests; settlements; and other amounts, provided that with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe its conduct was unlawful. We expect to be included within the same coverage available to El Paso Energy Partners Company for directors' and officers' liability insurance for potential liability under such indemnification. The holders of our shares will not be personally liable for such indemnification.

EL PASO ENERGY PARTNERS

     The partnership agreement for El Paso Energy Partners provides that:

     - El Paso Energy Partners will indemnify (1) El Paso Energy Partners Company, (2) any departing general partner and (3) any person who is or was an officer, director or other representative of El Paso Energy Partners Company, any departing general partner or El Paso Energy Partners, to the fullest extent permitted by law, and

     - El Paso Energy Partners may indemnify, to the fullest extent permitted by law, (1) any person who is or was an affiliate of El Paso Energy Partners Company, any departing general partner or El Paso Energy Partners, (2) any person who is or was an employee, partner, agent or trustee of El Paso Energy Partners Company, any departing general partner, El Paso Energy Partners or any such affiliate, or (3) any person who is or was serving at El Paso Energy Partners' request as an officer, director, employee, partner, member, agent or other representative of another corporation, partnership, joint venture, trust, committee or other enterprise;

each, as well as any employee, partner, agent or other representative of El Paso Energy Partners Company, any departing general partner, El Paso Energy Partners or any of their affiliates, which we refer to as an "Indemnitee," from and against any and all claims, damages, expenses and fines, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (1) El Paso Energy Partners Company, departing general partner, El Paso Energy Partners or an affiliate of either, (2) an officer, director, employee, partner, agent, trustee or other representative of El Paso Energy Partners Company, any departing general partner, El Paso Energy Partners or any of their affiliates or (3) a person serving at El Paso Energy Partners' request in any other entity in a similar capacity. Indemnification will be conditioned on the determination that, in each case, the Indemnitee acted in good faith, in a manner which such Indemnitee believed to be in, or not opposed to, El Paso Energy Partners' best interests and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.

     The above indemnification may result in indemnification of Indemnitees for negligent acts, and may include indemnification for liabilities under the Securities Act. El Paso Energy Partners has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Any indemnification under these provisions will be only out of El Paso Energy Partners' assets. El Paso Energy Partners is authorized to purchase, or to reimburse El Paso Energy Partners Company or its affiliates for the cost of, insurance against liabilities asserted against and expenses incurred by such persons in connection with El Paso Energy Partners' activities, whether or not El Paso Energy Partners would have the power to indemnify such person against such liabilities under the provisions described above.

     Subject to any terms, conditions or restrictions set forth in El Paso Energy Partners' partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

     Section 145(a) of the General Corporation Law of the State of Delaware, or the "DGCL," provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person set forth against expenses (including attorney fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted above in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine, that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in the immediately preceding two paragraphs above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against any expenses (including attorney fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled both to actions in his or her official capacity and in other capacities while holding such office; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, not acting in good faith, failing to act in good faith, engaging in intentional misconduct, knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

     The certificate of incorporation of El Paso Energy Partners Company contains a provision which limits the liability of its directors to El Paso Energy Partners Company or its stockholders, in their capacity as directors but not in their capacity as officers, to the fullest extent permitted by the DGCL. In addition, the bylaws of El Paso Energy Partners Company, in substance, require El Paso Energy Partners Company to indemnify each person who is or was a director, officer, employee or agent of El Paso Energy Partners Company to the full extent permitted by the laws of the State of Delaware in the event such person is involved in legal proceedings by reason of the fact that he or she is or was a director, officer, employee or agent of El Paso Energy Partners Company, or is or was serving at El Paso Energy Partners Company's request as a director, officer, employee or agent of El Paso Energy Partners Company and its subsidiaries, another corporation, partnership or other enterprise. El Paso Energy Partners Company is also required to advance to these persons payments incurred in defending a proceeding to which indemnification might apply, provided the recipient provides an undertaking agreeing to repay all such advanced amounts if it is ultimately determined that he or she is not entitled to be indemnified. In addition, El Paso Energy Partners Company's bylaws specifically provide that the indemnification rights granted in it are non-exclusive.

     El Paso Energy Partners Company has entered into indemnification agreements with certain of its current and past directors providing for indemnification to the full extent permitted by the laws of the State of Delaware. These agreements provide for specific procedures to assure the directors' rights to indemnification, including procedures for directors to submit claims, for determination of directors' entitlement to indemnification, including the allocation of the burden of proof and selection of a reviewing party, and for enforcement of directors' indemnification rights.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling El Paso Energy Partners or El Paso Energy Partners Company as set forth above, El Paso Energy Partners and El Paso Energy Partners Company have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EL PASO ENERGY MANAGEMENT AND EL PASO ENERGY PARTNERS

     The Form of Underwriting Agreement filed with this registration statement as Exhibit 1.1, under certain circumstances, provides for indemnification by the underwriters of our directors, officers and controlling persons as well as the directors, officers and controlling persons of El Paso Energy Partners.

     We and El Paso Energy Partners Company have each purchased liability insurance policies covering the members or directors, as the case may be, and officers of each of us and them, including to provide protection where we or they cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES (FORM S-1 ONLY)

     The Company's sole voting share was sold to El Paso Energy Partners Company on July 19, 2002. Such sale was completed without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS (BOTH FORMS S-1 AND S-3) AND FINANCIAL STATEMENT SCHEDULES (FORM S-1 ONLY)

     (a) Exhibits:

     Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this Item.

     (b) Financial Statement Schedules of El Paso Management, LLC.

     All financial statement schedules are omitted because the information is not required, is inapplicable, is not material or is otherwise included in the financial statements or related notes thereto.

ITEM 17.  UNDERTAKINGS (BOTH FORMS S-1 AND S-3)

EL PASO ENERGY MANAGEMENT

     (a) El Paso Energy Management hereby undertakes to provide at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of El Paso Energy Management under the foregoing provisions, or otherwise, El Paso Energy Management has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by El Paso Energy Management in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, El Paso Energy Management will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) El Paso Energy Management hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by El Paso Energy Management under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EL PASO ENERGY PARTNERS

     (a) El Paso Energy Partners hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) El Paso Energy Partners hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of their respective annual reports pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each of El Paso Energy Partners, L.P. pursuant to the foregoing or otherwise, each company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than payment by the respective company of expenses incurred or paid by a director, officer or controlling person of the respective company in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the respective company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) El Paso Energy Partners hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of

1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, state of Texas on August 12, 2002.

                                          EL PASO ENERGY PARTNERS, L.P.

                                          By:     /s/ KEITH B. FORMAN
                                            ------------------------------------
                                                      Keith B. Forman
                                             Vice President and Chief Financial
                                                           Officer

                             ---------------------

     KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint H. Brent Austin and Peggy Heeg, and each of them as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 or amendment thereto has been signed below by the following persons in the indicated capacities on August 12, 2002:

                    SIGNATURE                                              TITLE
                    ---------                                              -----

               /s/ WILLIAM A. WISE                           Chairman of the Board and Director
 ------------------------------------------------
                 William A. Wise


              /s/ ROBERT G. PHILLIPS                        Chief Executive Officer and Director
 ------------------------------------------------
                Robert G. Phillips


               /s/ KEITH B. FORMAN                       Vice President and Chief Financial Officer
 ------------------------------------------------
                 Keith B. Forman


                /s/ JAMES H. LYTAL                                 President and Director
 ------------------------------------------------
                  James H. Lytal


                /s/ D. MARK LELAND                          Senior Vice President and Controller
 ------------------------------------------------              (Principal Accounting Officer)
                  D. Mark Leland

                    SIGNATURE                                              TITLE
                    ---------                                              -----

               /s/ H. BRENT AUSTIN                         Executive Vice President and Director
 ------------------------------------------------
                 H. Brent Austin


               /s/ MICHAEL B. BRACY                                       Director
 ------------------------------------------------
                 Michael B. Bracy


              /s/ H. DOUGLAS CHURCH                                       Director
 ------------------------------------------------
                H. Douglas Church


              /s/ KENNETH L. SMALLEY                                      Director
 ------------------------------------------------
                Kenneth L. Smalley


                /s/ MALCOLM WALLOP                                        Director
 ------------------------------------------------
                  Malcolm Wallop

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, state of Texas on August 12, 2002.

                                          EL PASO ENERGY MANAGEMENT, L.L.C.

                                          By:     /s/ KEITH B. FORMAN
                                            ------------------------------------
                                                      Keith B. Forman
                                             Vice President and Chief Financial
                                                           Officer

                             ---------------------

     KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint H. Brent Austin and Peggy Heeg, and each of them as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 or amendment thereto has been signed below by the following persons in the indicated capacities on August 12, 2002:

                    SIGNATURE                                              TITLE
                    ---------                                              -----

               /s/ WILLIAM A. WISE                           Chairman of the Board and Director
 ------------------------------------------------
                 William A. Wise


              /s/ ROBERT G. PHILLIPS                        Chief Executive Officer and Director
 ------------------------------------------------
                Robert G. Phillips


               /s/ KEITH B. FORMAN                       Vice President and Chief Financial Officer
 ------------------------------------------------
                 Keith B. Forman


                /s/ JAMES H. LYTAL                                 President and Director
 ------------------------------------------------
                  James H. Lytal


                /s/ D. MARK LELAND                          Senior Vice President and Controller
 ------------------------------------------------              (Principal Accounting Officer)
                  D. Mark Leland


               /s/ H. BRENT AUSTIN                         Executive Vice President and Director
 ------------------------------------------------
                 H. Brent Austin

                               INDEX TO EXHIBITS

 1.1   Form of Underwriting Agreement.
 3.1*  Certificate of Formation of the Company.
 3.2* Certificate of Amendment of Certificate of Formation of the Company.
 3.3* Amended and Restated Limited Liability Company Agreement of the Company.
 4.1   Form of certificate representing shares of the Company.
 4.2   Form of Certificate Evidencing Common Units Representing
       Limited Partner Interests of El Paso Energy Partners (filed as Exhibit 4.2 to Amendment No. 2 to El Paso Energy
       Partners' Registration Statement on Form S-1, File No.
       33-55642).
 4.3   Form of certificate representing the i-units of El Paso
       Energy Partners (included as an exhibit to the Third Amended and Restated Agreement of Limited Partnership filed as
       Exhibit 4.7).
 4.4   Form of Purchase Provisions between the Company and El Paso
       Corporation (included as Annex B to the Limited Liability
       Company Agreement filed as Exhibit 3.2).
 4.5   Form of Third Amended and Restated Agreement of Limited
       Partnership of El Paso Energy Partners.
 5 Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to the legality of the securities being offered.
 8 Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to certain federal income tax matters.
10.1   Form of Tax Indemnity Agreement between the Company and El
       Paso Corporation.
10.2   Form of Delegation Agreement among El Paso Management,
       L.L.C., El Paso Energy Partners Company, El Paso Energy
       Partners and its subsidiaries (included as Annex C to the Limited Liability Company Agreement filed as Exhibit 3.2).
23.1   Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
       (included in their opinions filed as Exhibits 5 and 8).
23.2*  Consent of PricewaterhouseCoopers LLP.
23.3*  Consent of PricewaterhouseCoopers LLP.
23.4*  Consent of Netherland, Sewell & Associates, Inc.
24.1* Powers of Attorney with respect to the Company (included on the signature pages of this Registration Statement).
24.2*  Powers of Attorney with respect to El Paso Energy Partners
       (included on the signature pages of this Registration
       Statement).

---------------

* Filed herewith.

Arthur Andersen LLP has not consented to the inclusion of their report in this registration statement, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933.